Exhibit (a)(2)

Dear Shareholders:

I am writing to you today about the proposed merger of Shamir Optical Industry Ltd. (“Shamir”) with an indirect wholly-owned subsidiary of Essilor International SA, a French société anonyme (“Essilor”).  Under the terms of the proposed merger, Shamir’s shareholders will be entitled to receive $14.50 in cash, without interest and less any applicable withholding taxes, for each ordinary share of Shamir that shareholders own as of the effective time of the merger, other than ordinary shares held directly or indirectly by (i) Kibbutz Shamir A.C.S., an Israeli agricultural cooperative society and the controlling shareholder of Shamir (“Kibbutz Shamir”), (ii) Shamir Optica Holdings A.C.S. Ltd., an Israeli agricultural cooperative society wholly owned by Kibbutz Shamir through which Kibbutz Shamir holds most of its ordinary shares of Shamir (“Shamir Holdings”), (iii) Essilor, or (iv) Shamrock Acquisition Sub Ltd., an Israeli company and an indirect wholly-owned subsidiary of Essilor.

On March 23, 2011, the last reported sale price of our ordinary shares on The NASDAQ Global Market, was $13.85 per share and on the Tel Aviv Stock Exchange was NIS 48.75 per share.

The merger is intended to be effected as an arrangement between Shamir and its shareholders under Sections 350 and 351 of the Israeli Companies Law 5759-1999 (the “Israeli Companies Law”) and will be subject to Israeli court approval.

If the merger becomes effective, Essilor will purchase ordinary shares of Shamir from Kibbutz Shamir and Essilor will subscribe for newly issued shares of Shamir Holdings in exchange for cash and the contribution of the ordinary shares purchased pursuant to the merger and from Kibbutz Shamir, such that, immediately following the merger, Shamir will be a direct wholly-owned subsidiary of Shamir Holdings, and Essilor and Kibbutz Shamir will each beneficially own 50% of all outstanding equity of Shamir Holdings.   Following the consummation of the merger and related transactions, Shamir’s ordinary shares will be delisted from The NASDAQ Global Market and the Tel Aviv Stock Exchange.

Shamir is convening two special shareholder meetings in order to obtain the shareholder approval necessary to consummate the merger.  All of the shareholders of Shamir except Kibbutz Shamir, Shamir Holdings, Essilor, members of Kibbutz Shamir, persons having an ongoing commercial relationship with Kibbutz Shamir and persons having a personal or additional interest (other than as a shareholder) in the transactions are invited to attend the first meeting (the “First Meeting”) and all of the shareholders of Shamir are invited to attend the second meeting (the “Second Meeting” and together with the First Meeting, the “Meetings”), as more fully described in the attached document.  At the Meetings, Shamir shareholders will be asked to vote and approve the merger agreement, the merger and the other transactions contemplated by the merger agreement.  The merger cannot be consummated unless a majority of the Shamir shareholders present (in person or by proxy) and voting (not including abstentions) who hold together at least 75% of the ordinary shares represented at each of the Meetings approve the merger agreement and the merger, and provided that in the Second Meeting either: (i) such majority includes, for the purpose of approving any issues which may be considered to be an interested party transaction in accordance with Israeli law (including the merger and the merger agreement), the affirmative votes of at least one third of the shares represented at the Second Meeting held by Shamir shareholders who do not have a personal interest in the transaction (the “Disinterested Shares”), without taking into account any abstaining participants; or (ii) the total number of Disinterested Shares voted against the merger does not exceed 1% of the aggregate voting rights in Shamir.

Under Israeli law, holders of Shamir ordinary shares are not entitled to statutory dissenters’ rights in connection with the merger; however, if you object to the merger, you may file an objection with the court within ten days of the publication of the filing of the motion to approve the merger, but not less than five days prior to the court hearing scheduled to approve the merger.

Only holders of record of Shamir ordinary shares at the close of business on Monday, March 21, 2011, are entitled to attend and vote at the Meetings or any adjournment or postponement thereof.

The board of directors of Shamir, following the approval by the audit committee of the board of directors of Shamir, unanimously determined that the merger agreement and the merger are fair, and in the best interests of, Shamir and its shareholders, and unanimously approved the merger agreement, the merger and the other transactions contemplated by the merger agreement. As required by the Israeli Companies Law, members of the board of directors of Shamir affiliated with Kibbutz Shamir did not participate in the discussion or vote on the matter.

Shamir’s board of directors unanimously recommends that you vote FOR the proposal to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement.

Your vote is very important, regardless of the number of shares you own.  Whether or not you plan to attend the Meetings, please sign and return your proxy card as soon as possible to ensure that your shares are represented at the Meetings.

The attached document is being sent to you in connection with the Meetings and provides you with detailed information about Shamir, Essilor, the merger, the merger agreement and the other agreements and transactions contemplated by the merger agreement.  We encourage you to read the entire document carefully, including the “Risk Factors” section beginning on page 69.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION, THE ISRAELI SECURITIES AUTHORITY, NOR ANY STATE SECURITIES COMMISSION HAS DETERMINED IF THIS INFORMATION STATEMENT IS ACCURATE OR ADEQUATE.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Yours sincerely, Amos Netzer President and Chief Executive Officer of Shamir Optical Industry Ltd.

NOTICE OF SPECIAL MEETINGS OF THE SHAREHOLDERS
OF SHAMIR OPTICAL INDUSTRY LTD.

to be held on Tuesday, April 26, 2011

Notice is hereby given of a special meeting of:

(i)
the shareholders of Shamir Optical Industry Ltd. (the “Company” or “Shamir”), except for Kibbutz Shamir A.C.S., an Israeli agricultural cooperative society and the controlling shareholder of Shamir (“Kibbutz Shamir”), Shamir Optica Holdings A.C.S. Ltd., an Israeli agricultural cooperative society wholly-owned by Kibbutz Shamir through which Kibbutz Shamir holds most of its shares in Shamir (“Shamir Holdings”), Essilor International SA, a French société anonyme (“Essilor”), members of Kibbutz Shamir, persons having an ongoing commercial relationship with Kibbutz Shamir and persons having a personal or additional interest (other than as a shareholder) in the transactions, to be held on Tuesday, April 26, 2011, at 3:00 p.m. (Israel time), and any adjournment thereof (the “First Meeting”); and

(ii)
all of the shareholders of Shamir, to be held on Tuesday, April 26, 2011, at 3:30 p.m. (Israel time), and any adjournment thereof (the “Second Meeting” and together with the First Meeting, the “Meetings”).

The Meetings will be held at the offices of Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co., One Azrieli Center, 40th floor, Tel Aviv, Israel.

At each of the Meetings, the shareholders will be asked to consider and vote upon the proposal to approve (i) the Agreement and Plan of Merger, dated as of October 15, 2010 (the “Merger Agreement”), by and among Shamir, Essilor and Shamrock Acquisition Sub Ltd., an Israeli company and an indirect wholly-owned subsidiary of Essilor (“Merger Sub”), (ii) the merger of Merger Sub with and into Shamir under the provisions of Sections 350 and 351 of the Israeli Companies Law 5759-1999 (the “Israeli Companies Law”), and (iii) the other transactions contemplated by the Merger Agreement.

Only shareholders of record at the close of business on Monday, March 21, 2011, (the “Record Date”) will be entitled to receive notice of, and to vote at the respective Meetings.  Shareholders of record, other than Kibbutz Shamir, Shamir Holdings, Essilor, members of Kibbutz Shamir, persons having an ongoing commercial relationship with Kibbutz Shamir and persons having a personal or additional interest (other than as a shareholder) in the transactions, are cordially invited to attend the First Meeting in person.  All shareholders of record are cordially invited to attend the Second Meeting in person.

Discussion at each of the Meetings will commence if a quorum is present.  A quorum for each of the Meetings is constituted by two or more shareholders who are present in person or by proxy, or who have delivered to the Company a proxy card indicating their manner of voting, and who hold or represent shares conferring in the aggregate at least thirty three and one-third percent (33-1/3%) of the voting power in the Company.  If a quorum is not present within an hour of the time designated for each of the Meetings, the Meetings will be adjourned until Tuesday, May 3, 2011, at the same time and place.  At any adjourned meeting, any number of shareholders who are present in person or proxy, or who have delivered a proxy card, will constitute a quorum.

Shareholders wishing to express their position on an agenda item for each of the Meetings may do so by submitting a written statement (a “Position Statement”) to the Company’s offices, c/o Mr. David Bar-Yosef, General Counsel, Kibbutz Shamir, Upper Galilee 12135, Israel.  Any Position Statement received will be furnished to the Securities and Exchange Commission (the “Commission” or the “SEC”) on Form 6-K, and will be made available to the public on the Commission’s website at http://www.sec.gov and will also be available on the websites of the Israel Securities Authority (http://www.magna.isa.gov.il) and the Tel Aviv Stock Exchange (the “TASE”) (http://maya.tase.co.il). Position Statements should be submitted to the Company no later than Thursday, March 31, 2011.

The wording of the resolutions to be voted at each of the Meetings and documents related to the resolutions, as well as the text of the proxy card and any Position Statement submitted, if any, may be inspected at the Company’s offices, which are located at Kibbutz Shamir, Upper Galilee 12135, Israel during normal business hours and by prior coordination with Mr. David Bar-Yosef, General Counsel (Tel: +972 (4) 694-7810).

Holders of shares of the Company who hold their shares through a member of the TASE and intend to vote their shares either in person or by proxy must deliver to the Company, c/o Mr. David Bar-Yosef, General Counsel, Kibbutz Shamir, Upper Galilee 12135, Israel, an ownership certificate confirming their ownership of the shares of the Company, on the Record Date, which certificate must be approved by a recognized financial institution, as required by the Israeli Companies Regulations (Proof of Ownership of Shares for Voting at General Meeting) 2000, as amended.  Such shareholder is entitled to receive the ownership certificate at the branch of the TASE member or by mail to his address (in consideration of mailing fees only), if the shareholder so requested. Shareholders who wish to make such a request must do so in advance and with respect to a particular securities account.

Shareholders who wish to vote at the Meetings by means of a proxy are obliged to complete, sign, date and return the proxy card in accordance with the instructions indicated thereon no later than 1:00 p.m. (Israel time) on Tuesday, April 26, 2011.  Voting will be effected by completing the second part of the proxy card.  The form of proxy card is available on the websites: http://www.magna.isa.gov.il and http://maya.tase.co.il. The form of proxy card was also furnished to the Commission on Form 6-K, and is available to the public on the Commission’s website at http://www.sec.gov.

Shareholders who hold their shares through a member of the TASE will be entitled to receive from the TASE member who holds the shares on the shareholder’s behalf, by e-mail, and for no charge, a link to the text of the proxy card and to the Position Statements posted on the Israel Securities Authority website, unless the shareholder has notified the TASE member that he or she is not so interested.

We urge you to complete, sign, date and return the accompanying proxy card in the enclosed pre-addressed, postage-paid envelope.  Returning the proxy card does not deprive you of your right to attend the Meetings and to vote your shares in person. Your vote is very important.

The board of directors unanimously recommends that you vote FOR approval of the Merger Agreement, the merger and the other transactions contemplated by the Merger Agreement.

Please do not return your Shamir share certificates with your enclosed proxy.

By Order of the Board of Directors, David Bar-Yosef, Attorney General Counsel Date: March 24, 2011

Sources of Additional Information

This document incorporates important additional information about Shamir from documents that are not included in or delivered with this document.

Documents relating to Shamir incorporated by reference are available from Shamir without charge, excluding all exhibits to such documents unless Shamir has specifically incorporated the exhibit by reference into this document.  You may obtain documents relating to Shamir incorporated by reference in this document by requesting them in writing or by telephone from Shamir at the following address and telephone number:

Shamir Optical Industry Ltd.
Attention:  Mr. David Bar-Yosef, General Counsel
Kibbutz Shamir
Upper Galilee 12135, Israel
+972 (4) 694-7810

If you would like to request documents from Shamir, please do so by Tuesday, April 12, 2011, in order to receive them before the Meetings.

You also may obtain documents incorporated by reference into this document by requesting them in writing, by e-mail or by telephone from Alliance Advisors, the information agent and proxy solicitor for the merger, at the following address, e-mail and telephone numbers:

ALLIANCE ADVISORS
200 Broad Acres Drive, 3rd Floor
Bloomfield, NJ 07003

Call Toll-Free within the U.S.: 1-866-329-8417
Others please call:  +1-973-873-7700
Email: reorg@allianceadvisorsllc.com

For a more detailed description of the information incorporated by reference into this document and how you may obtain it, see “WHERE YOU CAN FIND MORE INFORMATION.”

Explanatory Note

The term “NIS” refers to New Israeli Shekel, the terms “dollar,” “USD” or “$” refers to U.S. dollars, and the terms “Euro,” “EUR” or “€” refers to the common currency of the member states of the European Union.

Except as otherwise specified herein, the term “shares” refers to the Company’s ordinary shares, NIS 0.01 par value per ordinary share.

Page

SUMMARY TERM SHEET	1
QUESTIONS AND ANSWERS ABOUT THE MERGER AND SPECIAL MEETINGS	10
SPECIAL FACTORS - THE MERGER	18
General	18
Structure of the Merger	18
Merger Consideration	18
Schedule of Important Dates	18
Background of the Merger	19
Shamir’s Reasons for the Merger	28
Recommendation of the Board of Directors of Shamir	28
Opinion of Oppenheimer	32
Synergies Analysis of Trigger-Foresight	42
Reasons of Essilor, Merger Sub and Essilor Israeli Holdings for the Merger and Position of Essilor, Merger Sub and Essilor Israeli Holdings as to Fairness of the Merger	44
Reasons of Kibbutz Shamir and Shamir Holdings for the Merger and Position of Kibbutz Shamir and Shamir Holdings as to Fairness of the Merger	54
Effects of the Merger	57
Effects on Shamir if the Merger is Not Consummated	59
Interests of Shamir’s Directors and Executive Officers	60
Interests of Kibbutz Shamir and Shamir Holdings	61
Material U.S. Federal and Israeli Income Tax Consequences	62
Accounting Treatment of the Merger	65
Source and Amount of Funds; Fees and Expenses	66
Israeli Court Approval and Right to Object	66
Regulatory Matters	67
NASDAQ and TASE Listing	67
No Dissenters’ or Appraisal Rights	67
CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS	68
RISK FACTORS	69
INFORMATION ABOUT THE SPECIAL MEETINGS	73
General; Date; Time and Place	73
Purpose of the Meetings	73
Record Date; Voting Power	73
Method of Voting; Quorum; Position Statement	73
Required Vote for the Merger Proposal; Shares Entitled to Vote	74
Share Ownership of Kibbutz Shamir, Shamir Holdings and Directors and Executive Officers of Shamir	75
How to Vote	75
Attending the Meetings	77
Contact for Questions and Assistance in Voting	77
Other Matters	77
INFORMATION ABOUT THE COMPANIES INVOLVED WITH THE MERGER	78
Shamir Optical Industry Ltd.	78
Essilor International SA	84

i

Shamrock Acquisition Sub Ltd. and Essilor Israeli Holdings Ltd.	84
Kibbutz Shamir A.C.S.	84
Shamir Optica Holdings A.C.S. Ltd.	85
SECURITY OWNERSHIP AND TRANSACTIONS OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND EXECUTIVE OFFICERS	86
TERMS OF THE MERGER AGREEMENT	88
The Merger and the Other Transactions	88
Effective Time; Closing	89
Merger Consideration	89
Payment Procedures	89
Treatment of Equity Awards and Long Term Incentive Plans	89
Articles of Association of the Surviving Corporation	90
Directors and Officers	90
Representations and Warranties	91
Company Material Adverse Effect	91
Conduct of Shamir’s Business	92
Investigation; Notification	93
No Solicitation of Offers	93
Change in Recommendation	95
Court Approval and Shareholders Meeting	95
Employee Matters	95
Commercially Reasonable Efforts	96
Merger Sub	97
Directors’ and Officers’ Insurance; Indemnification Agreements	97
Non-Survival of Representations, Warranties, Covenants and Agreements	97
Conditions to the Merger	98
Termination of the Merger Agreement	99
Termination Fee	100
Certain Acknowledgments; Procedures for Termination	102
OTHER MATERIAL AGREEMENTS RELATED TO THE MERGER	103
Share Purchase and Subscription Agreement	103
Support Agreements	103
Shareholders Agreement	103
Ancillary Agreements	104
WHERE YOU CAN FIND MORE INFORMATION	105
APPENDIX A – AGREEMENT AND PLAN OF MERGER	A-1
APPENDIX B – OPINION OF OPPENHEIMER & CO. INC.	B-1
APPENDIX C – IDENTITY AND BACKGROUND OF NATURAL PERSONS	C-1

ii

SUMMARY TERM SHEET

This summary term sheet, together with the “Questions and Answers about the Merger and the Special Meetings”, summarizes the material information from this document.  However, it does not contain all of the information that you should consider in connection with the merger and the voting of your shares in person or by proxy at the Meetings.  You should carefully read this entire document and the other documents to which this document refers you for a more complete understanding of the merger and the shareholder meetings.  In addition, this document incorporates by reference important business and financial information about the merger and Shamir Optical Industry Ltd.  You may obtain the information incorporated by reference into this document without charge by following the instructions in “Where You Can Find Additional Information”.  The Agreement and Plan of Merger (the “Merger Agreement”) is attached to this document as Appendix A and is incorporated herein by reference.  We encourage you to read the Merger Agreement in its entirety, as it is the most important legal document that governs the merger.

Companies Involved with the Merger

Shamir Optical Industry Ltd. (the “Company” or “Shamir”) is an Israeli company listed on The NASDAQ Global Market and the Tel Aviv Stock Exchange (the “TASE”) and headquartered in Kibbutz Shamir in Northern Israel.  Shamir, which manages its overseas operations through numerous subsidiaries located throughout the world, is one of the world’s leading manufacturers of high-quality progressive and single vision lenses and molds.

Essilor International SA (“Essilor”) is a French société anonyme headquartered near Paris.  Essilor designs, manufactures and customizes corrective lenses to meet each person’s unique vision requirements.  Essilor has approximately 35,000 employees and operates worldwide through 15 production sites, over 300 lens finishing laboratories and multiple local distribution networks.  Essilor’s shares are traded on The Euronext Paris Market, in the “A” Compartment.

Shamrock Acquisition Sub Ltd. (“Merger Sub”) and Essilor Israeli Holdings Ltd. (“Essilor Israeli Holdings”) are each Israeli companies and are each wholly-owned subsidiaries of Essilor.  Merger Sub was formed solely for the purpose of entering into the Merger Agreement and consummating the transactions contemplated by the Merger Agreement and will cease to exist upon consummation of the merger.  On November 22, 2010, Essilor transferred all of the outstanding shares of Merger Sub to Essilor Israeli Holdings, which is a holding company through which Essilor holds its shares in Merger Sub.

Kibbutz Shamir A.C.S. (“Kibbutz Shamir”) is an Israeli agricultural cooperative society and is the controlling shareholder of Shamir.   Kibbutz Shamir was founded in 1944, and is a small communal society of approximately 300 members, including approximately 52 of Shamir’s employees, in Israel.

Shamir Optica Holdings A.C.S. Ltd. (“Shamir Holdings”) is an Israeli agricultural cooperative society and a holding company through which Kibbutz Shamir primarily holds its shares in Shamir.

See “INFORMATION ABOUT THE COMPANIES INVOLVED WITH THE MERGER.”

Shamir’s Reasons for the Merger; Recommendation of the Shamir Board of Directors; Position of Shamir as to Fairness of the Merger

After careful consideration, the board of directors of Shamir, following the approval of the audit committee of the board of directors of Shamir, determined that the Merger Agreement, the merger and the other transactions contemplated by the Merger Agreement are, fair to and, in the best interests of, Shamir and its shareholders who are unaffiliated with Shamir or with Kibbutz Shamir and who will be cashed-out in the merger, and approved the entry into, and performance of, the Merger Agreement.  The board of directors of Shamir recommends that you vote FOR the proposal to approve the Merger Agreement, the merger and the other transactions contemplated by the Merger Agreement.

As required under the Israeli Companies Law, 5759-1999 (the “Israeli Companies Law”), prior to consideration by the board of directors of Shamir, the audit committee of the board of directors of Shamir, comprised of the three independent directors of the board of directors of Shamir, discussed and unanimously approved the Merger Agreement, the merger and the other transactions contemplated by the Merger Agreement.  In addition, members of the board of directors of Shamir who are affiliated with Kibbutz Shamir, the controlling shareholder of Shamir, did not participate in the discussion or consideration of the merger by the board of directors of Shamir and did not vote on the recommendation or approval of the Merger Agreement, the merger or the other transactions contemplated by the Merger Agreement because of their affiliation with Kibbutz Shamir and requirements of the Israeli Companies Law.  As a result, the same persons who acted as the audit committee of the board of directors of Shamir also functioned as the board of directors of Shamir in connection with the recommendation or approval of the Merger Agreement, the merger and the other transactions contemplated by the Merger Agreement.

In reaching its decision to approve the Merger Agreement, the merger and the other transactions contemplated by the Merger Agreement and to recommend that the shareholders of Shamir vote to approve the Merger Agreement, the merger and the other transactions contemplated by the Merger Agreement, the board of directors of Shamir consulted Shamir’s management, Shamir’s legal and strategic advisors and Oppenheimer & Co. Inc. (“Oppenheimer”) and considered a number of strategic, financial and other factors as more fully described under “SPECIAL FACTORS – THE MERGER – Recommendation of the Board of Directors of Shamir.” Based on certain considerations, the board of directors of Shamir determined that there was no relevant and attractive alternative to the contemplated transaction (i.e., the merger) with Essilor. For more information, see “SPECIAL FACTORS – THE MERGER – Shamir’s Reasons for the Merger – Alternatives to a Merger with Essilor; – Recommendation of the Board of Directors of Shamir.”

Opinion of Oppenheimer

In connection with the merger, Oppenheimer  provided a written opinion, dated October 14, 2010, to the audit committee of the board of directors of Shamir and presented a financial analysis in connection with such opinion to the audit committee of the board of directors of Shamir on October 14, 2010, to the effect that, as of the date of the opinion and based upon and subject to the factors, assumptions, qualifications and limitations set forth in the opinion, the consideration of $14.50 in cash, without interest thereon and less any applicable withholding taxes, to be received for each outstanding share of Shamir is fair, from a financial point of view, to the holders of Shamir’s shares (excluding the shares held directly or indirectly by Kibbutz Shamir, Essilor, Merger Sub, Shamir Holdings, or certain other shareholders who entered into support agreements with Essilor and merger sub or “dormant shares” as such term is defined under the Israeli Companies Law, collectively, the “Excluded Shares”).  The full text of Oppenheimer’s written opinion is attached to this document as Appendix B.  We encourage you to read the opinion carefully in its entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the scope of the work undertaken by Oppenheimer in arriving at its opinion. Oppenheimer’s opinion was provided to the audit committee of the board of directors of Shamir in connection with its evaluation of the consideration to be received for the outstanding shares of Shamir (excluding the Excluded Shares) and relates only to the fairness, from a financial point of view, of the consideration to the holders of shares of Shamir (excluding the Excluded Shares).

The board of directors of Shamir expressly adopted Oppenheimer’s analysis and discussion of the factors therein as its own in determining that the Merger Agreement, the merger and the other transactions contemplated by the Merger Agreement are fair to, and in the best interests of, Shamir and its shareholders who are unaffiliated with Shamir or Kibbutz Shamir and will be cashed-out in the merger.

Oppenheimer’s opinion does not address any other terms, aspects or implications of the merger and does not constitute a recommendation to any shareholder as to how such shareholder should vote or act on any matters relating to the proposed merger or otherwise.  See “SPECIAL FACTORS – THE MERGER - Opinion of Oppenheimer.”

Other Considerations

In making the determination that the Merger Agreement, the merger and the other transactions contemplated by the Merger Agreement are, fair to and, in the best interests of, Shamir and its shareholders who are unaffiliated with Shamir or with Kibbutz Shamir and who will be cashed-out in the merger, the audit committee of the board of directors of Shamir, comprised of the three independent directors of the board of directors of Shamir, and the board of directors of Shamir (each acting with the same three members) also noted that:

•
the Merger Agreement is conditioned on the approval of the Israeli court, which may grant a shareholder a hearing to object to the merger and may refrain from issuing an order authorizing the merger, even if the merger has been approved by the requisite majority of Shamir shareholders, including on the grounds that the merger is unfair to the shareholders of Shamir who are not affiliated with Shamir or Kibbutz Shamir (see “SPECIAL FACTORS – THE MERGER - Israeli Court Approval and Right to Object”); and

•
under Israeli law, the merger cannot be completed unless a majority of the shareholders of Shamir present (in person or by proxy) and voting (not including abstentions) who hold together at least 75% of the shares represented at each of the Meetings approve the Merger Agreement, the merger and the other transactions contemplated under the Merger Agreement, and provided that in the Second Meeting either: (i) such majority includes, for the purpose of approving any issues which may be considered to be an interested party transaction in accordance with Israeli law, the affirmative votes of at least one third of the shares represented at the Second Meeting held by the shareholders of Shamir who do not have a personal interest in the transactions, or Disinterested Shares, without taking into account any abstaining participants; or (ii) the total number of Disinterested Shares voted against the merger does not exceed 1% of the aggregate voting rights in Shamir. See “INFORMATION ABOUT THE SPECIAL MEETINGS - Required Vote for the Merger Proposal.”

For a full description of these considerations and other considerations of the audit committee and board of directors of Shamir, see “SPECIAL FACTORS – THE MERGER – Recommendation of the Board of Directors of Shamir.”

Position of Essilor, Merger Sub and Essilor Israeli Holdings as to Fairness of the Merger

Under the rules governing “going private” transactions, Essilor, Merger Sub and Essilor Israeli Holdings are required to provide certain information regarding their position as to the fairness of the merger to shareholders unaffiliated with Shamir or with Kibbutz Shamir.  Essilor, Merger Sub and Essilor Israeli Holdings are making the statements included herein solely for purposes of complying with such requirements.  The views of Essilor, Merger Sub and Essilor Israeli Holdings should not be construed as a recommendation to any shareholder as to how that shareholder should vote on the proposal to approve the Merger Agreement, the merger or the other transactions contemplated by the Merger Agreement.

Essilor, Merger Sub and Essilor Israeli Holdings believe that the merger is fair to shareholders of Shamir who are unaffiliated with Shamir or with Kibbutz Shamir.  See “SPECIAL FACTORS – THE MERGER – Reasons of Essilor, Merger Sub and Essilor Israeli Holdings for the Merger and Position of Essilor, Merger Sub and Essilor Israeli Holdings as to Fairness of the Merger.”

Position of Kibbutz Shamir and Shamir Holdings as to Fairness of the Merger

Under the rules governing “going private” transactions, Kibbutz Shamir and Shamir Holdings are required to provide certain information regarding their position as to the fairness of the merger to shareholders unaffiliated with Shamir or with Kibbutz Shamir and who will be cashed-out in the merger.  Kibbutz Shamir and Shamir Holdings are making the statements included herein solely for purposes of complying with such requirements.  The views of Kibbutz Shamir and Shamir Holdings should not be construed as a recommendation to any shareholder as to how that shareholder should vote on the proposal to approve the Merger Agreement, the merger or the other transactions contemplated by the Merger Agreement.

Kibbutz Shamir and Shamir Holdings believe that the merger is fair to shareholders who are unaffiliated with Shamir or with Kibbutz Shamir and who will be cashed-out in the merger. See “SPECIAL FACTORS – THE MERGER - Reasons of Kibbutz Shamir and Shamir Holdings for the Merger and Position of Kibbutz Shamir and Shamir Holdings as to Fairness of the Merger.”

Interests of Shamir’s Directors and Executive Officers; Security Ownership of Shamir’s Directors and Executive Officers

When considering the recommendation by the board of directors of Shamir to vote FOR the proposal to approve the Merger Agreement, the merger and the other transactions contemplated by the Merger Agreement, you should be aware that directors and executive officers of Shamir have interests in the merger that may be different from your interests, including:

•	Current members of the board of directors of Shamir who are affiliated with Kibbutz Shamir may continue serving on the board of directors of Shamir following the consummation of the merger;

•	Current executive officers of Shamir are expected to continue their employment with Shamir following the consummation of the merger;

•
Certain employees and executive officers of Shamir are expected to receive retention bonuses in connection with the merger in the aggregate amount of approximately $550,000, the retention bonuses will be allocated and paid to certain key employees of the Company identified by Shamir after consultation with Essilor after the consummation of the merger, for the purposes of incentivizing key employees in the post-closing period;

•
Shamir and Essilor have agreed to provide indemnification and liability insurance benefits to present and former directors and executive officers of Shamir and its subsidiaries for a period of seven years following the consummation of the merger; and

•
Shamir directors and executive officers hold options to purchase shares of Shamir, which, if vested, will be automatically exercised upon consummation of the merger and, if unvested, will entitle its holder to the right to receive an amount in cash equal to the excess, if any, of $14.50 over the exercise price of such option, without interest thereon and less any applicable withholding taxes, in accordance with, and subject to, the holder’s continued employment or service through the applicable vesting dates and the vesting schedule of the respective option. (see “SECURITY OWNERSHIP AND TRANSACTIONS OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND EXECUTIVE OFFICERS” and “TERMS OF THE MERGER AGREEMENT — Treatment of Equity Awards and Long Term Incentive Plans”).  Assuming the transaction had closed on March 21, 2011, the aggregate benefit to all executive officers and directors as a group (15 persons) as a result of the automatic exercise of vested options at closing in connection with the transaction would have been $3,341,858. The unvested options will be cashed out separately.

As of the record date of the Meetings, (i) the directors and executive officers of Shamir, as a group, held 260,000 shares of Shamir, representing approximately 1.51% of the issued and outstanding share capital of Shamir on such date; (ii) the directors and executive officers of Shamir, as a group, held options to purchase 870,699 shares of Shamir, representing, on an as exercised basis, approximately 4.77% of the issued and outstanding share capital of Shamir on such date; and (iii) the directors of Shamir affiliated with Kibbutz Shamir, as a group, hold options to purchase 169,160 shares of Shamir, representing, on an as exercised basis, approximately 0.93% of the issued and outstanding share capital of Shamir on such date.

The audit committee and board of directors of Shamir were aware of these interests, as well as the interests discussed in “Interests of Kibbutz Shamir and Shamir Holdings,” and considered them in approving the Merger Agreement, the merger and the other transactions contemplated by the Merger Agreement.

See “SPECIAL FACTORS – THE MERGER – Interests of Shamir’s Directors and Executive Officers.”

Interests of Kibbutz Shamir and Shamir Holdings

In connection with the transactions contemplated by the Merger Agreement, Kibbutz Shamir, Shamir Holdings and Essilor entered into a Share Purchase and Subscription Agreement, dated as of October 15, 2010 (the “Share Purchase and Subscription Agreement”).  As a result of transactions contemplated by the Share Purchase and Subscription Agreement, immediately following the consummation of the merger, Shamir will be a direct wholly-owned subsidiary of Shamir Holdings, and Essilor and Kibbutz Shamir will each beneficially own 50% of all outstanding equity of Shamir Holdings.  Pursuant to the Share Purchase and Subscription Agreement, (i) simultaneously with and subject to the occurrence of the merger, Essilor will purchase from Kibbutz Shamir 550,000 shares of Shamir at a per share price of $14.50, constituting an aggregate cash consideration of $7,975,000, and (ii) immediately following the merger, Essilor will (x) subscribe for certain newly issued shares of Shamir Holdings, in exchange for cash, and (y) subscribe for additional newly issued shares of Shamir Holdings, in exchange for the contribution to Shamir Holdings by Essilor of all of the shares of Shamir then held directly by Essilor.

Additionally, Kibbutz Shamir has previously entered into the following agreements with Shamir:

•
A manpower services agreement, pursuant to which Kibbutz Shamir undertakes on a best efforts basis to provide Shamir with individuals to fill certain specified positions for which Shamir requests staffing. In addition, Shamir is obligated to first offer Kibbutz Shamir the opportunity to provide individuals for any other positions for which the Company seeks staffing. In 2009, the Company paid an aggregate amount of approximately $1.2 million to Kibbutz Shamir under the manpower services agreement.

•
Service agreements, pursuant to which Kibbutz Shamir provides the Company with catering, laundry, switchboard and communications, maintenance and landscaping, trash removal services and water usage services. In 2009, the Company paid an aggregate amount of approximately $0.5 million to Kibbutz Shamir in consideration for services provided under these agreements.

•
Lease and sublease agreements, pursuant to which the Company leases its operating facilities from Kibbutz Shamir. In 2009, the Company paid an aggregate amount of approximately $0.8 million to Kibbutz Shamir under the lease and sublease agreements.

Shamir and Kibbutz Shamir intend to amend the foregoing agreements effective immediately following the consummation of the merger.  See “OTHER MATERIAL AGREEMENTS RELATED TO THE MERGER – Ancillary Agreements.”

See “SPECIAL FACTORS – THE MERGER – Interests of Kibbutz Shamir and Shamir Holdings.”

The Merger and the Related Transactions

We have attached to this document the Merger Agreement as Appendix A.  You should read the Merger Agreement carefully and in its entirety.  It is the most important legal document governing the merger.  See “TERMS OF THE MERGER AGREEMENT.”

In connection with the execution of the Merger Agreement, Essilor and Merger Sub entered into Support Agreements (the “Support Agreements”), each dated October 15, 2010, with (i) Kibbutz and Shamir Holding, (ii) Mr. Dan Katzman, (iii) Haklaei Eyal Ha’Sharon Ltd., and (iv) Eyal Microwave Ltd., each as a shareholder of the Company, pursuant to which such shareholders agreed (i) to vote their shares of Shamir in favor of the Merger Agreement, the merger and the transactions contemplated by the Merger Agreement and (ii) to certain restrictions on the transfer of their shares of Shamir.  The Support Agreements will terminate on the earliest to occur of various events, including in particular if the Merger Agreement is terminated.  See “OTHER MATERIAL AGREEMENTS RELATED TO THE MERGER — Support Agreements.”

The Merger and the Other Transactions

The merger is being effected as an arrangement between Shamir and its shareholders under Sections 350 and 351 of the Israeli Companies Law and will be subject to Israeli court approval.  In the merger, Merger Sub, a wholly-owned subsidiary of Essilor, will be merged with and into Shamir.  Following the merger, Merger Sub will cease to exist and Shamir will continue as the surviving corporation in the merger.

Following the consummation of the merger and the other transactions contemplated by the Merger Agreement, Shamir’s shares will be delisted from The NASDAQ Global Market and the TASE, Shamir will be a wholly-owned subsidiary of Shamir Holdings and Shamir Holdings will be 50% beneficially owned by Kibbutz Shamir and 50% beneficially owned by Essilor.  Pursuant to the terms of the Share Purchase and Subscription Agreement, (i) simultaneously with and subject to the occurrence of the merger, Essilor will purchase from Kibbutz Shamir 550,000 shares of Shamir, and (ii) immediately following the merger, Essilor will (x) subscribe for certain newly issued shares of Shamir Holdings, in exchange for cash, and (y) subscribe for additional newly issued shares of Shamir Holdings, in exchange for the contribution to Shamir Holdings by Essilor of all of the shares of Shamir then held directly by Essilor.

Pursuant to the terms of the Share Purchase and Subscription Agreement, and subject to certain limitations and restrictions therein, Kibbutz Shamir is obligated to indemnify Essilor against any and all losses resulting from any breach of a representation or warranty made by Shamir in the Merger Agreement, as well as resulting from certain other indemnifiable matters identified therein.

Following the merger, Kibbutz Shamir, Shamir Holdings, Shamir and Essilor intend to enter into certain agreements, including:

•
a shareholders agreement, which will govern the relationship of the shareholders of Shamir and Shamir Holdings after the merger, including issues related to the nomination of members of the board of directors of Shamir, the process for making key decisions, restrictions on transfers of shares in Shamir and distribution of dividends;

•
amended leases and services agreements between Shamir and Kibbutz Shamir, which will govern the terms under which Shamir will lease and sublease real properties from Kibbutz Shamir and the provision of certain services by Kibbutz Shamir to the Company; and

•	various commercial agreements and a research and development cooperation agreement between Essilor and Shamir.

See “OTHER MATERIAL AGREEMENTS RELATED TO THE MERGER.”

Consideration

If the merger is consummated, each share of Shamir issued and outstanding immediately prior to the effective time will be converted into a right to receive $14.50 in cash, without interest thereon and less any applicable withholding taxes, other than shares held, directly or indirectly, by Kibbutz Shamir, Shamir Holdings, Essilor or Merger Sub, or any direct or indirect subsidiary thereof and “dormant shares” as that term is defined under the Israeli Companies Law.  See “TERMS OF THE MERGER AGREEMENT - Merger Consideration.”

Treatment of Equity Awards

Under the Merger Agreement and subject to occurrence of the merger, each option to purchase shares of Shamir that is outstanding and vested prior to the effective time of the merger will automatically be exercised upon consummation of the merger.  In addition, options to purchase shares of Shamir that are outstanding and unvested at the time of the merger will be cancelled, and each such option will entitle its holder to the right to receive from Shamir an amount in cash equal to the excess, if any, of $14.50 over the exercise price of such option, without interest thereon and less any applicable withholding taxes, in accordance with, and subject to, the holder’s continued employment or service through the applicable vesting dates and the vesting schedule of the respective option.

Payments with respect to shares and options to purchase shares subject to Section 102 of the Israeli Income Tax Ordinance (New Version), 1961, as amended (the “Tax Ordinance”) are expected to be made pursuant to a tax pre-ruling to be obtained from the Israeli Tax Authority.

See “SPECIAL FACTORS – THE MERGER – Effects of the Merger” and “TERMS OF THE MERGER AGREEMENT - Treatment of Equity Awards and Long Term Incentive Plans.”

Conditions to the Merger

The parties will consummate the merger only if the parties satisfy or waive certain conditions.  The conditions include, among others:

•	Israeli court approval must have been obtained in accordance with the Israeli Companies Law;

•	no applicable law or order of any jurisdiction may enjoin, restrain, prohibit or prevent consummation of the merger or any of the transactions contemplated thereby;

•
any applicable waiting or clearance period under any regulatory laws applicable to the merger or any of the transactions contemplated thereby or in connection with any mandatory or voluntary filing must have expired or been earlier terminated and certain required approvals and clearances by governmental authorities must have been obtained;

•	subject to certain exceptions, the representations and warranties of each party must be true and correct in all material respects as of the closing date of the merger;

•	each party must have in all material respects performed all obligations and complied with all covenants required by the Merger Agreement to be performed or complied with by it prior to the merger;

•	no Company Material Adverse Effect (as defined in the Merger Agreement) may have occurred with respect to Shamir since the date of the Merger Agreement; and

•
none of Essilor, Kibbutz Shamir or Shamir Holdings may be in breach of the Share Purchase and Subscription Agreement, and the purchase and sale of the shares of Shamir described therein must have occurred simultaneously with or immediately following the merger.

See “TERMS OF THE MERGER AGREEMENT - Conditions to the Merger.”

Termination

Shamir and Essilor may agree to terminate the Merger Agreement at any time prior to the effective time of the merger by mutual written agreement.  In addition, either Shamir or Essilor may terminate the Merger Agreement, subject to certain restrictions, at any time prior to the effective time of the merger if any of the following events occur:

•
the merger does not occur by June 30, 2011, except that if all conditions to the Merger Agreement have been satisfied or waived other than the conditions relating to (a) the expiration of any applicable waiting or clearance period under any antitrust or regulatory laws applicable to the merger, or (b) the existence of any applicable law or court order or judgment prohibiting the merger, either Shamir or Essilor may, by written notice to the other party, extend the termination date to December 31, 2011;

•	any applicable law or court order or judgment prohibiting the merger must have become final and non-appealable; or

•
the required approval of the shareholders of Shamir is not obtained due to the failure to obtain the vote necessary at the Meetings to approve the Merger Agreement, the merger and the other transactions contemplated by the Merger Agreement.

The Merger Agreement may be terminated by Shamir, subject to certain restrictions, at any time prior to the effective time of the merger if any of the following events occurs:

•
Essilor has breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform (i) would result in a failure of certain conditions to closing and (ii) is not cured within 20 business days after Shamir has given Essilor written notice of such breach and its intention to terminate the Merger Agreement;

•
the conditions to closing have been satisfied and Essilor (or Merger Sub) has failed to consummate the merger within 20 business days (or such longer period specified by Shamir in a notice to Essilor scheduling the closing) after the later of (i) the first day that the conditions to closing have been satisfied, and (ii) the date on which Shamir provides such notice to Essilor irrevocably undertaking to consummate the merger in accordance with the Merger Agreement on the date specified in such notice; or

•
the board of directors of Shamir has concluded in good faith that an unsolicited Company Alternative Proposal (as defined in the Merger Agreement) is a Company Superior Proposal (as defined in the Merger Agreement) and has determined, subject to certain conditions, to enter into a definitive agreement with respect to such Company Superior Proposal.

The Merger Agreement may be terminated by Essilor, subject to certain restrictions, at any time prior to the effective time of the merger if any of the following events occurs:

•
Shamir has breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform (i) would result in a failure of certain conditions to closing, and (ii) is not cured within 20 business days after Essilor has given Shamir written notice of such breach and its intention to terminate the Merger Agreement; or

•
the board of directors of Shamir (i) makes a change in its recommendation regarding the Merger Agreement, (ii) has determined that a Company Alternative Proposal is a Company Superior Proposal, (iii) has determined to enter into a definitive agreement with respect to such Company Superior Proposal, (iv) failed to publicly affirm its recommendation of the Merger Agreement or recommend against any Company Alternative Proposal within ten business days of Essilor’s request to do so or (v) resolved or otherwise determined to take, or announced an intention to take, any of the foregoing; or if Shamir shall have materially breached its obligations to not solicit offers relating to a Company Alternative Proposal to acquire Shamir so as to result in material harm to Essilor or deprive Essilor of a material benefit.

See “TERMS OF THE MERGER AGREEMENT – Termination of the Merger Agreement.”

No Solicitation of Offers for Acquisition Transactions

The Merger Agreement contains detailed provisions restricting Shamir’s right to engage in, or solicit offers for, a competing acquisition transaction.  See “TERMS OF THE MERGER AGREEMENT - No Solicitation of Alternatives Proposals.”

Termination Fee

Shamir will be required to pay a termination fee of $7.0 million and an additional amount of up to $4.0 million in expenses to Essilor if the Merger Agreement is terminated under certain circumstances, including in connection with a third party acquisition proposal or transaction.  Essilor will be required to pay a termination fee of $7.0 million and an additional amount of up to $4.0 million in expenses to the Company if the Merger Agreement is terminated by the Company because Essilor or Merger Sub fails to consummate the merger within 20 business days after the conditions to closing contained in the Merger Agreement have been satisfied.  In addition, under certain circumstances, either Essilor or Shamir will be required to pay an amount of up to $4.0 million in expenses to the other party if the Merger Agreement is terminated due to its breach or failure to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the Merger Agreement.  See “TERMS OF THE MERGER AGREEMENT - Termination Fee.”

Israeli Court Approval and Right to Object

The merger is intended to be effected as an arrangement between Shamir and its shareholders under Sections 350 and 351 of the Israeli Companies Law. If Shamir shareholder approval for the Merger Agreement, the merger and the other transactions contemplated by the Merger Agreement is obtained, Shamir must seek Israeli court approval of the merger and will publish notice of the receipt of shareholder approval of the merger, the filing of the motion to the Israeli court to approve the merger and the date of the Israeli court hearing to approve the merger.  In addition, Shamir has agreed to deliver to each of its shareholders a notice of the Meetings.

You should note that if the Merger Agreement, the merger and the other transactions contemplated by the Merger Agreement are approved by the shareholders of Shamir at the Meetings, you will have the right to submit to the Israeli court your objection to the arrangement contemplated by the merger during a period of ten days following the publication by Shamir of the filing of the motion to approve the merger, and no later than five days before the Israeli court hearing scheduled to approve the merger.  However, no dissenters’ or appraisal rights are available to the shareholders of Shamir in connection with the merger.

See “SPECIAL FACTORS – THE MERGER – Israeli Court Approval and Right to Object” and “SPECIAL FACTORS – THE MERGER – No Dissenters’ or Appraisal Rights.”

Israeli Regulatory Approval

Essilor and Shamir are also required to receive certain Israeli regulatory approvals, including approvals from the Investment Center of the Israeli Ministry of Industry, Trade and Labor, the Office of the Chief Scientist of the Israeli Ministry of Industry, Trade and Labor and the Israeli Tax Authority.  See “SPECIAL FACTORS – THE MERGER – Regulatory Matters.”

Antitrust Approvals

In connection with the merger and the Merger Agreement, Essilor and Shamir reviewed their operations around the world (including their sales by jurisdiction).  Based on this analysis, the parties determined that approval from the antitrust authorities was required in Spain and Portugal and that a voluntary filing with the antitrust authority of the United Kingdom was advisable.  The consummation of the merger is conditioned on the receipt of these antitrust approvals and clearances.

On December 15, 2010, Spain’s antitrust authority informed the parties that it had unconditionally cleared the merger. Additionally, on December 20, 2010, the United Kingdom’s antitrust authority informed the parties that it would not refer the merger to the UK Competition Commission.  As of March 23, 2011, the investigation by Portugal’s antitrust authorities is ongoing.

With respect to the United States, while the merger is exempt from the prenotification requirements of the Hart-Scott-Rodino Act, the parties determined that Essilor would advise the U.S. Federal Trade Commission (the “FTC”) of the merger, and Essilor did so. On October 21, 2010, Essilor was informed that the FTC has initiated an investigation of the merger.  On February 4, 2011, Essilor and Shamir received a request for additional information and documentary materials from the FTC.  The parties are responding to the FTC request.  Pursuant to the terms of the Merger Agreement, the termination of the investigation conducted by the FTC is a condition to the merger.  There is no assurance that the FTC investigation will conclude favorably, and an unfavorable outcome could potentially result in the termination of the Merger Agreement.

Finally, as a courtesy, the parties informed the Australian antitrust authority of the merger, which notified Essilor on October 28, 2010 that it did not intend to undertake a review of the merger.

There can be no assurance that the merger will not be challenged by a governmental authority or private party on antitrust grounds, or, if such a challenge is made, that it would not be successful. Failure to obtain regulatory clearances could result in termination of the Merger Agreement.

See “SPECIAL FACTORS – THE MERGER – Regulatory Matters.”

Material U.S. Federal and Israeli Income Tax Consequences

The exchange of shares of Shamir for cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes and a taxable event for Israeli tax purposes.  Israeli law, however, generally exempts non-residents of Israel (who do not have a permanent establishment in Israel) from Israeli capital gains tax on the sale of shares traded on certain stock exchanges, such as The NASDAQ Global Market and the TASE.  However, non-Israeli resident shareholders of Shamir who acquired their shares prior to Shamir’s initial public offering on March 11, 2005, and who do not qualify for an exemption from Israeli capital gains tax under the Tax Ordinance or an applicable tax treaty to which the State of Israel is a party, including the double tax treaty concluded between Israel and the United States, may be subject to Israeli capital gains tax on the disposition of their shares of Shamir in the merger.  Withholding requirements may apply to the consideration receivable in the transaction.  See “SPECIAL FACTORS – THE MERGER – Material U.S. Federal and Israeli Tax Consequences.”

As discussed in the section called “SPECIAL FACTORS – THE MERGER – Material U.S. Federal Income Tax Consequences,” you cannot use the tax summaries herein for the purpose of avoiding penalties that may be asserted against you under the Internal Revenue Code.

You should consult your tax advisor about the particular tax consequences of the merger to you.

Risk Factors

You should note that the Merger Agreement and the merger each involve certain risks.  You should consider these risks in evaluating how to vote your shares of Shamir at the Meetings.  See “RISK FACTORS,” on page 69.

QUESTIONS AND ANSWERS ABOUT THE MERGER AND SPECIAL MEETINGS

The following are some of the questions that you, as a shareholder of Shamir, may have, and answers to those questions.  These questions and answers, as well as the summary preceding the questions and answers, are not meant to be a substitute for the information contained in the remainder of this document, and both the questions and answers nor the summary preceding the questions and answers is qualified in its entirety by the more detailed descriptions and explanations contained elsewhere in this document.  We urge you to carefully read this document in its entirety prior to making any voting decision regarding the merger.

Q:	Why am I receiving this document?

A:
You are a shareholder of Shamir.  On October 15, 2010, Essilor, Shamir and Merger Sub entered into the Merger Agreement, under which Merger Sub, a wholly-owned subsidiary of Essilor, will be merged with and into Shamir, and Shamir will continue as the surviving corporation in the merger.

The merger is intended to be effected as an arrangement between Shamir and its shareholders under Section 350 and 351 of the Israeli Companies Law and will be subject to Israeli court approval. Following the consummation of the merger and the other transactions contemplated by the Merger Agreement, Shamir’s shares will be delisted from The NASDAQ Global Market and the TASE, Shamir will be a wholly-owned subsidiary of Shamir Holdings and Essilor and Kibbutz Shamir will each beneficially own 50% of all outstanding equity of Shamir Holdings.

Shamir is convening two special shareholder meetings in order to obtain the shareholder approval necessary to consummate the merger.  At the Meetings, shareholders of Shamir will be asked to vote and approve the Merger Agreement, the merger and the other transactions contemplated by the Merger Agreement.  The merger cannot be completed unless a majority of the shareholders of Shamir present (in person or by proxy) and voting (not including abstentions) who hold together at least 75% of the shares represented at each of the Meetings approve the Merger Agreement, the merger and the other transactions contemplated by the Merger Agreement, and provided that in the Second Meeting either: (i) such majority includes, for the purpose of approving any issues which may be considered to be an interested party transaction in accordance with Israeli law, the affirmative votes of at least one third of the shares represented at the Second Meeting held by the shareholders of Shamir who do not have a personal interest in the transaction (the “Disinterested Shares”), without taking into account any abstaining participants; or (ii) the total number of Disinterested Shares voted against the merger does not exceed 1% of the aggregate voting rights in Shamir.  See “SPECIAL FACTORS – THE MERGER – Israeli Court Approval and Right to Object” and “INFORMATION ABOUT THE SPECIAL MEETINGS – Required Vote for the Merger Proposal.”

Under Israeli law, holders of shares of Shamir are not entitled to statutory dissenters’ or appraisal rights in connection with the merger; however, if you object to the merger, you may file an objection with the Israeli court within ten days of the publication of the filing of the motion to approve the merger, but not less than five days prior to the Israeli court hearing scheduled to approve the merger.

The enclosed voting materials allow you to vote your shares without attending the Meetings.  Your vote is very important and we encourage you to vote by proxy as soon as possible.

We have included in this document important information about the merger, the Merger Agreement, the other transactions contemplated by the Merger Agreement and the Meetings.  Also included in or incorporated by reference into this document is important information about Shamir and the other companies involved with the merger.  You should read this information and the information incorporated by reference into this document carefully and in its entirety.  We have attached a copy of the Merger Agreement as Appendix A to this information statement.

Q:	What do I need to do now?

A:
Read and consider the information contained in this document carefully, and then vote your shares as soon as possible by returning your signed and completed proxy so that your shares may be represented at the Meetings.

Q:	What will I receive in the merger?

A:
If the merger is completed, shareholders will be entitled to receive $14.50 in cash, without interest thereon and less any applicable withholding taxes, for each share of Shamir that shareholders own as of the effective time of the merger, other than shares held, directly or indirectly, by Kibbutz Shamir, Shamir Holdings, Essilor or Merger Sub, or any direct or indirect subsidiary thereof.  The cash consideration of $14.50 will not change based on the fluctuations of the market price of shares of Shamir through the date on which the merger is consummated.

Q:	What will Kibbutz Shamir and Shamir Holdings receive in the merger?

A:
As a result of the transactions contemplated by the Share Purchase and Subscription Agreement, immediately following the merger, Shamir will be a direct wholly-owned subsidiary of Shamir Holdings and Essilor and Kibbutz Shamir will each beneficially own 50% of all outstanding equity of Shamir Holdings.  Pursuant to the Share Purchase and Subscription Agreement, (i) simultaneously with and subject to the occurrence of the merger, Essilor will purchase from Kibbutz Shamir 550,000 shares of Shamir at a per share price of $14.50, constituting an aggregate cash consideration of $7,975,000, and (ii) immediately following the merger, Essilor will (x) subscribe for certain newly issued shares of Shamir Holdings, in exchange for cash, and (y) subscribe for additional newly issued shares of Shamir Holdings in exchange for the contribution to Shamir Holdings by Essilor of all of the shares of Shamir then held directly by Essilor.

Following the merger, Kibbutz Shamir, Shamir Holdings, Shamir and Essilor intend to enter into certain agreements, including:

•
a shareholders agreement, which will govern the relationship of the shareholders of Shamir and Shamir Holdings after the merger, including issues related to the nomination of members of the board of directors of Shamir, the procedure for maintaining key decisions, restrictions on transfers of shares in Shamir and distribution of dividends;

•
amended leases and services agreements between Kibbutz Shamir and Shamir, which will govern the terms under which Shamir will lease and sublease properties from Kibbutz Shamir and the provision of certain services by Kibbutz Shamir to Shamir; and

•	various commercial agreements and a research and development cooperation agreement between Essilor and Shamir.

See “OTHER MATERIAL AGREEMENTS RELATED TO THE MERGER.”

Q:	What are Shamir’s purposes and reasons for the merger?

A:
Shamir has determined that it is in its best interest to consider a consolidation with another company in the optics industry to obtain synergies that will enable it to compete more aggressively against the other companies in the industry. According to analysis provided by Shamir’s strategic advisor, the merger would likely produce several synergies, including an increase in the Company’s sales through Essilor’s laboratory network, a reduction in the cost of relevant raw materials and an increase in the Company’s sales in the United States (see “SPECIAL FACTORS – THE MERGER – Synergies Analysis of Trigger-Foresight”).

Shamir also considered potentially negative aspects of a merger with Essilor. These included a loss of independence as a company and its potential impact on the Company’s relations with other customers. In addition, there is a risk that failure to close the transaction would adversely affect the Company’s reputation and its relationship with Essilor, one of its key customers.

In addition, Shamir believes that the merger is fair to, and in the best interests of, all of the shareholders of Shamir who are unaffiliated with Shamir or with Kibbutz Shamir and who will be cashed-out in the merger.

After consideration of the alternatives discussed above, as well as the advantages and disadvantages of a combination with Essilor, the Company decided to approve the merger.

See “SPECIAL FACTORS – THE MERGER – Shamir’s Reasons for the Merger.”

Q:	Is the merger fair to the cashed-out shareholders who are unaffiliated with Shamir or Kibbutz Shamir?

A:
Shamir believes that the merger is fair to, and in the best interests of, all of the shareholders of Shamir who are unaffiliated with Shamir or Kibbutz Shamir and will be cashed out in the merger. In making its determination with respect to the price to be paid per share, the audit committee of the board of directors of Shamir, comprised of the three independent directors of the board of directors of Shamir, and the board of directors of Shamir (each acting with the same three members) considered, among other things, and the board of directors expressly adopted, the fairness opinion provided to the audit committee of the board of directors by Oppenheimer. See “SPECIAL FACTORS – THE MERGER – Opinion of Oppenheimer.”

Q:	What alternatives did the board of directors of Shamir consider when recommending to approve the Merger Agreement, the merger and the transactions contemplated by the Merger Agreement?

A:
The audit committee of the board of directors of Shamir, comprised of the three independent directors of the board of directors of Shamir, and the board of directors of Shamir (each acting with the same three members) considered several alternatives to the merger, including consolidating with some of the largest companies in the industry in which Shamir operates.  The board of directors of Shamir determined that there was no relevant and attractive alternative to the contemplated transaction with Essilor. See “SPECIAL FACTORS – THE MERGER – Shamir’s Reasons for the Merger — Alternatives to a Merger with Essilor; — Recommendation of the Board of Directors of Shamir.”

Q:	What will be the effect of the merger?

A:	The consummation of the merger and the transactions contemplated by the Merger Agreement will have the following effects:

•
All shareholders will be entitled to receive $14.50 in cash, without interest thereon and less any applicable withholding taxes, for each share of Shamir that such shareholders held as of the effective time of the merger, other than shares held directly or indirectly by Kibbutz Shamir, Shamir Holdings, Essilor or Merger Sub;

•	Shamir Holdings will hold 100% of the outstanding shares of Shamir, and Essilor and Kibbutz Shamir will each beneficially own 50% of all outstanding equity of Shamir Holdings; and

•	Shamir’s shares will be delisted from The NASDAQ Global Market and the TASE, and no public market will exist for Shamir’s shares.

Q:	What is the recommendation of the board of directors of Shamir?

A:
The audit committee of the board of directors of Shamir, comprised of the three independent directors of the board of directors of Shamir, and the board of directors of Shamir (each acting with the same three members) approved the Merger Agreement, the merger and the other transactions contemplated by the Merger Agreement.

The board of directors of Shamir recommend that you vote FOR the proposal to approve the Merger Agreement, the merger and the other transactions contemplated by the Merger Agreement.  See “SPECIAL FACTORS – THE MERGER — Recommendation of the Board of Directors of Shamir.”

Q:	When do you expect the merger to be completed?

A:
We are working towards completing the merger as quickly as reasonably possible.  Certain conditions must be satisfied or waived before the merger is completed, including the affirmative vote of the required shareholders, the receipt of the Israeli court approval of the merger and receipt of required regulatory approvals.  See “TERMS OF THE MERGER AGREEMENT — Conditions to the Merger” for a summary description of these conditions.  We expect to complete the merger during the second quarter of calendar year 2011 or as soon as possible thereafter.  Because the merger is subject to governmental and regulatory approvals and other conditions, some of which are beyond Essilor’s and Shamir’s control, the exact timing cannot be predicted and unexpected delays in the receipt of such regulatory approvals may postpone the completion of the merger.

Q:	Am I entitled to dissenters’ or appraisal rights?

A:
No.  Under Israeli law, holders of shares of Shamir are not entitled to statutory dissenters’ or appraisal rights in connection with the merger.  However, if you object to the merger, you may file an objection with the Israeli court within ten days of the publication of the filing of the motion to approve the merger, but not less than five days prior to the Israeli court hearing scheduled to be held to approve the merger.

Q:	Will I continue to be able to trade my shares of Shamir on The NASDAQ Global Market or the TASE following the Meetings?

A:
Shamir shareholders are expected to be able to trade their Shamir shares on The NASDAQ Global Market and the TASE until the closing date of the merger, at which time Shamir’s shares will be delisted from The NASDAQ Global Market and the TASE.

Q:	What will happen to unexercised options to purchase shares of Shamir?

A:
Under the Merger Agreement and subject to occurrence of the merger, each option to purchase shares of Shamir that is outstanding and vested prior to the effective time of the merger will automatically be exercised as of the merger, and the resulting shares will be cancelled and be converted into the applicable merger consideration.  In addition, options to purchase shares of Shamir that are outstanding and unvested at the time of the merger will be cancelled, and each such option will entitle its holder to the right to receive from Shamir an amount in cash equal to the excess, if any, of $14.50 over the exercise price of such option, without interest thereon and less any applicable withholding taxes, in accordance with, and subject to, the holder’s continued employment or service through the applicable vesting dates and the vesting schedule of the respective option.

Payments with respect to shares and options to purchase shares subject to Section 102 of the Tax Ordinance are expected to be made pursuant to a tax pre-ruling to be obtained from the Israeli Tax Authority.  See “TERMS OF THE MERGER AGREEMENT — Treatment of Equity Awards and Long Term Incentive Plans.”

Q:	Are there any risks related to the proposed transaction?

A:	Yes. You should carefully review the section entitled “RISK FACTORS” beginning on page 69 and in the documents incorporated by reference into this document.

Q:	When and where will the Meetings be held?

A:
The First Meeting is scheduled to be held on Tuesday, April 26, 2011, at 3:00 p.m. (Israel time).  The Second Meeting of all of the shareholders of Shamir is scheduled to be held on Tuesday, April 26, 2011, at 3:30 p.m. (Israel time).  Both Meetings will be held at the offices of Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co., One Azrieli Center, 40th floor, Tel Aviv, Israel.

Q:	How can I vote?

A:
If you are entitled to vote at the Meetings, you can vote in person at the Meetings, or you can vote by proxy before the Meetings.  Even if you plan to attend the Meetings, we encourage you to vote your shares by proxy as soon as possible.  After carefully reading and considering the information contained in, and incorporated by reference into, this document, please submit your signed and completed proxy in accordance with the instructions set forth on the enclosed proxy card.

Holders of shares of Shamir who hold their shares through a member of the TASE and intend to vote their shares either in person or by proxy must deliver to the Company, c/o Mr. David Bar-Yosef, General Counsel, Kibbutz Shamir, Upper Galilee 12135, Israel, an ownership certificate confirming their ownership of the Company’s shares, on the record date for the Meetings, which certificate must be approved by a recognized financial institution, as required by the Israeli Companies Regulations (Proof of Ownership of Shares for Voting at General Meeting) 2000, as amended.  Such shareholder is entitled to receive the ownership certificate in the branch of the TASE member or by mail to his address (in consideration of mailing fees only), if the shareholder so requested. Shareholders who wish to make such a request must do so in advance and with respect to a particular securities account.

For detailed information, please see “INFORMATION ABOUT THE SPECIAL MEETINGS — How to Vote.”

Q:	What vote of the shareholders of Shamir is required to complete the merger?

A:
Shamir is convening two special shareholder meetings in order to obtain the shareholder approval necessary to complete the merger.  At the Meetings, shareholders will be asked to vote and approve the Merger Agreement, the merger and the other transactions contemplated by the Merger Agreement.  The merger cannot be completed unless a majority of the shareholders of Shamir present (in person or by proxy) and voting (not including abstentions) who hold together at least 75% of the shares represented at each of the Meetings approve the Merger Agreement, the merger and the other transactions contemplated by the Merger Agreement, and provided that at the Second Meeting either: (i) such majority includes, for the purpose of approving any issues which may be considered to be an interested party transaction in accordance with Israeli law, the affirmative votes of at least one third of the shares represented at the Second Meeting held by shareholders of Shamir who do not have a personal interest in the transactions, or Disinterested Shares, without taking into account any abstaining participants; or (ii) the total number of Disinterested Shares voted against the merger shall not exceed 1% of the aggregate voting rights in Shamir.  See “SPECIAL FACTORS – THE MERGER – Israeli Court Approval and Right to Object” and “INFORMATION ABOUT THE SPECIAL MEETINGS – Required Vote for the Merger Proposal.”

Under Israeli law, holders of shares of Shamir are not entitled to statutory dissenters’ or appraisal rights in connection with the merger; however, if you object to the merger, you may file an objection with the Israeli court within ten days of the publication of the filing of the motion to approve the merger, but not less than five days prior to the Israeli court hearing scheduled to be held to approve the merger.

Q:	Who is entitled to vote at the First Meeting?

A:
Shamir has fixed Monday, March 21, 2011, as the record date for the Meetings.  All shareholders of Shamir at the close of business on the record date, except Kibbutz Shamir, Shamir Holdings, Essilor, members of Kibbutz Shamir, persons having an ongoing commercial relationship with Kibbutz Shamir and persons having a personal or additional interest (other than as a shareholder) in the transactions, are entitled to vote on matters that come before the First Meeting.  That is, shareholders who have an interest in the transactions being voted upon beyond the typical interests of a shareholder of Shamir are not entitled to vote at the First Meeting.  Shareholders may only vote their shares if the shareholders are present in person or represented by proxy at the First Meeting.

Q:	Who is entitled to vote at the Second Meeting?

A:
Shamir has fixed Monday, March 21, 2011, as the record date for the Meetings.  All shareholders of Shamir at the close of business on the record date are entitled to vote on matters that come before the Second Meeting if the shareholder has indicated whether or not the shareholder has a personal interest in the approval of the Merger Agreement, the merger and the other transactions contemplated by the Merger Agreement.  Shareholders may only vote their shares if the shareholders are present in person or represented by proxy at the Second Meeting.

If you do not indicate on your proxy card whether or not you have a personal interest in the approval of the Merger Agreement, the merger and the other transactions contemplated by the Merger Agreement, you will not be entitled to vote at the Second Meeting.

Q:	Who is deemed to have a personal interest under Israeli law for the purpose of the Second Meeting?

A:	Under the Israeli Companies Law, a personal interest means a personal interest of a person in an act or transaction of a company, including:

•	a personal interest of that person’s relative (i.e. spouse, brother or sister, parent, grandparent, child, child of such person’s spouse or the spouse of any of the above); or

•
a personal interest of another entity in which that person or his or her relative (as defined above) holds 5% or more of such entity’s issued shares or voting rights, has the right to appoint a director or the chief executive officer of such entity, or serves as director or chief executive officer of such entity.

An  interest resulting merely from holding the Company’s shares will not be deemed a personal interest.

Q:	How do I indicate on the proxy card whether I am entitled to vote at the Meetings?

A:
Each shareholder that delivers a signed and dated proxy card to the Company must indicate on the proxy card (a) if the shareholder (i) is not a member of Kibbutz Shamir, (ii) does not have an ongoing commercial relationship with Kibbutz Shamir, and (iii) does not have a personal or additional interest (other than as a shareholder) in the transactions, and (b) whether or not that shareholder has a personal interest in the approval of the Merger Agreement, the merger and the other transactions contemplated by the Merger Agreement.

If you do not indicate on your proxy card that you (i) are not a member of Kibbutz Shamir, (ii) do not have an ongoing commercial relationship with Kibbutz Shamir, and (iii) do not have a personal or additional interest (other than as a shareholder) in the transactions, you will not be entitled to vote at the First Meeting.

If you do not indicate on your proxy card whether or not you have a personal interest in the approval of the Merger Agreement, the merger and the other transactions contemplated by the Merger Agreement, you will not be entitled to vote at the Second Meeting.

Q:	What happens if I do not indicate how to vote my shares on the proxy card?

A:
If you do not include instructions on how to vote your properly signed and dated proxy card, your shares will be voted FOR the approval of the Merger Agreement, the merger and the additional transactions contemplated by the Merger Agreement, provided that:

•
if you do not indicate on your proxy card that you (i) are not a member of Kibbutz Shamir, (ii) do not have an ongoing commercial relationship with Kibbutz Shamir, and (iii) do not have a personal or additional interest (other than as a shareholder) in the transactions, your shares will not be voted at the First Meeting; and

•
if you do not indicate on your proxy card whether or not you have a personal interest in the approval of the Merger Agreement, the merger and the other transactions contemplated by the Merger Agreement, your shares will not be voted at the Second Meeting.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:
If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.”  If this is the case, this document has been forwarded to you by your brokerage firm, bank or other nominee, or their agent.  As the beneficial holder, you have the right to direct your broker, bank or other nominee as to how to vote your shares.  If you do not provide your broker, bank or other nominee with instructions on how to vote your “street name” shares, your broker, bank or other nominee might not be permitted to vote your “street name” shares on the proposal to approve the Merger Agreement, the merger and the other transactions contemplated by the Merger Agreement.  You should therefore be sure to provide your broker, bank or other nominee with instructions on how to vote your shares.

Q:	Have any shareholders of Shamir agreed to vote FOR the Merger Agreement and the merger?

A:
Yes.  Kibbutz Shamir, along with certain other shareholders of Shamir which, as of the record date for the Meetings, beneficially own approximately 67.70% of the outstanding share capital of Shamir, have agreed to vote any outstanding shares of Shamir owned by them as of such date FOR the approval of the Merger Agreement, the merger and the other transactions contemplated by the Merger Agreement.

Q:	Do executive officers and directors of Shamir have any personal interests in the merger?

A:
Yes.  Executive officers and directors of Shamir have personal interests in the merger that are different from, or are in addition to, those of Shamir shareholders generally.  These interests include the following:

•	Current members of the board of directors of Shamir who are affiliated with Kibbutz Shamir may continue serving on the board of directors of Shamir following the consummation of the merger;

•	Current executive officers of Shamir are expected to continue their employment with Shamir following the consummation of the merger;

•
Certain employees and executive officers of Shamir are expected to receive retention bonuses in connection with the merger in the aggregate amount of approximately $550,000, the retention bonuses will be allocated and paid to certain key employees of the Company identified by Shamir after consultation with Essilor after the consummation of the merger, for the purposes of incentivizing key employees in the post-closing period;

•
Shamir and Essilor have agreed to provide indemnification and liability insurance benefits to present and former directors and executive officers of Shamir and its subsidiaries for a period of seven years following the consummation of the merger; and

•
Shamir directors and executive officers hold options to purchase shares of Shamir, which, if vested, will be automatically exercised upon consummation of the merger and, if unvested, will entitle its holder to the right to receive an amount in cash equal to the excess, if any, of $14.50 over the exercise price of such option, without interest thereon and less any applicable withholding taxes, in accordance with, and subject to, the holder’s continued employment or service through the applicable vesting dates and the vesting schedule of the respective option (see “SECURITY OWNERSHIP AND TRANSACTIONS OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND EXECUTIVE OFFICERS” and “TERMS OF THE MERGER AGREEMENT — Treatment of Equity Awards and Long Term Incentive Plans”).  Assuming the transaction had closed on March 21, 2011, the aggregate benefit to all executive officers and directors as a group (15 persons) as a result of the automatic exercise of vested options at closing in connection with the transaction would have been $3,341,858. The unvested options will be cashed out separately.

Q:	Does Kibbutz Shamir or Shamir Holdings have a personal interest in the merger?

A:
Yes. As a result of the transactions contemplated by the Share Purchase and Subscription Agreement, immediately following the merger, Shamir will be a direct wholly-owned subsidiary of Shamir Holdings, and Essilor and Kibbutz Shamir will each beneficially own 50% of all outstanding equity of Shamir Holdings. Pursuant to the Share Purchase and Subscription Agreement, (i) simultaneously with and subject to the occurrence of the merger, Essilor will purchase from Kibbutz Shamir 550,000 shares of Shamir at a per share price of $14.50, constituting an aggregate cash consideration of $7,975,000, and (ii) immediately following the merger, Essilor will (x) subscribe for certain newly issued shares of Shamir Holdings, in exchange for cash and (y) subscribe for additional newly issued shares of Shamir Holdings in exchange for the contribution to Shamir Holdings by Essilor of all of the shares of Shamir then held directly by Essilor.

Following the merger, Kibbutz Shamir, Shamir Holdings, Shamir and Essilor, intend to enter into certain agreements, including:

•
a shareholders agreement, which will govern the relationship of the shareholders of Shamir and Shamir Holdings after the merger, including issues related to the nomination of members of the board of directors of Shamir, key decisions, transfer of shares in Shamir and distribution of dividends;

•
amended leases and services agreements between Kibbutz Shamir and Shamir, which will govern the terms under which Shamir will lease and sublease properties from Kibbutz Shamir and the provision of certain services by Kibbutz Shamir to Shamir; and

•	various commercial agreements and a research and development cooperation agreement between Shamir and Essilor.

See “OTHER MATERIAL AGREEMENTS RELATED TO THE MERGER.”

Q:	Can I change my vote after I have signed and returned my proxy card or voting instruction card?

A:	Yes. You can change your vote at any time before your proxy is voted at the Meetings. You can do this in one of two ways:

•	you can send a written notice stating that you would like to revoke your proxy, which must be received before 3:00 p.m. (Israel time) on Tuesday, April 26, 2011.

•	you can complete and submit a new proxy card dated later than the first proxy card, which must be received before 1:00 p.m. (Israel time) on Tuesday, April 26, 2011.

Your attendance at the Meetings, in and of itself, will not revoke your proxy. Additionally, if you have instructed a broker to vote your shares, you must follow your broker’s directions to change those instructions.

Q:	If I purchased my shares of Shamir after the record date for the Meetings, may I vote these shares at the Shamir Meetings?

A:
No.  A shareholder is not entitled to vote shares purchased after the record date because the shareholder was not the record holder of those shares on the record date.  Only the record holder as of the record date may vote shares.

Q:	Should I send in my Shamir share certificates now?

A:
No.  Please do not send your Shamir share certificates with your proxy card.  After the merger is completed, you will receive a letter of transmittal providing instructions on how to exchange your certificates representing shares of Shamir for a cash payment to be received in the merger.

Q:	Will the exchange of shares of Shamir for cash pursuant to the merger be a taxable transaction for U.S. federal income tax and Israeli income tax purposes?

A:
Yes.  The exchange of shares of Shamir for cash pursuant to the merger will be a taxable transaction for U.S. federal income tax and Israeli tax purposes and may also be a taxable transaction under other applicable tax laws.

While such exchange is a taxable event for Israeli tax purposes, Israeli law generally exempts non-residents of Israel (who do not have a permanent establishment in Israel) from Israeli capital gains tax on the sale of shares traded on certain stock exchanges, such as The NASDAQ Global Market and the TASE.  However, non-Israeli shareholders of Shamir who acquired their shares prior to Shamir’s initial public offering held on March 11, 2005, and who do not qualify for an exemption from Israeli capital gains tax under the Tax Ordinance or an applicable tax treaty to which the State of Israel is a party, including the double tax treaty concluded between Israel and the United States, may be subject to Israeli capital gains tax on the disposition of their shares of Shamir in the merger.  Withholding requirements may apply with respect to the consideration to which Shamir’s shareholders and option holders will be entitled, and when submitting your shares for payment of the merger consideration, you may be required to provide certain information or declarations in connection with such requirements.  See “SPECIAL FACTORS – THE MERGER - Material U.S. Federal and Israeli Income Tax Consequences.”

As discussed in the section called “SPECIAL FACTORS – THE MERGER – Material U.S. Federal and Israeli Income Tax Consequences - Material U.S. Federal Income Tax Consequences,” you cannot use the tax summaries herein for the purpose of avoiding penalties that may be asserted against you under the Internal Revenue Code.

Q:	What should I do if I have questions about the Meetings, the Merger Agreement, the merger, the other transactions contemplated by the Merger Agreement or this document?

A:
If you have any questions about the Meetings, the Merger Agreement, the merger, the other transactions contemplated by the Merger Agreement or this document, or if you need additional copies of this document or the enclosed proxy card, you should contact Shamir’s information and proxy solicitation agent, Alliance Advisors, at:

ALLIANCE ADVISORS
200 Broad Acres Drive, 3rd Floor
Bloomfield, NJ 07003

Call Toll-Free within the U.S.: 1-866-329-8417
Others please call:  +1-973-873-7700
Email: reorg@allianceadvisorsllc.com

In addition, you may also direct any questions about the merger to, and request additional copies of this document from:

Shamir Optical Industry Ltd.
Attention: Mr. David Bar-Yosef, General Counsel
Kibbutz Shamir, Upper Galilee 12135, Israel
+972 (4) 694-7810

If your broker holds your shares, you may also call your broker for additional information.

SPECIAL FACTORS - THE MERGER

General

The following section summarizes certain material terms of the merger.  A copy of the Merger Agreement is attached to this document as Appendix A and incorporated herein by reference.  We urge you to read the Merger Agreement in its entirety for a more complete description of the terms and conditions upon which the merger is to be effected.

Structure of the Merger

The merger is being effected as an arrangement between Shamir and its shareholders under Sections 350 and 351 of the Israeli Companies Law.  Approval of the Merger Agreement, the merger and the other transactions contemplated by the Merger Agreement cannot be obtained unless a majority of the shareholders of Shamir present (in person or by proxy) and voting (not including abstentions) who hold together at least 75% of the shares represented at each of the Meetings approve the Merger Agreement, the merger and the other transactions contemplated by the Merger Agreement, and provided that in the Second Meeting either: (i) such majority includes, for the purpose of approving any issues which may be considered to be an interested party transaction in accordance with Israeli law, the affirmative votes of at least one third of the shares represented at the Second Meeting held by shareholders of Shamir who do not have a personal interest in the transactions, or Disinterested Shares, without taking into account any abstaining participants; or (ii) the total number of Disinterested Shares voted against the merger shall not exceed 1% of the aggregate voting rights in Shamir.

Upon the approval of the shareholders, the receipt of the Israeli court approval and the satisfaction or waiver of the other conditions to closing contained in the Merger Agreement, Merger Sub, a wholly-owned subsidiary of Essilor, will be merged with and into Shamir and Shamir will continue as the surviving corporation.

Pursuant to the Share Purchase and Subscription Agreement, (i) simultaneously with and subject to the occurrence of the merger, Essilor will purchase from Kibbutz Shamir 550,000 shares of Shamir at a per share price of $14.50, constituting an aggregate cash consideration of $7,975,000, and (ii) immediately following the merger, Essilor will (x) subscribe for certain newly issued shares of Shamir Holdings, in exchange for cash and (y) subscribe for additional newly issued shares of Shamir Holdings in exchange for the contribution by Essilor of all of the shares of Shamir then held directly by Essilor to Shamir Holdings.  As a result of the transactions contemplated by the Share Purchase and Subscription Agreement, immediately following the merger, Shamir will be a direct wholly-owned subsidiary of Shamir Holdings, which will be converted into a corporation prior to the consummation of the merger, and Essilor and Kibbutz Shamir will each beneficially own 50% of all outstanding equity of Shamir Holdings.  Following the consummation of the merger and the transactions contemplated by the Merger Agreement and Share Purchase and Subscription Agreement, Shamir’s shares will be delisted from The NASDAQ Global Market and the TASE.

Merger Consideration

If the merger is completed, each share of Shamir issued and outstanding immediately prior to the effective time will be converted into a right to receive $14.50 in cash, without interest thereon and less any applicable withholding taxes, other than shares held, directly or indirectly, by Kibbutz Shamir, Shamir Holdings, Essilor or Merger Sub, and “dormant shares” as that term is defined under Israeli Companies Law.  See “TERMS OF THE MERGER AGREEMENT - Merger Consideration.”

Schedule of Important Dates

The following schedule shows important dates and events in connection with the Meetings:

Event	Date
Record date for the Meetings	March 21, 2011
Date of the Meetings	April 26, 2011

The merger may not close until the Israeli court approves the merger and the other conditions to closing of the merger are satisfied or waived.  We expect to complete the merger during the second quarter of 2011 or as soon as possible thereafter.  The exact timing cannot be predicted because the merger is subject to governmental and regulatory approvals and other conditions which are not within the control of Shamir or Essilor.

Background of the Merger

Shamir began its activity as a limited partnership in the early 1970s as a manufacturer of bifocal lenses.  In March 2005, it conducted an initial public offering and concurrent listing on The NASDAQ National Market (currently known as The NASDAQ Global Market) of its shares.  Shamir’s shares have also been listed on the Tel Aviv Stock Exchange since May 2, 2005.

In the past years, Shamir has had various business dealings with Essilor, which can be organized in three main categories: design agreements, lens sale agreements and software license agreements.  Each of these categories, and the chronology of contacts relating to each, are set forth below.

Design Agreements.  Essilor licenses and sells a progressive lens using design that Shamir provides under the Definity brand name pursuant to a Design Agreement that was assigned to Essilor by Johnson & Johnson in 2005 (the “Design Agreement”).  In 2008, Shamir and Essilor signed an addendum to the Design Agreement that allowed Essilor to manufacture its own molds using the Definity design so long as it paid Shamir certain royalties.  On January 1, 2009, Shamir and Essilor replaced the Design Agreement with two new agreements which are currently in effect: a Definity Design License Agreement, pursuant to which Essilor may sell lenses utilizing the Definity design in exchange for design royalty payments to Shamir, and a Semi-Finished Lenses Purchase Agreement pursuant to which Essilor purchases semi-finished Definity lenses from Shamir (the “Purchase Agreement”).  The Purchase Agreement was amended on July 1, 2010 to provide a 2011 price list.

Lens Sale Agreements. In September 2007, Shamir entered into a Lens Sale Agreement with Essilor pursuant to which it agreed to sell its Shamir-branded lenses to Essilor laboratories in the United States.  This lens sale agreement has been amended from time to time to add new products and substitute new price lists.  Essilor’s wholly-owned laboratories are subject to the lens sale agreement. Essilor’s majority-owned laboratories signed separate lens sales agreements.

Software License Agreements.  On July 30, 2006, Shamir entered into a software license agreement with Essilor pursuant to which Shamir licensed its Prescriptor software for use in Essilor’s laboratories for the preparation of Definity lenses for sale.  Pursuant to this agreement, Essilor pays Shamir a processing royalty.  This agreement was amended effective January 1, 2009 to extend its term until the end of 2013.  In 2010, Shamir entered into other software license agreements pursuant to which Essilor’s wholly-owned laboratories licensed the software necessary to manufacture the Shamir-branded lenses themselves in exchange for the payment of a lens design fee to Shamir.  Many of Essilor’s majority-owned laboratories also signed similar agreements.  As a result, many of Essilor’s laboratories have both a lens sale agreement and a software license agreement with Shamir, pursuant to which they can purchase lenses manufactured by Shamir and manufacture Shamir-branded lenses in-house using Shamir’s software.

Contract Values.  The approximate dollar value of the agreements described above is as follows:

•
Design Agreements.  In 2008 and 2009, and in the first six months of 2010, Essilor and its subsidiaries paid approximately $10,073,000, $8,368,000 and $4,501,000, respectively, to Shamir and its subsidiaries in connection with the Design Agreements.

•
Prescriptor Software Agreement.  In 2009, and in the first six months of 2010, Essilor and its subsidiaries paid approximately $1,985,000 and $1,317,000, respectively, to Shamir and its subsidiaries in connection with this agreement.

•
Shamir Brand Lens Sale Agreements.  In 2008 and 2009, and in the first six months of 2010, Essilor and its subsidiaries paid approximately $8,189,000, $11,058,000 and $5,973,000, respectively, to Shamir and its subsidiaries in connection with these agreements.

•
Shamir Brand Software Design Agreements and Royalties.  In 2008 and 2009, and in the first six months of 2010, Essilor and its subsidiaries paid approximately $644,000, $544,000 and $412,000, respectively, to Shamir and its subsidiaries in connection with these agreements.

From July 2007 to the end of April 2009, various discussions took place between certain executives of Essilor at that time, including Xavier Fontanet (Chief Executive Officer), Philippe Alfroid (Chief Operating Officer) and Carol Xueref (Corporate SVP, Legal Affairs and Group Development), and the management of Shamir at that time, including Giora Ben Ze’ev (Chief Executive Officer of Shamir at the time) and Eyal Hayardeny (Vice President of Business Development at the time), to determine if Essilor could become a shareholder of Shamir.  Those discussions ended on May 1, 2009.

On June 15, 2009, Hubert Sagnières (Chief Operating Officer of Essilor) and Michael Latzer (President of Shamir USA) met for lunch in Montreal, Canada to discuss whether it would be possible to reopen discussions regarding Essilor’s potential interest in becoming a shareholder of Shamir.  This was again confirmed with Jean Carrier-Guillomet (President of Essilor of America, Inc.) during a phone call on August 14, 2009.

On September 4, 2009, a dinner was held in Paris, France, between members of Essilor’s management, including Mr. Sagnières, Jean-Luc Schuppiser (Corporate Senior Vice President of Research and Development), Laurent Vacherot (Chief Financial Officer), Bertrand Roy (President of Essilor’s Europe Region at the time and currently Senior Vice President of Strategic Partnerships) and members of Shamir’s board of directors and Shamir’s executive officers, including Amos Netzer (Chief Executive Officer), Dan Katzman (Chief Technology Officer and Vice President of Research and Development) and Mr. Latzer.  Discussions at the dinner concerned the future of the Definity® program and the possibility of reopening discussions about Essilor becoming a shareholder of Shamir.  Mr. Sagnières thereafter informed Ms. Xueref and Mr. Patrick Cherrier (President Asia Region, Essilor) of the potential reopening of discussions.

On November 4, 2009, Messrs. Latzer, Katzman and Netzer met with Messrs. Sagnières, Roy, Schuppiser and Vacherot in Paris to express the preliminary interest of Shamir’s board of directors in reopening discussions regarding a possible merger between Shamir and Essilor.  This interest was confirmed to Essilor on November 27, 2009 after Shamir’s board of directors met on November 26, 2009.

On November 18, 2009, the board of directors of Shamir held a meeting and discussed, among other things, the possibility of future business combinations.

On November 26, 2009, the board of directors of Shamir held another meeting, and discussed the status of the discussions with Essilor.  The board of directors authorized certain members of Shamir’s management and board of directors to conduct negotiations with Essilor, execute a confidentiality agreement, and prepare a business model for a future business combination with Essilor.

On December 14, 2009, Shamir and Essilor entered into a Confidentiality Agreement (the “Confidentiality Agreement”) that restricts both parties from disclosing certain information, including nonpublic and proprietary information, disclosed by one party to the other.  The Confidentiality Agreement also contains undertakings relating to exclusivity, the non-solicitation of employees and “standstill” restrictions generally restricting Essilor’s ability to acquire shares of Shamir.  Under the exclusivity provisions, the parties agreed to negotiate solely and exclusively with each other for a period of three months regarding the terms of a potential transaction through which Essilor would acquire a shareholding in Shamir.  This exclusivity period automatically extends indefinitely for additional periods of three months absent notice of termination by either party to the other (with certain provisions, including the confidentiality provisions, surviving termination).  The execution of the Confidentiality Agreement was preceded by email exchanges between Carol Xueref (Essilor’s Corporate Senior Vice President of Legal Affairs and Development) and Mr. Latzer regarding drafting items.

On December 16, 2009, Messrs. Netzer and Sagnières, Ms. Xueref and Dominique Lannes (Essilor’s Director of Mergers and Acquisitions) held a conference call to discuss the organization of a potential transaction and a schedule of meetings to come.

On December 21, 2009, Mr. Netzer sent an email to Messrs. Sagnières and Lannes and Ms. Xueref regarding the continuation of the discussions concerning the potential transaction, and on December 27, 2009, Ms. Xueref sent Mr. Netzer a preliminary information request list by email requesting access to certain nonpublic information regarding Shamir’s business for the purpose of allowing Essilor to better understand Shamir’s business and prospects.

On the same day, the board of directors of Shamir held a meeting in which the board of directors was updated on the execution of the Confidentiality Agreement and the status of the negotiations with Essilor.

On January 21, 2010, Messrs. Netzer and Sagnières and Ms. Xueref met over breakfast in Paris to discuss high-level principles regarding the potential business combination between Shamir and Essilor.

On January 28, 2010, Messrs. Katzman, Latzer and Netzer and Shachar Hadar (a partner at the law firm of Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co. (“GKH”), acting as Shamir’s legal counsel), met with Messrs. Sagnières, Vacherot and Lannes for dinner in Paris to discuss high-level principles and governance issues.

On January 29, 2010, Messrs. Sagnières, Roy and Lannes, Ms. Xueref and David Wielemans (Essilor’s Manager of Mergers and Acquisitions) and Messrs. Netzer, Latzer, Katzman and Hadar held a meeting in Paris to discuss governance, structure, antitrust and process issues.

At the beginning of February, Essilor began working with Perella Weinberg Partners UK LLP, an investment banking firm (together with its corporate advisory affiliates, “Perella Weinberg”), informally, as its financial advisor in relation to the transaction, and Perella Weinberg was formally retained in such capacity on February 19, 2010.

On February 11, 2010, Mr. Netzer sent an email to Messrs. Lannes and Sagnières containing Shamir’s consolidated financial information, and on February 17, 2010, Mr. Lannes called Mr. Netzer to ask high-level questions regarding the Shamir financial information previously received.

On February 23, 2010, Mr. Netzer sent Mr. Lannes an updated draft of Shamir’s business plan.

On March 1, 2010, Mr. Lannes called Mr. Netzer to present Essilor’s proposed potential price range of between $12 and $14 for the transaction based on the updated draft of Shamir’s business plan.

On March 5, 2010, Messrs. Roy, Netzer, Latzer and Katzman met by chance at Mido, an international lens exhibition in Milan, and exchanged general considerations about business and the ongoing negotiation process.

On March 11, 2010, the board of directors of Shamir held a meeting in which the directors received an update on the status of negotiations with Essilor.

On March 22, 2010, a conference call was held between Mr. Netzer, Ms. Xueref and Mr. Lannes to determine the next steps to be taken in connection with the drafting and negotiation of a term sheet concerning the potential transaction, a due diligence request list, a leak strategy and the potential antitrust filings.

On March 31, 2010, Ms. Xueref sent Mr. Hadar legal and financial due diligence request lists and asked that the documents be posted to an electronic data room.  Ms. Xueref also sent a proposed draft term sheet to be entered into by Shamir, Kibbutz Shamir and Kibbutz Eyal (a shareholder of Shamir), concerning a potential transaction in which Essilor would purchase all of the shares of Shamir held by the public and would also purchase additional shares from Shamir so that, at the conclusion of the merger and the share purchase, Essilor would own 50% of Shamir’s shares on a fully diluted basis.  The draft term sheet indicated an interest in acquiring the Shamir shares for a price, subject to the results of the due diligence, in the range of $12 to $14 per share.  The draft term sheet further provided that Essilor would hold a casting vote in respect of certain decisions that would be subject to the approval of the board of directors of the post-acquisition joint venture entity, in order to be able to consolidate the joint venture’s accounts into Essilor’s own accounts.

On April 12, 2010, GKH provided Essilor with initial comments to the term sheet.  As part of the comments, GKH indicated that Kibbutz Eyal would not be participating in the negotiations and also requested that the price range should be $12 to $16 per share instead of $12 to $14. On the same day, Shamir provided Essilor and its legal, accounting and financial advisors with access to an electronic data room.  Throughout the following week and until the definitive agreements were executed, Shamir responded to supplemental due diligence requests it received from Essilor and its advisors.

On April 14, 2010, Ms. Xueref, Messrs. Roy, Lannes and Wielemans and representatives of Perella Weinberg and Mr. Netzer, Yagen Moshe (Shamir’s Chief Financial Officer), Mr. Hadar and Rammy Ringel (Managing Partner of Trigger-Foresight, an Israeli consulting firm acting as Shamir’s strategic advisor, “Trigger- Foresight”) held a conference call as part of a weekly process update.

On April 15, 2010, Essilor sent GKH a new version of the draft term sheet in anticipation of a conference call to be held between Essilor, GKH and Jones Day (an international law firm acting as Essilor’s legal counsel) on Friday, April 16.

On April 16, 2010, Ms. Xueref, Mr. Lannes and Mr. Hadar held a conference call to discuss the draft term sheet.  Jones Day attorneys Linda Hesse and Robert Mayo also attended the call.  Various points were discussed, including the timetable for the negotiation of definitive agreements, the potential acquisition structure and certain strategic guidelines for the joint venture post-acquisition, as well as Mr. Hadar’s suggestion to consider alternative transactions if the negotiations for the potential transaction under discussion were not successful.  The same day, Ms. Xueref sent Mr. Hadar a revised term sheet reflecting certain aspects of the discussion.  In the revised draft term sheet, Essilor maintained its position that the price range should be $12 to $14 per share.

On April 17, 2010, Messrs. Sagnières and Netzer discussed various topics including the draft term sheet and its potential signature date, the price range and whether a meeting between lawyers could be arranged.

On April 21, 2010, the audit committee and board of directors of Shamir held meetings to discuss, among other things, the status of the negotiations with Essilor and the draft of the term sheet. The audit committee and the board of directors approved the draft term sheet, and authorized members of Shamir’s management and board of directors to execute the term sheet on behalf of Shamir.

On April 22, 2010, Messrs. Sagnières and Latzer discussed possible stock option mechanisms which could be put in place for the management team going forward.

On April 23, 2010, Mr. Lannes sent Mr. Hadar an email with a preliminary list of decisions that would be subject to the approval of the board of directors of the post-acquisition joint venture entity and where Essilor believed it would require a casting vote to be able to consolidate the accounts of the joint venture into its own accounts.

From April 24, 2010 to April 26, 2010, the parties negotiated via email the final terms of the draft term sheet, including the appropriate price range, governance and ancillary agreements.  On April 26, 2010, a meeting was held at Essilor’s offices between Messrs. Roy, Lannes and Wielemans, Ms. Xueref and Messrs. Netzer, Hadar, Ringel and Perella Weinberg representatives also attended.

On April 26, 2010, Ms. Xueref sent an executed copy of the term sheet to Mr. Hadar, and on May 2, 2010, Mr. Hadar returned a copy executed by both Shamir and Kibbutz Shamir (executed on April 29, 2010).  The executed term sheet was non-binding, and provided that the potential transaction was subject to significant contingencies, including the completion of a comprehensive due diligence investigation, regulatory approval, board approval and the negotiation of definitive agreements, including a shareholders agreement to be agreed at the same time as the merger agreement but that would only become effective upon closing of the merger transactions.  The term sheet also remained subject to the provisions of the Confidentiality Agreement.  The executed term sheet provided for the signature of voting agreements by any shareholder holding more than five percent of Shamir’s total outstanding shares on an undiluted basis and also provided for a price range of $12 to $15 per share, based on certain assumptions and subject to the results of the due diligence investigation.

From May 3 until May 5, 2010, Messrs. Sagnières and Roy traveled to Israel to hold discussions concerning the general terms of the potential transaction with Messrs. Netzer, Katzman and Latzer, as well as with Uzi Tzur (Chairman of the board of directors of Shamir and Chairman of the management board of Kibbutz Shamir), Omri Rotem (member of the management board of Kibbutz Shamir) and Efrat Cohen (board member of Shamir and Chief Financial Officer of Kibbutz Shamir).  Discussions focused on Shamir’s global governance and the cultural fit between a kibbutz organization and Essilor, which traditionally has had significant employee shareholding via the Valoptec community.

On May 10, 2010, Shamir held an earnings conference call regarding its first quarter financial results. On the same day, the board of directors of Shamir held a meeting, in which the directors were updated on the status of the negotiations with Essilor, the timetable for the negotiations and the discussions with financial advisors and investment bankers. The board of directors authorized certain officers of Shamir to enter into agreements with financial advisors and investment bankers in connection with the potential transaction with Essilor.

On May 17, 2010, Shamir retained the services of Oppenheimer to review the fairness of the potential transaction to certain of its shareholders from a financial point of view.

On May 20, 2010, Ms. Xueref and Messrs. Lannes, Hadar and Wielemans held a call to discuss the timing of the due diligence process and the timing of availability of information, in particular audited financial information for 2009.

On June 1, 2010 and June 2, 2010, Messrs. Netzer and Moshe met with Messrs. Roy, Lannes and Ringel and Perella Weinberg representatives at Jones Day’s office in Paris, France.  They reviewed the process and the timetable for the potential transaction along with Shamir’s business plan, an updated version of which was provided on the same occasion.  The terms of the shareholders agreement were discussed along with corporate governance and exit provision related issues.

On June 10, 2010, Ms. Xueref, Messrs. Roy, Lannes, Netzer, Moshe, Hadar, Wielemans and Perella Weinberg representatives, held a conference call as part of a weekly process update to discuss the due diligence process and the legal documentation to be drafted.

On June 14, 2010, Jones Day provided GKH with drafts of the merger agreement, the share purchase agreement, a form of shareholders’ agreement  (to be executed only upon closing) and a form of support agreement (to be signed at the same time as the merger by Kibbutz Shamir and certain other shareholders to be decided).  The form of support agreement provided that the shareholders bound by the agreement would vote their shares in favor of the merger with Essilor and against proposals for certain alternative transactions.

On June 16, 2010, an Israeli journal named the “Calcalist” reported on its website that Essilor and Shamir were rumored to be in discussions about a possible acquisition.  A blog in the United States named the “Eye Over Heard” also reported the story.  On the same day, Mr. Netzer, Mr. Sagnières and their respective advisors discussed the market rumors and the status of Essilor’s due diligence.  Given the confidentiality obligations in respect of the parties’ discussions, the significant conditions to a potential transaction as provided in the parties’ non-binding term sheet and the absence of any definitive agreement in respect of the potential transaction, and following the analysis by Shamir of the applicable regulatory requirements, the parties determined to continue their respective policies of not responding to market rumors.

On June 17, 2010, Ms. Xueref, Messrs. Roy, Lannes, Netzer, Moshe, Hadar and Perella Weinberg representatives held a weekly process update conference call.  Several issues were discussed, including the due diligence process and the rumors which had appeared in the Israeli press.  Shamir mentioned it had no knowledge regarding a potential source of the leak. Ms. Xueref reminded the parties of confidentiality obligations.

On June 18, 2010, a trade journal called “MergerMarket” published a story based on a report released the previous day in an English-language Israeli newspaper and website called “Haaretz” stating that, while Kibbutz Shamir and Essilor were in contact, they were not discussing a potential transaction to sell Kibbutz Shamir’s stake in Shamir to Essilor.  Given the confidentiality obligations of Kibbutz Shamir and Essilor, the significant conditions to the non-binding term sheet between the parties and the absence of any definitive agreement in respect of the potential transaction between them and following the analysis by Shamir of the applicable regulatory requirements, the parties determined to continue their respective policies of not responding to market rumors.

On June 22, 2010, Mr. Sagnières met with Mr. Latzer in Montreal, Canada to discuss Mr. Latzer’s possible employment arrangements going forward.

On June 23, 2010, Mr. Netzer met with Mr. Roy to discuss the business plan and the progress of the discussions.  On the same day, GKH provided its initial comments to the share purchase agreement and the  form of support agreement.

On June 24, 2010, Ms. Xueref, Messrs. Roy, Lannes, Netzer, Moshe and Hadar and Perella Weinberg representatives held a weekly process update conference call discussing updates on the due diligence process, jurisdictions for potential antitrust filings and the treatment of employee stock options.

On the same day, Mr. Sagnières met with Mr. Netzer over dinner in Paris, France to discuss progress on the due diligence, the drafting of the transaction agreements and Mr. Netzer’s role in the new company.

On June 29, 2010, Mr. Netzer spoke with Mr. Roy over the phone about the progress of the process in relation to the potential transaction.

On June 30, 2010, the board of directors of Shamir held a meeting, in which the board of directors was updated on the negotiations, timetable and due-diligence process. On the same day, the audit committee of the board of directors approved Shamir’s agreement with Ernst & Young, in connection with the potential transaction with Essilor.

On July 1, 2010, Ms. Xueref, Messrs. Roy, Lannes, Netzer, Moshe, Hadar and Perella Weinberg representatives held a weekly process update conference call.  Discussions during the call concerned the updated status of the due diligence process and the drafting of the transaction agreements.  During the call it was confirmed that a meeting between the parties’ legal advisors would be held in Tel Aviv on July 14, 2010.  On the same day, GKH provided its initial comments to the shareholders agreement.

On July 2, 2010, Mr. Netzer received an email from Véronique Gillet (Essilor’s Senior Vice President of Investor Relations) requesting that a conference call be set up to discuss the communication process and strategy with respect to any potential transaction.  Mr. Netzer replied on the next day for the purposes of scheduling a date for the call.

On July 5, 2010, Mr. Netzer, Ms. Gillet and Ms. Waterman (Mr. Netzer’s Executive Assistant) held a conference call to discuss the public relations aspects of the potential transaction including the communication process.  Emails were exchanged regarding the same topics.

On July 8, 2010, Ms. Xueref, Messrs. Roy, Lannes, Netzer, Moshe and Hadar and Perella Weinberg representatives held a weekly process update conference call where updates on the progress of tax, financial and legal due diligence were provided, including legal due diligence that took place in Israel at Shamir’s offices on July 7 and 8 to review documents that Shamir considered too sensitive to be placed in the electronic data room.  Participants then agreed on the next steps to be taken with respect to the legal documentation.

On July 9 and July 16, 2010, Mr. Netzer spoke with Mr. Roy over the phone about the progress of the transaction process.

On July 11, 2010, GKH provided its initial comments to the merger agreement in anticipation of meetings to be held in Israel during July 15 and 16, 2010.

On July 14, 2010, Ms. Xueref and Mr. Mayo flew to Tel Aviv for meetings to be held with GKH and Yigal Arnon & Co. (an Israeli law firm acting as Essilor’s local legal counsel) on July 15 and 16, 2010, to discuss the draft agreements.

On July 15 and 16, 2010, Ms. Xueref, Mr. Mayo, Mr. Hadar and Mr. Perry Wildes (an attorney at GKH), and Barry Levenfeld and Ben Sandler (each partners at Yigal Arnon & Co.), discussed and negotiated the terms of the drafts of the merger agreement, the form of support agreement, the share purchase agreement and the shareholders agreement.  It was acknowledged that the parties had wide differences on various subjects including the nature and scope of the indemnity to be provided by Kibbutz Shamir for the post-acquisition period.

On July 19, 2010, Ms. Xueref, Messrs. Roy, Lannes, Netzer, Moshe, Hadar, Wielemans and Perella Weinberg representatives held a conference call as part of a weekly process update.

On July 22, 2010, Mr. Netzer spoke with Mr. Roy over the phone about the slow progress of the transaction and to provide an update regarding the due diligence process.

On July 24, 2010, Mr. Roy flew to Israel to meet with Messrs. Netzer, Tzur, Latzer and Katzman to discuss Kibbutz Shamir’s positions with respect to the potential transaction, and more specifically with respect to governance issues such as casting votes, deadlock situations and the role of the Special Operating Committee.

On July 26, 2010, two Perella Weinberg representatives held a conference call with representatives of Oppenheimer & Co. Inc., to discuss how to approach and secure the support of large institutional investors before the announcement of the proposed merger.  Discussions also focused on the objectives of such an approach and any conditions necessary to such contacts, as well as the timing and the identity of targeted shareholders.

On July 26, 2010, Mr. Netzer received an email from Sébastien Leroy (Essilor’s Financial Communication Manager) containing a draft of the press release announcing the merger, a draft of Essilor’s questions and answers form and a communication guide.

On the same day, Ms. Waterman acknowledged receipt of draft public relations and communication documents by sending an email to Ms. Gillet and Mr. Leroy.

On July 27, 2010, the board of directors of Shamir held a meeting to discuss, among other things, the status of the negotiations with Essilor, and what was expected following the execution of the merger agreement, and the necessary antitrust approvals, the shareholders approval and the court approval.

On July 28, 2010, in anticipation of meetings to be held on August 10 and 11, 2010 in Paris, Ms. Xueref provided Mr. Hadar with updated drafts of the preliminary merger agreement, share purchase agreement, shareholders agreement and form of support agreement. The form of support agreement stated that Essilor would expect it to be signed by Kibbutz Shamir and certain other parties.

On August 10 and August 11, 2010, meetings were held in Paris during which the parties, including Messrs. Netzer, Moshe, Roy, Lannes, Hadar, Mayo and Levenfeld and Mmes. Xueref and Hesse, gathered to discuss the draft agreements and the progress with respect to the potential transaction.   Among the legal agreements discussed were the ancillary agreements to be agreed between Essilor and Kibbutz Shamir, and between Shamir and Kibbutz Shamir (including lease agreements, various commercial agreements and a research and development cooperation agreement), which were subsequently negotiated, to put them in agreed form, in parallel with the merger agreement and the other related agreements, until the merger agreement and the other related agreements were signed and/or agreed on October 15, 2010, as described below.

On August 18, 2010, Mr. Netzer informed Ms. Xueref and Mr. Roy that Kibbutz Shamir had instructed the law firm of Shenhav Konforti Shavit & Co. (co-counsel to Kibbutz Shamir, “SKS”) to engage in discussions regarding issues concerning Kibbutz Shamir pertaining to the shareholders agreement, the share purchase agreement and the support agreement.  Amos Konforti, a partner at SKS, was named as the primary contact at SKS.

On August 19, 2010, Ms. Xueref, Messrs. Roy, Lannes, Netzer, Moshe and Hadar and Perella Weinberg representatives held a conference call as part of a weekly process update.  On the same day, Mr. Hadar provided Ms. Xueref with comments on the merger agreement.  Also on the same day, Shamir held an earnings conference call on its second quarter financial results.

On August 24 and August 25, 2010, Mr. Netzer spoke with Mr. Roy over the phone about the progress of the transaction process, and on August 25, 2010, Mr. Lannes called Mr. Moshe to discuss specific finance topics.

On August 31, 2010, Ms. Gillet received an email from Ms. Waterman regarding public relations and communications documents. Ms. Waterman sent a new draft of the press release with her changes.

On September 3, 2010, Ms. Xueref sent new versions of the shareholders agreement and the merger agreement to both Messrs. Hadar and Konforti in anticipation of meetings to be held in Paris on September 15 and 16, 2010.

On September 5, 2010, Mr. Netzer spoke with Mr. Roy over the phone about the progress of the transaction process.

From September 6 until September 8, 2010, Mr. Roy traveled to Israel and met with Messrs. Netzer, Tzur, Rotem and Konforti and Ms. Cohen to hold discussions with Kibbutz Shamir regarding the potential transaction.

On September 7, 2010, Ms. Xueref provided Mr. Hadar with a new version of the form of support agreement and provided Messrs. Hadar and Konforti with a new version of the share purchase agreement.  The support agreement stated that Essilor would expect it to be signed by Kibbutz Shamir and certain other parties.

On September 9, 2010, Mr. Hadar provided Ms. Xueref with comments to the merger agreement and the form of support agreement.

On September 10, 2010, Mr. Konforti provided Ms. Xueref with comments to the form of shareholders agreement on behalf of Kibbutz Shamir and Shamir Holdings.

On September 12, 2010, Mr. Konforti provided Ms. Xueref with comments to the share purchase agreement.  The updated share purchase agreement reflected a revised transaction structure, in which Essilor and Kibbutz Shamir would hold their shares in Shamir through Shamir Holdings rather than directly.  The draft share purchase agreement provided by Mr. Konforti reflected wide gaps in the parties’ respective positions, specifically regarding the post-closing indemnity to be provided by Kibbutz Shamir.

On September 15 and September 16, 2010, meetings were held in Paris during which the parties, including Messrs. Netzer, Rotem, Moshe, Roy, Lannes, Hadar, Konforti, Mayo and Levenfeld and Mmes. Xueref and Hesse, gathered to discuss the draft agreements and negotiate the legal terms of the potential transaction.

On September 21, 2010, Ms. Gillet received an email from Ms. Waterman regarding draft public relations issues and communication documents including Ms. Waterman’s changes to the draft questions and answers form.

On September 23, 2010, Ms. Xueref sent new versions of the draft agreements to Messrs. Hadar and Konforti.  Both the draft shareholders agreement and the share purchase agreement (now entitled the “share purchase and subscription agreement”) reflected the revised structure, in which Essilor and Kibbutz Shamir would hold their interest in Shamir through Shamir Holdings.

On September 24, 2010, Messrs. Roy and Netzer and Mmes. Gillet and Waterman met in Paris, France to discuss the communication documents, including the press releases, the key messages and the questions and answers form, as well as the communication process in general.  A discussion ensued about the contents of the communication documents.  Changes reflecting these discussions were made to the communication documents. On the same day, Messrs. Roy and Netzer and Marc François-Brazier (Essilor’s Senior Vice-President for Human Resources) discussed general human resources policies that could apply to Shamir after the acquisition and also discussed the employment terms of Shamir’s Chief Executive Officer under a new shareholding structure.

On September 28, 2010, Ms. Gillet sent an email to Messrs. Netzer and Roy and Ms. Waterman with the updated versions of the communication documents.

On September 29, 2010, Mr. Konforti provided comments to the shareholders agreement and the share purchase and subscription agreement.

On September 30, 2010, Ms. Gillet received an email from Mr. Netzer concerning the communication process indicating that Ms. Waterman was the main contact for communication matters.

On October 5, 2010, Mr. Hadar sent comments on the merger agreement to Mr. Levenfeld and provided him with a preliminary version of the Shamir disclosure schedules under the merger agreement.  Also on October 5, 2010, Messrs. Netzer, Moshe, Roy and Lannes met in Paris to discuss price in person.  Each side described its assessment of fair value for Shamir.  During the course of the discussions, Messrs. Netzer and Moshe noted positive elements of the Company’s performance in the first six months of 2010, and argued that these elements justified an offer price of $15 per share taking into account a proposed dividend that according to the Company was likely to be approximately $.80 per share, meaning a value of $15.80 per share, exceeding the range set forth in the parties’ term sheet. Essilor maintained its position that, in light of the available information, it would not offer more than $14 per share, meaning a value of $14.80 per share (taking into account the proposed dividend of $.80 per share), at the high end of the range set forth in the parties’ term sheet. No agreement was reached at the conclusion of the meeting, other than to recognize the positive current performance of the business; the parties decided to defer until a later time further discussions on price.  Ms. Gillet received an email from Ms. Waterman regarding the communication documents, and more specifically a new draft of the press release and a draft of Shamir’s letter to its employees.

On October 7, 2010, Ms. Gillet sent an email to Ms. Waterman with a new draft of the press release.

On the same day, the board of directors of Shamir held a meeting, in which the board of directors received updates on recent developments in the negotiations with Essilor, the material terms of the draft transaction agreements between Essilor and Shamir, and Essilor and Kibbutz Shamir, including the conditions to closing.

On October 10, 2010, Ms. Waterman sent two emails to Ms. Gillet, one with a new draft of the press release and the other with Shamir’s questions and answers form.

On October 11, 2010, Ms. Xueref and Messrs. Roy, Lannes and Mayo flew to Tel Aviv for meetings to finalize the draft transaction agreements.

On October 12, 2010, Ms. Waterman sent an email to Ms. Gillet with a new draft of the press release, a new draft of Shamir’s letter to its employees and a new draft of Shamir’s questions and answers form.

From October 12 to October 15, 2010, Essilor, Jones Day and Yigal Arnon, on the one hand, and Shamir, Kibbutz Shamir, GKH and SKS, on the other hand, negotiated the final terms of the merger agreement, the form of support agreement, the share purchase and subscription agreements and the form of shareholders agreement, as well as the related exhibits and disclosure schedules; the same parties also negotiated forms of certain commercial agreements, service agreements, sale and purchase agreements, a research and development agreement between Essilor and Shamir and lease agreements between Shamir and Kibbutz Shamir.  The parties also discussed the terms of amendments to the employment agreements of certain senior members of Shamir’s management and finalized the draft joint press release and the questions and answers documents.

During the same period, it was agreed that, in addition to Kibbutz Shamir and Shamir Holdings (as the direct owner of the Shamir shares), the following parties would be requested to sign the support agreement:  Mr. Katzman, Haklaei Eyal Ha’Sharon ACS, (an agricultural co-operative society through which Kibbutz Eyal holds some of its shares in Shamir) and Eyal Microwave Ltd., (a limited liability company through which Kibbutz Eyal holds the rest of its shares in Shamir).  Beginning on October 12, 2010, GKH and SKS negotiated execution versions of the aforementioned support agreements with the aforementioned respective shareholders.  Several other shareholders were approached during the same period and requested to sign a support agreement but declined to do so.

On October 13, 2010, the board of directors of Shamir declared a cash dividend, in an aggregate amount of $13.5M, to be paid on November 24, 2010, corresponding to a dividend per share of approximately $0.804 (based on the number of outstanding shares of Shamir as of October 13, 2010). On the same day, Shamir published its unaudited, interim consolidated financial statements as of June 30, 2010.

On October 14, 2010, Messrs. Netzer, Yagen, Lannes and Roy met in Yigal Arnon & Co.’s offices in Tel Aviv to discuss the transaction price before the appropriate board meetings were held to finalize the transaction. During the discussions, the parties discussed various elements that could affect the value of the Company, including the Company’s performance during the first six months of 2010, the Company’s cash position, the renewal of the Definity contract and certain contingent and future financial obligations of the Company. At the conclusion of the discussions, the Essilor representatives indicated a willingness to increase the offered price per share, in accordance with the terms and conditions contained in the draft transaction documentation, to $14.50 per share, meaning a value of just over $15.30 per share (after factoring in the declared dividend of $0.804), exceeding the value range set forth in the parties’ term sheet; the Essilor representatives also indicated that they would not be willing to increase further the offered price. The offer was accepted by the Company.

On October 14, 2010, Essilor apprised its board of directors of the status of the negotiations and of the final terms and conditions of the definitive agreements.

Also on the same day, Oppenheimer orally presented its opinion to the audit committee of Shamir which was later confirmed in writing. Shamir’s audit committee and board of directors held a meeting and Kibbutz Shamir held a General Assembly meeting to approve the merger agreement and the other transactions contemplated thereby.

Early in the morning on October 15, 2010, the merger agreement and the share purchase and subscription agreement were executed, along with all the other documentation intended to be executed concurrently with such agreements, and the form of shareholders agreement, ancillary agreements and other documents intended to be finalized but not executed were finalized, and the transaction was announced by joint press release.  The parties present at the negotiations and the signing of the agreements included Mmes. Xueref and Cohen, Messrs. Roy, Lannes, Mayo, Levenfeld, Sandler, Hadar, Konforti, Rotem, Netzer, Moshe, Tzur, David Bar Yosef (Shamir’s General Counsel), several associates from GKH (Nir Poleg and Ran Madjar) and an associate from SKS (Ori Chassin).

Also in the morning of October 15, 2010, Mmes. Gillet and Waterman and Mr. Bar-Yosef exchanged emails containing the final press release and discussed the announcement schedule over the phone.

 Shamir’s Reasons for the Merger

Benefits and Strategic Advantages of the Merger

Shamir determined that it was in its best interest to consider a consolidation with another company to obtain the synergies from combining with another company that would enable it to compete more aggressively against the other companies in the industry in which it operates.

Taking into consideration the Trigger-Foresight synergies analysis described under “– Synergies Analysis of Trigger-Foresight” and other factors described herein, the Company considered potentially negative aspects of a merger with Essilor. These included a loss of independence as a company and its potential impact on the Company’s relations with other customers and partners.  In addition, there is a risk that failure to close following the publication of the transaction would damage the Company’s reputation.

After consideration of the alternatives to a merger with Essilor, discussed below, as well as the advantages and disadvantages of a combination with Essilor, the Company decided to proceed with the merger for the following reasons:

•	Essilor is a leader in the sale of lenses;

•	Essilor already has a long-standing relationship with the Company, during which good interpersonal relationships have developed between management of the two companies;

•	Essilor offers important competitive components that the Company lacks, including:

°	extensive know-how, capabilities, and coating capabilities; and

°	a wide variety of solutions regarding lenses;

•	Essilor is Shamir’s largest customer, representing approximately 13% of all sales (38% of U.S. sales) in 2008 and approximately 15% of all sales (38% of U.S. sales) in 2009; and

•	Essilor has sufficient funds to complete the merger, and has shown a willingness to move forward toward that goal.

The Company believes that if it fails to act on the merger at this moment in time, Essilor may seek alternatives to reach its goals (including through combinations with competitors of the Company).

Alternatives to a Merger with Essilor

In the last two years, in addition to Essilor, Shamir has internally considered consolidating with some of the largest companies in the optics industry. Its principal considerations and its reasons for rejection of these companies were as follows:

•
With respect to alternative A: the management philosophy of the potential acquirer was incompatible and, among other things, required that Shamir not retain its own name. In rejecting this alternative, Shamir determined that this management philosophy would not enable Shamir to continue to conduct its operations in a manner that retained its own facilities, research and development, and brand names.

•
With respect to alternative B: the unavailability of funds to consolidate with the Company following a recent absorption of another target. In rejecting this alternative, Shamir determined that a transaction between the parties would probably be subject to financing conditions.

Recommendation of the Board of Directors of Shamir

As required under the Israeli Companies Law, prior to consideration by the board of directors of Shamir of the Merger Agreement, the merger and the other transactions contemplated by the Merger Agreement, the audit committee of the board of directors of Shamir, comprised of Ami Samuels, Giora Yahay and Israel Oz, each independent directors under the rules of The NASDAQ Global Market and two of whom are also external directors under the Israeli Companies Law, discussed and unanimously approved the Merger Agreement, the merger and the other transactions contemplated by the Merger Agreement.  In addition, Uzi Tzur, Giora Ben-Ze’ev and Efrat Cohen, each of whom are members of the board of directors of Shamir and also affiliated with Kibbutz Shamir, the controlling shareholder of Shamir, did not participate in the discussion or consideration of the merger by the board of directors of Shamir and did not vote on the recommendation or approval of the Merger Agreement, the merger or the other transactions contemplated by the Merger Agreement because of their affiliation with Kibbutz Shamir and requirements of the Israeli Companies Law.  As a result, the same persons who acted as the audit committee of the board of directors of Shamir also functioned as the board of directors of Shamir in connection with the recommendation and approval of the Merger Agreement, the merger and the other transactions contemplated by the Merger Agreement.

Members of the board of directors of Shamir affiliated with Kibbutz Shamir did not participate on behalf of Shamir in the negotiations leading to the entry into the Merger Agreement, the merger and the other transaction contemplated by the Merger Agreement.  Kibbutz members did, however, participate in the negotiations on behalf of the Kibbutz, in particular in relation to the negotiations of the Share Purchase and Subscription Agreement, the support agreement and the form of shareholders agreement.

Opinion of Oppenheimer

The audit committee of the board of directors and the board of directors of Shamir reviewed a detailed presentation by representatives of Oppenheimer regarding the financial aspects of the transaction and considered the opinion of Oppenheimer, dated as of October 14, 2010, that, subject to the factors, assumptions, qualifications and limitations set forth in the opinion, as of the date of the opinion, the consideration of $14.50 in cash, without interest thereon and less any applicable withholding taxes, to be received for each share of Shamir, not including the Excluded Shares pursuant to the Merger Agreement was fair, from a financial point of view, to the holders of shares of Shamir, other than the Excluded Shares. The board of directors of Shamir expressly adopted Oppenheimer’s analysis and discussion of the factors therein as its own in determining that the Merger Agreement, the merger and the other transactions contemplated by the Merger Agreement are fair to, and in the best interests of, Shamir and its shareholders who are unaffiliated with Shamir or Kibbutz Shamir and will be cashed-out in the merger.

While the fairness opinion delivered by Oppenheimer speaks as to the fairness of the consideration to be offered to all holders of shares of Shamir other than the Excluded Shares, and therefore encompasses Shamir’s directors and executive officers who are affiliated with Shamir (other than one executive officer of  Shamir who was expressly excluded), such encompassed affiliates will receive the same consideration for their options and shares as Shamir’s unaffiliated shareholders and consequently, the board of directors of Shamir believed that the inclusion of such affiliates within the scope of the fairness opinion does not mitigate against a finding that the per share merger consideration of $14.50 is fair from a financial point of view to Shamir’s unaffiliated shareholders.

Cash Consideration

The audit committee and board of directors of Shamir considered the fact that the proposed cash consideration in the merger would provide Shamir’s shareholders, other than Kibbutz Shamir, Shamir Holdings, Essilor, Merger Sub and their subsidiaries, with a premium over the share prices at the time of execution of the Merger Agreement.  Specifically, the audit committee and board of directors of Shamir noted that the cash consideration of $14.50 per share that Shamir shareholders will receive, other than Kibbutz Shamir, Shamir Holdings, Essilor, Merger Sub or any of their subsidiaries, represents a premium of approximately 32.1% above the dividend adjusted closing price of shares of Shamir on The NASDAQ Global Market on October 13, 2010 (the last full trading day prior to the meeting of the audit committee and board of directors of Shamir) and a premium of approximately 62.6% above the average dividend adjusted closing price of Shamir shares on The NASDAQ Global Market over the 90 days prior to and including October 13, 2010 of $8.92.  See “— Opinion of Oppenheimer” for more information about the premium.

Expected Tax Treatment

The board of directors of Shamir considered the fact that the merger is expected to be a taxable transaction for U.S. federal income tax and Israeli tax purposes.  See “— Material U.S. Federal and Israeli Income Tax Consequences.”

Absence of Alternatives to a Merger with Essilor

As a result of the considerations described under “— Shamir’s Reasons for the Merger,” the audit committee and board of directors of Shamir determined that there was no relevant and attractive alternative to the contemplated transaction with Essilor.

Conditions, Termination Provisions and Voting Undertakings

The audit committee and board of directors of Shamir reviewed the conditions to the merger under the Merger Agreement, including the condition that the merger be approved by a vote of the requisite percentage of the shareholders of Shamir, as described in “INFORMATION ABOUT THE SPECIAL MEETINGS – Required Vote for the Merger Proposal.”  The audit committee and board of directors of Shamir also reviewed the circumstances under which Shamir or Essilor would have the right to terminate the Merger Agreement.

In addition, the audit committee and board of directors of Shamir reviewed the provisions of the Merger Agreement that restrict Shamir’s right to solicit any proposal or offer regarding any acquisition of Shamir.  The audit committee and board of directors of Shamir also reviewed the provisions of the Merger Agreement that require the board of directors of Shamir to recommend approval of the merger by the shareholders of Shamir and restrict the board of directors of Shamir from withdrawing or modifying its recommendation unless, subject to specified conditions, it has received an unsolicited acquisition proposal which would, if completed, result in a transaction that is more favorable (from a financial point of view) to Shamir’s shareholders than the merger and which the acquiring party is capable of completing on the terms proposed.  The audit committee and board of directors of Shamir also reviewed the provisions of the Merger Agreement that restrict the board of directors of Shamir from terminating the Merger Agreement unless the board of directors of Shamir has concluded in good faith that an unsolicited Company Alternative Proposal (as defined in the Merger Agreement) is a Company Superior Proposal (as defined in the Merger Agreement) and has determined to enter into a definitive agreement with respect to such Company Superior Proposal, or unless certain other conditions specified in the Merger Agreement are met.  In addition, the audit committee and board of directors of Shamir reviewed the amounts that might be payable if the Merger Agreement is terminated under specified circumstances.

The board of directors of Shamir also considered the terms of the Support Agreements entered into by Kibbutz Shamir, Shamir’s largest shareholder, and other shareholders of the Company at the time of execution of the Merger Agreement.  The audit committee and board of directors of Shamir noted that, pursuant to the Support Agreements, these persons agreed, among other things, to vote all of their Shamir shares in favor of the merger.

The audit committee and board of directors of Shamir noted that each of these provisions could have an impact on a third party considering an unsolicited acquisition proposal for Shamir.  However, the audit committee and board of directors of Shamir also noted that Essilor had specified that Shamir’s agreement to each of these provisions was a condition to Essilor’s willingness to enter into the Merger Agreement.  The audit committee and board of directors of Shamir further noted that the Merger Agreement allowed Shamir to terminate the Merger Agreement, subject to Shamir’s payment of a termination fee of $7.0 million and an additional amount of up to $4.0 million in expenses to Essilor and satisfying other specified conditions, in order to approve an unsolicited acquisition proposal which would, if completed, result in a transaction that is more favorable (from a financial point of view) to the shareholders of Shamir than the merger and which the acquiring party is capable of completing on the terms proposed.

Regulatory Matters

In considering the various conditions that must be satisfied prior to the consummation of the merger, the audit committee and board of directors of Shamir specifically considered the various regulatory filings and approvals that would be necessary to complete the merger.  The audit committee and board of directors of Shamir noted the views of members of Shamir’s management team and of Shamir’s advisors as to the timing of, and the process and factors involved in, making such filings and seeking such approvals.

Approval Procedures

The audit committee and board of directors of Shamir noted that:

•
the Merger Agreement is conditioned on the approval of the Israeli court, which may grant a shareholder a hearing to object to the merger and may refrain from issuing an order authorizing the merger, even if the merger has been approved by the requisite majority of Shamir shareholders, including on the grounds that the merger is unfair to the shareholders of Shamir who are not affiliated with Shamir or Kibbutz Shamir (see “— Israeli Court Approval and Right to Object”); and

•
under Israeli law, the merger cannot be completed unless a majority of the shareholders of Shamir present (in person or by proxy) and voting (not including abstentions) who hold together at least 75% of the shares represented at each of the Meetings approve the Merger Agreement, the merger and the other transactions contemplated under the Merger Agreement, and provided that in the Second Meeting either: (i) such majority includes, for the purpose of approving any issues which may be considered to be an interested party transaction in accordance with Israeli law, the affirmative votes of at least one third of the shares represented at the Second Meeting held by the shareholders of Shamir who do not have a personal interest in the transactions, or Disinterested Shares, without taking into account any abstaining participants; or (ii) the total number of Disinterested Shares voted against the merger does not exceed 1% of the aggregate voting rights in Shamir, see “INFORMATION ABOUT THE SPECIAL MEETINGS - Required Vote for the Merger Proposal”.

Certain Risks

The audit committee and board of directors of Shamir considered a number of risks associated with the proposed transaction.  These included:

•	the risk that the merger may not be completed (including the related risks of loss of, or harm to, relationships with customers, suppliers and business partners);

•	the risk that key employees will not remain with Shamir;

•
the risk that the attention and efforts of senior members of Shamir’s management team may be diverted from Shamir’s businesses while they are working to implement the merger, and that valuable strategic opportunities may be lost;

•	risks associated with the restrictions imposed under the Merger Agreement on Shamir’s operational flexibility during the pendency of the merger;

•	the risk that, even if the merger is completed, the anticipated benefits and strategic advantages of the merger may not be realized;

•
the risk that if the Merger Agreement is terminated under certain circumstances, Shamir may become obligated (pursuant to the terms of the Merger Agreement) to pay a termination fee of $7.0 million and an additional amount of up to $4.0 million in expenses to Essilor; and

•	the various factors referred to in the sections of this document entitled “RISK FACTORS” and “CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS.”

Other Considerations; Personal Interests

The audit committee and board of directors of Shamir considered the fact that certain directors and executive officers of Shamir have interests in the merger that could be deemed to be different from, or in addition to, the interests of Shamir shareholders generally.

Pursuant to the Share Purchase and Subscription Agreement, (i) simultaneously with and subject to the occurrence of the merger, Essilor will purchase from Kibbutz Shamir 550,000 shares of Shamir at a per share price of $14.50, constituting an aggregate cash consideration of $7,975,000, and (ii) immediately following the merger, Essilor will (x) subscribe for certain newly issued shares of Shamir Holdings, in exchange for cash and (y) subscribe for additional newly issued shares of Shamir Holdings in exchange for the contribution to Shamir Holdings by Essilor of all of the shares of Shamir then held directly by Essilor.  As a result of the transactions contemplated by the Share Purchase and Subscription Agreement, immediately following the merger, Shamir will be a direct wholly-owned subsidiary of Shamir Holdings and Essilor and Kibbutz Shamir will each beneficially own 50% of all outstanding equity of Shamir Holdings.

Following the merger, Kibbutz Shamir, Shamir Holdings, Shamir and Essilor intend to enter into certain agreements, including:

•
a shareholders agreement, which will govern the relationship of the shareholders of Shamir and Shamir Holdings after the merger, including issues related to the nomination of members of the board of directors of Shamir, the process for making key decisions, restrictions on transfers of shares in Shamir and distribution of dividends;

•
amended leases and services agreements between Kibbutz Shamir and Shamir, which will govern the terms under which Shamir will lease and sublease properties from Kibbutz Shamir and the provision of certain services by Kibbutz Shamir to Shamir; and

•	commercial agreements and a research and development cooperation agreement.

See “OTHER MATERIAL AGREEMENTS RELATED TO THE MERGER.”

Provisions for Unaffiliated Shamir Shareholders

No provision has been made to grant unaffiliated shareholders of Shamir access to the corporate files of Shamir or to obtain counsel or appraisal services at the expense of Shamir or any other party or affiliate.

In light of the fact that the negotiations between the Company and Essilor were conducted at arm’s length and the audit committee of the board of directors of Shamir, comprised of the three independent directors of the board of directors of Shamir, and the board of directors of Shamir (each acting with the same three members), approved the Merger Agreement, the merger and the other transactions contemplated by the Merger Agreement, the majority of directors who are not employees of Shamir did not retain an unaffiliated representative to act solely on behalf of unaffiliated security holders for purposes of negotiating the terms of the merger.

The board of directors of Shamir did not consider liquidation value in determining the fairness of the merger to its shareholders who are unaffiliated with Shamir or Kibbutz Shamir and will be cashed-out in the merger, because it considers Shamir to be a viable going concern and also because a liquidation was not considered to be a realistic alternative based on Kibbutz Shamir’s and Essilor’s desire for Shamir to continue to conduct its business as a joint venture of Kibbutz Shamir and Essilor.   The board of directors of Shamir also did not consider net book value in determining the fairness of the merger to its shareholders who are unaffiliated with Shamir or Kibbutz Shamir and will be cashed-out in the merger because of their belief that net book value, which is an accounting concept, is not a reliable indicator of the value of Shamir as a going concern but rather is indicative of historical costs.

The above summary of certain factors considered by the board of directors of Shamir in connection with its evaluation of the merits of the merger is not intended to be an exhaustive list or discussion of the factors considered by the audit committee and board of directors of Shamir.  Due to the variety of the factors that the audit committee and board of directors of Shamir considered in evaluating the merits of the merger, the audit committee and board of directors of Shamir did not find it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors considered in its evaluation.  In addition, the audit committee and board of directors of Shamir did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, should be regarded as favorable or unfavorable.  Instead, the audit committee and board of directors of Shamir (each acting with the same three members) analyzed all of the factors as a whole and determined that, overall, the totality of the factors support its conclusion that the merger is in the best interests of Shamir and its shareholders.  Individual members of the audit committee and board of directors of Shamir may have assigned different relative weights or conclusions to each factor affecting the audit committee and board’s determination.

Recommendation of the Board of Directors of Shamir; Position of Shamir as to Fairness of the Merger

The board of directors of Shamir believes that the Merger Agreement, the merger and the other transactions contemplated by the Merger Agreement are fair to, and in the best interests of, Shamir and its shareholders who are unaffiliated with Shamir or Kibbutz Shamir and will be cashed-out in the merger and recommends that you vote FOR the proposal to approve the Merger Agreement, the merger and the other transactions contemplated by the Merger Agreement.

In reaching its decision to approve the Merger Agreement, the merger and the other transactions contemplated by the Merger Agreement and to recommend that the shareholders of Shamir vote to approve the Merger Agreement, the merger and the other transactions contemplated by the Merger Agreement, the board of directors of Shamir consulted Shamir’s management, Shamir’s legal and strategic advisors and Oppenheimer and considered a number of strategic, financial and other factors as more fully described above.

Opinion of Oppenheimer

In connection with the merger, on October 14, 2010, the audit committee of the board of directors of Shamir received an oral opinion, which was confirmed by delivery of a written opinion, dated October 14, 2010, from Oppenheimer to the effect that as of the date of the opinion and based upon and subject to the factors, assumptions, qualifications and limitations set forth in the opinion, the consideration of  $14.50, in cash, to be paid for outstanding shares of Shamir was fair, from a financial point of view, to holders of shares of Shamir, other than the Excluded Shares. The full text of Oppenheimer’s written opinion is attached to this document as Appendix B.  We encourage you to read the opinion carefully in its entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the review undertaken.  Oppenheimer’s opinion was provided to the audit committee, acting as well as the board of directors of Shamir in connection with its evaluation of the fairness of the merger consideration to be received by certain shareholders of Shamir from a financial point of view.  Oppenheimer expressed no view as to, and its opinion does not address, the underlying business decision of Shamir to proceed with or effect the merger or the likelihood of consummation of the merger or the relative merits of the merger as compared to any alternative business strategies or strategic alternatives that might exist for Shamir or the effect of any other transaction in which Shamir might engage.  Oppenheimer’s opinion does not address any other terms, aspects or implications of the merger and does not constitute a recommendation to any shareholder as to how such shareholder should vote or act on any matters relating to the proposed merger and does not address the fairness, from a financial point of view, to holders of Excluded Shares.

The summary of Oppenheimer’s opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Shareholders of Shamir are again urged to read the Oppenheimer opinion carefully and in its entirety.

In arriving at its opinion, Oppenheimer:

•	reviewed the unexecuted version of the merger agreement dated October 15, 2010;

•
reviewed Shamir’s Annual Report on Form 20-F for the five fiscal years ended December 31, 2009, and Reports of Foreign Issuer on Form 6-K and press releases of Shamir for such fiscal years and through October 13, 2010;

•
reviewed publicly available audited financial statements of Shamir for the five fiscal years ended December 31, 2009, and unaudited financial statements of Shamir for the six months ended June 30, 2010;

•	reviewed financial forecasts, projections and estimates of Shamir prepared by Shamir management;

•	reviewed the historical market prices and trading volume of Shamir shares on both the TASE and The NASDAQ Global Market;

•	held discussions with the senior management of Shamir with respect to the business, financial condition, operating results and future prospects of Shamir;

•	reviewed and analyzed certain publicly available financial data for other companies that Oppenheimer deemed relevant;

•	reviewed and analyzed certain publicly available financial information for transactions that Oppenheimer deemed relevant in evaluating the merger;

•	analyzed the estimated present value of the future cash flows of Shamir based on financial forecasts, projections and estimates prepared by the management of Shamir;

•	reviewed the premiums paid, based on publicly available information, in merger and acquisition transactions Oppenheimer deemed relevant in evaluating the merger;

•	reviewed other public information concerning Shamir that Oppenheimer deemed relevant; and

•	performed such other analyses, reviewed such other information and considered such other factors as Oppenheimer deemed appropriate.

In rendering its opinion, Oppenheimer relied upon and assumed, without independent verification or investigation, the accuracy and completeness of all of the financial and other information provided to or discussed with Oppenheimer by Shamir and its employees, representatives and affiliates or otherwise reviewed by Oppenheimer.  Oppenheimer has further relied upon the assurances of the management of Shamir that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. The management of Shamir provided to Oppenheimer a set of financial forecasts, projections and estimates relating to Shamir and prepared by the management of Shamir as described under “INFORMATION ABOUT THE COMPANIES INVOLVED WITH THE MERGER - Shamir Optical Industry Ltd. - Financial Forecasts.”  At the direction of the management of Shamir, and with Shamir’s consent, Oppenheimer assumed, without independent verification or investigation, that such forecasts, projections and estimates were reasonably prepared on bases reflecting the best available information, estimates and judgments of the management of Shamir as to the future financial condition and operating results of Shamir and the matters covered thereby and Oppenheimer has also assumed, upon Shamir’s consent, that all material regulatory and third party approvals, consents and releases for the merger will be obtained within the constraints contemplated by the Merger Agreement.  At the direction of representatives of Shamir, Oppenheimer also assumed that the final terms of the Merger Agreement will not vary materially from those set forth in the unexecuted copy reviewed by Oppenheimer.  Oppenheimer assumed the accuracy of the representations and warranties contained in the Merger Agreement, and all agreements related thereto, that the merger would be consummated in accordance with its terms without waiver, modification or amendment of any material term, condition or agreement and in compliance in all material respects with all applicable laws and other requirements and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on Shamir or the merger.

Oppenheimer neither made nor obtained any independent evaluations or appraisals of the assets or liabilities, contingent or otherwise, of Shamir. Oppenheimer did not express any opinion as to the underlying valuation, future performance or long-term viability of Shamir or the price at which Shamir shares would trade at any time. Oppenheimer also expressed no view as to, and its opinion did not address, the solvency of Shamir under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. In addition, Oppenheimer expressed no view as to, and its opinion did not address, any terms or other aspects or implications of the merger (other than the $14.50 per share cash merger consideration to the extent expressly specified in its opinion) or any aspect or implication of any other agreement, arrangement or understanding entered into in connection with the merger or otherwise, including, without limitation, the fairness of the merger to, or any consideration received in connection with the merger by, Kibbutz Shamir, Shamir Holdings, Essilor, to the extent it is or becomes a security-holder of Shamir prior to the final consummation of the merger, Merger Sub and its subsidiaries and other certain shareholders who have entered into support agreements with Essilor and Merger Sub, holders of any other class of securities other than shares held by Kibbutz Shamir, creditors or constituencies of Shamir; nor as to the fairness of the amount or nature of the compensation resulting from the merger to any individual officers, directors or employees of Shamir, or class of such persons, whether relative to the merger consideration or otherwise.  In addition, Oppenheimer expressed no view as to, and its opinion did not address, Shamir’s underlying business decision to proceed with or effect the merger, nor did its opinion address the relative merits of the merger as compared to any alternative business strategies or strategic alternatives that might exist for Shamir or the effect of any other transaction in which Shamir might engage. Oppenheimer’s opinion was necessarily based on the information available to it and general economic, financial and stock market conditions and circumstances as they existed and could be evaluated by Oppenheimer on the date of its opinion. The credit, financial and stock markets have been experiencing unusual volatility and Oppenheimer expressed no opinion or view as to the potential effects, if any, of such volatility on Shamir or the proposed merger. Although subsequent developments may affect its opinion, Oppenheimer does not have any obligation to update, revise or reaffirm its opinion.

Except as described above, Shamir imposed no other instructions or limitations on Oppenheimer with respect to the investigations made or the procedures followed by it in rendering its opinion. This summary is not a complete description of Oppenheimer’s opinion or the financial analyses performed and factors considered by Oppenheimer in connection with its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to summary description. Oppenheimer arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole, and did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its opinion. Accordingly, Oppenheimer believes that its analyses and this summary must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying Oppenheimer’s analyses and opinion.  The following quantitative information, to the extent it is based on market data, is, except as otherwise indicated, based on market data as it existed at or prior to October 14, 2010, and is not necessary indicative of current or future market conditions.

In arriving at its opinion, Oppenheimer reviewed the unexecuted version of the Merger Agreement dated October 15, 2010 and held discussions with certain senior officers, directors and other representatives and advisors of Shamir concerning the business, operations and prospects of Shamir.  Oppenheimer examined certain publicly available business and financial information relating to Shamir, as well as, certain financial forecasts, projections and estimates and other information and data relating to Shamir that were provided to, or otherwise reviewed by or discussed with, Oppenheimer by the management of Shamir, including information relating to Shamir, as well as, certain financial forecasts and other information and data relating to Shamir that were provided to, or otherwise reviewed by or discussed with, Oppenheimer by the management of Shamir, including information relating to the potential strategic implications and operational benefits (including the amount, timing and achievability thereof) anticipated by the management of Shamir to result from the merger. In performing its analyses, Oppenheimer considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its opinion, many of which are beyond Shamir’s control. No company, business or transaction used in the analyses is identical to Shamir or the merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed.

The assumptions and estimates contained in Oppenheimer’s analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by its analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, the assumptions and estimates used in, and the results derived from, Oppenheimer’s analyses are inherently subject to substantial uncertainty.

Oppenheimer was not requested to, and it did not, recommend the specific consideration payable in the merger. The type and amount of consideration payable in the merger was determined through negotiation between Shamir and Essilor, and the decision to enter into the transaction was solely that of Shamir’s audit committee, acting as well as the board of directors of Shamir. Oppenheimer’s opinion and financial presentation were only one of many factors considered by Shamir’s audit committee acting as well as the board of directors of Shamir in its evaluation of the merger and should not be viewed as determinative of the views of Shamir’s audit committee, board of directors or management with respect to the merger or the merger consideration.

Oppenheimer’s opinion was limited solely to the fairness of the merger consideration from a financial point of view as of the date of the opinion.  Neither Oppenheimer’s opinion nor the related analyses constituted a recommendation of the proposed merger to the audit committee or board of directors of Shamir or any shareholder of Shamir. Oppenheimer makes no recommendation to any shareholder of Shamir regarding how such holder should vote or act with respect to the merger or otherwise.

The following is a summary of the material financial analyses reviewed with Shamir’s audit committee, acting as well as the board of directors of Shamir, in connection with Oppenheimer’s opinion dated October 14, 2010. The financial analyses summarized below include information presented in tabular format. In order to fully understand Oppenheimer’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Oppenheimer’s financial analyses.  The following quantitative information, to the extent it is based on market data, is, except as otherwise indicated, based on market data, as it existed at or prior to October 14, 2010, and is not necessarily indicative of current or future market conditions.

Selected Companies Analysis

Oppenheimer reviewed financial and stock market information of Shamir and six selected publicly held companies with operations in the ophthalmic manufacturing industry, which is the industry in which Shamir operates, referred to as the Optical Group, and six selected publicly-held companies in the medical industry with a similar market capitalization, growth rates and margins as Shamir, referred to as the Small Cap Medical Group.  The following is a list of the selected companies in the Optical Group and in the Small Cap Medical Group:

Optical Group:

•	Essilor International
•	Hoya Corporation
•	Carl Zeiss Meditec AG
•	Safilo Group S.p.A.
•	Marcolin S.p.A
•	STAAR Surgical Company

Small Cap Medical Group:

•	ICU Medical, Inc.
•	Syneron Medical Ltd.
•	Consort Medical plc
•	Exactech, Inc.
•	RT1 Biologics, Inc.
•	Solta Medical, Inc.

Oppenheimer reviewed, among other things, enterprise values of the selected companies, calculated as fully diluted market value based on closing share prices on October 13, 2010, plus debt and less cash, as multiples of revenue and as multiples of earnings before interest, taxes, depreciation and amortization, but excluding non-recurring charges, referred to as Adjusted EBITDA. The selected companies’ revenue and Adjusted EBITDA were measured over the last twelve months (“LTM”) and for estimated calendar years 2010 and 2011. Financial data for the selected companies were based on certain publicly available research analysts’ estimates, public filings and other publicly available information. The following table sets forth the Enterprise Value, Revenue and Estimated Revenue, Adjusted EBITDA and Estimated Adjusted EBITDA and Enterprise Value/Revenue and Estimated Revenue and Enterprise Value/Adjusted EBITDA and Estimated Adjusted EBITDA for the relevant comparable companies.  Enterprise Value and Adjusted EBITDA were calculated as set forth above.

($ in millions, except per share data)

	October 13, 2010	Enterprise	Revenue and Estimated Revenue (EV / Revenue and Estimated Revenue)						Adjusted EBITDA and Estimated Adjusted EBITDA (EV/Adjusted EBITDA and Estimated Adjusted EBITDA)
Company	Price	Value (EV)	LTM		2010E		2011E		LTM		2010E		2011E
Optical Group
Essilor International	$66.90	$14,965.1	$4,772(3.14x	)	$5,337(2.80x	)	$5,834(2.57x	)	$1,073(13.9x	)	$1,145(13.1x	)	$1,290(11.6x	)
Hoya Corporation	24.41	9,657.9	5,047(1.91x	)	5,198(1.86x	)	5,451(1.77x	)	1,301(7.4x	)	1,378(7.0x	)	1,471(6.6x	)
Carl Zeiss Meditec AG	16.91	1,179.5	870(1.36x	)	947(1.25x	)	998(1.18x	)	133(8.9x	)	141(8.4x	)	151(7.8x	)
Safilo Group S.A.	14.91	995.3	1,373(0.73x	)	1,461(0.68x	)	1,545(0.64x	)	102(9.7x	)	126(7.9x	)	157(6.3x	)
Marcolin Sp.A.	4.14	193.2	278(0.80x	)	NA		NA		35(6.9x	)	NA		NA
STARR Surgical Company	5.65	195.1	77(2.52x	)	58(3.36x	)	61(3.18x	)	NM		NM		NM
Median	$15.91	$1,087.4	(1.63x	)	(1.86x	)	(1.77x	)	(8.9x	)	(8.1x	)	(7.2x	)
Mean	22.15	4,531.0	(1.74x	)	(1.99x	)	(1.87x	)	(9.4x	)	(9.1x	)	(8.1x	)
Small Cap Medical Group
ICU Medical, Inc.	$37.42	$444.1	$257(1.73x	)	$273(1.63x	)	$291(1.53x	)	$54(8.3x	)	$56(7.9x	)	$61(7.3x	)
Syneron Medical Ltd.	10.16	150.0	179(0.84x	)	187(0.80x	)	205(0.73x	)	NM		NM		NM
Consort Medical plc.	7.12	259.4	125(2.07x	)	201(1.29x	)	209(1.24x	)	45(5.8x	)	43(6.0x	)	45(5.7x	)
Exachtech, Inc.	14.96	216.8	187(1.16x	)	193(1.12x	)	211(1.03x	)	28(7.8x	)	32(6.8x	)	37(5.9x	)
RTI Biologics, Inc.	2.70	142.3	164(0.87x	)	165(0.86x	)	178(0.80x	)	15(9.6x	)	17(8.5x	)	29(4.9x	)
Solta Medical, Inc.	2.14	104.4	102(1.02x	)	114(0.91x	)	128(0.82x	)	NM		12(8.6)		22(4.7x	)
Median	$8.64	$183.4	(1.09x	)	(1.02x	)	(0.92x	)	(8.0x	)	(7.9x	)	(5.7x	)
Mean	12.42	219.5	(1.28x	)	(1.10x	)	(1.02x	)	(7.9x	)	(7.6x	)	(5.7x	)
Overall Median	$12.53	$238.1	(1.26x	)	(1.25x	)	(1.18x	)	(8.3x	)	(7.9x	)	(6.3x	)
Overall Mean	17.28	2,375.3	(1.51x	)	(1.51x	)	(1.41x	)	(8.7x	)	(8.2x	)	(6.8x	)
Shamir	$11.78	$205.6	$154(1.33x	)	$166(1.24x	)	$180(1.14x	)	$31(6.6x	)	$33(6.2x	)	$36(5.7x	)
Shamir@Transaction Price	14.50	255.1	154(1.65x	)	166(1.53x	)	180(1.42x	)	31(8.2x	)	33(7.7x	)	36(7.1x	)

Oppenheimer then calculated the median of each of the foregoing multiples derived from the Peer Group and from the Small Cap Medical Group over each of the LTM and estimated calendar years 2010 and 2011. Oppenheimer then selected the following ranges, representing plus and minus 10 percent around each applicable median multiple:

Selected Multiple Ranges

Metric and Time Period	Overall Multiple Range
Revenue
LTM	1.13x – 1.38x
2010 Estimate	1.12x – 1.37x
2011 Estimate	1.06x – 1.30x
Adjusted EBITDA
LTM	7.4x – 9.1x
2010 Estimate	7.1x – 8.7x
2011 Estimate	5.7x – 7.0x

Oppenheimer then applied the selected ranges to corresponding data of Shamir, to determine the following per share equity reference ranges:

Per Share Equity Reference Ranges

Metric and Time Period	Overall Range
Revenue
LTM	$10.05 – $12.20
2010 Estimate	$10.72 – $13.01
2011 Estimate	$11.01 – $13.37
Adjusted EBITDA
LTM	$13.22 – $16.04
2010 Estimate	$13.39 – $16.25
2011 Estimate	$11.75 – $14.26

Oppenheimer then calculated an implied per share equity reference range for each of the Peer Group and the Small Cap Medical Group equal to the average of each per share reference range for the applicable group. This analysis indicated the following implied per share equity reference ranges for the Company, as compared to the $14.50 per share cash merger consideration:

Implied Per Share Equity Reference Range

Overall

$11.69 — $14.19

Selected Precedent Transactions Analysis

Oppenheimer reviewed the transaction values of the following 6 transactions involving companies with operations in the ophthalmic manufacturing industry, referred to as the Optical Group, and 9 transactions involving small cap companies in the medical industry, referred to as the Small Cap Medical Group.

Announcement Date	Target	Acquirer

Optical Group

June 15, 2008	Satisloh Holding AG	Essilor International
December 17, 2004	Ioltech SA	Carl Zeiss Meditec AG
December 5, 2004	Sola International Inc.	Carl Zeiss Meditec AG/EQT Partners
January 15, 2002	Biocompatibles International plc	Cooper Companies
May 5, 2000	Wesley-Jessen Visioncare, Inc.	Novartis AG
March 9, 2000	Hydon Limited	Biocompatible Industrial plc

Small Cap Medical Group

October 6, 2010	Otix Global Inc.	William Demant Holding Group
April 15, 2010	National Dentex Corporation	GeoDigm Corporation
July 1, 2006	Ultravox Holdings Ltd.	Amplifon SpA
April 20, 2006	Miltex Inc.	Integra LifeSciences Holding Corporation
November 4, 2005	Compex Technologies, Inc.	Encore Medical Corporation
March 29, 2004	KaVo Dental GmbH & Co KG	Danaher Corp.
November 10, 2003	Sirona Dental Systems	Permira
March 28, 2002	Smith & Nephew (Rehabilitation Business)	One Equity Partners
May 27, 1999	Empi Inc.	The Carlyle Group

Oppenheimer reviewed, among other things, transaction values, calculated as the purchase prices paid for the target companies in the selected transactions, plus debt and less cash, as multiples of such target companies’ last 12 months’ revenue and Adjusted EBITDA publicly available at the time of the announcement of the relevant transaction; applicable Adjusted EBITDA information was not publicly available, or was not meaningful for the target company in one of the selected transactions in the ophthalmic manufacturing industry and in three of the selected transactions for small cap medical companies and, accordingly, was not reviewed. Financial data for the selected transactions were based on publicly available information at the time of announcement of the relevant transaction. Oppenheimer then applied selected ranges of last 12 months’ revenue and Adjusted EBITDA multiples derived from the selected transactions to Shamir’s last 12 months as of June 30, 2010 revenue and Adjusted EBITDA, respectively, to determine per share equity reference ranges. The specific transaction data reviewed was as follows:

($ in millions)

Optical Group
				Transaction	Transaction Value/
Announced	Closed	Target	Acquiror	Value	LTM Revenue		LTM EBITDA
06-15-05	10-13-08	Satisloh Holding AG	Essilor International	$521.7	1.34	x	7 5	x
12-17-04	02-01-05	loltech SA	Carl Zeiss Meditec AG	35.0	1.89		9.8
12-05-04	03-22-05	Sola International Inc.	Carl Zeiss Meditec AG/ EQT Partners	1,199.4	1.37		9.4
01-15-02	02-28-02	Biocompatibles International plc	Cooper Companies	98.2	1.36		NM
05-30-00	10-03-00	Wesley-Jessen Visioncare, Inc.	Novartis AG	839.8	2.59		11.9
03-09-00	06-15-00	Hydron Limited	Biocompatibles Industrial plc	63.0	1.34		12.4

			Median	$158.3	1.36	x	9.8	x
			Mean	416.5	1.55		10.2

Small Cap Medical Group
				Transaction	Transaction Value/
Announced	Closed	Target	Acquiror	Value	LTM Revenue		LTM EBITDA
10-06-10	Pending	Otix Global Inc.	William Demant Holding Group	$55.2	0.62	x	NM
04-05-10	07-29-10	National Dentex Corporation	GeoDigm Corporation	127.5	0.80		7.3	x
07-01-06	07-01-06	Ultravox Holdings Ltd.	Amplifon SpA	116.4	1.11		NA
04-20-06	06-16-06	Miltex Inc	Integra LifeSciences Holding Corporation	101.0	1.63		7.8
11-14-05	02-24-06	Compex Technologies, Inc.	Encore Medical Corporation	124.7	1.17		13.3
03-29-04	05-28-04	Kayo Dental GmbH & Co KG	Danaher Corp	425.0	0.94		NA
11-10-03	11-10-03	Sirona Dental Systems	Permira	480.4	1.47		6.8
03-28-02	03-28-02	Smith & Nephew (Rehabilitation Business)	One Equity Partners	123.1	1.15		8.2
05-27-99	05-31 -99	Empi Inc.	The Carlyle Group	168.5	2.27		7.6

			Median	$124.7	1.15	x	7.7	x
			Mean	191.3	1.24	x	8.5	x

			Overall Median	$127.5	1.34	x	8.2	x
			Overall Mean	299.3	1.42	x	9.3	x

		Shamir@Transaction Price ($14.50 per share)	Essilor	$255.1	1.65	x	8.2	x

Oppenheimer then calculated the median of the foregoing LTM revenue and Adjusted EBITDA multiples. Oppenheimer then selected the following ranges, representing plus and minus 10 percent around each applicable median multiple:

Selected Multiple Ranges

Metric	Multiple Range
Revenue	1.20x – 1.47x
Adjusted EBITDA	7.4x – 9.0x

Oppenheimer then applied the selected ranges to corresponding data of the Company to determine the following per share equity reference ranges:

Per Share Equity Reference Ranges

Metric	Range
Revenue	$10.66 – $12.95
Adjusted EBITDA	$13.12 – $15.92

Financial data for the Company were based on publicly available information. Oppenheimer then calculated an implied per share reference range equal to the average of the foregoing per share reference ranges.

This analysis indicated the following implied per share equity reference range for Shamir, as compared to the $14.50 per share cash merger consideration:

Implied Per Share
Equity Reference Range

$11.89 — $14.43

Discounted Cash Flow Analysis

Oppenheimer performed a discounted cash flow analysis on Shamir using the financial forecasts, projections and estimates prepared by Shamir’s management. Oppenheimer calculated implied net present value per Shamir share as of September 30, 2010 through the full fiscal year 2014, based on unlevered, after-tax free cash flows that Shamir forecasted to generate during the second half of fiscal year 2010 after taking into consideration a $13.5 million dividend declared on October 13, 2010 and to be paid on or about November 24, 2010 to shareholders of record as of November 8, 2010.  The relevant forecasts, projections and estimates are set forth below:

	Second Half of 2010	Projected
Fiscal Year End December 31,		2011	2012	2013	2014
	($ in millions, except per share data)

Revenue	$85.2	$180.3	$196.1	$213.3	$231.4
EBITDA	15.8	36.0	40.9	46.4	52.4

Oppenheimer calculated a range of terminal values for Shamir by applying a range of perpetuity growth rates of 2.5% to 4.5%, which were based upon an average annual growth rate of 3.5%, to the fiscal year 2014 estimated unlevered, after-tax estimated free cash flow. Oppenheimer used “The world market for vision correction; Richard Chaffin and Michael Schaus (2006)” report to estimate the appropriate perpetuity growth rate for the Company. The report provides long term growth rates of progressive addition lens buyers, based on the following three factors: economic growth (64.4%), population growth (25.1%) and age mix (10.5%). The information is provided by region. Oppenheimer looked at Shamir’s revenue exposure to various regions and applied these exposures to the regional projections from the report to calculate a weighted long-term growth rate using the methodology described above, Shamir’s perpetuity growth rate was calculated to be 3.3%. The present values of the unlevered, after tax free cash flows and terminal values were calculated using discount rates ranging from 13.0% to 15.0%. Oppenheimer calculated the appropriate discount rate by reviewing betas from comparables companies to get to an industry unlevered beta. The unlevered beta was then levered at the industry median capital structure to arrive at an appropriate beta. The beta was then used to calculate Shamir’s cost of equity using the Capital Asset Pricing Model. Shamir’s cost of debt was calculated based on the weighted average of Shamir’s 2007-2009 debt rates. The calculated cost of equity and cost of debt were then used to calculate Shamir’s Weighted Average Cost of Capital (“WACC”). A size premium was also added to the calculation. Using the methodology describe above Shamir’s WACC was calculated to be 14.0%.

Oppenheimer then calculated an implied net present value per Shamir share as of September 30, 2010 by adding together the corresponding estimated net present values of the unlevered, after tax free cash flows and terminal values.  This analysis indicated the following implied per share equity reference ranges for Shamir and the total for Shamir, based on such financial forecasts, projections and estimates, as compared to the $14.50 per share cash merger consideration:

Implied Per Share
Equity Reference Range

$11.40 — $15.97

Other Factors

Oppenheimer also reviewed, for informational purposes, the premiums paid in certain transactions in the United States (excluding spin-offs, split-offs, exchange offers, repurchases, recapitalizations and restructurings and financial services, insurance, real estate and government-related firms) with transaction values between $150 million and $250 million announced since January 1, 2005 and applied to the closing prices of Shamir shares one day, one week and one month prior to October 14, 2010 and selected range representing the 25th and 75th percentile of premiums derived from corresponding pre-announcement periods for such transactions. This analysis indicated the following premium for those time periods prior to announcement:

	Premium Paid Percentages
	Financial	Selected Range1		Per Share Amount
	Statistic	Low	High	Low	High
1 Day Prior 2	$11.78	5.8%	36.3%	$12.47	$16.05
1 Week Prior 2	10.64	8.8%	40.6%	11.57	14.96
1 Month Prior 2	10.70	11.3%	44.9%	11.91	15.51
—————————
(1)	Range represents 25th to 75th percentile of transaction premiums paid over the stock price one day prior, one week prior and one month prior to transaction announcement date.

(2)	Based on closing stock prices prior to October 14, 2010.

This indicated an implied equity reference range for Shamir of approximately $11.98 to $15.51 per share based on the average of the ranges shown in the table above.

Miscellaneous

Shamir has agreed to pay Oppenheimer for its services in connection with the merger an aggregate fee of approximately $500,000, a portion of which was payable upon delivery of Oppenheimer’s opinion and the balance of which is payable the earlier of (i) 120 days following the earlier to occur of oral or written delivery of the opinion to the audit committee acting as well as the board of directors of Shamir, or February 11, 2011, and (ii) the consummation of the merger.  Shamir also has agreed to reimburse Oppenheimer for its reasonable expenses, including reasonable fees and expenses of its legal counsel, and to indemnify Oppenheimer and related parties against liabilities, including liabilities under the federal securities laws, relating to, or arising out of, its engagement. In the ordinary course of business, Oppenheimer and its affiliates may actively trade the securities of Shamir or Essilor and their respective affiliates for Oppenheimer’s and its affiliates’ own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. In addition to being attached as Appendix B hereto, Oppenheimer’s written opinion is available for inspection and copying at Shamir’s principal executive offices during regular business hours by any interested shareholder of Shamir or his or her representative who has been so designated in writing.

Other than as described herein, none of Oppenheimer or its affiliates has had any material relationship with Shamir, Essilor or their respective affiliates, and none of Oppenheimer or its affiliates received or expects to receive any fees from Shamir, Essilor or their respective affiliates for services rendered in the past two years that are unrelated to the Merger Agreement, the merger or the other transactions contemplated by the Merger Agreement.

Shamir selected Oppenheimer to render an opinion as to the fairness of the merger from a financial point of view to its shareholders based on Oppenheimer’s reputation and experience and its familiarity with Shamir and its business.  Oppenheimer has not acted as Shamir’s financial advisor in connection with the merger.  Oppenheimer is an internationally recognized investment banking firm and, as a part of its investment banking business, is regularly engaged in valuations of businesses and securities in connection with acquisitions and mergers, underwritings, secondary distributions of securities, private placements and valuations for other purposes. The issuance of Oppenheimer’s opinion was approved by an authorized committee of Oppenheimer.

Synergies Analysis of Trigger-Foresight

In order to more closely consider a merger with Essilor, in February 2010, the Company engaged Trigger-Foresight, an Israeli consulting firm, to quantify various possible synergies that could result from the merger. Prior to such engagement, Trigger-Foresight had previously provided general consulting services to Shamir. Under the terms of the engagement between the parties, Trigger-Foresight was paid an aggregate amount of NIS 360,000 (approximately $100,000) for consulting services in connection with the potential merger and other general consulting services.  An additional fee of NIS 440,000 (approximately $120,000) is payable by Shamir to Trigger-Foresight upon the consummation of the merger.

Shamir selected Trigger-Foresight to act as its advisor based on Trigger-Foresight’s qualifications, expertise and reputation and its knowledge of the industries in which Shamir conducts its business.

The following represents a brief summary of the analysis prepared by Trigger-Foresight for Shamir’s board of directors and certain Shamir representatives, in a presentation dated June 2010.

In preparing its analysis, Trigger-Foresight, among other things:

•	Reviewed financial forecasts prepared by the management of Shamir (see “INFORMATION ABOUT THE COMPANIES INVOLVED IN THE MERGER – Shamir Optical Industry Ltd. – Financial Forecasts”);

•	Interviewed more than 25 Shamir managers in seven countries;

•	Interviewed more than 25 external industry managers in eight countries; and

•	Collected and reviewed publicly available market data.

Trigger-Foresight was not requested to, and did not, provide any opinion as to the fairness of the merger to Shamir or its shareholders. In preparing its analysis, Trigger-Foresight assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with it and further assumed, with the consent of Shamir, that such information and data did not contain any material omissions or misstatements of material fact.  With respect to the Shamir forecasts and the synergies, Trigger-Foresight assumed, with the consent of Shamir, that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Shamir as to the future financial performance of Shamir and the other matters covered thereby.  Trigger-Foresight received forecasts prepared by the management of Shamir in February 2010 and updated forecasts prepared by management of Shamir in June 2010, as described under “INFORMATION ABOUT THE COMPANIES INVOLVED WITH THE MERGER-Shamir Optical Industry Ltd. – Financial Forecasts.” Except as described above, Shamir imposed no other instructions or limitations on Trigger-Foresight with respect to the investigations made or procedures followed by it.

The analysis of Trigger-Foresight does not address many aspects of the merger (including, without limitation, the fairness or appropriateness of the merger consideration to Shamir or any of its shareholders) and does not constitute recommendations to any shareholder of any party to the merger as to how to vote or act in connection with the merger.

The analysis of Trigger-Foresight was not intended to be used by Shamir’s shareholders in evaluating the merger or the merger consideration.  The summary of the presentations set forth below is qualified in its entirety by reference to the full text of the analysis contained in the presentation dated June, 2010, that has been filed as an exhibit to the Schedule 13E-3 (the “Schedule 13E-3”) filed with the U.S. Securities and Exchange Commission (the “Commission” or “SEC”) by Shamir, Essilor, Essilor Israeli Holdings, Merger Sub, Kibbutz Shamir and Shamir Holdings.

According to the Trigger-Foresight analysis, the merger would likely produce several synergies, both on the revenue side and on the cost side:

On the revenue side, according to the Trigger-Foresight analysis, an increase in Shamir’s revenues could be achieved from various sources as a result of the merger:

•	Increase in the Company’s sales through Essilor’s laboratory network;

•	Increase of the Company’s sales in the United States;

•	Penetration into new markets (Asia, Central and Eastern Europe and Latin America); and

•	Increase in sub-contracting activity of the Company.

Based on the Trigger-Foresight analysis, and the assumptions contained in the analysis, the incremental revenues generated from the merger are estimated to be approximately $25.0 to $27.0 million for the year 2014.

On the cost side, according to the Trigger-Foresight analysis, two main synergies are expected as a result of the merger:

•	Reduction of Selling, General and Administrative costs; and

•	Reduction of the cost of relevant raw materials.

Based on the Trigger-Foresight analysis, and the assumptions contained in the analysis, total cost saving are estimated to be approximately $6.7 million for the year 2014.

The total impact of synergies described above as a result of the merger may lead to an increase in the total operating profit of the Company of approximately $11.4 million for the year 2014.

The preceding discussion is a summary of the analysis furnished by Trigger-Foresight to Shamir, but it does not purport to be a complete description of the analysis performed by Trigger-Foresight, or of its presentation to Shamir or of all potential benefits of the merger to Shamir or any other parties. The preparation of economic analyses is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analysis or of the summary set forth herein, without considering the analysis or the summary as a whole, could create an incomplete view of the processes underlying Trigger-Foresight’s analysis.

Trigger-Foresight prepared the analysis described herein solely for purposes of analyzing the merger and the analysis was provided to the board of directors of Shamir in connection with that purpose. This analysis does not purport to be an appraisal or a fairness opinion. Trigger-Foresight’s analysis was based in part upon forecasts provided by Shamir, which are not necessarily indicative of actual future results, and which may be significantly more or less favorable than suggested by Trigger-Foresight’s analysis.  Because this analysis is inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties to the merger or their respective advisors, none of Shamir, Trigger-Foresight or any other person assumes responsibility if future results are materially different from those forecasted.

It should be noted that Trigger-Foresight also provided advisory services to Shalag Industries Ltd., a public company that manufactures industrial non-woven fabric, in which Kibbutz Shamir holds an equity interest.  Other than as described herein, none of Trigger-Foresight or its affiliates has had any material relationship with Shamir, Essilor or their respective affiliates, and none of Trigger-Foresight or its affiliates received or expects to receive any fees from Shamir, Essilor or their respective affiliates for services rendered in the past two years that are unrelated to the Merger Agreement, the merger or the other transactions contemplated by the Merger Agreement.

A copy of the above-referenced presentation materials prepared by Trigger-Foresight has been filed as an exhibit to the Schedule 13E-3 filed with the SEC by Shamir, Essilor, Essilor Israeli Holdings, Merger Sub, Kibbutz Shamir and Shamir Holdings. Copies of these materials will also be made available for inspection and copying at Shamir’s principal executive offices during regular business hours by any interested shareholder of Shamir or his or her representative who has been so designated in writing.

Reasons of Essilor, Merger Sub and Essilor Israeli Holdings for the Merger and Position of Essilor, Merger Sub and Essilor Israeli Holdings as to Fairness of the Merger

         For Essilor, the purpose of the merger is to consummate the merger and the other transactions contemplated by the Merger Agreement, and to thereby (i) acquire beneficial ownership of 50% of the outstanding equity of the Company, (ii) enter into a joint venture relationship with Kibbutz Shamir, and (iii) cause the Company to be delisted from The NASDAQ Global Market and the Tel Aviv Stock Exchange, in each case as more fully detailed elsewhere in this document.  The transaction will represent a cash investment of approximately $130 million for Essilor, to be fully financed using Essilor’s existing cash resources, including current availability under Essilor’s existing credit facilities.  Essilor believes that the contemplated joint venture represents an important addition to Essilor’s business.  Essilor believes, notwithstanding the contemplated addition, that the future conduct and success of the business comport numerous risks, including the risks described under “RISK FACTORS” and described under the caption entitled “Risk Factors” in Shamir’s Annual Report on Form 20-F for the year ended December 31, 2009.  Essilor did not consider alternative means to accomplish the foregoing purposes.

Under the rules governing “going private” transactions, Essilor, Merger Sub and Essilor Israeli Holdings are required to provide certain information regarding their position as to the fairness of the merger to shareholders unaffiliated with Shamir or with Kibbutz Shamir.  Essilor, Merger Sub and Essilor Israeli Holdings are making the statements included in this section solely for purposes of complying with such requirements.  The views of Essilor, Merger Sub and Essilor Israeli Holdings should not be construed as a recommendation to any shareholder as to how that shareholder should vote on the proposal to approve the Merger Agreement, the merger or the other transactions contemplated by the Merger Agreement.

Essilor attempted to negotiate the terms of a transaction that would be most favorable to Essilor, and not to shareholders of Shamir, and, accordingly, did not negotiate the Merger Agreement with the goal of obtaining terms that were fair to such shareholders.  None of Essilor, Merger Sub or Essilor Israeli Holdings believes that it has or had any fiduciary duty to Shamir or its shareholders, including with respect to the merger and its terms.  None of Essilor, Merger Sub or Essilor Israeli Holdings participated in any of the deliberations of Shamir’s board of directors or the audit committee of Shamir’s board of directors regarding, or received advice from Shamir’s legal or other advisors, or Oppenheimer as to, the fairness of the proposed merger.  Additionally, Essilor, Merger Sub and Essilor Israeli Holdings did not undertake a formal evaluation of the fairness of the proposed merger.  Although Essilor consulted with its financial advisor, Perella Weinberg, regarding certain financial aspects of the proposed merger, none of Essilor, Merger Sub or Essilor Israeli Holdings engaged a financial advisor for the purposes of assessing the fairness of the proposed merger or the fairness of the merger consideration.

Essilor, Merger Sub and Essilor Israeli Holdings believe that the merger is substantively fair to unaffiliated shareholders of Shamir based on the following factors:

•
the cash consideration of $14.50 per share that Shamir shareholders will receive, other than Kibbutz Shamir, Shamir Holdings, Essilor, Merger Sub or any of their respective subsidiaries, represents a premium of approximately 25.5% above the dividend adjusted closing price of shares of Shamir on The NASDAQ Global Market on October 14, 2010 (the last full trading day prior to the announcement of the merger) and a premium of approximately 61.5% above the dividend adjusted average closing price of Shamir shares on The NASDAQ Global Market over the 90 days prior to and including October 14, 2010 of $8.98;

•
the board of directors of Shamir unanimously concluded that the merger was fair to the shareholders of Shamir who are not affiliated with Shamir or Kibbutz Shamir, and approved the Merger Agreement, the merger and the other transactions contemplated by the Merger Agreement, and the members of the board of directors deliberating and voting thereon were three independent directors who were not affiliated with Kibbutz Shamir or Shamir Holdings;

•
other than the proposal of Essilor, to the knowledge of Essilor, Merger Sub and Essilor Israeli Holdings, Shamir had not received any recent acquisition proposals, other than those described above under “SPECIAL FACTORS — THE MERGER — Background of the Merger” and “SPECIAL FACTORS — THE MERGER — Shamir’s Reasons for the Merger – Alternatives to Merger with Essilor”;

•
the consideration to be paid to the unaffiliated shareholders in the merger is all cash, and the merger will allow unaffiliated shareholders to dispose of their shares without incurring the brokerage and other costs typically associated with market sales;

•
the unaffiliated shareholders will not be exposed to the risks and uncertainties relating to the Company’s prospects (including the risks described under “RISK FACTORS” and described under the caption entitled “Risk Factors” in Shamir’s Annual Report on Form 20-F for the year ended December 31, 2009), or to the risks associated with Kibbutz Shamir’s post-closing indemnification obligations with respect to potential breaches of representations and warranties by the Company under the Merger Agreement;

•
Shamir’s right to terminate the Merger Agreement and pay termination fees under certain circumstances in the event that Shamir terminates the Merger Agreement in response to a superior proposal from a third party;

•
under the terms of the Merger Agreement, in certain circumstances prior to obtaining shareholder approval of the Merger Agreement, Shamir’s board of directors is permitted to withdraw or modify its recommendation of the Merger Agreement, see “TERMS OF THE MERGER AGREEMENT— Change in Recommendation”;

•	the terms of the Merger Agreement do not contain a financing contingency and Essilor has the financial resources to complete the merger;

•
Shamir’s shareholders will have the right to file an objection to the merger with the Israeli court under Israeli law, even if the merger has been approved by the requisite majority of Shamir shareholders, and the Israeli court may refrain from issuing an order approving the merger, even if the merger has been approved by the requisite majority of Shamir shareholders;

•
the Merger Agreement is conditioned on the approval of the Israeli court, which may grant a shareholder a hearing to object to the merger, and the Israeli court may refrain from issuing an order authorizing the merger, even if the merger has been approved by the requisite majority of Shamir shareholders, including on the grounds that the merger is unfair to the Shamir shareholders (see “SPECIAL FACTORS — THE MERGER — Israeli Court Approval and Right to Object”); and

•
in addition, notwithstanding that Oppenheimer’s fairness opinion was not delivered to Essilor, Merger Sub or Essilor Israeli Holdings, and notwithstanding the fact that Essilor, Merger Sub and Essilor Israeli Holdings are not entitled to rely on Oppenheimer’s fairness opinion, Essilor, Merger Sub and Essilor Israeli Holdings noted that the audit committee of Shamir’s board of directors received an opinion, as described above, from Oppenheimer, to the effect that, as of the date of the opinion and subject to various assumptions, qualifications, limitations and other matters set forth therein, the consideration to be received by the shareholders (other than holders of Excluded Shares) in the proposed merger pursuant to the Merger Agreement was fair to such shareholders from a financial point of view.

Essilor, Merger Sub and Essilor Israeli Holdings believe that the merger is procedurally fair to unaffiliated shareholders of Shamir based on the following factors:

•
the board of directors of Shamir unanimously concluded that the merger was fair to the shareholders of Shamir who are not affiliated with Shamir or Kibbutz Shamir, and approved the Merger Agreement, the merger and the other transactions contemplated by the Merger Agreement, and the members of the board of directors deliberating and voting thereon were three independent directors who were not affiliated with Kibbutz Shamir or Shamir Holdings;

•
as required by the Israeli Companies Law, members of the board of directors of Shamir who are affiliated with Kibbutz Shamir, the controlling shareholder of Shamir, did not participate in the discussion and did not vote on the approval of the Merger Agreement, the merger or the other transactions contemplated by the Merger Agreement;

•	the merger consideration and other terms and conditions of the Merger Agreement and related transactions were the result of arm’s-length negotiations between Essilor, Shamir and Kibbutz Shamir;

•
under the terms of the Merger Agreement, in certain circumstances prior to obtaining shareholder approval of the Merger Agreement, Shamir’s board of directors is permitted to withdraw or modify its recommendation of the Merger Agreement;

•
under Israeli law, the merger cannot be completed unless a majority of the shareholders of Shamir present (in person or by proxy) and voting (not including abstentions) who hold together at least 75% of the shares represented at each of the Meetings approve the Merger Agreement, the merger and the other transactions contemplated by the Merger Agreement, and provided that in the Second Meeting either: (i) such majority includes, for the purpose of approving any issues which may be considered to be an interested party transaction in accordance with Israeli law, the affirmative votes of at least one third of the shares represented at the Second Meeting held by the shareholders of Shamir who do not have a personal interest in the transactions, or Disinterested Shares, without taking into account any abstaining participants; or (ii) the total number of Disinterested Shares voted against the merger does not exceed 1% of the aggregate voting rights in Shamir, see “INFORMATION ABOUT THE SPECIAL MEETINGS - Required Vote for the Merger Proposal”;

•
Shamir’s shareholders will have the right to file an objection to the merger with the Israeli court under Israeli law, even if the merger has been approved by the requisite majority of Shamir shareholders, and the Israeli court may refrain from issuing an order approving the merger, even if the merger has been approved by the requisite majority of Shamir shareholders; and

•
the Merger Agreement is conditioned on the approval of the Israeli court, which may grant a shareholder a hearing to object to the merger, and the Israeli court may refrain from issuing an order authorizing the merger, even if the merger has been approved by the requisite majority of Shamir shareholders, including on the grounds that the merger is unfair to the Shamir shareholders (see “SPECIAL FACTORS — THE MERGER — Israeli Court Approval and Right to Object”).

Essilor, Merger Sub and Essilor Israeli Holdings recognize that the merger is not structured to require the approval of a majority of the unaffiliated Shamir shareholders, nonetheless Essilor, Merger Sub and Essilor Israeli Holdings believe that, in light of the majority shareholder approval required under the Israeli Companies Law, the merger is procedurally fair to unaffiliated shareholders of Shamir.

Although the majority of directors who are not employees of Shamir did not retain an unaffiliated representative to act solely on behalf of unaffiliated shareholders for purposes of negotiating the terms of merger, Essilor, Merger Sub and Essilor Israeli Holdings believe that because members of the board of directors of Shamir who are affiliated with Kibbutz Shamir, the controlling shareholder of Shamir, did not participate in the discussion and did not vote on the approval of the Merger Agreement, the merger or the other transactions contemplated by the Merger Agreement, and as a result, the same persons who acted as the audit committee of the board of directors of Shamir also functioned as the board of directors of Shamir in connection with the approval of the Merger Agreement, the merger and the other transactions contemplated by the Merger Agreement, the interests of the unaffiliated shareholders of Shamir were effectively represented.

Members of the board of directors of Shamir affiliated with Kibbutz Shamir did not participate on behalf of Shamir in the negotiations leading to the entry into the Merger Agreement, the merger and the other transaction contemplated by the Merger Agreement. Kibbutz members did, however, participate in the negotiations on behalf of the Kibbutz, in particular in relation to the negotiations of the Share Purchase and Subscription Agreement, the support agreement and the form of shareholders agreement.

Essilor, Merger Sub and Essilor Israeli Holdings did not consider liquidation value in determining the fairness of the merger to shareholders of Shamir unaffiliated with Shamir or with Kibbutz Shamir because they consider Shamir to be a viable going concern and also because a liquidation was not considered to be a realistic alternative based on Essilor’s and Kibbutz Shamir’s desire for Shamir to continue to conduct its business as a joint venture of Essilor and Kibbutz Shamir.   Essilor, Merger Sub and Essilor Israeli Holdings also did not consider net book value in determining the fairness of the merger to shareholders unaffiliated with Shamir or with Kibbutz Shamir because of their belief that net book value, which is an accounting concept, is not a reliable indicator of the value of Shamir as a going concern but rather is indicative of historical costs.  Essilor, Merger Sub and Essilor Israeli Holdings did not seek to establish a pre-merger going concern value for the Shamir shares to determine the fairness of the merger to shareholders unaffiliated with Shamir or with Kibbutz Shamir.  Essilor, Merger Sub and Essilor Israeli Holdings do not believe there is a single method of determining going concern value and, therefore, did not base its valuation of the Company on a concept that is subject to various interpretations.

The foregoing discussion of the information and factors considered and given weight by Essilor, Merger Sub and Essilor Israeli Holdings in connection with the fairness of the merger is not intended to be exhaustive but is believed to include all material factors considered by Essilor, Merger Sub and Essilor Israeli Holdings. Essilor, Merger Sub and Essilor Israeli Holdings did not find it practicable to assign, and did not assign, relative weights to the individual factors considered in reaching their conclusion as to the fairness of the proposed merger. Rather, their fairness determination was made after consideration of all of the foregoing factors as a whole.

Financial Analyses of Perella Weinberg

Essilor retained Perella Weinberg to act as its financial advisor in connection with the merger. Essilor selected Perella Weinberg to act as its financial advisor based on Perella Weinberg’s qualifications, expertise and reputation and its knowledge of the industries in which Essilor conducts its business. Perella Weinberg, as part of its investment banking business, is continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, leveraged buyouts and other transactions as well as for corporate and other purposes.

The following represents a brief summary of the material financial analyses prepared by Perella Weinberg for Essilor’s board of directors and certain Essilor representatives, in presentations dated February 25, 2010 (the “February Materials”), July 12, 2010 (the “July Materials”) and October 14, 2010 (the “October Materials”).

In preparing its financial analyses, Perella Weinberg, among other things:

•	reviewed certain publicly available financial statements and other business and financial information with respect to Shamir;

•	reviewed financial forecasts prepared by the management of Shamir (see “INFORMATION ABOUT THE COMPANIES INVOLVED WITH THE MERGER – Shamir Optical Industry Ltd. — Financial Forecasts”);

•
discussed the past and current business, operations, financial condition and prospects of Shamir, including information relating to certain strategic, financial and operational benefits anticipated from the merger, with senior executives of Essilor and Shamir;

•	reviewed the pro forma financial impact of the merger on the future financial performance of Essilor;

•	reviewed certain publicly available financial forecasts relating to Essilor;

•	compared the financial performance of Shamir with that of certain publicly-traded companies which it believed to be generally relevant;

•	compared the financial terms of the merger with the publicly available financial terms of certain transactions which it believed to be generally relevant;

•
reviewed the historical trading prices and trading activity for Shamir’s shares, and compared such price and trading activity of Shamir’s shares with that of securities of certain publicly-traded companies which it believed to be generally relevant;

•	reviewed drafts of the transaction agreements; and

•	conducted such other financial studies, analyses and investigations, and considered such other factors, as it deemed appropriate.

Perella Weinberg was not requested to, and did not, provide any opinion as to the fairness of the merger to Essilor or its shareholders, or to Shamir or its shareholders. In preparing its analyses, Perella Weinberg assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with it and further assumed, with the consent of Essilor, that such information and data did not contain any material omissions or misstatements of material fact.  With respect to the Shamir forecasts and the synergies, Perella Weinberg assumed, with the consent of Essilor, that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Shamir as to the future financial performance of Shamir and the other matters covered thereby.  Perella Weinberg received forecasts prepared by the management of Shamir in February 2010 (referred to as the “February Forecast”) and updated forecasts prepared by management of Shamir in June 2010 (referred to as the “Updated Forecast”), as described under “INFORMATION ABOUT THE COMPANIES INVOLVED WITH THE MERGER - Shamir Optical Industry Ltd. - Financial Forecasts.” At the direction of Essilor, Perella Weinberg prepared an adjusted version of the Updated Forecasts (referred to as the “Adjusted Updated Forecast”) to reflect, as Essilor instructed, a more conservative annual growth rate and a different euro-dollar exchange rate than the rates used by Shamir’s management. Perella Weinberg was not provided with, and did not have access to, financial forecasts relating to Essilor prepared by the management of Essilor. Accordingly, Perella Weinberg was advised by Essilor, and assumed, that the publicly available financial forecasts of Essilor were a reasonable basis upon which to evaluate the future financial performance of Essilor and Perella Weinberg used these forecasts in performing its analyses.

Perella Weinberg did not make and was not provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Shamir or Essilor, nor did it make any physical inspection of the properties or assets of Shamir or Essilor. Perella Weinberg did not evaluate the solvency or fair value of Shamir or Essilor under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. Perella Weinberg assumed, with the consent of Essilor, that the merger would be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the merger, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, would be imposed that would have an adverse effect on Shamir, Essilor or the contemplated benefits of the merger material to its analysis. Perella Weinberg is not a legal, tax, regulatory or accounting advisor and assumed that Essilor received such advice as it deemed necessary from qualified professionals.

The financial analyses of Perella Weinberg do not address many aspects of the merger (including, without limitation, the fairness or appropriateness of the merger consideration to Shamir or any of its shareholders) and do not constitute recommendations to any shareholder of any party to the merger as to how to vote or act in connection with the merger. The analyses of Perella Weinberg do not in any manner address the prices at which shares of Essilor or Shamir will trade at any time. These analyses were necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Perella Weinberg as of, the date of the February Materials, July Materials and October Materials, as applicable. The financial analyses of Perella Weinberg were prepared for certain Essilor representatives and Essilor’s board of directors and did not evaluate the merger or the merger consideration from the point of view of any party other than Essilor. In preparing its analyses, Perella Weinberg took into account Essilor’s commercial assessment of the merger. The analyses do not address Essilor’s underlying business decision to enter into the merger or the relative merits of the merger as compared with any other strategic alternatives which may be available to Essilor. Perella Weinberg provided its analysis for the information and assistance of Essilor in connection with, and for the purposes of, its evaluation of the merger.

The financial analyses of Perella Weinberg were not intended to be used by Shamir’s shareholders in evaluating the merger or the merger consideration.  The summary of the presentations set forth below is qualified in its entirety by reference to the full text of the financial analyses contained in the February Materials, July Materials and October Materials that have been filed with the SEC as exhibits to the Schedule 13E-3. The order of analyses described below does not represent the relative importance or weight given to those analyses by Perella Weinberg. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by Perella Weinberg, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by Perella Weinberg. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by Perella Weinberg.

February Materials

Perella Weinberg prepared the February Materials in reliance upon the February Forecast, among other things. Additionally, at the direction of Essilor, Perella Weinberg calculated the implied price per share of Shamir net of the value of a commercial contract, referred to as the Definity Contract, between Shamir and Essilor that was due to terminate at the end of 2010. Upon guidance from Essilor, the value attributed to the Definity Contract in the February Materials was between $2.3 and $2.6 per share of Shamir.

Historical Stock Trading Analysis

Perella Weinberg noted that the 3-month trading range, as of February 23, 2010, of Shamir’s shares was $7.9 to $10.0.

Selected Publicly Traded Companies Analysis

Perella Weinberg reviewed and compared certain financial information, ratios and public market multiples for Shamir to corresponding financial information, ratios and public market multiples for the following publicly traded companies in the optical device industry which, in the exercise of its professional judgment and based on its knowledge of such industry, Perella Weinberg determined to be relevant to its analysis:

•	Essilor
•	Hoya Corp.
•	Luxottica Group S.p.A.
•	Cooper Companies Inc.
•	Safilo Group S.p.A

Perella Weinberg calculated and compared financial information, ratios and public market multiples of Shamir and each of the selected companies based on the closing price per share as of February 23, 2010, publicly available information and information Perella Weinberg obtained from company disclosure for historical information and public forecasts for forecasted information. With respect to Shamir and each of the selected companies, Perella Weinberg reviewed, among other things:

•	enterprise value (“EV”) as a multiple of estimated EBITDA for 2009, 2010 and 2011; and

•	price per share as a multiple of estimated earnings per share (“EPS”) for 2009, 2010 and 2011.

Such multiples are summarized in the following table:

			EV / EBITDA multiple						Price / EPS multiple
Company	2009E		2010E		2011E		2009E		2010E		2011E
Essilor	12.1	x	10.9	x	10.0	x	21.6	x	19.2	x	17.3	x
Hoya Corp	9.1	x	8.5	x	7.7	x	29.2	x	19.8	x	16.3	x
Luxottica Group S.p.A.	12.1	x	10.9	x	9.8	x	24.3	x	20.3	x	17.7	x
Cooper Companies Inc.	10.0	x	9.2	x	8.3	x	17.5	x	16.8	x	14.9	x
Safilo Group S.p.A.	8.5	x	7.6	x	5.7	x	n/m		n/m		6.0	x
Shamir	6.4	x	5.0	x	4.8	x	12.9	x	8.4	x	7.5	x

Based on its assessment of Shamir and its broadly defined peer group, Perella Weinberg derived ranges of 9.0x-10.0x with respect to 2009 EV/EBITDA, 8.0x-9.0x with respect to 2010 estimated EV/EBITDA and 11.0x-12.0x with respect 2010 estimated EV/EBIT. These analyses implied a price per Shamir share between $11.7 and $12.9 (based on 2009 estimated EBITDA); between $13.8 and $15.5 (based on 2010 estimated EBITDA); and between $13.5 and $14.6 (based on 2010 estimated EBIT).

Although the selected companies were used for comparison purposes, no business of any selected company was either identical or directly comparable to Shamir’s business. Accordingly, an evaluation of the results of these analyses is not entirely mathematical. Rather, these analyses involve complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition or other values of the companies, business segments or transactions to which Shamir and the merger were compared.

Selected Precedent Transactions Analysis

Perella Weinberg reviewed, to the extent publicly available, financial information relating to the following five selected transactions involving optical lenses and advanced glass materials companies that are of a substantial size and for which publicly disclosed information is available. Perella Weinberg reviewed the enterprise value implied for the target company based on the consideration payable in the selected transactions, as a multiple of the target company’s EBITDA for the latest twelve months (abbreviated in the table below as “EV/EBITDA LTM”) and, where information was publicly available, the next forecast fiscal years (abbreviated in the table below as “EV/EBITDA LFY+1”).

Announcement Date	Acquiror	Target	EV/EBITDA LTM		EV/EBITDA LFY+1
December 2009	Essilor	FGX International	9.1	x	9.2	x
June 2008	Essilor	Satisloh Holding	12.2	x	n/a
May 2008	Carlyle	NH Techno Glass	n/a		n/a
December 2006	Bridgepoint	Rodenstock	9.2	x	n/a
December 2004	Carl Zeiss Vision / EQT	SOLA International	12.2	x	9.3	x

Based on its professional judgment regarding Shamir and the characteristics of the merger, Perella Weinberg applied a multiple range derived from the selected transactions of 8.5x-9.5x to the 2009 EBITDA (as a proxy for the LTM EBITDA) and a multiple range of 8.0x – 9.0x to the 2010 estimated EBITDA (as a proxy for the LFY+1 EBITDA). These analyses implied a price per Shamir share between $10.9 and $12.1 (based on 2009 financials) and between $13.8 and $15.5 (based on 2010 financials).

The financial data of the selected transactions were based on publicly available information.

No company, business or transaction used in these analyses is identical or directly comparable to Shamir or the merger. Accordingly, an evaluation of the results of these analyses is not entirely mathematical. Rather, these analyses involve complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition or other values of the companies, business segments or transactions to which Shamir and the merger were compared.

Discounted Cash Flow Analysis

Perella Weinberg performed an illustrative discounted cash flow analysis of Shamir to calculate the estimated present value of the standalone, unlevered after-tax free cash flows that Shamir could generate from 2010 through 2014. In making this calculation, Perella Weinberg relied on the annual growth rate implied by the forecasts of Shamir’s management. Perella Weinberg calculated terminal values for Shamir by using an estimated free cash flow perpetuity growth rate ranging from 1.5% to 2.5% (which reflect standard industry growth rates). The cash flows and terminal values were then discounted to present value as of June 2010 using discount rates ranging from 8.5% to 9.0%.  These discount rates were chosen by Perella Weinberg based upon an analysis of the weighted average cost of capital of Shamir, which was derived from company specific information and comparison to a broadly defined peer group of Shamir, including Essilor, Hoya Corp, Luxottica Group S.p.A., Cooper Companies Inc. and Safilo Group S.p.A. This analysis is based on the weighted average cost of equity (determined through application of the capital asset pricing model) and the after-tax cost of debt. The capital asset pricing model takes into account various financial metrics including betas of comparable companies, the risk free rate, the equity risk premium, and the size premium. This discounted cash flow analysis implied a price per Shamir share between $15.8 and $19.3.

No company used in these analyses is identical or directly comparable to Shamir. Accordingly, an evaluation of the results of these analyses is not entirely mathematical. Rather, these analyses involve complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies to which Shamir was compared.

July Materials

Perella Weinberg prepared updated financial analyses for Essilor on July 12, 2010. The July Materials incorporated a preliminary, high-level synergies analysis, as described below, but did not otherwise reflect any material changes in the methodologies used in the February Materials.

The changes in the July Materials resulted from the availability of additional financial information about Shamir and the comparable companies used in the February Materials, including through due diligence of Shamir performed by Essilor and its accountants; the receipt of the Updated Forecast from the management of Shamir and the preparation of the Adjusted Updated Forecast, as described above. The value attributed to the Definity Contract in the July Materials was between $2.3 and $2.5 per Shamir share.

Historical Stock Trading Analysis

Perella Weinberg noted that the 3-month trading range, as of July 8, 2010, of Shamir’s shares was $7.2 to $9.9.

Selected Publicly Traded Companies Analysis

Perella Weinberg updated its selected publicly traded companies analysis from the February Materials to reflect the Adjusted Updated Forecast.

Such updated multiples are summarized in the following table:

			EV / EBITDA multiple						Price / EPS multiple
Company	2009		2010		2011		2009		2010		2011
Essilor	13.9	x	12.7	x	11.4	x	25.4	x	22.4	x	19.8	x
Hoya Corp	8.0	x	7.4	x	6.7	x	25.1	x	15.8	x	13.8	x
Luxottica Group S.p.A.	13.1	x	11.5	x	10.3	x	28.2	x	21.2	x	18.0	x
Cooper Companies Inc.	10.2	x	9.2	x	8.4	x	17.8	x	16.9	x	14.7	x
Safilo Group S.p.A.	11.9	x	10.1	x	7.4	x	n/a		n/a		25.8	x
Shamir	6.1	x	5.6	x	5.5	x	10.7	x	8.9	x	8.7	x

Perella Weinberg determined that the applicable multiples derived in the February Materials remained appropriate for this analysis. The application of these multiples to the Adjusted Updated Forecast implied a price per Shamir share between $11.2 and $12.4 (based on 2009 EBITDA); between $10.8 and $12.1 (based on 2010 estimated EBITDA); and between $11.0 and $11.9 (based on 2010 estimated EBIT).

Selected Precedent Transactions Analysis

Perella Weinberg applied the precedent transactions analysis used in the February Materials to the Adjusted Updated Forecast. These updated analyses implied a price per Shamir share between $10.4 and $11.6 (based on 2009 financials) and between $10.8 and $12.1 (based on 2010 financials).

Discounted Cash Flow Analysis

Using the same valuation date, discount rate and perpetual growth rate assumptions as in the February Materials, Perella Weinberg updated its discounted cash flow analysis to incorporate the Adjusted Updated Forecast. This updated analysis implied a price per Shamir share between $12.8 and $15.7.

Synergies Analysis

Perella Weinberg prepared a preliminary, high-level estimate of the value of the total synergies that might be achieved by the merger through 2014 on a per Shamir share basis based on an assumed amount of synergies being phased in each year derived from numbers provided by Shamir and Essilor. Perella Weinberg performed a discounted cash flow valuation (in which annual synergies were analyzed using discount rates ranging from 8.25% to 9.25%, perpetual growth rates ranging from 1.5% to 2.5%, effective annual tax rates ranging from 20.0% to 23.9%). Based on a discount rate of 8.75% and a perpetual growth rate of 2.0%, Perella Weinberg estimated the potential synergies through 2014 associated with the merger to be approximately $100 million, or $6.0 per share of Shamir. Adjusting for the execution risks of achieving these synergies, Perella Weinberg estimated the value of the synergies to be approximately $50 million, or $3.0 per share of Shamir.

October Materials

Perella Weinberg prepared updated financial analyses for Essilor in October 2010. The October Materials incorporated a preliminary, high-level analysis of the pro forma impact of the proposed merger on Essilor, as described below, but did not otherwise reflect any material changes in the methodologies used in the February Materials or July Materials. The value attributed to the Definity Contract in the October Materials was between $0.7 and $0.8 per share of Shamir, reflecting new information showing a lower gross margin for this contract than originally assumed.

The changes in the October Materials resulted from the availability of additional financial information about Shamir and the comparable companies used in the July Materials, including with respect to applicable foreign exchange rates, and an assumption that Shamir would pay a dividend of $0.80 per share before the end of 2010. The implied values per share of Shamir calculated in the October Materials are net of this dividend payment.

Historical Stock Trading Analysis

Perella Weinberg noted that the 3-month trading range, as of October 5, 2010, of Shamir’s shares was $7.1 to $10.1, after adjusting for the dividend of $0.80 per share.

Selected Publicly Traded Companies Analysis

Perella Weinberg applied its analysis based on selected publicly traded companies to the updated financial information of Shamir. This analysis implied a price per share of Shamir between $14.0 and $15.7 (based on the latest 2010 estimated EBITDA) and between $14.7 and $16.0 (based on the latest 2010 estimated EBIT).

Selected Precedent Transactions Analysis

Perella Weinberg applied the precedent transactions analysis used in the February Materials and the July Materials to the updated financial information of Shamir. This analysis implied a price per share of Shamir between $14.90 and $16.60 (based on estimated 2010 financials) and between $14.7 and $16.5 (based on estimated 2011 financials). The reference financials of 2010 and 2011 were used as benchmarks for LTM and LFY+1 respectively given the valuation date relative to 2010 year-end and the higher visibility on the 2010 performance.

Discounted Cash Flow Analysis

Perella Weinberg updated its discounted cash flow analysis by using updated financial information regarding Shamir. This updated analysis implied a price per share of Shamir between $15.7 and $19.3.

Pro Forma Accretion/Dilution Analysis

Perella Weinberg reviewed among other things the potential pro forma financial effect on Essilor’s calendar years 2011 through 2012 estimated EPS of the merger. Estimated financial data of Essilor were based on selected analyst projections. Based on the merger consideration, this analysis indicated that the merger could be accretive to Essilor’s estimated EPS for calendar years 2011 through 2012. The analysis assumed that the merger closed on December 31, 2010; that Essilor fully consolidated Shamir on its financial statements; that Essilor financed 100% of the purchase price through debt; that Essilor’s pre-tax interest rate on new debt was 3%; and that EBITDA synergies of approximately $4 million and $10 million would be realized in 2011 and 2012 respectively as a result of the merger.

The actual results achieved by the combined company may vary from projected results and the variations may be material.  See “RISK FACTORS.”

Miscellaneous

The preceding discussion is a summary of the material financial analyses furnished by Perella Weinberg to Essilor, but it does not purport to be a complete description of the analyses performed by Perella Weinberg or of its presentations to Essilor. The preparation of financial analyses is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth herein, without considering the analyses or the summary as a whole, could create an incomplete view of the processes underlying Perella Weinberg’s financial analyses. No company or transaction used in the analyses described herein as a comparison is directly comparable to Shamir, Essilor or the merger.

Perella Weinberg prepared the analyses described herein solely for purposes of analyzing the merger and they were provided to Essilor in that connection. These analyses do not purport to be appraisals or a fairness opinion nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Perella Weinberg’s analyses were based in part upon public forecasts, which are not necessarily indicative of actual future results, and which may be significantly more or less favorable than suggested by Perella Weinberg’s analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties to the merger or their respective advisors, none of Essilor, Perella Weinberg or any other person assumes responsibility if future results are materially different from those forecasted.

The financial analyses provided by Perella Weinberg to Essilor were one of many factors taken into consideration by Essilor in making its determination to enter into the Merger Agreement. Perella Weinberg was not asked to, and did not, recommend the specific merger consideration provided for in the merger, which was determined through negotiations among Essilor, Shamir and Kibbutz Shamir.

Essilor has agreed to pay Perella Weinberg up to a $4 million fee payable promptly upon the closing of the merger.  In addition, Essilor agreed to reimburse Perella Weinberg for its reasonable expenses and to indemnify Perella Weinberg and related persons against various liabilities.

In the ordinary course of its business activities, Perella Weinberg or its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for its own account or the accounts of clients, in debt or equity or other securities (or related derivative securities) or financial instruments (including bank loans or other obligations) of Essilor or Shamir or any of their respective affiliates. Perella Weinberg and its affiliates may in the future provide investment banking and other financial services to Essilor and Shamir and their respective affiliates.  Other than as described herein, none of Perella Weinberg or its affiliates has had any material relationship with Essilor, Shamir or their respective affiliates, and none of Perella Weinberg or its affiliates received or expects to receive any fees from Essilor, Shamir or their respective affiliates for services rendered in the past two years that are unrelated to the Merger Agreement, the merger or the other transactions contemplated by the Merger Agreement.

Copies of the above-referenced presentation materials prepared by Perella Weinberg have been filed as exhibits to the Schedule 13E-3 filed with the Commission by Shamir, Essilor, Essilor Israeli Holdings, Merger Sub, Kibbutz Shamir and Shamir Holdings. Copies of these materials will also be made available for inspection and copying at Essilor’s principal executive offices during regular business hours by any interested shareholder of Shamir or his or her representative who has been so designated in writing.

Reasons of Kibbutz Shamir and Shamir Holdings for the Merger and Position of Kibbutz Shamir and Shamir Holdings as to Fairness of the Merger

Kibbutz Shamir has determined that the benefits of Shamir’s remaining a public company were limited because of the Company’s small public float. It decided that the merger, which would delist the Company and terminate its U.S. reporting obligations, would allow it to better maximize the value of its holdings in the Company.

Under the rules governing “going private” transactions, Kibbutz Shamir and Shamir Holdings are required to provide certain information regarding their position as to the fairness of the merger to shareholders unaffiliated with Shamir, Kibbutz Shamir or Shamir Holdings.  Kibbutz Shamir and Shamir Holdings are making the statements included in this section solely for purposes of complying with such requirements.  The views of Kibbutz Shamir and Shamir Holdings should not be construed as a recommendation to any shareholder as to how that shareholder should vote on the proposal to approve the Merger Agreement, the merger or the other transactions contemplated by the Merger Agreement.

Kibbutz Shamir and Shamir Holdings believe that the merger is substantively fair to unaffiliated shareholders of Shamir based on the following factors:

•
the cash consideration of $14.50 per share that Shamir shareholders will receive, other than Kibbutz Shamir and Shamir Holdings, represents a premium of approximately 25.5% above the dividend adjusted closing price of shares of Shamir on The NASDAQ Global Market on October 14, 2010 (the last full trading day prior to the announcement of the merger) and a premium of approximately 61.5% above the dividend adjusted average closing price of Shamir shares on The NASDAQ Global Market over the 90 days prior to and including October 14, 2010 of $8.98;

•
the board of directors of Shamir unanimously concluded that the merger was fair to the shareholders of Shamir who are not affiliated with Shamir or Kibbutz Shamir, and approved the Merger Agreement, the merger and the other transactions contemplated by the Merger Agreement, and the members of the board of directors deliberating and voting thereon were three independent directors who were not affiliated with Kibbutz Shamir or Shamir Holdings;

•
other than the proposal of Essilor, to the knowledge of Kibbutz Shamir and Shamir Holdings, Shamir had not received any recent acquisition proposals, other than those described above under “SPECIAL FACTORS — THE MERGER — Background of the Merger” and “SPECIAL FACTORS — THE MERGER — Shamir’s Reasons for the Merger – Alternatives to Merger with Essilor”;

•
the consideration to be paid to the unaffiliated shareholders in the merger is all cash and the merger will allow unaffiliated shareholders to dispose of their shares without incurring the brokerage and other costs typically associated with market sales;

•
the unaffiliated shareholders will not be exposed to the risks and uncertainties relating to the Company’s prospects (including the risks described under “RISK FACTORS” and described under the caption entitled “Risk Factors” in Shamir’s Annual Report on Form 20-F for the year ended December 31, 2009), or to the risks associated with Kibbutz Shamir’s post-closing indemnification obligations with respect to potential breaches of representations and warranties by the Company under the Merger Agreement;

•
Shamir’s right to terminate the Merger Agreement and pay termination fees under certain circumstances in the event that Shamir terminates the Merger Agreement in response to a superior proposal from a third party;

•
under the terms of the Merger Agreement, in certain circumstances prior to obtaining shareholder approval of the Merger Agreement, Shamir’s board of directors is permitted to withdraw or modify its recommendation of the Merger Agreement, see “TERMS OF THE MERGER AGREEMENT— Change in Recommendation”;

•	the terms of the Merger Agreement do not contain a financing contingency and Kibbutz Shamir and Shamir Holdings believe that Essilor has the financial resources to complete the merger;

•
Shamir’s shareholders will have the right to file an objection to the merger with the Israeli court under Israeli law, even if the merger has been approved by the requisite majority of Shamir shareholders, and the Israeli court may refrain from issuing an order approving the merger, even if the merger has been approved by the requisite majority of Shamir shareholders;

•
the Merger Agreement is conditioned on the approval of the Israeli court, which may grant a shareholder a hearing to object to the merger and the Israeli court may refrain from issuing an order authorizing the merger, even if the merger has been approved by the requisite majority of Shamir shareholders, including on the grounds that the merger is unfair to the Shamir shareholders (see “SPECIAL FACTORS — THE MERGER — Israeli Court Approval and Right to Object”); and

•
in addition, notwithstanding that Oppenheimer’s fairness opinion was not delivered to Kibbutz Shamir or Shamir Holdings, and notwithstanding the fact that Kibbutz Shamir and Shamir Holdings are not entitled to rely on Oppenheimer’s fairness opinion, Kibbutz Shamir and Shamir Holdings noted that the audit committee of Shamir’s board of directors received an opinion, as described above, from Oppenheimer to the effect that, as of the date of the opinion and subject to various assumptions, qualifications, limitations and other matters set forth therein, the consideration to be received by the shareholders (other than holders of Excluded Shares) in the proposed merger pursuant to the Merger Agreement was fair to such shareholders from a financial point of view.

Kibbutz Shamir and Shamir Holdings believe that the merger is procedurally fair to unaffiliated shareholders of Shamir based on the following factors:

•
the board of directors of Shamir unanimously concluded that the merger was fair to the shareholders of Shamir who are not affiliated with Shamir or Kibbutz Shamir, and approved the Merger Agreement, the merger and the other transactions contemplated by the Merger Agreement, and the members of the board of directors deliberating and voting thereon were three independent directors who were not affiliated with Kibbutz Shamir or Shamir Holdings;

•
as required by the Israeli Companies Law, members of the board of directors of Shamir who are affiliated with Kibbutz Shamir, the controlling shareholder of Shamir, and Shamir Holdings, did not vote on the approval of the Merger Agreement, the merger or the other transactions contemplated by the Merger Agreement;

•	the merger consideration and other terms and conditions of the Merger Agreement and related transactions were the result of arm’s-length negotiations between Essilor, Shamir and Kibbutz Shamir;

•
under the terms of the Merger Agreement, in certain circumstances prior to obtaining shareholder approval of the Merger Agreement, Shamir’s board of directors is permitted to withdraw or modify its recommendation of the Merger Agreement;

•
under Israeli law, the merger cannot be completed unless a majority of the shareholders of Shamir present (in person or by proxy) and voting (not including abstentions) who hold together at least 75% of the shares represented at each of the Meetings approve the Merger Agreement, the merger and the other transactions contemplated by the Merger Agreement, and provided that in the Second Meeting either: (i) such majority includes, for the purpose of approving any issues which may be considered to be an interested party transaction in accordance with Israeli law, the affirmative votes of at least one third of the shares represented at the Second Meeting held by the shareholders of Shamir who do not have a personal interest in the transactions, or Disinterested Shares, without taking into account any abstaining participants; or (ii) the total number of Disinterested Shares voted against the merger does not exceed 1% of the aggregate voting rights in Shamir, see “INFORMATION ABOUT THE SPECIAL MEETINGS - Required Vote for the Merger Proposal”;

•
Shamir’s shareholders will have the right to file an objection to the merger with the Israeli court under Israeli law, even if the merger has been approved by the requisite majority of Shamir shareholders, and the Israeli court may refrain from issuing an order approving the merger, even if the merger has been approved by the requisite majority of Shamir shareholders; and

•
the Merger Agreement is conditioned on the approval of the Israeli court, which may grant a shareholder a hearing to object to the merger and the Israeli court may refrain from issuing an order authorizing the merger, even if the merger has been approved by the requisite majority of Shamir shareholders, including on the grounds that the merger is unfair to the Shamir shareholders (see “SPECIAL FACTORS — THE MERGER — Israeli Court Approval and Right to Object”).

Kibbutz Shamir and Shamir Holdings did not consider liquidation value in determining the fairness of the merger to shareholders of Shamir unaffiliated with Shamir or with Kibbutz Shamir because they consider Shamir to be a viable going concern and also because a liquidation was not considered to be a realistic alternative based on Kibbutz Shamir’s and Essilor’s desire for Shamir to continue to conduct its business as a joint venture of Kibbutz Shamir and Essilor.   Kibbutz Shamir and Shamir Holdings also did not consider net book value in determining the fairness of the merger to shareholders unaffiliated with Shamir or with Kibbutz Shamir because of their belief that net book value, which is an accounting concept, is not a reliable indicator of the value of Shamir as a going concern but rather is indicative of historical costs.  Kibbutz Shamir and Shamir Holdings did not seek to establish a pre-merger going concern value for the Shamir shares to determine the fairness of the merger to shareholders unaffiliated with Shamir or with Kibbutz Shamir.  Kibbutz Shamir and Shamir Holdings do not believe there is a single method of determining going concern value and, therefore, did not base its valuation of the Company on a concept that is subject to various interpretations.

Although the majority of directors who are not employees of Shamir did not retain an unaffiliated representative to act solely on behalf of unaffiliated shareholders for purposes of negotiating the terms of merger, Kibbutz Shamir and Shamir Holdings believe that because members of the board of directors of Shamir who are affiliated with Kibbutz Shamir, the controlling shareholder of Shamir, and Shamir Holdings, did not vote on the approval of the Merger Agreement, the merger or the other transactions contemplated by the Merger Agreement, and as a result, the same persons who acted as the audit committee of the board of directors of Shamir also functioned as the board of directors of Shamir in connection with the approval of the Merger Agreement, the merger and the other transactions contemplated by the Merger Agreement, the interests of the unaffiliated shareholders of Shamir were effectively represented.

Members of the board of directors of Shamir affiliated with Kibbutz Shamir and Shamir Holdings did not participate on behalf of Shamir in the negotiations leading to the entry into the Merger Agreement (including without limitation the price per share and other terms thereof), the merger and the other transaction contemplated by the Merger Agreement. Kibbutz members did, however, participate in the negotiations on behalf of the Kibbutz, in particular in relation to the negotiations of the Share Purchase and Subscription Agreement, the support agreement and the form of shareholders agreement.

The foregoing discussion of the information and factors considered and given weight by Kibbutz Shamir and Shamir Holdings in connection with the fairness of the merger is not intended to be exhaustive but is believed to include all material factors considered by Kibbutz Shamir and Shamir Holdings.  In view of the number and wide variety of other factors considered in connection with making the determination as to the fairness of the merger, and the complexity of these matters, Kibbutz Shamir and Shamir Holdings did not find it practicable to, nor did they attempt to, quantify, rank, or otherwise assign relative weights to the individual factors considered in reaching its conclusion as to the fairness of the proposed merger. Rather, their fairness determination was made after consideration of all of the foregoing factors as a whole.

Effects of the Merger

Effects of the Merger on the Company

The merger will have the following effects on the Company:

•
Reduction in the Number of Shareholders of Record.  The consummation of the merger will reduce the number of shareholders of Shamir.  Following the merger and the other transaction contemplated by the Merger Agreement, Shamir Holdings will be the sole shareholder of Shamir and Essilor and Kibbutz Shamir will each beneficially own 50% of all outstanding equity of Shamir Holdings.

•
Delisting and Termination of Registration. The Company will delist its shares from The NASDAQ Global Market and Tel Aviv Stock Exchange following the consummation of the merger. In addition, registration of Shamir’s shares under the Securities Exchange Act of 1934 (the “Exchange Act”) will terminate upon application to the SEC after the merger.  As a result, the Company will no longer be required to file annual reports or make other filings under the U.S. federal securities laws that are applicable to public companies. Termination of registration under the Exchange Act will also relieve the Company from any reporting or filing obligations under Israeli law imposed on it by virtue of its being a U.S. public company.

•
Changes in the Board of Directors. After the consummation of the merger and the transactions contemplated by the Merger Agreement, Essilor and Kibbutz Shamir will each have the right to name four members of the board of directors of each of the Company and Shamir Holdings, pursuant to the transactions contemplated by the Merger Agreement.

•
Changes in Dividend Policy. As part of a shareholders agreement to be entered into after the consummation of the merger, a dividend policy for Shamir has been agreed to for the period after the consummation of the merger.

•
Changes in Articles of Association of the Company.  Immediately following the effective time of the merger, Shamir will adopt amended and restated articles of association to reflect the shareholders agreement to be executed, pursuant to the terms of the Merger Agreement.

•
Increased Management Focus.  Given the amount of time that is devoted by Shamir’s management and its employees in preparing public reports and filings and responding to inquiries of shareholders, management and employees will have more time to focus on measures that will allow Shamir to grow its business.

•
Financial Effects of the Merger.  Shamir estimates that professional fees and other expenses related to the transaction will amount, in the aggregate, to approximately $3.5 million.  See “—Source and Amount of Funds; Fees and Expenses.”  By going private, Shamir anticipates saving an indeterminable amount in direct and indirect savings resulting from the reduction in time that must be devoted by Shamir’s employees to preparing public reports and filings and responding to inquiries of shareholders. However, by becoming a private company, Shamir will have eliminated its ability to raise capital in the public securities markets.

•
Business and Operations of Shamir.  After the merger, Kibbutz Shamir and Essilor expect that the business and operations of Shamir will be continued substantially as they are currently being conducted by Shamir, other than changes described above, and other than the fact that their commercial relationships will be reinforced by the execution of certain arms length commercial and other agreements.  Kibbutz Shamir and Essilor have no plans to change the management of Shamir and Shamir will retain its own facilities, research and development and brand names (which will continue to be marketed by Shamir).

•
Other Changes.  Neither Kibbutz Shamir nor Essilor has any present plans or proposals that relate to or would result in an extraordinary corporate transaction such as a merger, reorganization or liquidation, or a purchase, sale or transfer of a material amount of assets, or any other material change in Shamir’s corporate structure or business, other than as described above.  However, after consummation of the merger, the board of directors of Shamir will review proposals or may propose the acquisition or disposition of assets or other changes in Shamir’s business, corporate structure, capitalization or management that the board of directors considers to be in the best interests of Shamir following the merger.  Kibbutz Shamir and Essilor have reserved the right to make any changes deemed appropriate in light of such review or in light of future developments.

Effects of the Merger on the Shareholders of Shamir

The merger will have the following effects on the Shamir shareholders:

•
Kibbutz Shamir and Essilor. Following consummation of the merger, Kibbutz Shamir and Essilor will each beneficially own 50% of the outstanding equity of Shamir. Kibbutz Shamir and Essilor will be entitled to any benefits resulting from the Company’s assets, earnings or profits, or potential future successes, if any, but will bear the risk of any losses generated by Shamir’s operations or any decrease in Shamir’s value.  Kibbutz Shamir and Essilor may also benefit from the elimination, with respect to Shamir, of its current costs associated with remaining a public company.  In addition, pursuant to the terms of the Share Purchase and Subscription Agreement, Kibbutz Shamir is obligated to indemnify Essilor and related parties against any and all losses resulting from any breach of a representation or warranty made by Shamir in the Merger Agreement, as well as resulting from certain other indemnifiable matters identified therein (see “OTHER MATERIAL AGREEMENTS RELATED TO THE MERGER – Share Purchase and Subscription Agreement”).

•
Unaffiliated Shareholders. All shareholders, other than Kibbutz Shamir, Shamir Holdings, Essilor, Merger Sub or any of their subsidiaries, will be entitled to receive $14.50 per share, without interest and less any applicable withholding taxes, which represents a premium of approximately 25.5% above the dividend adjusted closing price of shares of Shamir on The NASDAQ Global Market on October 14, 2010 (the last full trading day prior to the announcement of the merger) and a premium of approximately 61.5% above the average dividend adjusted closing price of Shamir shares on The NASDAQ Global Market over the 90 days prior to and including October 14, 2010 of $8.98.  However, the receipt of payment for shares held by unaffiliated shareholders in the merger may be a taxable event for shareholders.  As a result of the merger, the unaffiliated shareholders will no longer be shareholders in Shamir and therefore will not be entitled to vote as shareholders or to share in the Company’s assets, earnings or profits, or potential future success, if any, nor will they bear the risk of any losses generated by Shamir’s operations or any decrease in Shamir’s value.

Effects of the Merger on the Option Holders of Shamir

As of the record date of the Meetings, options to purchase 1,079,725 shares of Shamir were outstanding. Under the Merger Agreement and subject to occurrence of the merger, each option to purchase shares of Shamir that is outstanding and vested prior to the effective time of the merger will automatically be exercised as of the merger.  In addition, options to purchase shares of Shamir that are outstanding and unvested at the time of the merger will be cancelled, and each such option will entitle its owner to the right to receive an amount in cash equal to the excess, if any, of $14.50 over the exercise price of such option, without interest thereon and less any applicable withholding taxes, in accordance with, and subject to, the owner’s continued employment or service through the applicable vesting dates and the vesting schedule of the respective option. See “TERMS OF THE MERGER AGREEMENT — Treatment of Equity Awards and Long Term Incentive Plans.”

Payments with respect to shares and options to purchase shares subject to Section 102 of the Tax Ordinance are expected to be made pursuant to a tax pre-ruling to be obtained from the Israeli Tax Authority.

Effects of the Merger on Kibbutz Shamir’s and Shamir Holdings’ Interest in Shamir’s Net Book Value and Net Earnings

The following table sets forth Kibbutz Shamir’s and Shamir Holdings’ interest in the Company’s net book value and net earnings prior to, and immediately after, the consummation of the merger based upon the Company’s net book value as of September 30, 2010 and net earnings as of and for the period ended September 30, 2010 (dollars in thousands).

Ownership Prior to the Merger				Ownership After the Merger
Net Book Value		Net Earnings		Net Book Value		Net Earnings
$	%	$	%	$	%	$	%
$66,525	63.17%	$7,578	63.17%	$52,656	50%	$5,998	50%

Effects on Shamir if the Merger is Not Consummated

If the requisite shareholder and Israeli court approval in connection with the merger is not obtained, or if any other condition to the merger is not satisfied or if the Merger Agreement is otherwise terminated, (i) the merger and the other transactions contemplated by the Merger Agreement will not be consummated, (ii) Kibbutz Shamir and Essilor will not each beneficially own 50% of the outstanding equity of Shamir as contemplated by the Share Purchase and Subscription Agreement and Essilor will be entitled to any benefits resulting from the Company’s assets, earnings or profits or potential future successes that Shamir may have, including any future sales of the Company, and (iii) none of Shamir’s shareholders will be entitled to receive $14.50 per share, without interest and less any applicable withholding taxes, for their shares in connection with the merger.  Instead, Shamir will remain a publicly traded company, its shares will continue to be listed and traded on The NASDAQ Global Market and the TASE, and Shamir shareholders will continue to be entitled to vote as shareholders and to share in the Company’s assets, earnings or profits, or potential future success, if any, and will continue to bear the risk of any losses generated by Shamir’s operations or any decrease in Shamir’s value.  If the merger and the other transactions contemplated under the Merger Agreement are not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of Shamir shares, including the risk that the market price of Shamir shares may decline to the extent that the current market price of Shamir shares reflects a market assumption that the merger and the other transactions contemplated under the Merger Agreement will be completed.  If the merger and the other transactions contemplated under the Merger Agreement are not completed, there can be no assurance that any other transaction acceptable to Shamir will be offered or that the business, prospects or results of operations of Shamir will not be adversely impacted.

In addition, in the circumstances described under “TERMS OF THE MERGER AGREEMENT — Termination Fee,” Shamir will be required to pay Essilor a termination fee of $7.0 million or, in certain circumstances, to reimburse Essilor’s out-of-pocket expenses related to the merger and the other transactions contemplated by the Merger Agreement of up to $4.0 million.

Interests of Shamir’s Directors and Executive Officers

Directors and executive officers of Shamir have interests in the merger that may be different from the interests of shareholders generally, including:

•	Current members of the board of directors of Shamir who are affiliated with Kibbutz Shamir may continue serving on the board of directors of Shamir following the consummation of the merger;

•	Current executive officers of Shamir are expected to continue their employment with Shamir following the consummation of the merger;

•
Certain employees and executive officers of Shamir are expected to receive retention bonuses in connection with the merger in the aggregate amount of approximately $550,000, the retention bonuses will be allocated and paid to certain key employees of the Company identified by Shamir after consultation with Essilor after the consummation of the merger, for the purposes of incentivizing key employees in the post-closing period;

•
Shamir and Essilor have agreed to provide indemnification and liability insurance benefits to present and former directors and executive officers of Shamir and its subsidiaries for a period of seven years following the consummation of the merger; and

•
Shamir directors and executive officers hold options to purchase shares of Shamir, which, if vested, will be automatically exercised upon consummation of the merger and, if unvested, will entitle its holder to the right to receive an amount in cash equal to the excess, if any, of $14.50 over the exercise price of such option, without interest thereon and less any applicable withholding taxes, in accordance with, and subject to, the holder’s continued employment or service through the applicable vesting dates and the vesting schedule of the respective option (see “SECURITY OWNERSHIP AND TRANSACTIONS OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND EXECUTIVE OFFICERS” and “TERMS OF THE MERGER AGREEMENT — Treatment of Equity Awards and Long Term Incentive Plans”).  Assuming the transaction had closed on March 21, 2011, the aggregate benefit to all executive officers and directors as a group (15 persons) as a result of the automatic exercise of vested options at closing in connection with the transaction would have been $3,341,858. The unvested options will be cashed out separately.

As of the record date of the Meetings, (i) the directors and executive officers of Shamir, as a group, held 260,000 shares of Shamir, representing approximately 1.51% of the issued and outstanding share capital of Shamir on such date; (ii) the directors and executive officers of Shamir, as a group, held options to purchase 870,699 shares of Shamir, representing, on an as exercised basis, approximately 4.77% of the issued and outstanding share capital of Shamir on such date; and (iii) the directors of Shamir affiliated with Kibbutz Shamir, as a group, hold options to purchase 169,160 shares of Shamir, representing, on an as exercised basis, approximately 0.93% of the issued and outstanding share capital of Shamir on such date. These executive officers intend to vote all their shares of Shamir “FOR” the proposal to approve the Merger Agreement, the merger and the other transactions contemplated by the Merger Agreement. See “SECURITY OWNERSHIP AND TRANSACTIONS OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND EXECUTIVE OFFICERS.”

Interests of Kibbutz Shamir and Shamir Holdings

In connection with the transactions contemplated by the Merger Agreement, Kibbutz Shamir, Shamir Holdings and Essilor entered into the Share Purchase and Subscription Agreement.  As a result of transactions contemplated by the Share Purchase and Subscription Agreement, immediately following the consummation of the merger, Shamir will be a direct wholly-owned subsidiary of Shamir Holdings, and Essilor and Kibbutz Shamir will each beneficially own 50% of all outstanding equity of Shamir Holdings.  Pursuant to the Share Purchase and Subscription Agreement (i) simultaneously with and subject to the occurrence of the merger, Essilor will purchase from Kibbutz Shamir 550,000 shares of Shamir at a per share price of $14.50, constituting an aggregate cash consideration of $7,975,000, and (ii) immediately following the merger, Essilor will (x) subscribe for certain newly issued shares of Shamir Holdings, in exchange for cash, and (y) subscribe for additional newly issued shares of Shamir Holdings in exchange for the contribution to Shamir Holdings by Essilor of all of the shares of Shamir then held directly by Essilor.

In addition, pursuant to the terms of the Share Purchase and Subscription Agreement, Kibbutz Shamir is obligated to indemnify Essilor and related parties against any and all losses resulting from any breach of a representation or warranty made by Shamir in the Merger Agreement, as well as resulting from certain other indemnifiable matters identified therein (see “OTHER MATERIAL AGREEMENTS RELATED TO THE MERGER – Share Purchase and Subscription Agreement”).

Additionally, Kibbutz Shamir has previously entered into the following agreements with Shamir:

•
A manpower services agreement, pursuant to which Kibbutz Shamir undertakes on a best efforts basis to provide Shamir with individuals to fill certain specified positions for which Shamir requests staffing. In addition, Shamir is obligated to first offer Kibbutz Shamir the opportunity to provide individuals for any other positions for which the Company seeks staffing. In 2009, the Company paid an aggregate amount of approximately $1.2 million to Kibbutz Shamir under the manpower services agreement.

•
Service agreements, pursuant to which Kibbutz Shamir provides the Company with catering, laundry, switchboard and communications, maintenance and landscaping, trash removal services and water usage services. In 2009, the Company paid an aggregate amount of approximately $0.5 million to Kibbutz Shamir in consideration for services provided under these agreements.

•
Lease and sublease agreements, pursuant to which the Company leases its operating facilities from Kibbutz Shamir. In 2009, the Company paid an aggregate amount of approximately $0.8 million to Kibbutz Shamir under the lease and sublease agreements.

Shamir and Kibbutz Shamir intend to amend the foregoing agreements effective immediately following the consummation of the merger. See “OTHER MATERIAL AGREEMENTS RELATED TO THE MERGER – Ancillary Agreements.”

Kibbutz Shamir and Shamir Holdings intend to vote all their shares of Shamir “FOR” the proposal to approve the Merger Agreement, the merger and the other transactions contemplated by the Merger Agreement, in accordance with the terms of the Support Agreement among Essilor, Merger Sub and Kibbutz Shamir, and accepted and agreed by Shamir Holdings.

The executive officers of Shamir affiliated with Kibbutz Shamir have informed Shamir of their intention to vote all their shares of Shamir “FOR” the proposal to approve the Merger Agreement, the merger and the other transactions contemplated by the Merger Agreement.

Members of the board of directors of Shamir affiliated with Kibbutz Shamir did not participate on behalf of Shamir in the negotiations leading to the entry into the Merger Agreement, the merger and the other transaction contemplated by the Merger Agreement.  Kibbutz members did, however, participate in the negotiations on behalf of the Kibbutz, in particular in relation to the negotiations of the Share Purchase and Subscription Agreement, the support agreement and the form of shareholders agreement.

See “SECURITY OWNERSHIP AND TRANSACTIONS OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND EXECUTIVE OFFICERS”

Material U.S. Federal and Israeli Income Tax Consequences

Tax matters are very complicated, and the tax consequences of the merger to you will depend on your particular situation.  You are encouraged to consult your own tax advisor regarding the specific tax consequences of the merger to you, including tax return reporting requirements, the applicability of federal, state, local and foreign tax laws and the effect of any proposed change in the tax laws.  This discussion is not intended to be a complete analysis or description of all potential tax consequences of the merger.

Material U.S. Federal Income Tax Consequences

This disclosure is limited to the U.S. federal tax issues addressed herein.  Additional issues may exist that are not addressed in this disclosure and that could affect the U.S. federal tax treatment of the merger.  This tax disclosure was written in connection with the promotion or marketing by Shamir of the merger, and it cannot be used by any person for the purpose of avoiding penalties that may be asserted against the person under the Internal Revenue Code of 1986, as amended (the “Code”).  Holders should seek their own advice based on their particular circumstances from an independent tax advisor.

The following describes the material U.S. federal income tax consequences to U.S. holders (as defined below) of shares of Shamir whose shares are exchanged for cash in the merger, but does not purport to be a complete analysis of all potential tax considerations for all holders.  This summary does not address the consequences of the merger under the tax laws of any state, local or non-U.S. jurisdiction and does not address tax considerations applicable to holders of stock options.  In addition, this discussion applies only to persons who hold shares of Shamir as capital assets for tax purposes and it does not describe all of the tax consequences that may be relevant to holders subject to special rules, such as:

•	certain financial institutions;

•	insurance companies;

•	dealers and traders in securities or foreign currencies;

•	persons holding shares of Shamir as part of a hedge, straddle, conversion transaction or integrated transaction;

•	persons whose functional currency for U.S. federal income tax purposes is not the U.S. dollar;

•	persons liable for the alternative minimum tax;

•	tax-exempt organizations;

•	persons holding shares of Shamir that own or are deemed to own ten percent or more of Shamir’s voting stock; or

•	persons who acquired their Shamir shares pursuant to the exercise of any employee stock option or otherwise as compensation.

If a partnership holds shares of Shamir, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership.  If you are a partner of a partnership holding shares of Shamir, you should consult your tax advisors.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as currently in effect.  These laws are subject to change, possibly on a retroactive basis.  Any such change could alter the tax consequences to you from those described herein.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of shares of Shamir that is, for U.S. federal tax purposes:

•	a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or any political subdivision thereof; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

In General

The receipt by a U.S. holder of cash for shares of Shamir pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes.  Subject to the passive foreign investment company rules described below, if you receive cash in exchange for your shares of Shamir pursuant to the merger, you generally will recognize capital gain or loss equal to the difference, if any, between (i) the amount of cash received; and (ii) your adjusted tax basis in the shares of Shamir surrendered.  Gain or loss will be determined separately for each block of shares of Shamir (i.e., shares acquired at the same cost per share in a single transaction) exchanged for cash pursuant to the merger.  Such gain or loss will be long-term capital gain or loss if your holding period for such shares of Shamir is more than one year at the time of the consummation of the merger.  Prior to January 1, 2011, long-term capital gains of U.S. holders who are individuals (as well as certain trusts and estates) are generally taxed at a maximum rate of 15%.  The maximum U.S. federal income tax rate on net long-term capital gain recognized by a corporation is 35% under current law.  The gain or loss will generally be income or loss from sources within the United States for foreign tax credit limitation purposes, unless it is attributable to an office or other fixed place of business outside the United States and certain other conditions are met.  Capital losses are subject to limitations on deductibility for both corporations and individuals.

Passive Foreign Investment Company Rules

Special U.S. federal income tax rules apply to U.S. holders owning shares of a passive foreign investment company.  A non-U.S. corporation will be considered a passive foreign investment company for any taxable year in which, after applying certain look-through rules, 75% or more of its gross income consists of specified types of passive income, or 50% or more of the average value of its assets consists of passive assets, which generally means assets that generate, or are held for the production of, passive income.  Passive income may include amounts derived by reason of the temporary investment of funds.

Based upon Shamir’s income and assets, and assuming that Shamir is entitled to value Shamir’s intangible assets with reference to the market value of the shares of Shamir, Shamir believes that Shamir will not be considered a passive foreign investment company for Shamir’s taxable year ending December 31, 2010.  However, since passive foreign investment company status depends upon the composition of a company’s income and assets and the market value of its assets from time to time, there can be no assurance that Shamir will not be considered a passive foreign investment company for the 2010 taxable year or any other taxable year.

If Shamir is classified as a passive foreign investment company, you could be subject to increased tax liability upon the exchange of shares of Shamir for cash pursuant to the merger.  Under these rules, unless you have made a mark-to-market election, as described below, any gain recognized by you would be allocated ratably over your holding period for the shares.  The amounts allocated to the taxable year of the merger and to any year before Shamir became a passive foreign investment company would be taxed as ordinary income.  The amount allocated to each other taxable year would be subject to tax at the highest marginal rate in effect for individuals or corporations, as appropriate, and an interest charge would be imposed on the tax attributable to such allocated amounts.

If the shares of Shamir are “regularly traded” on a “qualified exchange,” you may make a mark-to-market election, which may mitigate the adverse tax consequences resulting from Shamir’s passive foreign investment company status.  The shares of Shamir will be treated as “regularly traded” in any calendar year during which more than a de minimis quantity of shares are traded on a qualified exchange on at least 15 days during each calendar quarter.  The NASDAQ Global Market on which the shares of Shamir trade is a qualified exchange for U.S. federal income tax purposes.  If you make the mark-to-market election, for each year in which Shamir is a passive foreign investment company you generally will include as ordinary income the excess, if any, of the fair market value of the shares of Shamir at the end of the taxable year over their adjusted basis, and will be permitted an ordinary loss in respect of the excess, if any, of the adjusted basis of the shares of Shamir over their fair market value at the end of the taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election).  If you make the election, your basis in the shares of Shamir will be adjusted to reflect any such income or loss amounts.  Any gain recognized on the disposition of the shares of Shamir (including pursuant to the merger) will be treated as ordinary income.

We urge you to consult your tax advisers concerning Shamir’s status as a passive foreign investment company and the tax considerations relevant to Shamir’s status as a passive foreign investment company, including the availability and consequences of making the mark-to-market election discussed above.

Information Reporting and Backup Withholding

You may be subject to backup withholding (currently at a rate of 28% but scheduled to increase to 31% for transactions occurring after December 31, 2010) on the receipt of cash pursuant to the merger.  In general, backup withholding will only apply if you fail to furnish a correct taxpayer identification number, or otherwise fail to comply with applicable backup withholding rules and certification requirements.  Backup withholding is not an additional tax.  Any amounts withheld under the backup withholding rules will be allowable as a refund or credit against your U.S. federal income tax liability, provided you furnish the required information to the Internal Revenue Service.

Information with Respect to Foreign Financial Assets

Under recently enacted legislation, individuals that own “specified foreign financial assets” with an aggregate value in excess of $50,000 in taxable years beginning after March 18, 2010 will generally be required to file an information report with respect to such assets with their tax returns.  “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions, as well as any of the following, but only if they are not held in accounts maintained by financial institutions:  (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities.  U.S. holders that are individuals are urged to consult their tax advisors regarding the application of this legislation to their ownership of shares of Shamir.

THE FOREGOING TAX DISCUSSION IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS BASED UPON PRESENT LAW. THIS DISCUSSION CAN NOT BE USED FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE ASSERTED AGAINST YOU UNDER THE CODE.  DUE TO THE INDIVIDUAL NATURE OF TAX CONSEQUENCES, YOU SHOULD CONSULT YOUR OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO YOU, INCLUDING THE EFFECT OF APPLICABLE STATE, LOCAL AND OTHER TAX LAWS.

Material Israeli Tax Consequences

The following is a summary discussion of certain Israeli tax considerations in connection with the merger.  The following summary is included for general information purposes only and is based upon current Israeli tax law. No assurance can be given that new or future legislation, regulations or interpretations will not significantly change the tax considerations described below, and any such change may apply retroactively.  This summary does not discuss all material aspects of Israeli tax consequences that may apply to particular holders of shares of Shamir in light of their particular circumstances, such as investors subject to special tax rules or other investors referred to below.

In general, under the Tax Ordinance the disposition of shares of an Israeli resident company is deemed to be a sale of capital assets.  The Tax Ordinance generally imposes a capital gains tax on the sale of capital assets located in Israel, including shares in an Israeli resident company, by both residents and non-residents of Israel, unless a specific exemption is available or a treaty for the prevention of double taxation concluded between Israel and the transferor’s country of residence provides otherwise.

Under the Tax Ordinance, the tax rate applicable to real capital gains derived from the disposition of shares of Shamir in the merger is 20% for individuals. However, if such shareholder is considered to be a “Significant Shareholder” at any time during the 12-month period preceding such disposition, i.e., such shareholder holds directly or indirectly, including together with others, at least 10% of any means of control in the company, or if such shareholders claims a deduction for financing expenses in connection with such shares, in which case the tax rate shall be 25%. However, the foregoing tax rates will not apply to: (a) a shareholder to whom the gain derived from the sale of the asset is considered to be business income; and/or (b) a shareholder who acquired its Shamir shares prior to January 1, 2003. These shareholders may be subject to a different tax arrangement. The real capital gain derived from the disposition of shares of Shamir in the merger by a corporation will be generally subject to tax at the corporate tax rate (25% in 2010, schedule to be reduced to 24% in 2011).

Nevertheless, Israeli law generally exempts non-residents of Israel from Israeli capital gains tax on the sale of shares traded on certain stock exchanges, such as The NASDAQ Global Market and the TASE, provided that: (i) the shares were purchased by the shareholders on or after the initial public offering of the shares in the stock exchange, (ii) the seller does not have a permanent establishment in Israel, and (ii) if the seller is a corporation, less than 25% of its means of control or the rights to its profit or income are held, directly and indirectly, by Israeli residents.

In addition, the capital gains generated from the sale of the shares of Shamir by a non-Israeli shareholder may be exempt from Israeli capital gains tax under the provisions of an applicable tax treaty. For example, under the Convention between the Government of the State of Israel and the Government of Untied States of America With Respect to Taxes on Income (the “Treaty”), Israeli capital gains tax will generally not apply to the disposition of shares by a U.S. resident who is eligible for the benefits of the Treaty (a “U.S. Treaty Resident”) who holds the shares as a capital asset.  However, such exemption will not apply if (i) the U.S. Treaty Resident has held, directly or indirectly, shares representing 10% or more of the voting power in Shamir during any part of the 12-month period preceding the disposition, (ii) the capital gains from such disposition may be attributed to a permanent establishment of such U.S. Treaty Resident in Israel, or (iii) the U.S. Treaty Resident, if an individual, is physically present in Israel for 183 days or more during the tax year during which the disposition takes place.

Non-Israeli resident shareholders of Shamir who acquired their shares prior to Shamir’s initial public offering in 2005 and who do not qualify for an exemption from Israeli capital gains tax under an applicable tax treaty to which the State of Israel is a party, including the Treaty, may be subject to Israeli capital gains tax on the disposition of their Shamir shares in the merger. Such shareholders should consult their own tax advisors regarding the tax consequences of the merger to them. Pursuant to the Merger Agreement, the paying agent, Essilor and Shamir are entitled to deduct and withhold from any consideration payable in the merger such amounts as may be required to be deducted or withheld therefrom under the Tax Ordinance, subject to any specific exemption with respect to Israeli tax withholding issued by the Israeli Tax Authority (the “ITA”) that provides otherwise.

Essilor and Shamir have agreed to apply to the ITA in order to request certain pre-rulings.  The first application for a pre-ruling asks for the ITA’s confirmation that Essilor, the paying agent and Shamir are exempt from any obligation to withhold any Israeli Tax at source from any consideration payable or otherwise deliverable pursuant to the merger transaction or clearly instructs them how such withholding at source is to be executed.  Shareholders and option holders may be required to provide prior to the payment of any consideration payable pursuant to the merger transaction certain information and/or declarations in connection with these withholding requirements.

The second application for a pre-ruling pertains to the Shamir’s options to purchase shares and shares granted to former and current employees and office holders and held in trust under a “Section 102 Plan” (“102 Options and Shares”).  The application asks for the ITA’s confirmation that the consideration due to holders of shares and options of Shamir under the terms of the merger will not result in an immediate taxable event for the person entitled to these 102 Options and Shares and will not affect the length of the holding period required with respect to 102 Options and Shares under the Tax Ordinance, if certain conditions are met.

No assurance can be made that any of the requests made in these pre-ruling applications will be granted by the ITA (neither of which is a condition for closing of the merger), or, if granted, on what terms and conditions.

Accounting Treatment of the Merger

Essilor will account for the merger using the International Financial Reporting Standards (IFRS) 3R acquisition method of accounting.

Source and Amount of Funds; Fees and Expenses

The total value of the merger, including the amount of funds required by Essilor to pay the aggregate consideration pursuant to the Merger Agreement and the transactions contemplated thereby, and pay Essilor’s fees and expenses relating to the merger, will be approximately $140,000,000.  Essilor plans to obtain the funds from existing cash resources, including current availability under Essilor’s existing credit facilities.

Shamir will pay all its fees and expenses associated with the merger and the other transactions contemplated by the Merger Agreement.  Shamir estimates that the total amount of these expenses will be $3.5 million, consisting of the following:

Legal Fees	$1,900,000
Consulting Fees	$200,000
Accounting Fees	$50,000
Investment Bank Advisory Fees	$550,000
Employee Bonuses	$600,000
Other Fees	$200,000

Total	$3,500,000

Israeli Court Approval and Right to Object

The merger is being effected as an arrangement between Shamir and its shareholders under the Israeli Companies Law and as such, Shamir must seek Israeli court approval to convene the Meetings to approve the merger and to approve the structure of the Meetings.  On December 1, 2010, Shamir and Merger Sub filed a motion with the district court of Nazareth, Israel requesting, among other things, that the court order the convening of the special meetings of the shareholders of Shamir. Pursuant to the Israeli Companies Law and regulations, Shamir published notice of this motion, sent notice to its substantial shareholders, as defined in the Israeli Companies Law and applicable regulations, and filed the request with the Israeli Registrar of Companies.  On February 14, 2011, the Nazareth District Court issued a decision instructing the Company to convene the Meetings and confirming the structure of the Meetings.

Shamir has agreed that it will deliver to each of its shareholders a notice of the Meetings.

Upon approval of the Merger Agreement, the merger and the other transactions contemplated by the Merger Agreement by the requisite vote of the shareholder of Shamir at the Meetings, Shamir will notify the Israeli court of the decision of the Meetings and apply to the court to approve the merger itself.  Shamir will publish notice of this motion and notify its substantial shareholders (defined in Israeli Companies Law as shareholders holding five percent or more of the share capital or voting rights in the company) of such motion.

Any person may object to this motion by filing an objection with the court within ten days of the publication of the filing of the motion to approve the merger (or in the case of substantial shareholders, within ten days of receipt of the notice), but not less than five days prior to the court hearing scheduled to be held to approve the merger.

Shamir’s shareholders will have the right to file an objection to the merger with the Israeli court under Israeli law, even if the merger has been approved by the requisite majority of Shamir shareholders and the Israeli court may refrain from issuing an order approving the merger, even if the merger has been approved by the requisite majority of Shamir shareholders. Any objection may be filed on the basis of procedural or substantive claims, including oppression of minority shareholders or a breach of a shareholder’s duty of fairness to other shareholders.

Pursuant to the provisions of Israeli law, the merger will not become effective and binding unless and until the merger is approved by the court and all of the closing conditions under the Merger Agreement are met or waived.  Once the merger has become effective, it will be binding on any and all shareholders, including those that did not vote in favor of the merger or who objected to it.

Regulatory Matters

Israeli Investment Center.  The Investment Center, which is a part of Israel’s Ministry of Industry, Trade and Labor, provides various benefits to Israeli companies under the Law for Encouragement of Capital Investments, 1959, including grants to finance capital investments and tax benefits ranging from reduced rates of corporate tax to a full tax exemption for a fixed period, depending on a number of factors.  These benefits are granted by means of issuance of an approval of an “Approved Enterprise”.  Shamir has previously received approval for Approved Enterprise programs, which entitle Shamir to tax benefits.  Shamir intends to apply for the consent of the Investment Center to the change in ownership of Shamir resulting from the merger, as required under the terms of the “Approved Enterprise” programs.

Israeli Office of the Chief Scientist.  The Office of the Chief Scientist, which is part of Israel’s Ministry of Industry, Trade and Labor, provides various benefits to Israeli companies, including grants to finance research and development.  Shamir has one plan that requires the consent of the Office of the Chief Scientist. Shamir intends to apply for consent of the Office of the Chief Scientist to the change in ownership of Shamir resulting from the merger, as required under the terms of the grants.

Israeli Tax Rulings.  Essilor and Shamir have agreed to apply to the ITA in order to request certain pre-rulings.  The first application for a pre-ruling asks for the ITA’s confirmation that Essilor, the paying agent and Shamir are exempt from any obligation to withhold any Israeli Tax at source from any consideration payable or otherwise deliverable pursuant to the merger transaction or clearly instructs them how such withholding at source is to be executed.  The second application for a pre-ruling pertains to the Shamir’s 102 Options and Shares. The application asks for the ITA’s confirmation that the consideration due to holders of shares and options of Shamir under the terms of the merger will not result in an immediate taxable event for the person entitled to these 102 Options and Shares and will not affect the length of the holding period required with respect to 102 Options and Shares under the Tax Ordinance, if certain conditions are met.

Antitrust Approvals.  In connection with the merger and the Merger Agreement, Essilor and Shamir reviewed their operations around the world (including their sales by jurisdiction).  Based on this analysis, the parties determined that approval from the antitrust authorities was required in Spain and Portugal and that a voluntary filing with the antitrust authority of the United Kingdom was advisable.  The consummation of the merger is conditioned on the receipt of these antitrust approvals and clearances.

On December 15, 2010, Spain’s antitrust authority informed the parties that it had unconditionally cleared the merger. Additionally, on December 20, 2010, the United Kingdom’s antitrust authority informed the parties that it would not refer the merger to the UK Competition Commission.

With respect to the United States, while the merger is exempt from the prenotification requirements of the Hart-Scott-Rodino Act, the parties determined that Essilor would advise the FTC of the merger, and Essilor did so. On October 21, 2010, Essilor was informed that the FTC has initiated an investigation of the merger.  On February 4, 2011, Essilor and Shamir received a request for additional information and documentary materials from the FTC.  The parties are responding to the FTC request.  Pursuant to the terms of the Merger Agreement, the termination of the investigation conducted by the FTC is a condition to the merger.  There is no assurance that the FTC investigation will conclude favorably, and an unfavorable outcome could potentially result in the termination of the Merger Agreement.  Essilor and Shamir have both agreed under the terms of the Merger Agreement to use commercially reasonable efforts to complete the merger, including to use commercially reasonable efforts to gain clearance from antitrust authorities.

Finally, as a courtesy, the parties informed the Australian antitrust authority of the merger, which notified Essilor on October 28, 2010 that it had decided not to undertake a review of the merger.

There can be no assurance that the merger will not be challenged by a governmental authority or private party on antitrust grounds, or, if such a challenge is made, that it would not be successful. Failure to obtain regulatory clearances could result in termination of the Merger Agreement.

NASDAQ and TASE Listing

If the merger is consummated, shares of Shamir will no longer be registered under the Exchange Act or listed on The NASDAQ Global Market or the TASE.

No Dissenters’ or Appraisal Rights

No dissenters’ or appraisal rights are available to the shareholders of Shamir in connection with the merger.  However, any shareholder of Shamir that objects to the merger may file an objection with the Israeli court within ten days of the publication of the filing of the motion to approve the merger, but not less than five days prior to the Israeli court hearing scheduled to approve the merger (see above, “— Israeli Court Approval and Right to Object”).

CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS

This document and the documents incorporated by reference into this document contain forward-looking statements, which reflect plans, beliefs and current views with respect to, among other things, future events.  Forward-looking statements are subject to risks and uncertainties.  These statements include without limitation, statements relating to the anticipated effects and benefits of the proposed transactions, the ability to complete the proposed transactions (including the receipt of the required shareholder and regulatory approvals), statements related to future performance of Shamir and other statements containing words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and other similar expressions or statements of current expectation, assumption or opinion.  Because these forward-looking statements involve risks and uncertainties, actual results could differ materially from those expressed or implied by the forward-looking statements in this document and the documents incorporated by reference into this document.  Factors that could cause actual results to differ materially include, but are not limited to, those risks related to the proposed merger discussed under the caption entitled “RISK FACTORS” beginning on page 69 and the other cautionary statements made in this document and Shamir’s filings with the SEC, including Shamir’s Annual Report on Form 20-F for the year ended December 31, 2009.  Moreover, Shamir operates in a continually changing business environment and new risks and uncertainties may arise, which are difficult to predict. Shamir undertakes no obligation to revise or update any forward-looking statements to reflect any event or circumstance that arises after the date of this document, except as required by law.  The cautionary statements made in this document should be read as being applicable to all related forward-looking statements wherever they appear in this document and the documents incorporated by reference into this document.

RISK FACTORS

You should carefully consider the following risk factors in deciding whether to vote in favor of the proposal to approve the Merger Agreement, the merger and the other transactions contemplated by the Merger Agreement.  In addition, you should review the risk factors and other information contained in or incorporated by reference into this document, including those risks discussed under the caption entitled “Risk Factors” in Shamir’s Annual Report on Form 20-F for the year ended December 31, 2009, in particular, for a description of the risk factors associated with the continued operation of Shamir’s business.

If the merger is completed, shareholders, other than Kibbutz Shamir, Shamir Holdings, Essilor, Merger Sub and any direct or indirect subsidiary of the foregoing, will be exchanging their current investment in shares of Shamir for cash.

Risks Related to the Proposed Merger

Consummation of the merger is subject to various conditions.  All conditions to the merger may not be satisfied and if they are not, the merger may not be completed.  If the merger is not completed, Shamir’s business and operations could be materially harmed.

The merger is subject to the satisfaction of certain closing conditions that are beyond either Shamir’s or Essilor’s control and that may prevent its completion.  Neither Essilor nor Shamir can predict whether these conditions will be satisfied.  These conditions include the approval of the merger by Shamir’s shareholders, as well as Israeli court approval.  The merger is also subject to regulatory review in Spain, Portugal and the United Kingdom, and has been voluntarily disclosed to the antitrust authorities in the United States (namely, the FTC) and Australia.  As of March 23, 2011, the investigation by Portugal’s antitrust authorities is ongoing.  Essilor has been informed that the FTC has initiated an investigation of the proposed merger.  Essilor and Shamir have also received a request for additional information and documentary materials from the FTC, which will require Essilor and Shamir to provide additional documents and information relevant to the FTC’s antitrust review of the proposed merger.  Due to these conditions or other factors, there can be no assurance that the merger will be completed even if Shamir obtains approval of the merger by its shareholders.

If the merger is not completed, Shamir may be subject to the following material risks, among others:

•
the disruption to Shamir’s relationships with customers, distributors, suppliers, licensors, licensees and business partners as a result of uncertainties relating to the proposed merger with Essilor may detract from Shamir’s ability to grow or even maintain its level of revenues which may lead to a loss of market position and profitability that Shamir might be unable to regain.  In particular, in anticipation of the merger, customers may reduce future orders, pursue other sources for supply, or curtail or terminate their relationships with Shamir.  Shamir might not be able to regain those relationships, and Shamir might not be able to replace any lost business with new customers.  At the same time, Shamir’ relationships with its key suppliers could also be harmed, and Shamir might not be able to obtain suitable replacement sources of supply;

•	the disruption to Shamir’s relationships with the Essilor group companies;

•	Shamir may lose potential strategic opportunities while the merger is pending;

•	the diversion of management attention from Shamir’s day-to-day business to undertake the necessary actions to achieve the closing of the merger may detrimentally affect Shamir’s business;

•	Shamir could lose key employees during the merger approval process or due to the merger not being completed. In addition, the motivation of remaining employees may be adversely affected;

•	third parties may be reluctant to enter into or renew relationships with Shamir due to uncertainties relating to Shamir continuing as an independent company;

•
if the Merger Agreement is terminated and the board of directors of Shamir determines to seek another merger or business combination, Shamir may not be able to find a party willing to pay an equivalent or more attractive price than that which would be paid in the proposed merger with Essilor;

•
Shamir may be required to pay Essilor a termination fee of $7.0 million and an additional amount of up to $4.0 million in expenses to Essilor if the Merger Agreement is terminated under certain circumstances.  See “SPECIAL FACTORS – THE MERGER - Termination Fee;”

•	Shamir’s costs related to the merger, such as legal and accounting fees, must be paid by Shamir whether or not the merger is completed;

•	Shamir’s ability to raise capital to fund its business needs or pursue strategic opportunities may be impaired; and

•
the price of shares of Shamir will likely decline, and the decline could be exacerbated if Shamir shareholders sell substantial amounts of shares of Shamir in the public market, including likely sales by arbitrageurs who may have acquired shares of Shamir.

If some or all of these risks were to occur, Shamir may not be able to continue its present level of operations, may need to scale back its business and may not be able to take advantage of future opportunities or effectively respond to competitive pressures, any of which could have a material adverse effect on its business and results of operations.

Any delay in consummating the merger may reduce or eliminate the expected benefits of the merger.

In addition to the approval of the shareholders of Shamir, the merger is subject to a number of other conditions beyond either Shamir’s or Essilor’s control that may delay or prevent its completion, including required Israeli court approval and regulatory clearances and approvals.  Neither Essilor nor Shamir can predict whether or when these conditions will be satisfied.

A prolonged delay in completing the planned merger may increase uncertainty among Shamir’s employees, customers, suppliers or partners, which could exacerbate the risks described in the preceding risk factor and have an adverse effect on Shamir’s business and results of operations.  In addition, a prolonged delay could affect Shamir’s operational planning, budgeting, capital expenditures and hiring decisions, which could harm Shamir’s business and results of operations.

Furthermore, even if the merger is consummated, the anticipated benefits and strategic advantages of the merger may not be realized.

Regulatory agencies may delay or refuse to approve the merger.

The completion of the merger is subject to antitrust review in Spain, Portugal and the United Kingdom, as well as Israeli regulatory requirements. The merger has also been voluntarily disclosed to the antitrust authorities in the United States (namely, the FTC) and Australia.  As of March 23, 2011, the investigation by Portugal’s antitrust authorities is ongoing.  Essilor has been informed that the FTC has initiated an investigation of the merger.  Essilor and Shamir have also received a request for additional information and documentary materials from the FTC, which will require Essilor and Shamir to provide additional documents and information relevant to the FTC’s antitrust review of the proposed merger.  Governmental entities with which any filings may be required to be made or to whom disclosures are made on a voluntary basis, or who may investigate on their own initiative may seek concessions as conditions for granting approval of the merger.  Under the terms of the Merger Agreement, Essilor and Shamir have both agreed to use commercially reasonable efforts to complete the merger, including to gain clearance from antitrust authorities and to obtain other required regulatory approvals.  For this purpose, if any objections are asserted with respect to the transactions contemplated by the merger by any regulatory agency which would prevent, materially impede or materially delay the completion of the merger, each of Essilor and Shamir is required to use commercially reasonable efforts to resolve any such objections so as to permit the completion of the merger.  These actions may adversely affect Essilor or Shamir, and foreign regulatory authorities may challenge the merger on antitrust grounds and, if such a challenge is made, the parties cannot assure that such a challenge would not be successful.  Failure to obtain regulatory clearances could result in termination of the Merger Agreement.  Notwithstanding the aforementioned, under the terms of the Merger Agreement, neither Shamir nor Essilor are obligated to take or to agree to take any adverse action to resolve any antitrust objection, i.e. (i) selling or otherwise disposing of, or holding separate and agreeing to sell or otherwise dispose of businesses of Shamir or Essilor or their respective subsidiaries; (ii) terminating existing material relationships, contractual rights or obligations of Shamir or Essilor or their respective subsidiaries; (iii) terminating any material venture or other arrangement; (iv) creating any material relationship, including any licensing relationship, or contractual rights or obligations of Shamir or Essilor or their respective subsidiaries; or (v) effectuating restructuring of Shamir or Essilor or their respective subsidiaries, to the extent that the effect of any such requirements, when taken together, shall be adversely material to (a) the business of Essilor; (b) any significant business line of Essilor; (c) the business of Shamir; or (d) any significant business line of Shamir.  See “TERMS OF THE MERGER AGREEMENT - Termination of the Merger Agreement.”

Shamir’s directors and executive officers have personal interests in the merger.

Shamir’s directors and executive officers have personal interests in the merger that are different from, or in addition to, those of the shareholders of Shamir generally.  These interests include the following:

•	Current members of the board of directors of Shamir who are affiliated with Kibbutz Shamir may continue serving on the board of directors of Shamir following the consummation of the merger;

•	Current executive officers of Shamir are expected to continue their employment with Shamir following the consummation of the merger;

•
Certain employees and executive officers of Shamir are expected to receive retention bonuses in connection with the merger in the aggregate amount of approximately $550,000, the retention bonuses will be allocated and paid to certain key employees of the Company identified by Shamir after consultation with Essilor after the consummation of the merger, for the purposes of incentivizing key employees in the post-closing period;

•
Shamir and Essilor have agreed to provide indemnification and liability insurance benefits to present and former directors and executive officers of Shamir and its subsidiaries for a period of seven years following the consummation of the merger; and

•
Shamir directors and executive officers hold options to purchase shares of Shamir, which, if vested, will be automatically exercised upon consummation of the merger and, if unvested, will entitle its holder to the right to receive an amount in cash equal to the excess, if any, of $14.50 over the exercise price of such option, without interest thereon and less any applicable withholding taxes, in accordance with, and subject to, the holder’s continued employment or service through the applicable vesting dates and the vesting schedule of the respective option (see “SECURITY OWNERSHIP AND TRANSACTIONS OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND EXECUTIVE OFFICERS” and “TERMS OF THE MERGER AGREEMENT — Treatment of Equity Awards and Long Term Incentive Plans”).  Assuming the transaction had closed on March 21, 2011, the aggregate benefit to all executive officers and directors as a group (15 persons) as a result of the automatic exercise of vested options at closing in connection with the transaction would have been $3,341,858. The unvested options will be cashed out separately.

See “SPECIAL FACTORS – THE MERGER – Interests of Shamir’s Directors and Executive Officers.”

Kibbutz Shamir and Shamir Holdings have personal interests in the merger that may differ from the interests of unaffiliated shareholders of Shamir.

Kibbutz Shamir and Shamir Holdings have personal interests that are different from, or in addition to, those of Shamir’s unaffiliated shareholders.  These interests include the following.

As a result of the transactions contemplated by the Share Purchase and Subscription Agreement, immediately following the merger, Shamir will be a direct wholly-owned subsidiary of Shamir Holdings and Essilor and Kibbutz Shamir will each beneficially own 50% of all outstanding equity of Shamir Holdings.  Pursuant to the Share Purchase and Subscription Agreement, (i) simultaneously with and subject to the occurrence of the merger, Essilor will purchase from Kibbutz Shamir 550,000 shares of Shamir at a per share price of $14.50, constituting an aggregate cash consideration of $7,975,000, and (ii) immediately following the merger, Essilor will (x) subscribe for certain newly issued shares of Shamir Holdings, in exchange for cash, and (y) subscribe for additional newly issued shares of Shamir Holdings in exchange for the contribution to Shamir Holdings by Essilor of all of the shares of Shamir then held directly by Essilor.

Following the merger, Kibbutz Shamir, Shamir Holdings, Shamir and Essilor intend to enter into certain agreements, including:

•
a shareholders agreement, which will govern the relationship of the shareholders of Shamir and Shamir Holdings after the merger, including issues related to the nomination of members of the board of directors of Shamir, the process for making key decisions, restrictions on the transfer of shares in Shamir and distribution of dividends;

•
amended leases and services agreements between Kibbutz Shamir and Shamir, which will govern the terms under which Shamir will lease and sublease properties from Kibbutz Shamir and the provision of certain services by Kibbutz Shamir to Shamir; and

•	various commercial agreements and a research and development cooperation agreement between Essilor and Shamir.

Members of the board of directors of Shamir affiliated with Kibbutz Shamir did not participate on behalf of Shamir in the negotiations leading to the entry into the Merger Agreement, the merger and the other transaction contemplated by the Merger Agreement.

See “SPECIAL FACTORS — THE MERGER — Interests of Kibbutz Shamir and Shamir Holdings” and “OTHER MATERIAL AGREEMENTS RELATED TO THE MERGER.”

The Merger Agreement restricts Shamir’s ability to pursue alternatives to the merger and also contains restrictions on Shamir’s operational flexibility during the pendency of the merger.

The Merger Agreement contains “no solicitation” provisions that restrict Shamir’s ability to solicit, initiate or knowingly encourage, or, subject to certain exceptions, discuss or commit to competing third-party proposals to acquire all or a significant part of Shamir.  Shamir has also agreed that the board of directors of Shamir will not withdraw or modify in a manner adverse to Essilor its recommendation of the Merger Agreement, subject to certain limited exceptions, and Essilor generally has a right to be informed of any competing acquisition proposal that Shamir might receive.  Although the board of directors of Shamir is permitted to take actions in response to a competing acquisition proposal if it determines that doing so is necessary in order to comply with its fiduciary duties, taking certain actions in specified situations (including withdrawal or modification of its recommendation of the Merger Agreement) could entitle Essilor to terminate the Merger Agreement and receive a termination fee and reimbursement of expenses in an aggregate amount of up to $11.0 million from Shamir.  See “TERMS OF THE MERGER AGREEMENT – No Solicitation of Offers” and “TERMS OF THE MERGER AGREEMENT – Termination Fee”.

These “no solicitation” provisions could discourage a potential competing acquirer that might have an interest in acquiring all or a significant part of Shamir from considering or proposing such an acquisition, even if it was prepared to pay consideration with a higher per share cash or market value than the Essilor consideration proposed to be issued in the merger, or could result in a potential competing acquirer proposing to pay a lower per share price to acquire Shamir than it might otherwise have proposed to pay because of the added expense of the termination fee that may become payable to Essilor.

In addition, the Merger Agreement imposes restrictions on Shamir’s operational flexibility during the pendency of the merger.  See “TERMS OF THE MERGER AGREEMENT — Conduct of Shamir’s Business.”

Shamir may lose key personnel, customers and suppliers, as a result of uncertainties associated with the merger.

Shamir’s current and prospective employees, customers and suppliers, may be uncertain about their future roles and relationships with Shamir following completion of the merger.  This uncertainty may adversely affect Shamir’s ability to attract and retain key management and operational personnel.

In the event that the Second Meeting is adjourned or postponed for any reason, it may be more difficult to secure shareholder approval for the merger.

At the Second Meeting, which is currently scheduled to be held on April 26, 2011, Shamir shareholders will be asked to approve the Merger Agreement, the merger and the other transactions contemplated by the Merger Agreement.  Under the Israeli Companies Law as currently in effect, the merger cannot be consummated unless a majority of the Shamir shareholders present (in person or by proxy) and voting (not including abstentions) who hold together at least 75% of the shares represented at the Second Meeting approves the Merger Agreement and the merger, and provided that at the Second Meeting either: (i) such majority includes, for the purpose of approving any issues which may be considered to be an interested party transaction under the Israeli Companies Law (including the merger and the Merger Agreement), the affirmative votes of at least one third of the shares represented at the Second Meeting held by Shamir shareholders who do not have a personal interest in the transaction (the “Disinterested Shares”), without taking into account any abstaining participants; or (ii) the total number of Disinterested Shares voted against the merger does not exceed 1% of the aggregate voting rights in Shamir.

A recently enacted amendment to the Israeli Companies Law, which will become effective on May 14, 2011, changes the requirements regarding the vote of Disinterested Shares with respect to interested party transactions, such as the merger and the Merger Agreement.  Beginning May 14, 2011, an interested party transaction will require that a majority of shareholders present (in person or by proxy) and voting (not including abstentions) who hold together at least 75% of the shares represented approve the interested party transaction and either: (i) such majority includes the affirmative votes of a majority (rather than one third) of the Disinterested Shares represented at the meeting, without taking into account any abstaining participants; or (ii) that the total number of Disinterested Shares voted against the merger does not exceed 2% (rather than 1%) of the aggregate voting rights.   Accordingly, if the Second Meeting is held on or after May 14, 2011 because the currently scheduled Second Meeting is adjourned or postponed for any reason, then the merger will not be able to be consummated unless the requirements of the recently enacted amendment to the Israeli Companies Law are met which may make it more difficult to secure shareholder approval for the Merger Agreement, the merger and the other transactions contemplated by the Merger Agreement.

INFORMATION ABOUT THE SPECIAL MEETINGS

General; Date; Time and Place

This document is furnished in connection with the solicitation of proxies by the board of directors of Shamir for use at the Meetings.  The Meetings will be held at the offices of Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co., One Azrieli Center, 40th floor, Tel Aviv, Israel, as follows: (i) the First Meeting of the shareholders of Shamir, except for Kibbutz Shamir, Shamir Holdings, Essilor, members of Kibbutz Shamir, persons having an ongoing commercial relationship with Kibbutz Shamir and persons having a personal or additional interest (other than as a shareholder) in the transactions, will be held on Tuesday, April 26, 2011, at 3:00 p.m. (Israel time); and (ii) the Second Meeting of all the shareholders of Shamir, will be held on Tuesday, April 26, 2011, at 3:30 p.m. (Israel time).

Purpose of the Meetings

At the Meetings, you will be asked to consider and vote upon the proposal to approve (i) the Merger Agreement by and among Shamir, Essilor and Merger Sub, (ii) the merger of Merger Sub with and into Shamir under the provisions of the Israeli Companies Law, so that following the approval of the merger, Merger Sub will cease to exist and the Company shall continue as the surviving corporation in the merger and, pursuant to the Merger Agreement and other transactions contemplated thereby, the Company will be a direct wholly-owned subsidiary of Shamir Holdings and Essilor and Kibbutz Shamir will each beneficially own 50% of all outstanding equity of Shamir Holdings and (iii) the other transactions contemplated by the Merger Agreement.

The merger is intended to be effected as an arrangement between Shamir and its shareholders under the Sections 350 and 351 of the Israeli Companies Law and will be subject to Israeli court approval.  As a result of the transactions contemplated by Merger Agreement, immediately following the merger, Shamir will be a direct wholly-owned subsidiary of Shamir Holdings and Essilor and Kibbutz Shamir will each beneficially own 50% of all outstanding equity of Shamir Holdings.  Upon the consummation of the merger, Shamir’s shares will be delisted from The NASDAQ Global Market and the TASE.

The board of directors of Shamir recommends that you vote FOR the proposal to approve the Merger Agreement, the merger and the other transactions contemplated by the Merger Agreement.

At the Meetings, you also will be asked to consider, and, as applicable, vote upon, any other business that may properly come before the Meetings or any adjournment or postponement of the Meetings.  Shamir currently does not contemplate that any other matters will be considered at the Meetings.

Record Date; Voting Power

The board of directors of Shamir has fixed the close of business on Monday, March 21, 2011 as the record date for the determination of shareholders entitled to receive notice of and to vote at the Meetings and any postponement or adjournment thereof (the “Record Date”).  Each share of Shamir entitles the registered holder thereof to one vote.  As of the Record Date, there were 17,165,455 shares of Shamir outstanding.

You are entitled to vote if you are a holder of record of shares of Shamir as of the close of business on Monday, March 21, 2011, subject to the limitations described under  “— Required Vote for the Merger Proposal; Shares Entitled to Vote.”

Your shares may be voted at the Meetings only if you are present or represented by a valid proxy.

Method of Voting; Quorum; Position Statement

You are being asked to vote the shares held directly in your name as a shareholder of record and any shares you hold in “street name” as beneficial owner.  Shares held in street name are shares held on your behalf in a stock brokerage account or shares held by a bank or other nominee.

The method of voting differs for shares held as a record holder and shares held in street name.  Record holders will receive proxy cards.  Holders of shares in street name will receive voting instruction cards in order to instruct their brokers or nominees how to vote.

Holders of the Company’s shares who hold their shares through a member of the TASE and intend to vote their shares either in person or by proxy must deliver to the Company, c/o Mr. David Bar-Yosef, General Counsel, Kibbutz Shamir, Upper Galilee 12135, Israel, an ownership certificate confirming their ownership of the Company’s shares, on the Record Date, which certificate must be approved by a recognized financial institution, as required by the Israeli Companies Regulations (Proof of Ownership of Shares for Voting at General Meeting) 2000, as amended.  Such shareholder is entitled to receive the ownership certificate in the branch of the TASE member or by mail to his address (in consideration of mailing fees only), if the shareholder so requested. Shareholders who wish to make such a request must do so in advance and with respect to a particular securities account.

Shareholders who wish to vote at the Meetings by means of a proxy are obliged to complete, sign, date and return the proxy card no later than 1:00 p.m. (Israel time) on Tuesday, April 26, 2011.  Voting will be done by completing the second part of the proxy card.  The form of proxy card is available on the websites: http://www.magna.isa.gov.il or http://maya.tase.co.il.  The form of proxy card was also furnished to the Commission on Form 6-K, and is available to the public on the Commission’s website at http://www.sec.gov.

Shareholders who hold their shares through a member of the TASE will be entitled to receive from the TASE member who holds the shares on the shareholder’s behalf, by e-mail, for no charge, a link to the text of proxy card and to the written statements submitted by shareholders wishing to express their position on an agenda item for the Meetings (“Position Statement(s)”) posted on the Israel Securities Authority website, unless the shareholder notified that he or she is not so interested.  Proxy cards and voting instruction cards are being solicited on behalf of the board of directors of Shamir from Shamir shareholders in favor of the proposal to approve the Merger Agreement, the merger and the other transactions contemplated by the Merger Agreement.

You may receive more than one set of voting materials, including multiple copies of this document and multiple proxy cards or voting instruction cards.  For example, shareholders who hold shares in more than one brokerage account will receive a separate voting instruction card for each brokerage account in which shares are held.  Shareholders of record whose shares are registered in more than one name will receive more than one proxy card.  You should complete, sign, date and return each proxy card and voting instruction card you receive.

Discussions at each of the Meetings will commence if a quorum is present.  A quorum for each of the Meetings is constituted by two or more shareholders who are present in person or by proxy, or who have delivered to the Company a proxy card indicating their manner of voting, and who hold or represent shares conferring in the aggregate at least thirty three and one-third percent (33- 1/3%) of the voting power in the Company.  If a quorum is not present within an hour of the time designated for the Meetings, the Meetings will be adjourned until Tuesday, May 3, 2011, at the same time and place.  At the adjourned meetings any number of shareholders who are present in person or proxy, or who have delivered a proxy card, will constitute a quorum.

Abstentions and broker “non-votes” count as present for establishing a quorum.  A broker “non-vote” occurs when a broker is not permitted to vote on an item without instructions from the beneficial owner of the shares and no instructions are given.  Shares held by Shamir in its treasury do not count toward establishing a quorum.

Shareholders wishing to express their position on an agenda item for each of the Meetings may do so by submitting a Position Statement to the Company’s offices, c/o Mr. David Bar-Yosef, General Counsel, Kibbutz Shamir, Upper Galilee 12135, Israel.  Any Position Statement received will be furnished to the Commission on Form 6-K, and will be made available to the public on the Commission’s website at http://www.sec.gov and in addition at http://www.magna.isa.gov.il or http://maya.tase.co.il.  Position Statements should be submitted to the Company no later than Thursday, March 31, 2011.

The proxy and proxy card shall also serve as a voting deed (ktav hatzba’a) as such term is defined under the Israeli Companies Law.  The wording of the resolutions to be voted at each of the Meetings and relevant documents thereto, and the text of the proxy card and any Position Statement submitted, if any, may be inspected at the Company’s offices, which are located at Kibbutz Shamir, Upper Galilee 12135, Israel during normal business hours and by prior coordination with Mr. David Bar-Yosef, General Counsel (Tel: +972 (4) 694-7810).

Required Vote for the Merger Proposal; Shares Entitled to Vote

Approval of the Merger Agreement, the merger and the other transactions contemplated by the Merger Agreement cannot be completed unless a majority of the shareholders of Shamir present (in person or by proxy) and voting (not including abstentions) who hold together at least 75% of the shares represented at each of the Meetings approve the Merger Agreement, the merger and the other transactions contemplated by the Merger Agreement, and provided that in the Second Meeting either: (i) such majority includes, for the purpose of approving any issues which may be considered to be an interested party transaction in accordance with Israeli law, the affirmative votes of at least one third of the shares represented at the Second Meeting held by shareholders of Shamir who do not have a personal interest in the transactions, or Disinterested Shares, without taking into account any abstaining participants; or (ii) the total number of Disinterested Shares voted against the merger shall not exceed 1% of the aggregate voting rights in Shamir.

Under Israeli law, holders of shares of Shamir are not entitled to statutory dissenters’ or appraisal rights in connection with the merger; however, if you object to the merger, you may file an objection with the Israeli court within ten days of the publication of the filing of the motion to approve the merger, but not less than five days prior to the Israeli court hearing scheduled to be held to approve the merger.

All shareholders of Shamir at the close of business on the Record Date, except Kibbutz Shamir, Shamir Holdings, Essilor, members of Kibbutz Shamir, persons having an ongoing commercial relationship with Kibbutz Shamir and persons having a personal or additional interest (other than as a shareholder) in the transactions, are entitled to vote at the First Meeting.

Additionally, the Israeli Companies Law requires that each shareholder, prior to exercising such shareholder’s voting rights at the Second Meeting, advise the Company  (in person or on the proxy card, if voting by proxy) whether or not that shareholder has a personal interest in the proposal.   As a result, all shareholders of Shamir at the close of business on the Record Date are entitled to vote at the Second Meeting if the shareholder has indicated whether or not the shareholder has a personal interest in the approval of the Merger Agreement, the merger and the other transactions contemplated by the Merger Agreement.

For the purposes of the Second Meeting, a personal interest under the Israeli Companies Law means a personal interest of a person in an act or transaction of a company, including:

•	a personal interest of that person’s relative (i.e. spouse, brother or sister, parent, grandparent, child, child of such person’s spouse or the spouse of any of the above); or

•
a personal interest of another entity in which that person or his or her relative (as defined above) holds 5% or more of such entity’s issued shares or voting rights, has the right to appoint a director or the chief executive officer of such entity, or serves as director or chief executive officer of such entity.

A personal interest resulting merely from holding shares of Shamir will not be deemed a personal interest.

A broker or nominee who holds shares for customers who are the beneficial owners of those shares and does not receive directions on how to vote might not be permitted to vote such shares on the proposal to approve the Merger Agreement, the merger and the other transactions contemplated by the Merger Agreement. We urge to provide your broker with voting instructions.

Share Ownership of Kibbutz Shamir, Shamir Holdings and Directors and Executive Officers of Shamir

As of the Record Date, (i) the directors and executive officers of Shamir, as a group, held 260,000 shares of Shamir, representing approximately 1.51% of the issued and outstanding share capital of Shamir on such date; (ii) the directors and executive officers of Shamir, as a group, held options to purchase 870,699 shares of Shamir, representing, on an as exercised basis, approximately 4.77% of the issued and outstanding share capital of Shamir on such date; and (iii) the directors of Shamir affiliated with Kibbutz Shamir, as a group, hold options to purchase 169,160 shares of Shamir, representing, on an as exercised basis, approximately 0.93% of the issued and outstanding share capital of Shamir on such date.

How to Vote

Submitting Proxies or Voting Instruction Cards

If you are a shareholder of record, you may vote your shares by attending each of the Meetings and voting your shares in person at each of the Meetings or by completing your proxy cards and signing, dating and mailing them in the enclosed self-addressed envelopes to be received by Shamir no later than 1:00 p.m. on Tuesday, April 26, 2011.

If a proxy card is signed by a shareholder of record of Shamir and returned without voting instructions, the shares represented by the proxy will be voted FOR the proposal to approve the Merger Agreement, the merger and the other transactions contemplated by the Merger Agreement, and in the discretion of the proxy holders, on any other business that may properly come before the Meetings or any adjournment or postponement thereof. However, if you fail to indicate whether or not you have a personal interest in the transactions, your shares represented by the proxy will be not be voted.

If your shares are held in the name of a broker or nominee, you must either direct the record holder of your shares as to how to vote your shares of Shamir or obtain a proxy from the record holder to vote at the each of the Meetings.  If you are a beneficial holder of shares of Shamir, you should check the voting instruction cards used by your broker or nominee to see if you may vote by using the telephone or the Internet.

Holders of the Company’s shares who hold their shares through a member of the TASE and intend to vote their shares either in person or by proxy must deliver to the Company, c/o Mr. David Bar-Yosef, General Counsel, Kibbutz Shamir, Upper Galilee 12135, Israel, an ownership certificate confirming their ownership of the Company’s shares, on the Record Date, which certificate must be approved by a recognized financial institution, as required by the Israeli Companies Regulations (Proof of Ownership of Shares for Voting at General Meeting) 2000, as amended.  Such shareholder is entitled to receive the ownership certificate in the branch of the TASE member or by mail to his address (in consideration of mailing fees only), if the shareholder so requested.

Shareholders who wish to vote at the Meetings by means of a proxy are obliged to complete, sign, date and return the proxy card no later than 1:00 p.m. (Israel time) on Tuesday, April 26, 2011.  Voting will be done by completing the second part of the proxy card.  The form of proxy card is available on the websites: http://www.magna.isa.gov.il or http://www.maya.tase.co.il.  The form of proxy card was also furnished to Commission on Form 6-K, and is available to the public on the Commission’s website at http://www.sec.gov.

Shareholders who hold their shares through a member of the TASE will be entitled to receive from the TASE member who holds the shares on the shareholder’s behalf, by e-mail, for no charge, a link to the text of proxy card and to the Position Statements posted on the Israel Securities Authority website, unless the shareholder notified that he or she is not so interested; provided, that the notice was provided with respect to a particular securities account, prior to the Record Date.

Revoking Proxies or Voting Instructions

If you are a record holder of shares of Shamir, you may revoke your proxy at any time prior to the First Meeting, 3:00 p.m. (Israel time) on Tuesday, April 26, 2011, the time your proxy is voted at the First Meeting; and with respect to the Second Meeting, 3:30 p.m. (Israel time) on Tuesday, April 26, 2011, the time your proxy is voted at the Second Meeting, by filing with Shamir a written notice of revocation or a duly executed proxy bearing a later date or by oral notification to the chairman of the meeting at such meeting.

If your shares are held in the name of a broker or nominee, you may change your vote by submitting new voting instructions to your broker or nominee.  You may not vote your shares in person at the Meetings unless you obtain a signed proxy from such broker or nominee giving you the right to vote those shares.

Solicitation of Proxies

In addition to solicitation by mail, directors, officers and employees of Shamir may solicit proxies for the Meetings from shareholders of Shamir personally or by telephone, facsimile and other electronic means without compensation other than reimbursement for their actual expenses.

Shamir has also made arrangements with Alliance Advisors to assist Shamir in soliciting proxies for the Meetings and has agreed to pay Alliance Advisors a customary fee, plus certain expenses, for these services.  Arrangements also will be made with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of shares of Shamir held of record by those persons, and Shamir will, if requested, reimburse the record holders for their reasonable out-of-pocket expenses in so doing.

Please do not send in any Shamir share certificates with your proxy cards or voting instruction cards.

Attending the Meetings

Only shareholders of Shamir, including joint holders, who hold shares of record as of the close of business on the Record Date and other persons holding valid proxies for the Meetings are entitled to attend the Meetings. All shareholders and their proxies should be prepared to present photo identification.  In addition, if you are a record holder, your name is subject to verification against the list of record holders on the Record Date prior to being admitted to the Meetings.  Shareholder of Shamir who are not record holders but hold shares through a broker or nominee (i.e., in “street name”) should be prepared to provide proof of beneficial ownership on the record date, or in the case of shares held through a member of the TASE and intend to vote their shares either in person or by proxy must deliver to the Company, c/o Mr. David Bar-Yosef, General Counsel, Kibbutz Shamir, Upper Galilee 12135, Israel, an ownership certificate confirming their ownership of the Company’s shares, on the Record Date, which certificate must be approved by a recognized financial institution, as required by the Israeli Companies Regulations (Proof of Ownership of Shares for Voting at General Meeting) 2000, as amended.  If you do not provide photo identification or comply with the other procedures outlined above upon request, you may not be admitted to the Meetings.

Contact for Questions and Assistance in Voting

If you have a question about the merger or how to vote or revoke a proxy you should contact:

Shamir Optical Industry Ltd.
Attention: Mr. David Bar-Yosef, General Counsel
Kibbutz Shamir, Upper Galilee 12135,
Israel
+972 (4) 694-7810

If you need additional copies of this document or voting materials, you should contact Alliance Advisors, at:

ALLIANCE ADVISORS
200 Broad Acres Drive, 3rd Floor
Bloomfield, NJ 07003

Call Toll-Free within the U.S.: 1-866-329-8417
Others please call:  +1-973-873-7700
Email: reorg@allianceadvisorsllc.com

Other Matters

Shamir is not aware of any other business to be acted upon at the Meetings.  If, however, other matters are properly brought before the Meetings or any adjournment or postponement of the Meetings, the persons named as proxy holders will each have discretion to act on those matters, or to adjourn or postpone the Meetings.

INFORMATION ABOUT THE COMPANIES INVOLVED WITH THE MERGER

Shamir Optical Industry Ltd.

Shamir is an Israeli company, listed on The NASDAQ Stock Exchange and the TASE, headquartered in Kibbutz Shamir in Northern Israel.  Shamir, which manages its overseas operations through numerous world-wide subsidiaries, is one of the world’s leading manufacturers of high-quality progressive and single vision lenses and molds.  The Company’s principal executive office is located at Kibbutz Shamir, Upper Galilee, 12135 Israel.  The Company’s telephone number is +972-4-6947810.  Shamir is the subject company of the Schedule 13E-3 filed by Shamir, Essilor, Essilor Israeli Holdings, Merger Sub, Kibbutz Shamir and Shamir Holdings.

Securities

The authorized share capital of the Company is one million New Israeli Shekels (NIS 1,000,000) divided into one hundred million (100,000,000) shares NIS 0.01 par value each. Based on information provided by American Stock Transfer & Trust Company, LLC, Shamir’s Transfer Agent, as of March 21, 2011, 17,165,455 shares of Shamir were issued and outstanding.

Trading Market and Price

Shamir’s shares began trading publicly on The NASDAQ Global Market on March 11, 2005.  Prior to that date, there was no public market for the Company’s shares.  The table below shows the high and low sales prices of Shamir’s shares on The NASDAQ Global Market for each of the periods indicated below.

2008	High	Low
First Quarter	$9.85	$6.09
Second Quarter	$8.71	$6.15
Third Quarter	$7.20	$5.83
Fourth Quarter	$6.46	$2.06
2009	High	Low
First Quarter	$3.25	$2.62
Second Quarter	$5.91	$2.99
Third Quarter	$8.16	$4.68
Fourth Quarter	$9.10	$6.84
2010	High	Low
First Quarter	$10.74	$7.88
Second Quarter	$10.16	$6.85
Third Quarter	$11.04	$7.78
Fourth Quarter	$14.75	$10.17

2011	High	Low
First Quarter (through March 23, 2011)	$14.17	$13.00

Shamir’s shares began trading publicly on the TASE on May 2, 2005.  The table below shows the high and low sales prices of Shamir’s shares on the TASE for each of the periods indicated below.

2008	High	Low
First Quarter	NIS 39.30	NIS 22.10
Second Quarter	NIS 28.30	NIS 21.30
Third Quarter	NIS 25.00	NIS 19.03
Fourth Quarter	NIS 23.40	NIS 10.51

2009	High	Low
First Quarter	NIS 13.69	NIS 11.11
Second Quarter	NIS 21.70	NIS 13.44
Third Quarter	NIS 29.90	NIS 17.70
Fourth Quarter	NIS 34.68	NIS 27.02

2010	High	Low
First Quarter	NIS 41.92	NIS 28.80
Second Quarter	NIS 37.60	NIS 28.11
Third Quarter	NIS 41.00	NIS 29.67
Fourth Quarter	NIS 53.20	NIS 37.60

2011	High	Low
First Quarter (through March 23, 2011)	NIS 51.00	NIS 46.59

Dividends

Under the Israeli law, Shamir is only permitted to pay dividends out of retained earnings or declare a dividend to be paid to shareholders out of the Company’s retained earnings or its earnings derived over the two most recent years, whichever is higher, as reflected in the last audited or reviewed financial report for a period ending less than six months prior to distribution, unless otherwise permitted by an Israeli court.  Additionally, Shamir’s ability to declare dividends is currently restricted by certain provisions of the Merger Agreement.  See “TERMS OF THE MERGER AGREEMENT – Conduct of Shamir’s Business.”  Additionally, dividends are distributed to shareholders in proportion to the nominal value of their respective holdings.  Since 2008, the Company has paid cash dividends, as follows:

•	On January 14, 2008, Shamir declared a dividend of $4.0 million ($0.243 per share), which was paid in February 2008.

•	On November 27, 2009, Shamir declared a dividend of $10.0 million ($0.602 per share), which was paid in December 2009.

•	On October 13, 2010, Shamir declared a dividend of $13.5 million ($0.804 per share), which was paid in November 2010.

Recent Share Purchases

Based on information provided by Essilor, Kibbutz Shamir, Shamir Holdings, Essilor Israeli Holdings and Merger Sub and public reports filed with the Commission, during the past two years, neither Essilor, Kibbutz Shamir, Shamir Holdings, Essilor Israeli Holdings or Merger Sub purchased shares of Shamir, except as follows:

•
On September 3, 2009, FIBI Investment House Ltd., who previously held 1,360,226 of the Company’s shares, or, as of September 30, 2009, 8.28% of Shamir’s outstanding share capital, sold its shares in Shamir.  904,149 of these shares were purchased by Shamir Holdings, in consideration of $6.58 per share, or an aggregate amount of $5,952,699.

•
On October 14, 2010, Kibbutz Shamir purchased from Shamir Holdings 550,000 of the Company’s shares, or, as of October 14, 2010, 3.1% of the Company’s outstanding share capital, in consideration of $10.78 per share, or an aggregate amount of $5,929,550.

Selected Financial Data

When you read this summary historical financial data, it is important that you also read Shamir’s historical consolidated financial statements and related notes incorporated by reference into this document, as well as the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Shamir’s Annual Report on Form 20-F for the year ended December 31, 2009, incorporated by reference into this document.  See “WHERE YOU CAN FIND MORE INFORMATION.”

The selected historical consolidated financial data for fiscal 2007, 2008 and 2009 have been derived from audited consolidated financial statements and related notes incorporated by reference in this document.  The selected historical consolidated financial data for fiscal 2005 and 2006 have been derived from audited consolidated financial statements and related notes not incorporated by reference in this document.

The selected balance sheet data as of December 31, 2010, and the selected income statement data for the fiscal year ended December 31, 2010, have been derived from unaudited financial statements incorporated by reference in this document.

	Fiscal Year Ended
						(unaudited)
	December 31,	December 31,	December 31,	December 31,	December 31,	December 31,
	2005	2006	2007	2008	2009	2010
	(Dollars in thousands, except per share data)

Consolidated Statement of Operations Data:
Revenues, net	$80,364	$97,280	$120,419	$140,326	$142,384	$157,991
Cost of revenues(2)	36,030	44,038	55,856	64,415	65,448	71,485
Gross profit	44,334	53,242	64,563	75,911	76,936	86,506
Operating expenses:
Research and development(2)	1,688	2,372	2,564	3,368	3,239	4,579
Selling and marketing(2)	23,663	32,798	36,552	42,374	40,959	44,937
General and administrative(2)	6,887	10,986	13,549	16,793	15,410	17,238
Total operating expenses	32,238	46,156	52,665	62,535	59,608	66,754
Operating income	12,096	7,086	11,898	13,376	17,328	19,752
Financial income (expenses) and other, net	401	(159)	(239)	(2,142)	(395)	(220)
Income before taxes on income	12,497	6,927	11,659	11,234	16,933	19,532
Taxes on income	4,504	2,179	5,013	2,216	3,699	3,834
Income after taxes on income	7,993	4,748	6,646	9,018	13,234	15,698
Equity in gain (losses) of affiliates, net	-	(245)	46	44	31	114
Net income	$7,993	$4,503	$6,692	$9,062	$13,265	$15,584
Net income (loss) attributable to non-controlling interest(1)	(112)	(1,957)	(1,509)	(16)	477	772
Net income attributable to Shamir Optical Industry Ltd. Shareholders	$8,105	$6,460	$8,201	$9,078	$12,788	$14,812
Net earnings per share: Basic	$0.52	$0.40	$0.50	$0.55	$0.78	$0.88
Diluted	$0.51	$0.39	$0.50	$0.55	$0.77	$0.87

(1)
On January 1, 2009, Shamir adopted Accounting Standard Codification 810 “Consolidation” (“ASC 810”). The guidance establishes accounting and reporting standards for the non-controlling interest in a subsidiary and for deconsolidation of a subsidiary. As a result net income now includes net income attributable to both the Company and the non-controlling interest in the consolidated statements of operations. Net income excluding the non-controlling interest is now presented after net income, with the caption net income attributable to the Shamir shareholders.

	Fiscal Year Ended
						(unaudited)
	December 31,	December 31,	December 31,	December 31,	December 31,	December 31,
	2005	2006	2007	2008	2009	2010
	(Dollars in thousands)

Weighted average number of shares (in thousands)
Basic	15,449	16,257	16,339	16,424	16,438	16,771
Diluted	15,869	16,548	16,552	16,522	16,530	16,945

(2)	Operating expenses includes the following stock-based compensation (the following table shows a breakdown and the totals of stock-based compensation recorded for the periods presented):

	Fiscal Year Ended
						(unaudited)
	December 31,	December 31,	December 31,	December 31,	December 31,	December 31,
	2005	2006	2007	2008	2009	2010
	(Dollars in thousands)

Cost of revenues	$-	$-	$23	$40	$38	$-
Research and development	-	247	226	149	8	47
Selling and marketing	343	260	86	63	15	75
General and administrative	265	919	695	481	390	443
Total	$608	$1,426	$1,030	$733	$451	$565

	Fiscal Year Ended
						(unaudited)
	December 31,	December 31,	December 31,	December 31,	December 31,	December 31,
	2005	2006	2007	2008	2009	2010
	(Dollars in thousands)

Selected Balance Sheet Data:
Working capital	$54,671	59,028	52,316	47,770	55,081	57,070
Total assets	$116,661	146,996	160,491	149,496	163,714	162,299
Total liabilities	$41,697	64,970	74,468	61,477	68,262	58,171
Total shareholders’ equity	$71,388	79,803	85,223	86,769	91,940	97,941

Ratios of Earnings and Fixed Charges

The following table sets forth the consolidated ratios of earnings to fixed charges of Shamir for the period shown:

	Fiscal Year Ended
						(unaudited)
	December 31,	December 31,	December 31,	December 31,	December 31,	December 31,
	2005	2006	2007	2008	2009	2010
Ratios	16.9	5.1	6.2	5.7	14.1	19.4

The ratios of earnings to fixed charges were computed by dividing earnings by fixed charges. For this purpose, earnings consist of the sum of (x) (1) pre-tax income from continuing operations before adjustment for income or loss from equity investees; (2) fixed charges; (3) amortization of capitalized interest; minus (y) (1) interest capitalized; (2) the noncontrolling interest in pre-tax income of subsidiaries that have not incurred fixed charges. Fixed charges consist of interest expensed and capitalized, including interest related to capital leases.

Book Value Per Share

The average book value per share of Shamir as December 31, 2010, the date of the most recent balance sheet, was $5.72.

Financial Forecasts

In connection with Essilor’s review of Shamir and in the course of the negotiations between Shamir and Essilor as described in “SPECIAL FACTORS — THE MERGER - Background of the Merger,” Shamir provided Essilor with non-public business and financial information in February 2010, and Shamir provided such information to Trigger-Foresight, in its capacity as strategic advisor to Shamir, in February 2010.  Additionally, in June 2010, Shamir provided Essilor Trigger-Foresight and to Oppenheimer updated non-public business and financial information. The non-public information included forecasts of Shamir’s future operating performance and cash flow (such forecasts do not give effect to the transactions contemplated by the Merger Agreement).

The material line items of the operating performance and cash flow forecasts provided by Shamir in February 2010 to Essilor (and by Essilor to Perella Weinberg) and Trigger-Foresight, are set forth in the main table below:

	Estimated	Forecasted
	2009	2010	2011	2012	2013	2014
	(Dollars in thousands)
Revenues	142,400	167,437	178,272	191,232	202,373	210,453
Gross profit	76,470	92,688	99,860	108,607	115,844	120,640
Operating expenses	58,779	68,323	73,552	77,591	82,841	85,358
Research and development	3,230	4,104	4,837	5,690	6,552	7,366
Selling and marketing	41,179	47,686	51,432	53,739	57,386	58,560
General and administrative	14,370	16,534	17,283	18,162	18,903	19,431
Operating income (non GAAP)1	19,169	26,065	28,033	32,767	34,782	37,090
Adjusted EBITDA (non GAAP)1	26,441	34,097	35,536	40,199	41,983	43,873
Free cash flow	21,853	12,253	19,003	21,890	22,615	23,729

1
Operating income (non GAAP) is operating income (GAAP) excluding stock-based compensation and amortization charges. Adjusted EBITDA (non GAAP) is operating income (GAAP) excluding depreciation and amortization charges.  The supplemental table below provides information with respect to operating income (GAAP) and excluded charges:

	Estimated	Forecasted
	2009	2010	2011	2012	2013	2014
	(Dollars in thousands)
Operating income (GAAP)	17,691	24,365	26,308	31,016	33,003	35,282
Stock-based compensation	428	500	525	551	579	608
Amortization	1,050	1,200	1,200	1,200	1,200	1,200
Depreciation	7,700	8,532	8,028	7,983	7,779	7,391

The material line items of the operating performance and cash flow forecasts provided by Shamir in June 2010 to Essilor (and by Essilor to Perella Weinberg), Trigger-Foresight and Oppenheimer are set forth in the main table below:

	Estimated	Forecasted
	2010	2011	2012	2013	2014
	(Dollars in thousands)
Revenues	166,299	180,289	196,133	213,250	231,396
Cost of revenues	77,918	83,751	89,391	94,704	99,957
Gross profit	88,382	96,538	106,742	118,546	131,439
Operating expenses	63,859	69,849	75,661	81,919	88,536
Research and development	4,656	5,364	6,178	7,091	8,099
Selling and marketing	44,901	49,161	53,013	57,137	61,467
General and administrative	14,302	15,324	16,469	17,691	18,970
Operating income (non GAAP)2	24,523	26,690	31,081	36,627	42,902
EBITDA (non GAAP) 2	33,000	35,972	40,891	46,429	52,405
Free cash flow	11,647	15,886	19,196	23,762	28,952

2
Operating income (non GAAP) is operating income (GAAP) excluding stock-based compensation charges. EBITDA (non GAAP) is operating income (GAAP) excluding stock-based compensation, depreciation and amortization.  The supplemental table below provides information with respect to operating income (GAAP) and excluded charges:

	Estimated	Forecasted
	2010	2011	2012	2013	2014
	(Dollars in thousands)
Operating income (GAAP)	24,027	26,162	30,518	36,026	42,262
Stock-based compensation	496	528	563	601	640
Amortization	1,340	1,017	1,017	819	819
Depreciation	7,138	8,266	8,793	8,983	8,684

The forecasts are provided to give Shamir’s shareholders access to certain nonpublic information that was provided to Essilor, Perella Weinberg, Trigger-Foresight and Oppenheimer for the purpose of considering and evaluating the merger.

Shamir does not, as a matter of course, publicly disclose forecasts of future revenues, earnings or cash flows. However, as requested, the management of Shamir did provide financial forecasts to Essilor, Trigger-Foresight and Oppenheimer.

The forecasts were not prepared with a view to public disclosure and are included in this information statement only because certain financial forecasts were made available to Essilor (and by Essilor to Perella Weinberg), in connection with its due diligence investigation of Shamir, and to Trigger-Foresight and Oppenheimer. The forecasts were not prepared with a view to compliance with the published guidelines of the Commission regarding forecasts, nor were they prepared in accordance with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts.

The forecasts in this information statement have been prepared by, and are the responsibility of, Shamir’s management. Kost, Forer, Gabbay and Kasierer, Shamir’s independent registered public accounting firm, has neither examined nor compiled the forecasts, and accordingly, Kost, Forer, Gabbay and Kasierer does not express an opinion or any other form of assurance with respect to the forecasts.

In compiling the forecasts, Shamir’s management took into account historical performance, combined with forecasts regarding development activities. The forecasts were developed in a manner consistent with the historical development of budgets and long-range operating forecasts of the management of Shamir and were not developed for public disclosure. Although the forecasts were presented with numerical specificity, the forecasts reflect numerous assumptions and estimates as to future events made by Shamir’s management that Shamir’s management believed were reasonable at the time the forecasts were prepared. Failure to achieve any such assumptions, or their failure to occur, would impact the accuracy of the forecasts. In addition, factors such as industry performance and general business, economic, regulatory, market and financial conditions, all of which are difficult to predict and beyond the control of Shamir’s management, may cause the forecasts or the underlying assumptions to be inaccurate. Accordingly, there can be no assurance that the forecasts will be realized, and actual results may be materially greater or less than those contained in the forecasts. Because the forecasts cover multiple years, such information by its nature becomes less predictive with each successive year. None of Shamir or Essilor or any of their affiliates, advisors or representatives has made or makes any representation to any shareholder regarding Shamir’s ultimate performance compared to the information contained in these forecasts. See “CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS” on page 68.

Shamir does not intend to update or otherwise revise the forecasts to reflect circumstances existing or events occurring after the date when made or to reflect the occurrence of future events, even if any or all of the assumptions underlying the forecasts are shown to be in error.

Certain of the forecasts set forth herein, including non-GAAP operating income, EBITDA and adjusted EBITDA, may be considered non-GAAP financial measures. Shamir provided this information to Essilor, Trigger-Foresight and Oppenheimer because Shamir believed it could be useful in evaluating, on a prospective basis, Shamir’s potential operating performance and cash flow. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP.

Essilor International SA

Essilor is a French société anonyme headquartered near Paris.  Essilor designs, manufactures and customizes corrective lenses to meet each person’s unique vision requirements.  Through a broad range of lenses, it provides solutions for correcting myopia, hypermetropia, astigmatism and presbyopia to enable people to regain perfect vision.  It serves every segment of the ophthalmic lens market with globally recognized brands, such as the Varilux® range of progressive lenses (which includes Varilux Physio®, Varilux® Ipseo® New Edition, Varilux Panamic®, Varilux Comfort® and Varilux Ellipse®); the Crizal® line of anti-reflective, smudge-proof and antistatic coatings for lenses; and, through license agreements with Nikon Corporation and Transitions Optical Inc., Nikon® lenses and Transitions® variable-tint lenses.  Essilor is also a leader in lens edging instruments for opticians and prescription laboratories, and is a leading provider of vision screening instruments for eyecare professionals, schools, occupational medicine centers, the military and other institutions.  Essilor has approximately 35,000 employees and operates worldwide through 15 production sites, over 300 lens finishing laboratories and multiple local distribution networks.  Essilor’s shares are traded on The Euronext Paris Market, in the “A” Compartment.  Essilor’s principal executive offices are located at 147 rue de Paris, 94220 Charenton-le-Pont, France.  Essilor’s phone number is +33 1 4977 4450.

Shamrock Acquisition Sub Ltd. and Essilor Israeli Holdings Ltd.

Merger Sub and Essilor Israeli Holdings are each Israeli companies.  Merger Sub is a direct wholly-owned subsidiary of Essilor Israeli Holdings and Essilor Israeli Holdings is a direct wholly-owned subsidiary of Essilor.  Merger Sub was formed solely for the purpose of entering into the Merger Agreement and consummating the transactions contemplated by the Merger Agreement and will cease to exist upon consummation of the merger.  Merger Sub has not conducted any activities to date other than activities incidental to its formation and in connection with the transactions contemplated by the Merger Agreement. On November 22, 2010, Essilor transferred all of the outstanding shares of Merger Sub to Essilor Israeli Holdings, which is a holding company through which Essilor holds its shares in Merger Sub.  Merger Sub’s and Essilor Israeli Holdings’ principal executive offices are each located at 31 Hillel St., Jerusalem, Israel 91000.  Merger Sub’s and Essilor Israeli Holdings’ phone number is +972 2 6239200.

Kibbutz Shamir A.C.S.

Kibbutz Shamir is an Israeli agricultural cooperative society and is the controlling shareholder of Shamir.   Kibbutz Shamir was founded in 1944, and is a small communal society of approximately 300 members, including approximately 52 of Shamir’s employees in Israel. Kibbutz Shamir’s business address is Upper Galilee, 12135, Israel.  Kibbutz Shamir’s phone number is + 972 4 6947226.

Shamir Optica Holdings A.C.S. Ltd.

Shamir Holdings is an Israeli agricultural cooperative society and a holding company through which Kibbutz Shamir primarily holds its shares in Shamir. Kibbutz Shamir holds 100% of the issued and outstanding share capital of Shamir Holdings.  Shamir Holdings’ business address is c/o Kibbutz Shamir, Upper Galilee, 12135, Israel.  Shamir Holdings’ phone number is + 972 4 6947226.

During the past five years, none of the Company, Essilor, Merger Sub, Essilor Israeli Holdings, Kibbutz Shamir or Shamir Holdings: (i) was convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors), or (ii) was party to any judicial or administrative proceeding (except for matters dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

SECURITY OWNERSHIP AND TRANSACTIONS OF CERTAIN BENEFICIAL OWNERS, DIRECTORS
AND EXECUTIVE OFFICERS

The following table and paragraphs set forth, as of March 21, 2011, information concerning the beneficial ownership of Shamir’s shares and securities transactions by Essilor, Merger Sub, Essilor Israeli Holdings, Kibbutz Shamir and Shamir Holdings, as well as the beneficial ownership of Shamir’s shares, if any, by (i) each executive officer and director of each of Shamir, Essilor, Merger Sub, Essilor Israeli Holdings, Kibbutz Shamir and Shamir Holdings, (ii) each person controlling each of Shamir, Essilor, Merger Sub, Essilor Israeli Holdings, Kibbutz Shamir and Shamir Holdings and (iii) each executive officer and director of any corporation or other person ultimately in control of each of Shamir, Essilor, Merger Sub, Essilor Israeli Holdings, Kibbutz Shamir and Shamir Holdings.

Beneficial ownership of shares is determined in accordance with the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power and options currently exercisable or exercisable within 60 days of March 21, 2011. Except as indicated in the footnotes to this table, each shareholder in the table has sole voting and investment power for the shares shown as beneficially owned by it.  All of Shamir’s shareholders have the same voting rights.  Percentage ownership is based on 17,165,455 shares outstanding as of March 21, 2011.

To the knowledge of each of Shamir, Essilor, Essilor Israeli Holdings, Merger Sub, Kibbutz Shamir and Shamir Holdings, except as otherwise described herein, no transaction in the Company’s shares has been effected during the 60 days preceding the date of the filing of this information statement by any of Shamir, Essilor, Essilor Israeli Holdings, Merger Sub, Kibbutz Shamir or Shamir Holdings or by any (i) executive officer or director of any of  Shamir, Essilor, Essilor Israeli Holdings, Merger Sub, Kibbutz Shamir or Shamir Holdings, (ii) person controlling any of Shamir, Essilor, Essilor Israeli Holdings, Merger Sub, Kibbutz Shamir or Shamir Holdings or (iii) executive officer or director of any corporation or other person ultimately in control of any of Shamir, Essilor, Essilor Israeli Holdings, Merger Sub, Kibbutz Shamir or Shamir Holdings.

Beneficial Owner	Number of Shares Beneficially Owned	Percent of Shares
Essilor International SA (1)	11,620,399	67.70%
Essilor Israeli Holdings Ltd. (1)	11,620,399	67.70%
Kibbutz Shamir A.C.S. (2)	10,599,958	61.75%
Shamir Optica Holdings A.C.S. Ltd. (3)	10,049,958	58.55%
Shamrock Acquisition Sub Ltd. (1)	11,620,399	67.70%
Directors and Officers of Shamir
Amos Netzer (4)	98,958	0.57%
Dan Katzman (5)	299,840	1.74%
Dagan Avishai (6)	75,140	0.44%
Yagen Moshe (7)	110,313	0.64%
Shai Michael (8)	10,000	0.06%
Hilaire van der Veen (9)	37,167	0.22%
Yaniv Hagai	--	--
Ra’anan Naftalovich (10)	12,396	0.07%
Michael Latzer (11)	12,396	0.07%
Uzi Tzur (12)	74,361	0.43%
Giora Ben-Ze’ev (13)	6,886	0.04%
Efrat Cohen (14)	30,406	0.18%
Ami Samuels (15)	23,540	0.14%
Giora Yanai	--	--
Israel Oz (16)	6,866	0.04%
Directors and Officers of Shamir Holdings
Giora Ben-Ze’ev (13)	6,866	0.04%
Uzi Tzur (12)	74,361	0.43%
Ilan Pickman	--	--
Efrat Cohen (14)	30,406	0.18%
Directors and Officers of Kibbutz Shamir
Giora Ben-Ze’ev (13)	6,866	0.04%
Rami Ben-Ze’ev (17)	26,799	0.16%
Uzi Tzur (12)	74,361	0.43%
Ilan Pickman	--	--
Dagan Avishai (6)	75,140	0.44%
Efrat Cohen (14)	30,406	0.18%
Geva Aharon	--	--
Yitzhak Kahana	--	--
Yossi Michaeli	--	--
Eyal Meiron	--	--
Zeev Markman	--	--
Maya Segal	--	--
Edi Kodlash	--	--
Nir Shmuel (18)	4,417	0.03%
Omry Rotem	--	--
Directors and Officers of Essilor, Essilor Israeli Holdings and Merger Sub, as a group (19)	--	--

(1)	Based solely on information contained in Schedule 13D filed by Essilor International SA on October 25, 2010, as amended on December 1, 2010.

(2)
On October 14, 2010, Kibbutz Shamir purchased from Shamir Holdings 550,000 of the Company’s shares, or, as of October 14, 2010, 3.1% of the Company’s outstanding share capital, in consideration of $10.78 per share, or an aggregate amount of $5,929,550.

(3)	Based solely on information contained in Schedule 13D filed by Shamir Optica Holdings A.C.S. Ltd. on October 25, 2010.

(4)	Consists of 98,958 options currently exercisable or exercisable within 60 days of March 21, 2011.

(5)	Includes 39,840 options currently exercisable or exercisable within 60 days of March 21, 2011.

(6)	Consists of 75,140 options currently exercisable or exercisable within 60 days of March 21, 2011.

(7)	Consists of 110,313 options currently exercisable or exercisable within 60 days of March 21, 2011.

(8)	Consists of 10,000 options currently exercisable or exercisable within 60 days of March 21, 2011.

(9)	Consists of 37,167 options currently exercisable or exercisable within 60 days of March 21, 2011.

(10)	Consists of 12,396 options currently exercisable or exercisable within 60 days of March 21, 2011.

(11)	Consists of 12,396 options currently exercisable or exercisable within 60 days of March 21, 2011.

(12)	Consists of 74,361 options currently exercisable or exercisable within 60 days of March 21, 2011.

(13)	Consists of 6,866 options currently exercisable or exercisable within 60 days of March 21, 2011.

(14)	Consists of 30,406 options currently exercisable or exercisable within 60 days of March 21, 2011.

(15)	Consists of 23,540 options currently exercisable or exercisable within 60 days of March 21, 2011.

(16)	Consists of 6,866 options currently exercisable or exercisable within 60 days of March 21, 2011.

(17)	Consists of 26,799 options currently exercisable or exercisable within 60 days of March 21, 2011.

(18)	Consists of 4,417 options currently exercisable or exercisable within 60 days of March 21, 2011.

(19)	As of March 21, 2011, none of the directors and executive officers of Essilor, Essilor Israeli Holdings and Merger Sub listed in Appendix C hereto beneficially own any of Shamir’s outstanding shares.

TERMS OF THE MERGER AGREEMENT

The summary of the terms of the Merger Agreement contained below and elsewhere in this information statement, is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached to this information statement as Appendix A and which we incorporate by reference into this information statement.  This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you.  We encourage you to carefully read the Merger Agreement in its entirety.

The Merger Agreement has been included to provide you with information regarding its terms.  The representations and warranties described below and included in the Merger Agreement were made by each of Shamir, Essilor and Merger Sub for the benefit of the other parties to the Merger Agreement.  These representations and warranties were made as of specific dates and are subject to important exceptions and limitations, including a contractual standard of materiality different from that generally applicable under federal securities laws.  In addition, the representations and warranties may have been included in the Merger Agreement for the purpose of allocating risk among Shamir, Essilor and Merger Sub, rather than to establish matters as facts.  Likewise, the covenants, conditions and other terms of the Merger Agreement described below and included in the Merger Agreement were not negotiated by the parties for the purpose of establishing factual information regarding Shamir, Essilor and Merger Sub and may be subject to waiver or modification by Shamir, Essilor and Merger Sub.

You should take note that the assertions embodied in the representations and warranties set forth in the Merger Agreement, and the agreements and other terms set forth in certain covenants, conditions and other terms of the Merger Agreement, are qualified by information in confidential disclosure schedules that have been exchanged between Shamir and Essilor.  While we do not believe that they contain information that securities laws require us to publicly disclose in this information statement other than information that has already been so disclosed, the disclosure schedules do contain information that modifies, quantifies and creates exceptions to the representations, warranties, covenants, conditions and other terms of the Merger Agreement.  Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts, nor should you rely on the covenants, conditions and other terms of the Merger Agreement insofar as they relate to Shamir, Essilor and Merger Sub, since each are modified in important part by the underlying disclosure schedules.  These disclosure schedules contain information that has been included in Shamir’s prior public disclosures, as well as potential additional non-public information.  Moreover, information concerning the subject matter of the representations, warranties, covenants, conditions and other terms of the Merger Agreement may have changed since the date of the Merger Agreement, which subsequent information may or may not be fully reflected in Shamir’s public disclosures.  For the foregoing reasons, you should not rely on the representations, warranties, covenants, conditions or other terms of the Merger Agreement or any descriptions thereof as characterizations of the actual state of facts or condition of Shamir, Essilor or Merger Sub or any of their respective subsidiaries or affiliates.

The Merger and the Other Transactions

The Merger Agreement provides for the merger of Merger Sub with and into Shamir upon the terms, and subject to the conditions set forth by the Merger Agreement and in accordance with the applicable provisions of the Israeli Companies Law and the regulations and order promulgated thereunder.  Following the merger, Shamir will continue as the surviving corporation to exist as an indirect subsidiary of Essilor and Kibbutz Shamir. All the assets of every description, including choses in actions and the business of each of Shamir and Merger Sub shall vest in Shamir, as the surviving corporation, and all debts, claims, liabilities and obligations of Shamir and Merger Sub shall become the debts, claims, liabilities and obligations of Shamir, as the surviving corporation, all as provided under the Israeli Companies Law.

Pursuant to the Share Purchase and Subscription Agreement, (i) simultaneously with and subject to the occurrence of the merger, Essilor will purchase from Kibbutz Shamir 550,000 shares of Shamir at a per share price of $14.50, constituting an aggregate cash consideration of $7,975,000, and, (ii) immediately following the merger, Essilor will, (x) subscribe for certain newly issued shares in Shamir Holdings, in exchange for cash and (y) subscribe for additional Shamir Holdings shares in exchange for the contribution by Essilor of all of the shares of Shamir then held by Essilor to Shamir Holdings.  As a result of the transactions contemplated by the Share Purchase and Subscription Agreement, immediately following the merger, Shamir will be a direct wholly-owned subsidiary of Shamir Holdings and Essilor and Kibbutz Shamir will each beneficially own 50% of all outstanding equity of Shamir Holdings.  In addition, immediately following the consummation of the merger, Essilor and Shamir and, where applicable, Kibbutz Shamir, plan to enter into certain agreements, including, in particular, a shareholders agreement (the “Shareholders Agreement”).

Effective Time; Closing

The parties to the Merger Agreement have agreed to cause the merger to be consummated by obtaining a certificate of merger (the “Merger Certificate”) issued by the Israeli Registrar of Companies (the “Registrar”). The Merger Agreement provides that the merger shall become effective at such time as the Merger Certificate is issued and delivered by the Registrar (such date and time as the merger becomes effective is referred to herein as the “Effective Time”). The closing will occur on a date which is no later than the fifth business day after the satisfaction (or, to the extent permitted by law, waiver) of all of the conditions contained in the Merger Agreement (other than those conditions that must be satisfied or waived at the closing, but subject to the satisfaction or waiver of those conditions) or at such other date as Shamir and Essilor may agree upon in writing (the “Closing Date”).

Merger Consideration

The Merger Agreement provides that each issued and outstanding ordinary share, NIS 0.01 par value per share, of Shamir immediately prior to the Effective Time, other than: (1) shares held directly or indirectly by Kibbutz Shamir (the “Kibbutz Shamir Shares”); (2) shares owned, directly or indirectly, by Essilor or Merger Sub or any direct or indirect subsidiary thereof immediately prior to the Effective Time (in each case, other than any such shares held on behalf of third parties) (“Essilor Shares”); and (3) each Share that is considered to be a “dormant share” (menayah redumah) under the Israeli Companies Law (“Dormant Shares”), shall, from and after the Effective Time, thereupon be converted into a right to receive $14.50 in cash, without interest thereon and less any applicable withholding taxes (the “Merger Consideration”). All Essilor Shares and Dormant Shares shall, by virtue of the merger and without any action on the part of the holder thereof, be cancelled and retired and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefore.

Payment Procedures

Prior to the Closing Date, Essilor has agreed to: (i) designate Shamir’s transfer agent (or an affiliate thereof) or a bank or trust company to act as paying agent (the “Paying Agent”), in each case reasonably acceptable to Shamir; and (ii) enter into a paying agent agreement with such Paying Agent, to serve as Paying Agent.  At or prior to the Effective Time, Essilor shall deposit, or shall cause to be deposited, with the Paying Agent, in trust for the benefit of the holders of the shares, cash in U.S. dollars in an amount sufficient to pay the Merger Consideration in exchange for all of the shares outstanding immediately prior to the Effective Time (other than as described above), payable upon due surrender of the certificates that immediately prior to the Effective Time represented shares (“Certificates”) (or an effective affidavit of loss) and non-certificated shares represented by book-entry (“Book-Entry Shares”).  No later than five (5) business days following Payment Agent’s receipt of a certificate (or an effective affidavit of loss) for cancellation together with a duly completed and validly executed letter of transmittal, or the receipt of an “agent’s message” by the paying agent (or such evidence, if any, of transfer as the paying agent may reasonably request) in the case of book-entry shares, and any other documents customarily required by the paying agent, the holder of such certificate or book entry share will be entitled to receive the appropriate Merger Consideration in cash, without interest thereon and minus any withholding taxes required by law.

YOU SHOULD NOT RETURN YOUR SHARE CERTIFICATES WITH THE ENCLOSED PROXY CARD, AND YOU SHOULD NOT FORWARD YOUR SHARE CERTIFICATES TO THE PAYING AGENT UNLESS THEY ARE ACCOMPANIED BY AN EXECUTED LETTER OF TRANSMITTAL.

Treatment of Equity Awards and Long Term Incentive Plans

The Merger Agreement provides that each option to purchase shares of Shamir (“Shamir Share Option”) that is vested and outstanding prior to the Effective Time (“Vested Shamir Option”) shall automatically be exercised as of and subject to occurrence of the closing.  Such exercise shall be effected either by appropriate amendment to Shamir’s benefit plan which forces the exercise of the Vested Shamir Options as of the closing or by voluntary exercise on the part of the holder of Vested Shamir Options.  Such holders of Vested Shamir Options shall not be required to make payment of the exercise price of such Vested Shamir Options at the time of exercise, and instead the following shall apply: As soon as practicable after the Effective Time, Essilor shall cause the Paying Agent to transfer to (A) the trustee appointed by Shamir in accordance with the provisions of the Israeli Tax Code, and approved by the Israeli Tax Authority, with respect to Shamir Share Options granted pursuant to Section 102 of the Israeli Tax Code (the “102 Trustee”), in the case of Vested Shamir Options held by the 102 Trustee; or (B) Shamir (in the case of all other Vested Shamir Options) the full Merger Consideration payable with respect to the shares of Shamir obtained upon exercise of such Vested Shamir Options, and the 102 Trustee or Shamir, as the case may be, shall (i) transfer to Shamir the full amount of the exercise price for such Vested Shamir Options, (ii) pay or cause to be paid the balance of the Merger Consideration to each former holder of Vested Shamir Options, less applicable deductions and withholding at the time of payment, which shall be transferred to the applicable tax authority.  Notwithstanding the foregoing, the proceeds payable with respect to shares of Shamir obtained upon exercise of Vested Shamir Options which are held by the Section 102 Trustee shall be held, paid and distributed by the 102 Trustee in accordance with applicable law, including, without limitation, the provisions of Section 102 of the Israeli Tax Code and the regulations and rules promulgated thereunder and the Israeli Options Tax Ruling, if obtained.

The Merger Agreement also provides that each Shamir Share Option that is outstanding and unvested immediately prior to the Effective Time (“Unvested Shamir Options”) shall be cancelled effective as of the Effective Time, provided however that each Unvested Shamir Option that has an exercise price per share that is less than the Merger Consideration (such Unvested Company Option, a “Cashed-Out Option”) shall entitle the beneficial owner of such Cashed-Out Option to the right to receive, with respect to each Shamir Share underlying such Cashed Out Option, an amount in cash equal to the Merger Consideration less the exercise price of such Shamir Share Option (the “Option Payment”) as set forth in the Merger Agreement.

Prior to the Effective Time, Shamir shall take all action that may be reasonably necessary (under Shamir’s benefit plans, option grant agreements and otherwise) to effectuate the provisions of the Merger Agreement and to ensure that, from and after the Effective Time, all Vested Shamir Options shall have been exercised effective upon the closing and the holders of Unvested Shamir Options shall have no rights with respect thereto other than those specifically provided in the Merger Agreement.

As soon as practicable after the Effective Time, Essilor and Kibbutz Shamir shall transfer or cause the Paying Agent to transfer to the Company, or, as applicable or if required under the Israeli Options Tax Ruling, to the 102 Trustee, a cash payment in an amount equal to the Option Payment which holders of Cashed-Out Options are entitled to receive pursuant to the Merger Agreement, to be held and distributed in accordance with applicable law and the vesting schedule. The payments required to be made to holders of Cashed-Out Options under this paragraph shall be shared equally by Essilor and Kibbutz Shamir.

The Merger Agreement further provides that Shamir intends (subject to the approval of its board of the directors) to implement an initial long term incentive plan following the consummation of the transactions, and may implement subsequent long term incentive plans thereafter.  Such plans will be set for the benefit of the chief executive officer and a certain number of key employees.  The terms, conditions and execution of each long term incentive plan shall be determined by the board of directors of Shamir pursuant to which beneficiaries of such plan shall be entitled to a special payment in the event that Shamir achieves certain long term targets and also depending on the level of individual execution by each beneficiary. During the term of a given long term incentive plan, Shamir will put aside each year a certain percentage of its profits to fully fund the payment of such plan.

Articles of Association of the Surviving Corporation

The Merger Agreement provides that immediately following the Effective Time, the articles of association of Shamir shall be amended to reflect the Shareholders Agreement (the “Amended Articles of Association”). The Amended Articles of Association shall be submitted to the Registrar at (or promptly following) the Closing Date.

Directors and Officers

Effective as of the Effective Time, the directors of Shamir shall be replaced, and the individuals listed in the Shareholders Agreement shall be appointed as directors of Shamir, to hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

Representations and Warranties

The Merger Agreement contains customary representations and warranties made by Shamir that are subject, in some cases, to specified exceptions and qualifications, including the occurrence of a Company Material Adverse Effect (as defined under the caption “Company Material Adverse Effect”).  The representations and warranties relate to, among other things: (i) Shamir’s and its subsidiaries’ organization, good standing and corporate power to own, lease and operate their properties and conduct their businesses; (ii) Shamir’s ownership of its subsidiaries; (iii) Shamir’s capitalization; (iv) Shamir’s corporate power and authority to enter into the Merger Agreement and to consummate the transactions contemplated by the Merger Agreement; (v) consents and approvals of governmental authorities necessary in order to consummate the merger; (vi) the absence of any violation of or conflict with Shamir’s organizational documents, applicable law or certain agreements of Shamir or its subsidiaries as a result of entering into the Merger Agreement and consummating the merger; (vii) Shamir’s SEC filings and correspondence since January 1, 2008, and the consolidated financial statements included in the SEC documents; (viii) Shamir’s compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002 and the applicable listing and corporate governance rules and regulations of The NASDAQ Global Market and the TASE, in each case as applicable to foreign private issuers and dual listed companies; (ix) Shamir’s disclosure controls and procedures and internal controls over financial reporting; (x) the absence of undisclosed liabilities; (xi) Shamir’s and its subsidiaries’ compliance with laws; (xii) Shamir’s and its subsidiaries’ possession of all authorizations, licenses, permits, consents, certificates, approvals and orders of any governmental authority (and their having made all filings, applications and registrations) necessary to own, lease and operate their properties and assets or to carry on their businesses; (xiii) the absence of certain violations or unlawful activities that are related to foreign corrupt practices and international trade sanctions; (xiv) the absence of certain investigations and litigation; (xv) the businesses of Shamir and its subsidiaries having been conducted in all material respects in the ordinary course of business consistent with past practice, since December 1, 2009; (xvi) certain matters related to labor issues, benefit plans, tax issues, Shamir’s intellectual property, privacy and data protection, Shamir’s material contracts, Shamir’s properties and leases, environmental issues; inapplicability of takeover statutes; Shamir’s insurance policies; Food and Drug Administration and other regulatory compliance in relation to the products sold by Shamir and its subsidiaries; products sold by Shamir and its subsidiaries; Shamir’s customers and suppliers; the absence of undisclosed finders or brokers fees; and receipt by the board of directors of Shamir of a fairness opinion from Oppenheimer.

The Merger Agreement contains customary representations and warranties made by Essilor and Merger Sub that are subject, in certain cases, to specified exceptions and qualifications, including the occurrence of a Parent Material Adverse Effect (as defined in the Merger Agreement).  The representations and warranties relate to, among other things: (i) Essilor’s and Merger Sub’s organization, good standing and corporate power to own, lease and operate their properties and conduct their businesses; (ii) Essilor’s and Merger Sub’s corporate power and authority to enter into the Merger Agreement and to consummate the transactions contemplated thereby; (iii) the approval of the merger by the board of directors of both Essilor and of the Merger Sub; (iv) the absence of any violation of or conflict with Essilor’s and its subsidiaries’ organizational documents or applicable law as a result of entering into the Merger Agreement and consummating the merger; (v) the absence of certain litigation; (vi) the adequacy of Essilor’s funds to pay all amounts to be paid by it pursuant to the Merger Agreement; (vii) the capitalization of Merger Sub; (viii) the absence of any required vote or other action of the shareholders of Essilor or its subsidiaries (other than Merger Sub, which vote or action has already been obtained) in order for Essilor to consummate the Merger; and (ix) the absence of undisclosed finders or brokers fees.

Company Material Adverse Effect

Many of Shamir’s representations and warranties are qualified by a Company Material Adverse Effect standard.  Under the Merger Agreement, “Company Material Adverse Effect” means any state of facts, development, change, event, circumstance or effect (any such item, an “Effect”), individually or when taken together with all other Effects that have occurred prior to the date of the determination of the Company Material Adverse Effect, that is or could reasonably be expected to: (i) have a material adverse effect on the business, financial condition of Shamir and its subsidiaries, taken as a whole; or (ii) prevent Shamir’s ability to consummate the merger.

A Company Material Adverse Effect does not include any Effect resulting from or arising out of the following: (a) any Effect directly resulting from the negotiation, execution, announcement, pendency or consummation of the merger and the other transactions (including, without limitation, any loss of or adverse change in the relationship of the Shamir and its subsidiaries with their customers, suppliers, partners or distributors resulting therefrom), provided that the loss of three (3) or more Key Employees (as such term is defined in the Merger Agreement) shall be deemed to be a Company Material Adverse Effect; (b) any change in local, national or world economic or political conditions or the financial, credit or securities markets; (c) any change in Shamir’s share price or trading volume or suspension of trading in securities on The NASDAQ Global Market or the TASE (unless such change or suspension is due to a circumstances that would separately constitute a Company Material Adverse Effect); (d) any failure by Shamir to meet any internal or external projections, forecasts or revenue or earnings predictions for any period (unless such failure is due to a circumstances that would separately constitute a Company Material Adverse Effect); (e) any changes that affect generally the ophthalmologic industry (except to the extent that such effect has a materially disproportionate impact on Shamir and its subsidiaries, taken as a whole, relative to other participants in the ophthalmologic industry); (f) any Effect resulting from an act of war, terrorism or from any earthquakes, hurricanes, tornadoes, floods or other natural disasters (except in the event, and only to the extent, of any material damage or destruction to the Shamir’s or any of its subsidiaries’ physical properties); (g) any claim or litigation arising from allegations of breach of fiduciary duty with respect to Shamir or Essilor relating to the Merger Agreement, the merger or the other transactions; (h) any action taken or not permitted to be taken pursuant to the express terms and conditions of the Merger Agreement or taken or requested not to be taken at the express written direction or with the express written consent of Essilor or Merger Sub; (i) failure to obtain the consent of a counterparty under certain contracts and agreements, previously disclosed to Essilor by Shamir, in connection with the merger and the other transactions; and (j) changes in GAAP or any law or interpretation or application of the foregoing;

Conduct of Shamir’s Business

From and after the date of the Merger Agreement and prior to the Effective Time or the date, if any, on which the Merger Agreement is terminated except: (i) as may be required by law; (ii) as may be agreed in writing by Essilor; (iii) as may be expressly permitted pursuant to the Merger Agreement; (iv) as may be required by existing agreements and contractual obligations of Shamir or any of its subsidiaries in effect prior to the execution of the Merger Agreement; or (v) as previously disclosed to Essilor, Shamir has agreed to carry on the business of Shamir and its subsidiaries in all material respects in the ordinary course of business consistent with past practice, and without limiting the generality of the foregoing, Shamir has agreed not to, and not to permit any of its subsidiaries to: (i) declare or pay dividends (subject to certain exceptions in the Merger Agreement, including the declaration and payment of cash dividends by Shamir not in excess of $13.5 million in the aggregate), make certain changes to its share capital, or directly or indirectly purchase, redeem or otherwise acquire any of its share capital or any rights, warrants or options to acquire any such share capital (except in each case in connection with the exercise of outstanding stock options); (ii) authorize the issuance, of any of the share capital of Shamir or any of its subsidiaries or any securities convertible into or exchangeable for any such share capital (except in connection with the exercise of outstanding stock options); (iii) adopt any amendments to any of their articles of association or similar applicable charter or organizational documents; (iv) merge, consolidate, combine or amalgamate with any person other than another wholly-owned subsidiary of Shamir, acquire or agree to acquire any business or any corporation, or make any loans, advances or capital contributions, subject to certain exceptions in the Merger Agreement; (v) sell, lease, license, transfer, exchange or swap, mortgage or otherwise encumber (including securitizations), or subject to any lien (other than permitted liens under the Merger Agreement), or otherwise dispose of, any of its material properties or assets, including the share capital of subsidiaries ,subject to certain exception in the Merger Agreement; (vi) adopt a plan of complete or partial liquidation or dissolution or consummate a recapitalization or other reorganization; (vii) materially change its financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by applicable law or by any governmental authority (including the Financial Accounting Standards Board or similar organization); (viii) permit any compromise or settlement of any claim arising under any of its respective insurance policies where the losses claimed are in excess of $0.5 million; (ix) take any action outside the ordinary course of business if taking such action would materially and adversely affect the tax of either Shamir or any of its subsidiaries after the Closing Date, or apply for or receive a tax ruling other than as contemplated by the Merger Agreement; (x) not to take certain actions in connection with employee matters, including, among others, the increase of compensation and other benefits, the grant of severance or termination pay, the execution or amendment of employment agreement with any executive officer of Shamir and the acceleration of the payment or vesting of benefits or amounts payable or to become payable under any Shamir benefit, all subject to certain exceptions in the Merger Agreement; (xi) enter into or amend any transaction, agreement, understanding or arrangement between Shamir or any of its subsidiaries, on the one hand and any affiliate of Shamir (other than the Shamir’s subsidiaries), on the other hand, that would require approval of the audit committee of Shamir under the Israeli Companies Law; (xii) incur any indebtedness for borrowed money, or guarantee any such indebtedness, or issue or sell any debt securities or guarantee any debt securities of others, in excess of $2.0 million in the aggregate above total indebtedness outstanding as of September 30, 2010, subject to certain exception in the Merger Agreement; (xiii) authorize any new capital expenditure or expenditures in excess of 15% of its 2010 capital budget; (xiv) settle, release or forgive any material claim or litigation or waive any right thereto, or any claim or litigation by a shareholder of Shamir related to the transactions, including the merger, subject to certain exceptions in the Merger Agreement; (xv) dispose of, license, grant, or obtain, or permit to lapse any rights to, any material intellectual property, or renew any existing material license agreement of Shamir and its subsidiaries relating to material Shamir’s intellectual property on terms that are materially less favorable relative to existing terms, subject to certain exceptions in the Merger Agreement; and (xvi) permit any of its subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions. Shamir has also agreed to, and to cause its subsidiaries to use reasonable best efforts to maintain insurance in at least such amounts and against at least such risks and losses as are consistent in all material respects with such entities’ past practice, and not undertake or permit any compromise or settlement of any claim arising under any of its respective insurance policies, subject to certain exceptions in the Merger Agreement.

Investigation; Notification

Prior to the Effective Time, Shamir has agreed to afford to Essilor and its representatives reasonable access during normal business hours to Shamir’s and its subsidiaries’ properties, contracts, books and records, upon reasonable advance notice by Essilor, provided that information to which access is granted may be redacted by Shamir (i) as necessary to comply with contractual arrangements, and (ii) as necessary to address privilege or confidentiality concerns.  Shamir may, in addition, as it deems advisable and necessary, reasonably designate any competitively sensitive or any confidential business material access to which is provided to Essilor as “counsel/expert only.” Such materials and the information contained therein shall be given only to the legal counsel of Essilor and shall not be disclosed by such counsel to employees, officers or directors of Essilor or its affiliates unless express written permission is obtained in advance from Shamir or its legal counsels.

Shamir and Essilor have agreed to promptly notify the other party of: (i) the occurrence, or non-occurrence, of any event that would be likely to cause any condition to the obligations of the other party to effect the merger and the other transactions contemplated by the Merger Agreement not to be satisfied; (ii) the receipt of any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by the Merger Agreement; (iii) the receipt of any notice or other communication from any governmental authority in connection with the transactions contemplated by the Merger Agreement; and (iv) its learning of any actions, investigations or proceedings commenced against, or affecting, such party that, if they were pending on the date of the Merger Agreement, would have been required to be disclosed by the Merger Agreement, or that relate to the consummation of the transactions contemplated by the Merger Agreement.

In addition, Shamir has agreed to keep Essilor informed (i) prior to agreeing to any binding commitment, of any mergers or acquisitions of any value, or any loans, advances or capital contributions in excess, individually, of $500,000, in each case for which Essilor’s prior consent is not required by the Merger Agreement, and (ii) of any material adverse change in the business relationship of Shamir or any of its subsidiaries with respect to any of its top five customers or suppliers.

No Solicitation of Offers

Shamir has agreed that neither it nor any of its subsidiaries will, and it will use commercially reasonable efforts to cause its and their respective directors, officers, employees, affiliates, accountants, consultants, legal counsel, financial advisors and investment bankers not to, directly or indirectly: (i) solicit, initiate or knowingly facilitate or knowingly encourage the submission of any Company Alternative Proposal (as defined below); (ii) participate in any negotiations regarding, or furnish to any person any nonpublic information (or grant access to any of its or its subsidiaries’ properties, assets or nonpublic records) with respect to Shamir or any of its subsidiaries in connection with, or in furtherance of, any Company Alternative Proposal; (iii) engage in discussions with any person with respect to any Company Alternative Proposal, except to notify such person as to the existence of the no solicitation provisions of the Merger Agreement; (iv) withhold, withdraw or modify (or publicly propose or announce any intention or desire to withhold, withdraw or modify), in a manner adverse to Essilor, the recommendation of the Board of Directors that Shamir’s shareholders vote in favor of the merger; (v) agree to, accept, approve, endorse or recommend (or publicly propose or announce any intention to agree to, accept, approve, endorse or recommend) any Company Alternative Proposal; (vi) enter into any letter of intent or similar document or any agreement or commitment providing for any Company Alternative Proposal (except for permitted confidentiality agreements); (v) enter into any agreement or agreement in principle requiring Shamir to materially delay abandon, terminate or fail to consummate the transactions contemplated by the Merger Agreement or breach its obligations under the Merger Agreement; or (vii) agree to or publicly announce any intentions to do any of the foregoing.

Notwithstanding the above limitations, if, prior to the receipt of the Company Shareholder Approval (as defined under the caption “Court Approval and Shareholders Meeting”), Shamir receives an unsolicited written Company Alternative Proposal that the board of directors of Shamir determines in good faith, after consultation with its outside legal and financial advisors, constitutes or would be reasonably likely to result, after the taking of any of the actions referred to below, in a Company Superior Proposal (as defined below), Shamir may (or may direct its representatives to): (i) contact the third party making a Company Alternative Proposal (or its representatives) to clarify the terms and conditions of such proposal; (ii) furnish nonpublic information with respect to Shamir and its subsidiaries to the third party (and its representatives) making such Company Alternative Proposal if, and only if: (i) all such information provided to such third party has previously been made available to Essilor or is made available to Essilor concurrently with such information being provided to the third party; and (ii) prior to furnishing such information, Shamir receives from the third party an executed confidentiality agreement on terms substantially similar to the terms of the confidentiality agreement previously entered into between Shamir and Essilor; and (iii) participate in discussions or negotiations with the third party (and its representatives) with respect to a Company Alternative Proposal.

From and after the execution of the Merger Agreement, Shamir has agreed to: (i) promptly, and in any event within 48 hours following receipt thereof, advise Essilor orally and in writing of the receipt, directly or indirectly, of any Company Alternative Proposal (including any material modification to such proposal) and any determination by the board of directors of Shamir in good faith, after consultation with its outside legal and financial advisors, that a Company Alternative Proposal is, or is reasonably likely to result in, a Company Superior Proposal; and (ii) keep Essilor reasonably informed on a reasonably current basis, and in any event within 48 hours following receipt, with respect to any material development relating to such proposal.

“Company Alternative Proposal” means any unsolicited bona fide proposal or offer made, or any indication of interest in making a proposal or offer, by any person or group prior to the time that Shamir’s shareholders approve the Merger Agreement (other than a proposal or offer by Essilor or any of its subsidiaries) for: (i) a merger or business combination or similar transaction, including any single or multi-step transaction or series of related transactions, with Shamir; (ii) direct or indirect acquisition (by purchase, tender offer, exchange offer or otherwise) by any person or group of 20% or more of Shamir’s and its subsidiaries’ assets, taken as a whole; (iii) the acquisition by any person or group of 20% or more of the issued and outstanding shares or any other class of Shamir’s or any of its subsidiaries’ capital stock (or any securities convertible into any of the foregoing); (iv) the exclusive, long term license of Shamir’s and its subsidiaries’ intellectual property to any person or group if such license would be material to Shamir and its subsidiaries, taken as a whole; (v) any recapitalization transaction in which Shamir’s shareholders receive a payment or distribution in the form of cash, debt securities or securities with a limited life; or (vi) any combination of the foregoing.

 “Company Superior Proposal” means a written Company Alternative Proposal for or in respect of the acquisition of 50% or more of the outstanding shares of Shamir or 50% or more of Shamir’s and its subsidiaries’ assets, taken as a whole, that, in the good faith determination of the board of directors of Shamir after consultation with Shamir’s financial and legal advisors, and considering such factors as the board of directors of Shamir considers to be appropriate (including the conditionality and the timing and likelihood of consummation of such proposal and any fees to be paid to Essilor pursuant to the terms hereof and thereof): (i) is on terms that are more favorable, from a financial point of view, to the shareholders (other than Kibbutz Shamir) of Shamir than the transactions; and (ii) the completion of which is not conditioned on the receipt of financing.

Change in Recommendation

Prior to the receipt of the Company Shareholder Approval (as defined under the caption “Court Approval and Shareholders Meeting”), the board of directors of Shamir may: (i) change, withhold or withdraw (or modify or amend in a manner adverse to Essilor) the board of director’s recommendation of the merger, or publicly propose to change, withhold or withdraw (or modify or amend in a manner adverse to Essilor) such recommendation; or (ii) recommend or approve, or propose publicly to recommend or approve, any Company Alternative Proposal that constitutes a Company Superior Proposal (such actions, a “Change in Recommendation”) if: (i) the board of directors of Shamir determines in good faith, after consultation with its outside legal and financial advisors, that the failure of the board of directors to effect a Change in Recommendation is reasonably likely to be inconsistent with the directors’ exercise of their fiduciary obligations to Shamir’s shareholders under applicable Israeli law; (ii) Shamir has provided Essilor with seven business days’ prior written notice advising Essilor of the material terms and conditions of such Company Superior Proposal and its intention to make a Change in Recommendation; and (iii) the board of directors of Shamir has taken into account any revised proposal made by Essilor to Shamir within five business days of providing Essilor with notice that Shamir intends to make a Change in Recommendation and again has determined, after consultation with its legal and financial advisors, that such Company Superior Proposal remains a Company Superior Proposal (with Essilor having a further seven business days to submit a revised proposal if, during the five business day period described above, the third party making a Company Superior Proposal amends such proposal to increase the consideration to be paid for the shares or amends other material terms of its proposal).

The Merger Agreement provides that nothing contained in the no solicitation provisions therein shall prohibit the board of directors of Shamir or Shamir from complying with, and making any disclosures to shareholders pursuant to applicable laws.

Shamir has agreed to immediately cease and cause to be terminated any existing negotiations or discussions with any third party conducted heretofore with respect to any Company Alternative Proposal.  Shamir shall, if it has not already done so, promptly request, to the extent it has a contractual right to do so, that each person, if any, that has heretofore executed a confidentiality agreement within the 12 months immediately prior to the date of the Merger Agreement in connection with such person’s consideration of a Company Alternative Proposal return or destroy all confidential information or data heretofore furnished to such person by or on behalf of Shamir or any of its subsidiaries.

Court Approval and Shareholders Meeting

Shamir has agreed, as promptly as practicable after the execution and delivery of the Merger Agreement and in accordance with Sections 350 and 351 of the Israeli Companies Law, to submit to the applicable district court (the “Applicable Court”) a first motion to convene, in the manner set forth in the Israeli Companies Law and the regulations promulgated pursuant to Sections 350 and 351 of the Israeli Companies Law and as shall otherwise be ordered by the Applicable Court, the Meetings and, if required by the Applicable Court, a creditors meeting for the approval of the terms and conditions of an arrangement between Shamir and its shareholders (the “Company Shareholder Approval”) and/or creditors, including the Merger Agreement, the merger and the other transactions contemplated by the Merger Agreement (the “Merger Proposal”). Following the approval of the Merger Proposal by the shareholders and, if applicable, the creditors as set forth above, Shamir will submit to the Applicable Court a second motion for the approval of the arrangement and the Merger Proposal and the order of all actions to be taken in accordance with the Merger Proposal (these approvals when obtained shall be collectively referred to as the “Court Approval”).

Employee Matters

The Merger Agreement provides that, until June 30, 2011, neither Essilor nor Shamir (including their representatives) will offer to hire or hire any person currently employed by the other party; provided that this provision shall not prohibit either party or its representatives from employing any person who contacts such party or its representatives on his or her own initiative or as the result of a general solicitation or broad-based executive search.

Commercially Reasonable Efforts

Subject to the terms and conditions contained in the Merger Agreement, each of Shamir, Essilor and Merger Sub have agreed to use their commercially reasonable efforts (subject to, and in accordance with, applicable law) to: (A) take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, and to assist and cooperate with the other parties in doing all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the merger and the other transactions; (B) promptly, but in no event later than 45 days after the date of the Merger Agreement, make each party’s respective filings and thereafter make any other required submissions in the United Kingdom with the Office of Fair Trading, in Spain with the Spanish National Competition Committee, and in Portugal with the PCA;  (C) promptly, but in no event later than ten days after the date of the Merger Agreement, advise the FTC informally (by telephone or in person as may be appropriate in the circumstances) and the ACCC in Australia (by a written correspondence) on the entry into the Merger Agreement, and provide any and all customary information and documents that may be determined by Shamir and Essilor to be proper and advisable from time to time in connection with such informal notification or inquiry, or required by any investigation that may follow; and (D) use commercially reasonable efforts to cooperate with each other in: (i) determining whether any filings are required to be made with, or consents, permits, authorizations, clearances or approvals are required to be obtained from, any third parties or other governmental authorities (including any non-U.S. jurisdiction) in connection with the execution and delivery of the Merger Agreement and the consummation of the transactions; (ii) promptly making all such filings and seeking all such consents, permits, authorizations or approvals; and (iii) use commercially reasonable efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the transactions, including the merger, including taking all such further action as reasonably may be necessary to resolve such objections, if any, as the FTC, the Antitrust Division of the United States Department of Justice, state antitrust enforcement authorities or competition authorities of any other nation or other jurisdiction or any other person may assert under regulatory laws with respect to the transactions, including the merger, and to avoid or eliminate each and every impediment under any applicable laws that may be asserted by any governmental authority with respect to the merger to enable the closing of the merger to occur as soon as reasonably possible.

Under the Merger Agreement, neither Essilor nor Shamir is required to take (and neither Shamir nor Essilor will take, or agree to take, without the other party’s written consent), any of the following actions (any of such actions, an “Adverse Antitrust Action”): (i) selling or otherwise disposing of, or holding separate and agreeing to sell or otherwise dispose of, businesses of Shamir or Essilor or their respective subsidiaries; (ii) terminating existing material relationships, contractual rights or obligations of Shamir or Essilor or their respective subsidiaries; (iii) terminating any material venture or other arrangement; (iv) creating any material relationship, including any licensing relationship, or contractual rights or obligations of Shamir or Essilor or their respective subsidiaries; or (v) effectuating restructuring of Shamir or Essilor or their respective subsidiaries, to the extent that the effect of any such requirements, when taken together, shall be adversely material to (a) the business of Essilor; (b) any significant business line of Essilor; (c) the business of Shamir; or (d) any significant business line of Shamir.

Shamir and Essilor have agreed to: (A) (i) furnish to the other party such information and assistance as that party reasonably may request in connection with the preparation of any submissions to, or agency proceedings by, any governmental authorities; (ii) promptly inform the other party of any communications with, and inquiries or requests for information from, such governmental authorities in connection with the merger and the other transactions; and (iii) consult with the other party in advance of any meeting or conference with any such governmental authority or, in connection with any proceeding by a private party, with any other person, and to the extent permitted by such applicable governmental authority or other person, give the other party the opportunity to attend and participate in such meetings and conferences; and (B) to the extent not prohibited by applicable law or government authority instructions, if any administrative, arbitral or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened or recommended to be instituted) challenging or objecting to any transaction, as violative of any regulatory law, each of Shamir and Essilor shall (i) consult with the other; and (ii) supply the other with such information as may reasonably be requested (subject to certain exceptions), before undertaking any action to contest or resist any such action or proceeding or have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions.

The Merger Agreement provides that notwithstanding anything to the contrary therein, no party is obligated to engage or participate in any legal, administrative or other proceedings.

Merger Sub

Essilor has agreed to cause Merger Sub to perform its obligations under the Merger Agreement and to consummate the merger on the terms and conditions set forth in the Merger Agreement.  Prior to the Effective Time, except as expressly provided in the Merger Agreement, Merger Sub shall not, and Essilor shall not permit Merger Sub to, conduct any business or undertake and activities except as required in performing its express obligations hereunder.

Directors’ and Officers’ Insurance; Indemnification Agreements

From and after the Effective Time, Shamir has undertaken to fulfill and honor all the obligations of Shamir pursuant to the indemnification agreements existing as of the date of, and disclosed to Essilor pursuant to, the Merger Agreement, with each individual who at the Effective Time is, or at any time prior to the Effective Time has been, a director or officer of Shamir or of any current or former subsidiary Shamir (each, an “Indemnitee” and, collectively, the “Indemnitees”), which agreements shall survive the transactions and continue in full force and effect in accordance with their respective terms.

The Merger Agreement provides that, without limiting the foregoing, from and after the Effective Time until seven years from the Effective Time, unless otherwise required by law, the articles of association, certificate of incorporation and by-laws (as applicable) and comparable organizational documents of Shamir and each of its subsidiaries shall contain provisions no less favorable to the Indemnitees with respect to exculpation and limitation of liabilities of directors and officers, insurance and indemnification than are set forth as of the date of the Merger Agreement in Shamir’s memorandum of association and articles of association and comparable organizational documents of the relevant subsidiaries, which provisions shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the Indemnitees with respect to exculpation and limitation of liabilities or insurance and indemnification.

Shamir has undertaken, after reasonable consultation with Essilor in good faith, to purchase at the Effective Time, a “tail” policy (the “Tail Policy”), which policy shall be exclusively “A side”, “B side” and “C side” coverage, from an insurer with a Standard & Poor’s rating of at least A or from a licensed insurance company registered in Israel, which: (i) has an effective term of seven years from the Effective Time; (ii) covers each Indemnitee; (iii) contains terms that are no less favorable than those of Shamir’s directors’ and officers’ insurance policy in effect on the date of the Merger Agreement and on terms comparable to companies similarly situated in the industries in which Shamir operates; and (iv) is at a cost not in excess of $220% of the current annual premium.

Non-Survival of Representations, Warranties, Covenants and Agreements

The Merger Agreement provides that the representations and warranties in the Merger Agreement or in any instrument delivered pursuant to the Merger Agreement, including any rights arising out of any breach of such representations and warranties, will not survive the Effective Time.  The Merger Agreement further provides that each covenant or agreement of the parties in the Merger Agreement, including any rights arising out of any breach of such covenants or agreements, shall not survive the Effective Time, other than any covenant or agreement that by its terms contemplates performance after the Effective Time, which shall survive until so performed (The Share Purchase and Subscription Agreement, however, provides for certain indemnification obligations in favor of Essilor in respect of representations and warranties in the Merger Agreement, after the Effective Time).

Conditions to the Merger

Conditions to Each Party’s Obligation.  The obligations of the parties to effect the merger are subject to the fulfillment (or waiver if permitted under applicable law) at or prior to the Effective Time of the following conditions:

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Court Approval.  The Court Approval shall have been obtained in accordance with the Israeli Companies Law, including after obtaining the Company Shareholder Approval, in accordance with Sections 350 and 351 of the Israeli Companies Law;

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No Orders or Actions.  (i) No law or order shall have been enacted, entered, promulgated or enforced by any governmental authority and remain in effect (whether temporary, preliminary or permanent) that enjoins, restrains, prohibits or prevents consummation of any of the transactions contemplated by the Merger Agreement (collectively, “Restraint”); (ii) there shall not be instituted or pending by any governmental authority and remain in effect any action seeking to effect a Restraint or an Adverse Antitrust Action, and (iii) no representative of the FTC shall have informed counsel for Essilor or Shamir orally or in writing that the Bureau Director has recommended or intends to recommend such action to the Commissioners (provided that counsel shall, if informed by a representative of the FTC orally that the Bureau Director has recommended or intends to recommend such action to the Commissioners, confirm to the parties in writing that counsel was so informed and the date on which counsel was so informed) and, if a recommendation has already been made, such recommendation shall have not been overturned or otherwise become non applicable; and

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Antitrust Laws.  (i) Any applicable waiting or clearance period under any regulatory laws applicable to the transactions contemplated by the Merger Agreement shall have expired or been earlier terminated; or (ii) any investigation of the transactions contemplated by the Merger Agreement initiated by any governmental authority shall have closed, or a decision not to challenge issued by such governmental authority; and (iii) certain approvals by governmental authorities, as previously disclosed to Essilor by Shamir, shall have been obtained.

Conditions to the Obligation of Shamir.  Shamir’s obligation to effect the merger and to otherwise consummate the transactions contemplated by the Merger Agreement is subject to the satisfaction (or waiver if permitted by applicable law) of each of the following additional conditions:

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Accuracy of Essilor and Merger Sub’s Representations and Warranties.  The representations and warranties of Essilor and Merger Sub set forth in the Merger Agreement shall be true and correct in all material respects as of the closing date of the merger as though made at and as of the closing date of the merger (or, in the case of those representations and warranties that are made as of a particular date or period, as of such date or period);

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Performance of Covenants.  Each of Essilor and Merger Sub must have in all material respects performed all obligations and complied with all covenants required by the Merger Agreement to be performed or complied with by it prior to the Effective Time;

•
Delivery of Officer’s Certificate.  Essilor must have delivered to Shamir a certificate executed by an executive committee member (in the case of Essilor) and a senior officer (in the case of Merger Sub) certifying that the two conditions described above have been satisfied;

•
Closing Deliveries.  On the Closing Date, Essilor shall deliver, or cause to be delivered, to Shamir: (i) the Shareholders Agreement, duly executed and delivered by Essilor; (ii) certain governmental and third party consents; (iii) the Share Purchase and Subscription Agreement, duly executed and delivered by Essilor; and (vi) such other documents relating to the merger or the transactions as Shamir or its counsel may reasonably request; and

•
Share Purchase and Subscription Agreement.  Essilor shall not be in breach of such Share Purchase and Subscription Agreement, and the purchase and sale of the shares of Shamir described therein shall occur simultaneously with the merger.

Conditions to the Obligation of Essilor and Merger Sub.  The obligation of Essilor and Merger Sub to effect the merger and to otherwise consummate the transactions contemplated by the Merger Agreement is subject to the satisfaction (or waiver if permitted by applicable law) of each of the following additional conditions:

•
Accuracy of Shamir’s Representations and Warranties.  Except as set forth in the next sentence, the representations and warranties of Shamir set forth in the Merger Agreement shall be true and correct in all material respects as of the closing date of the merger as though made at and as of the closing date of the merger (or, in the case of those representations and warranties that are made as of a particular date or period, as of such date or period).  Certain representations and warranties of Shamir (Ownership of Subsidiaries and Share Capital) shall be true and correct in all respects at and as of the closing date of the merger, subject to certain exceptions;

•
Performance of Covenants.  Shamir must have in all material respects performed all obligations and complied with all covenants required by the Merger Agreement to be performed or complied with by it prior to the Effective Time;

•
Delivery of Officer’s Certificate.  Shamir must have delivered to Essilor a certificate, executed by the Chief Executive Officer or Chief Financial Officer of Shamir, certifying that the two conditions described above have been satisfied;

•
Closing Deliveries.  On the Closing Date, Shamir shall deliver, or cause to be delivered, to Essilor: (i) the Shareholders Agreement, duly executed and delivered by Shamir; (ii) the SPAS Agreement, duly executed and delivered by Kibbutz Shamir and Shamir Holdings; (iii) certain governmental and third party consents; and (iv) such other documents relating to the merger of the transactions as Essilor or its counsel may reasonably request;

•	No Company Material Adverse Effect. No Company Material Adverse Effect shall have occurred since the date of the Merger Agreement; and

•
Share Purchase and Subscription Agreement.  Neither Kibbutz Shamir nor Shamir Holdings shall not be in breach of such SPAS Agreement, and the purchase and sale of the shares of Shamir described therein shall occur simultaneously with the merger.

Termination of the Merger Agreement

The Merger Agreement may be terminated prior to the Effective Time by notice from the terminating party to the other party, as follows:

•	by mutual written consent of Shamir and Essilor;

•
by either Shamir or Essilor, if the effective time shall not have occurred on or before June 30, 2011 (the “Termination Date”), except that if all conditions to the Merger Agreement shall have been satisfied or waived (other than those conditions that are satisfied by action taken at the closing), other than those conditions described in the second and third bullets under the caption “—Conditions to the Merger—Conditions to Each Party’s Obligation,” either Shamir or Essilor may, by written notice to the other party prior to the Termination Date, extend the Termination Date to December 31, 2011 and no party to the Merger Agreement shall then have the right to terminate the Merger Agreement as of June 30, 2011; provided that this right to terminate the Merger Agreement shall not be available to any party who: (i) shall not have used commercially reasonable efforts to remove any Restraint as provided under the caption “Commercially Reasonable Efforts”; or (ii) shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the Merger Agreement in any manner that shall have proximately caused the Effective Time not to occur on or before the Termination Date;

•
by either Shamir or Essilor, if any Restraint prohibiting the merger shall have become final and non-appealable; provided that this right to terminate the Merger Agreement shall not be available to any party who shall not have used Commercially Reasonable Efforts to remove such Restraint as provided under the caption “Commercially Reasonable Efforts”;

•
by either Essilor or Shamir, if the Meetings (including any adjournments thereof) at which the Merger Agreement shall have been actually voted upon shall have concluded and the Company Shareholder Approval shall not have been obtained;

•
by Shamir, if (A) Essilor shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform: (i) would result in a failure of a condition set forth under the caption “Conditions to Each Party’s Obligation” or the first three bullets under the caption “Conditions to the Obligation of Shamir”; and (ii) is not cured within 20 business days after Shamir has given Essilor written notice of such breach and its intention to terminate the Merger Agreement pursuant to this section; provided that no such cure period shall be available or applicable to any such breach that by its nature cannot be cured; provided, further, that this right to terminate the Merger Agreement shall not be available to Shamir if Shamir is at that time in material breach of the Merger Agreement, or (B) the conditions to closing set forth under the caption “Conditions to Each Party’s Obligation” and the first three bullets under the caption “Conditions to the Obligation of Essilor and Merger Sub” have been satisfied and Essilor (or Merger Sub) has failed to consummate the merger within twenty (20) business days (or such longer period specified by Shamir in a notice to Essilor scheduling the closing) after the later: of (i) the first day that the conditions set forth under the caption “Conditions to Each Party’s Obligation” and the first three bullets under the caption “Conditions to the Obligation of Essilor and Merger Sub” have been satisfied; and (ii) the date on which Shamir provides such notice to Essilor irrevocably undertaking to close the merger in accordance with the Merger Agreement on the date specified in such notice;

•
by Essilor, if Shamir shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform: (i) would result in a failure of a condition set forth under the caption “Conditions to Each Party’s Obligation” or the first three bullets under the caption “Conditions to the Obligation of Essilor and Merger Sub”; and (ii) is not cured within 20 business days after Essilor has given Shamir written notice of such breach and its intention to terminate the Merger Agreement pursuant to this section; provided that no such cure period shall be available or applicable to any such breach that by its nature cannot be cured; provided, further, that this right to terminate the Merger Agreement shall not be available to Essilor if Essilor is at that time in material breach of the Merger Agreement;

•
by Shamir, if, the board of directors of Shamir (or any committee thereof) has concluded in good faith, after consultation with Shamir’s outside legal and financial advisors, that a Company Alternative Proposal is a Company Superior Proposal and has determined to enter into a definitive agreement with respect to such Company Alternative Proposal following a Company Change in Recommendation, provided that, Shamir shall not have materially breached its obligations under the caption “No Solicitation of Offers” so as to result in material harm to Essilor or deprive Essilor of a material benefit set forth under the caption “No Solicitation of Offers”;

•
by Essilor, (i) if the board of directors of Shamir (or any committee thereof) shall have (A) made a Change in Recommendation; (B) determined that a Company Alternative Proposal constitutes a Company Superior Proposal or has determined to enter into a definitive agreement with respect to such Company Alternative Proposal; (C) failed to publicly affirm the Company Recommendation or recommend against any Company Alternative Proposal within ten business days of Essilor’s request to do so; or (D) resolved or otherwise determined to take, or announced an intention to take, any of the foregoing; or (ii) if Shamir shall have materially breached its obligations under the caption “No Solicitation of Offers” so as to result in material harm to Essilor or deprive Essilor of a material benefit set forth under the caption “No Solicitation of Offers”.

The Merger Agreement provides that, in the event that the Merger Agreement is terminated, all provisions of the Merger Agreement will terminate (other the parties’ confidentiality agreement, the provisions described under the captions “Termination Fee” and “Certain Acknowledgements; Procedures for Termination” and certain other miscellaneous provisions) and there shall be no other liability on the part of Shamir, on the one hand, or Essilor or Merger Sub, on the other hand, except liability arising out of an intentional breach of the Merger Agreement or for fraud or as provided for in the parties’ confidentiality agreement, in which case, the aggrieved party shall be entitled to all rights and remedies available at law or in equity.

Termination Fee

The Merger Agreement provides that, notwithstanding any provision to the contrary therein:

•
If the Merger Agreement is terminated by Essilor pursuant to the sixth bullet under the caption “Termination of the Merger Agreement” (other than for a termination in respect of the breach of representation or warranty occurring after (and not as of) the date of the Merger Agreement, based on facts, events or circumstances occurring after (and not as of or prior to) the date of the Merger Agreement), then Shamir shall pay to Essilor an amount equal to Essilor’s Expenses (as defined below) in cash by wire transfer in immediately available funds, such payment to be made within five business days following the termination of the Merger Agreement;

•
If the Merger Agreement is terminated by Shamir pursuant to sub section (A) of the fifth bullet under the caption “Termination of the Merger Agreement” (other than for a termination in respect of the breach of representation or warranty occurring after (and not as of) the date of the Merger Agreement, based on facts, events or circumstances occurring after (and not as of or prior to) the date of the Merger Agreement), Essilor shall pay to Shamir an amount equal to Shamir’s Expenses (as defined below) in cash by wire transfer in immediately available funds, such payment to be made within five business days following the termination of the Merger Agreement;

•
If the Merger Agreement is terminated by Shamir pursuant to sub section (B) of the fifth bullet under the caption “Termination of the Merger Agreement”, Essilor shall pay to Shamir an amount equal to $7.0 million (the “Liquidated Damages Amount”) plus the aggregate amount of Shamir’s Expenses not previously paid or reimbursed by Essilor in cash by wire transfer in immediately available funds, such payment to be made within five business days after the termination of the Merger Agreement.  In no event shall Essilor be required to pay an aggregate amount in excess of the sum of the Liquidated Damages and Shamir’s Expenses;

•
If (i) the Merger Agreement is terminated by Essilor pursuant to the eighth bullet under the caption “Termination of the Merger Agreement”; or (ii) by Shamir pursuant to the seventh bullet under the caption “Termination of the Merger Agreement”, then Shamir shall pay to Essilor a fee of $7.0 million (the “Termination Fee”) plus the aggregate amount of Essilor’s Expenses not previously paid or reimbursed by Shamir in cash by wire transfer in immediately available funds, such payment to be made within five business days following the termination of the Merger Agreement.  It is understood and agreed that in no event shall Shamir be required to pay an aggregate amount in excess of the sum of the Termination Fee and Essilor’s Expenses;

•
If (i) the Merger Agreement is terminated by Essilor or Shamir pursuant to the fourth or the sixth bullet under the caption “Termination of the Merger Agreement” (whether or not there shall have been previously communicated to Shamir at such time a Company Alternative Proposal); and (ii) prior to the expiration of twelve (12) months following the termination of the Merger Agreement, any definitive agreement providing for a Qualifying Transaction (as defined below) shall have been entered into or agreed to, then Shamir shall pay to Essilor the Termination Fee plus the aggregate amount of Essilor’s Expenses not previously paid or reimbursed by Shamir in cash by wire transfer in immediately available funds, such payment to be made within five (5) business days following the execution of any definitive agreement in respect of a Qualifying Transaction.  It is understood and agreed that in no event shall Shamir be required to pay an aggregate amount in excess of the sum of the Termination Fee and Essilor’s Expenses.

For the purpose of this caption “Qualifying Transaction” shall mean any: (i) merger or business combination or similar transaction, including any single or multi-step transaction or series of transactions, with Shamir, or with any of its subsidiaries, if involving 20% or more of the assets of Shamir and its subsidiaries, taken together; (ii) acquisition by any person or group of 20% or more of the assets of Shamir and its subsidiaries, taken as a whole; (iii) acquisition by any person of 20% or more of the issued and outstanding shares of Shamir or any other class of share capital of Shamir (or of its subsidiaries, if involving 20% or more of the assets of Shamir and its subsidiaries, taken together) or any securities convertible into any of the foregoing; or (iv) any combination of the foregoing.  “Shamir’s Expenses” shall mean all reasonable out-of-pocket costs and expenses (including, without limitation, all reasonable fees and expenses of counsel, accountants, economists, investment bankers, experts and consultants) incurred by Shamir or on its behalf in connection with or related to the transactions, including the authorization, negotiation, execution and performance of the Merger Agreement and the transactions, and all fees paid to any governmental entity, up to an aggregate maximum amount of $4.0 million.  “Essilor’s Expenses” shall mean all reasonable out-of-pocket costs and expenses (including, without limitation, all reasonable fees and expenses of counsel, accountants, economists, investment bankers, experts and consultants) incurred by Essilor or on its behalf in connection with or related to the transactions, including the authorization, negotiation, execution and performance of the Merger Agreement and the transactions, Essilor’s due diligence and all fees paid to any governmental entity, up to an aggregate maximum amount of $4.0 million.

If any party fails to pay the other party any amount required to be paid pursuant to this caption “Termination Fee” when due, such party shall pay the costs and expenses (including reasonable out-of-pocket legal fees and expenses) incurred by the other party in connection with the collection under and enforcement of this caption “Termination Fee”, and shall pay interest on any such amount not paid when due at the rate of 7.0% per annum from the applicable date such amount became due and owing through and including the date of payment (calculated on the basis of a 360-day year).

Certain Acknowledgments; Procedures for Termination

Each of Shamir, Essilor and Merger Sub has acknowledged and agreed that the agreements contained under the caption “Termination Fee” are an integral part of the transactions contemplated by the Merger Agreement, and that, without such agreements, no party would have entered into the Merger Agreement.  Essilor and Shamir have agreed that payment of any of the Termination Fee, Essilor’s Expenses, Shamir’s Expenses or the Liquidated Damages Amount does not constitute a penalty, but such payments are liquidated damages in a reasonable amount that will compensate Essilor or Shamir, as the case may be, in the circumstances in which such amounts are payable, for the efforts and resources expended and the opportunities foregone while negotiating the Merger Agreement and in reliance on the Merger Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision.  The Merger Agreement provides that notwithstanding anything to the contrary therein, (i) receipt of payment of the Liquidated Damages Amount and Shamir’s Expenses shall be the sole and exclusive remedy of Shamir and its affiliates and representatives for any loss or damage suffered as a result of the failure of the transactions contemplated hereby to be consummated; and (ii) receipt of payment of the Termination Fee and Essilor’s Expenses shall be the sole and exclusive remedy of Essilor, Merger Sub and their respective affiliates and their respective representatives for any loss or damage suffered as a result of the failure of the transactions contemplated hereby to be consummated.

OTHER MATERIAL AGREEMENTS RELATED TO THE MERGER

Share Purchase and Subscription Agreement

The Share Purchase and Subscription Agreement provides that, simultaneously with the occurrence of the merger and subject to the terms and conditions set forth therein, Essilor will purchase from Kibbutz Shamir such number of additional shares of Shamir for the same consideration of $14.50, in cash per share, without interest thereon and less any applicable withholding taxes, and will be issued such number of shares in Shamir Holdings.

Under the terms of the Share Purchase and Subscription Agreement (i) Kibbutz Shamir will sell to Essilor and Essilor will purchase from Kibbutz Shamir all of the shares of Shamir held by Kibbutz Shamir as of the closing date of the Share Purchase and Subscription Agreement; and (ii) Shamir Holdings will issue and sell to Essilor and Essilor will subscribe and acquire such number of shares of Shamir Holdings that would result in Essilor beneficially owning 50% of all the outstanding shares of Shamir Essilor shall pay for the shares of Shamir Holdings with a combination of cash and the contribution of all of the shares of Shamir held directly by Essilor.  Following the transactions contemplated by the Share Purchase and Subscription Agreement, Shamir Holdings will own 100% of the shares of Shamir, and Essilor and Kibbutz Shamir will each own 50% of the outstanding share capital of Shamir Holdings.  Additionally, at such time, a shareholder’s loan granted to Shamir Holdings by Kibbutz Shamir in the aggregate amount of approximately $30 million, shall be fully repaid.

Pursuant to the Share Purchase and Subscription Agreement, 10% of the consideration paid by Essilor under the agreement plus any interest or investment earnings thereon, will be placed in escrow, pursuant to the terms of an escrow agreement to be entered into between Essilor, Shamir Holdings and an escrow agent mutually agreed by the parties.

The Share Purchase and Subscription Agreement contains customary representations and warranties made by Kibbutz Shamir and Essilor that are subject, in some cases, to specified exceptions and qualifications, including the occurrence of a material adverse effect.  Under the terms of the Share Purchase and Subscription Agreement, Kibbutz Shamir has agreed to indemnify and hold Essilor and its directors, officers, employees, affiliates, representatives, successors, and assigns, harmless from and against certain losses, arising in connection with, among other things, breaches of representations or warranties made by Kibbutz Shamir or Shamir Holdings in the Share Purchase and Subscription Agreement, breaches of representations or warranties made by Shamir in the Merger Agreement, breaches of or any failure to perform any covenant or agreement on the part of Shamir Holdings or Kibbutz Shamir under the Share Purchase and Subscription Agreement, and certain additional indemnifiable matters.

Support Agreements

In connection with the execution of the Merger Agreement, Essilor and Merger Sub entered into Support Agreements, each dated October 15, 2010, with (i) Kibbutz and Shamir Holding, (ii) Mr. Dan Katzman, (iii) Haklaei Eyal Ha’Sharon Ltd., and (iv) Eyal Microwave Ltd., each as a shareholder of the Company (collectively, the “Support Agreement Shareholders”), pursuant to which the Support Agreement Shareholders agreed (i) to vote their shares of Shamir in favor of the Merger Agreement, the merger and the transactions contemplated by the Merger Agreement and (ii) to certain restrictions on the transfer of their shares of Shamir.  As of October 15, 2010, the Support Agreement Shareholders held shares of Shamir representing approximately 69.3% of the outstanding share capital of Shamir.  The Support Agreements will terminate on the earliest to occur of various events, including in particular if the Merger Agreement is terminated.

Shareholders Agreement

Under the terms of the form of Shareholders Agreement to be entered into immediately prior to the consummation of the merger, Essilor and Kibbutz Shamir will each have the right to appoint half of Shamir’s and Shamir Holdings’ board members, and Kibbutz Shamir will have the right to nominate the chairman of the board.  A quorum at board meetings will consist of a majority of board members being present, including at least one Essilor appointee and one Kibbutz Shamir appointee.  Most decisions will require a simple majority of votes, although some of those decisions may instead be taken by a special operating committee appointed jointly by Essilor and Kibbutz Shamir, and certain other decisions will require the consent of at least one Essilor appointee and one Kibbutz Shamir appointee.  In respect of certain key decisions that require a simple majority of votes, such as Shamir’s business plan, budget and the appointment of key staff, Essilor will have a casting vote in the event that there is a tie vote.

The parties have further agreed in the Shareholders Agreement to certain transfer restrictions on their shares, to a contractual dispute resolution mechanism, to certain puts and calls, and to provisions concerning rights of first refusal, and to tag along and drag along rights and obligations.

In addition, the Shareholders Agreement sets forth a dividend policy and provides that certain activities of the business will remain for agreed periods of time at Kibbutz Shamir.

Ancillary Agreements

Subject to, and immediately following the occurrence of the merger, Kibbutz Shamir, Shamir Holdings, Essilor and Shamir intend to enter into certain commercial agreements, establishing or pursuing on-going commercial agreements between the parties.  These agreements include, but are not limited to, amended leases and services agreements (between Kibbutz Shamir and Shamir), and various commercial agreements and an R&D cooperation agreement, between Shamir and Essilor (or their affiliates).  The commercial agreements include amendments to the design agreements, lens sale agreements and software license agreements which are described in more detail above (see “SPECIAL FACTORS – THE MERGER – Background of the Merger).  As to the amended leases, the proposed new terms (i) would change the cost adjustment index used to determine the rent due, (ii) would reflect the parties’ agreement that certain activities of the business will remain for agreed periods of time at Kibbutz Shamir, and (iii) as a related point, delete certain termination for convenience provisions, but otherwise none of the proposed terms would make any material changes to the existing terms and conditions.  The commercial agreements and the R&D cooperation agreement were negotiated on an arms length basis and contain terms that Essilor and Shamir believe are market standard for the industry in which they operate.

WHERE YOU CAN FIND MORE INFORMATION

Shamir files annual reports with the SEC and furnishes current reports and other information to the SEC.  You may read and copy materials that Shamir has filed with the SEC at the following SEC public reference room:

100 F Street, N.E.
Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room.

Shamir’s SEC filings are also available for free to the public on the SEC’s Internet website at www.sec.gov, which contains reports, proxy and information statements and other information regarding companies that file electronically with the SEC.  In addition, Shamir’s filings with the SEC are also available for free to the public on Shamir’s website, www.shamir.com, on the Israel Securities Authority Internet website at http://www.magna.isa.gov.il and on the TASE Internet website at http://maya.tase.co.il.

Information contained on Shamir’s website is not incorporated by reference into this document, and you should not consider information contained on those websites as part of this document.

Shamir incorporates by reference into this document the documents listed below.  The information incorporated by reference is an important part of this document.  Any statement in a document incorporated by reference into this document will be deemed to be modified or superseded for purposes of this document to the extent a statement contained in this or any other subsequently filed document that is incorporated by reference into this document modifies or supersedes such statement.  Any statement so modified or superseded will be not deemed, except as so modified or superseded, to constitute a part of this document.

Shamir documents Filed with or Furnished to the SEC
Commission file number 1-14398	Period

Annual Report on Form 20-F	Year ended December 31, 2009 (filed on June 28, 2010)
Reports of Foreign Private Issuers on Form 6-K	Furnished on May 10, 2010 (exhibit 99.2 only), August 9, 2010, October 13, 2010, November 23, 2010 (exhibit 99.2 only), January 18, 2011 and March 14, 2011 (exhibit 99.2 only).

Shamir has supplied all information contained or incorporated by reference into this document relating to Shamir and its affiliates.

You can obtain a copy of any document incorporated by reference into this document except for the exhibits to those documents from Shamir.  You may also obtain these documents from the SEC or through the SEC’s website described above.  Documents incorporated by reference are available from Shamir without charge, excluding all exhibits unless specifically incorporated by reference as an exhibit into this document.  You may obtain documents incorporated by reference into this document by requesting them in writing or by telephone from Shamir at the following address and telephone number:

Attention:  Mr. David Bar-Yosef, General Counsel
Kibbutz Shamir
 Upper Galilee 12135, Israel
+972 (4) 694-7810

If you would like to request documents, please do so by April 12, 2011, to receive them before the Meetings.  If you request any of these documents from Shamir, Shamir will mail them to you by first-class mail, or similar means.

You also may obtain documents incorporated by reference into this document by requesting them in writing, by e-mail or by telephone from Alliance Advisors, the information agent and proxy solicitor for the merger, at the following address, e-mail and telephone numbers:

ALLIANCE ADVISORS
200 Broad Acres Drive, 3rd Floor
Bloomfield, NJ 07003

Call Toll-Free within the U.S.: 1-866-329-8417
Others please call:  +1-973-873-7700
Email: reorg@allianceadvisorsllc.com

You should not send in your Shamir share certificates until you receive the transmittal materials from the paying agent.

You should rely only on the information contained or incorporated by reference in this document.  We have not authorized anyone to provide you with information that is different from what is contained in this document.  This document is dated March 24, 2011.  You should not assume that the information contained in this document is accurate as of any date other than that date (or as of an earlier date if so indicated in this document).  The mailing of this document to Shamir shareholders nor does not creates any implication to the contrary.

EXECUTION VERSION

APPENDIX A – AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER

among

ESSILOR INTERNATIONAL SA,

SHAMROCK ACQUISITION SUB LTD.,

and

SHAMIR OPTICAL INDUSTRY LTD.

Dated as of October 15, 2010

(continued)

A-ii

(continued)

A-iii

(continued)

A-iv

List of Schedules

Company Disclosure Schedule

Section 1.1	Knowledge of the Company
Section 4.1	Qualification; Organization
Section 4.2	Ownership of Subsidiaries
Section 4.3(d)	Obligations to Purchase, Redeem or Acquire Shares; Voting Agreements
Section 4.3(e)	Share Options
Section 4.5	Consents and Approvals
Section 4.6	Absence of Defaults, Conflicts, Etc.
Section 4.7(c)	Indebtedness
Section 4.9	No Undisclosed Liabilities
Section 4.10	Compliance with Law
Section 4.12	Investigation; Litigation
Section 4.13	Absence of Certain Changes or Events
Section 4.14(a)	Collective Bargaining Agreements; Labor Unions
Section 4.14(e)	Labor Matter Notices
Section 4.14(g)	Israeli Consultants and Independent Contractors
Section 4.14(h)	Israeli Employees
Section 4.14(i)	Payment to Histadrut Labor Organization and/or the Manufacturer’s Association
Section 4.15(a)	Company Benefit Plans
Section 4.15(h)	Company Benefit Plan Obligations
Section 4.15(i)	Company Benefit Plan Liabilities
Section 4.15(l)	Severance; Change in Control
Section 4.16(c)	Tax Audits and Proceedings
Section 4.16(f)	Tax Jurisdictions
Section 4.16(g)	Tax Sharing Agreements
Section 4.16(i)	Share Distributions
Section 4.16(k)	Tax Liability
Section 4.16(o)	Permanent Establishment and Income Tax Jurisdictions
Section 4.16(p)&(u)	Private Tax Ruling
Section 4.16(r)	Indebtedness Tax Matters
Section 4.16(v)	Transfer Pricing Documentation
Section 4.17	Government Grants
Section 4.18(b)	Company Intellectual Property
Section 4.18(c)	Inbound Licensed Intellectual Property
Section 4.18(d)	Outbound Licensed and Restricted Company Intellectual Property
Section 4.18(e)	Intellectual Property Assignments
Section 4.18(f)	Infringement of Intellectual Property
Section 4.18(h)	Infringements of Intellectual Property by the Company
Section 4.18(h)	Infringement Claims or Proceedings
Section 4.18(i)	Company Intellectual Property Grants; Industry Standard Bodies

Section 4.18(k)	Company Intellectual Property Defaults
Section 4.20(a)	Company Material Contracts
Section 4.21(a)(i)	Owned Real Property
Section 4.21(a)(ii)	Leased Real Property
Section 4.21(a)(iii)	Subleased Real Property
Section 4.21(g)	Officer and Director Transactions
Section 4.22	Environmental Matters
Section 4.24	Insurance Policies
Section 4.27(a)	Products
Section 4.28	Customers and Suppliers
Section 4.29	Finders or Brokers, Company Expenses
Section 6.1	Conduct of Business by the Company
Section 6.13(a)	Directors’ and Officers’ Insurance; Indemnification Agreements
Section 7.1(c)	Anti Trust Laws
Section 7.3(b)(iii)	Governmental and Third Party Consents

Parent Disclosure Schedule

Section 1.1	Knowledge of the Parent
Section 5.4	Parent Approvals
Section 7.2(b)(ii)	Governmental and Third Party Consents of Parent

A-ii

AGREEMENT AND PLAN OF MERGER, dated as of October 15, 2010 (the “Agreement”), among Essilor International SA, a French société anonyme (the “Parent”), Shamrock Acquisition Sub Ltd., an Israeli company and a direct or indirect wholly-owned subsidiary of the Parent (“Merger Sub”), and Shamir Optical Industry Ltd., an Israeli company (the “Company”).

W I T N E S S E T H:

WHEREAS, the Company is an Israeli company that is listed on the NASDAQ Global Market and on the Tel Aviv Stock Exchange;

WHEREAS, the Parent desires to acquire a 50% ownership interest in the Company in connection with which the Company Shares (as defined below) are to be delisted from the NASDAQ Global Market and the Tel Aviv Stock Exchange;

WHEREAS, subject to the satisfaction or waiver of the conditions specified in this Agreement, Merger Sub will merge (the “Merger”) with and into the Company by way of a court approved arrangement between the Company and its shareholders and creditors, in accordance with Sections 350 and 351 of the Israeli Companies Law (as defined below), following which Merger Sub will cease to exist and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”), and the Company Shares not held, directly or indirectly, by Kibbutz Shamir A.C.S., an Israeli agricultural cooperative society (the “Kibbutz”), will be exchanged for the Merger Consideration, all in accordance with this Agreement and the Israeli Companies Law;

WHEREAS, immediately following the occurrence of the Merger, on the terms and subject to the conditions set forth in the Share Purchase and Subscription Agreement by and between the Kibbutz, Shamir Optica Holdings A.C.S. Ltd., an Israeli agricultural cooperative society (“Shamir Holding”), and the Purchaser, dated as of October 15, 2010 (the “Share Purchase and Subscription Agreement”), the Purchaser will (i) purchase and acquire from the Kibbutz certain Company Shares, (ii) subscribe to new shares of Shamir Holding, and (iii) contribute all of its Company Shares to Shamir Holding, all as further described in the Share Purchase and Subscription Agreement, which transactions will result in the Purchaser beneficially owning 50% of the outstanding Company Shares;

WHEREAS, immediately following with the consummation of the Merger, the Parent and the Company and, where applicable, the Kibbutz will enter into certain ancillary agreements, including in particular the Shareholders Agreement in the form attached hereto as Exhibit A (the “Shareholders Agreement”);

WHEREAS, the Board of Directors of the Company: (i) determined that this Agreement, the Shareholders Agreement, the Merger and the other transactions contemplated hereby and thereby (collectively, the “Transactions”) are fair to, and in the best interests of, the Company and its shareholders, (ii) approved this Agreement, the Shareholders Agreement, the Merger and the other Transactions, and (iii) determined to recommend to the shareholders of the Company the approval of this Agreement and the Merger;

WHEREAS, the Board of Directors of Merger Sub has unanimously (i) determined that the Merger is fair to, and in the best interest of, the Merger Sub and its sole shareholder, (ii) validly approved this Agreement and the Merger, and (iii) resolved to recommend that the sole shareholder of the Merger Sub approve this Agreement and the Merger;

WHEREAS, the Parent’s authorized corporate organs have unanimously determined that (i) this Agreement, the Shareholders Agreement, the Merger and the other Transactions are in the best interests of the Parent, and (ii) validly approved this Agreement, the Shareholders Agreement, the Merger and the other Transactions; and

WHEREAS, as a condition and further inducement to the Parent and Merger Sub to enter into this Agreement, certain shareholders of the Company concurrently herewith are entering into one or more support agreements with the Parent (the “Support Agreements”) pursuant to which each such shareholder has irrevocably agreed, among other things, to take all actions necessary to approve the Merger, this Agreement and the Transactions contemplated hereby;

NOW THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the Parent, Merger Sub and the Company agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 DEFINITIONS. For purposes of this Agreement, the following terms have the meanings set forth below.

“102 Trustee” means ESOP Management and Trust Services Ltd., the trustee appointed by the Company in accordance with the provisions of the Israeli Tax Code, and approved by the Israeli Tax Authority, with respect to Company Share Options granted pursuant to Section 102 of the Israeli Tax Code.

“Affiliate” means with respect to any Person, any other Person directly or indirectly controlling, directly or indirectly controlled by, or under direct or indirect common control with, such Person; or if such Person is a partnership, any general partner of such Person or a Person controlling any such general partner. For purposes of this definition, "control" (including "controlled by" and "under common control with") means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or partnership or other ownership interests, by contract or otherwise.

“Business Day” means each day which is neither a Friday, Saturday, nor a Sunday nor any other day on which banking institutions in Tel Aviv, Israel, or Paris, France are authorized or obligated by Law or required by executive order to be closed.

“Code” means the U.S. Internal Revenue Code of 1986, as amended, and any regulations thereunder.

“Commercially Reasonable Efforts” means carrying out of obligations or tasks by a party using reasonable, diligent and good faith efforts, consistent with commonly accepted commercial practice, to accomplish a given objective, consistent with the efforts that would be used by a reasonable person in the same circumstances.

“Company Material Adverse Effect” means any state of facts, development, change, event, circumstance or effect (any such item, an “Effect”), individually or when taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Company Material Adverse Effect, that is or could reasonably be expected to (i) have a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, or (ii) prevent the Company from consummating the Merger, provided, however, that in no event shall any Effect resulting from or arising out of the following, alone or in combination with one another, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been or would reasonably expected to be, a Company Material Adverse Effect: (A) any Effect directly resulting from the negotiation, execution, announcement, pendency or consummation of the Merger and the other Transactions (including, without limitation, any loss of or adverse change in the relationship of the Company and its Subsidiaries with their customers, suppliers, partners or distributors resulting therefrom); provided that the loss of any three (3) or more Key Employees shall be deemed to be a Company Material Adverse Effect, (B) any change in local, national or world economic or political conditions or the financial, credit or securities markets, (C) any change in the Company’s share price or trading volume or suspension of trading in securities on the NASDAQ Global Market or Tel Aviv Stock Exchange (unless such change or suspension is due to a circumstances that would separately constitute a Company Material Adverse Effect), (D) any failure by the Company to meet any internal or external projections, forecasts or revenue or earnings predictions for any period (unless such failure is due to a circumstances that would separately constitute a Company Material Adverse Effect), (E) any changes that affect generally the ophthalmologic industry (except to the extent that such effect has a materially disproportionate impact on the Company and its Subsidiaries, taken as a whole, relative to other participants in the ophthalmologic industry), (F) any Effect resulting from an act of war, terrorism or from any earthquakes, hurricanes, tornadoes, floods or other natural disasters (except in the event, and only to the extent, of any material damage or destruction to the Company’s or any of its Subsidiaries’ physical properties), (G) any claim or litigation arising from allegations of breach of fiduciary duty with respect to the Company or Parent relating to this Agreement, the Merger or the other Transactions, (H) any action taken pursuant to the express terms and conditions of this Agreement or taken at the express written direction or with the express written consent of Parent or Merger Sub, (I) any failure to obtain the consent of a counterparty under any contract or agreement listed in the Company Disclosure Schedule in connection with the Merger and the other Transactions other than the consents set forth in Section 7.3(b)(iii) of the Company Disclosure Schedule, or (J) changes in GAAP or any Law or interpretation or application of the foregoing.

“Company Share Options” means options to purchase Company Shares.

“Environmental Law” means any Law, including any permits, relating to protection of the environment (including ambient air, surface water, ground water, surface or subsurface strata natural resources), including laws relating to the management, Release, or threatened Release of Hazardous Materials.

“FTC” means the U.S. Federal Trade Commission.

“Governmental Authority” means any (a) nation, region, state, province, county, city, town, village, district or other jurisdiction, (b) federal, state, local, municipal, U.S., Israeli, or other non-U.S. government, (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, court, tribunal or other entity), (d) multinational organization or body, or (e) body entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

“Hazardous Materials” means all substances or materials prohibited, limited or regulated as hazardous, toxic, explosive, dangerous, flammable or radioactive under any Environmental Law, including (a) petroleum, crude oil or any fraction thereof, asbestos-containing materials, radon, polychlorinated biphenyls or infectious or medical wastes, and (b) in the United States, all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. Section 300.5.

“Indebtedness” of any Person means any secured or unsecured financial obligation, including principal, interest or any lending fees (whether incurred as principal, surety or guarantor) for the payment or repayment of money or interest, whether actual or contingent and including (i) any borrowing or overdraft, (ii) financial obligations under derivative or other financial instruments, (iii) obligations for deferred purchase price payments, (iv) securitization obligations and (v) capitalized lease obligations, as provided by GAAP.

“Israeli Companies Law” means the Israeli Companies Law, 5759-1999, and the regulations and orders promulgated thereunder.

“Israeli Tax Code” means the Israeli Income Tax Ordinance (New Version) - 1961 and the rules and regulations promulgated in connection therewith, as amended.

“Key Employees” means the following individuals: (i) Amos Netzer (Chief Executive Officer of the Company), (ii) Dan Katzman (Vice President of R&D of the Company), (iii) Dagan Avishai (Vice President of Sales of the Company), (iv) Yagen Moshe (Chief Financial Officer of the Company), (v) Shai Michael (Vice President of Marketing of the Company), (vi) Hilaire van der Veen (Vice President of Business Development of the Company), (vii) Ra’anan Naftalovich (Chief Executive Officer of Shamir Insight, Inc.) and (viii) Michael Latzer (Chief Executive Officer and President of Shamir USA).

“Knowledge” (or words of similar import) means (i) with respect to the Company, the actual knowledge of the Persons listed on Section 1.1 of the Company Disclosure Schedule, and (ii) with respect to the Parent, the actual knowledge of the Parent’s executive management listed on Section 1.1 of the Parent Disclosure Schedule, in each case of clause (i) and (ii), after due inquiry of any Persons reporting to such Persons.

“Law” with respect to any Person means any applicable U.S., Israeli or other non-U.S. federal, state, provincial, local, municipal or other Governmental Authority law, statute, code, treaty, ordinance, rule, regulation, order, judgment, writ, stipulation, award, injunction, decree or arbitration award.

“Lien” means (i) any mortgage, pledge, security interest, encumbrance, easement, lien, right or option to purchase, preemptive right or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), or (ii) any subordination arrangement (other than arising in the ordinary course of business) in favor of another Person.

“Permitted Lien” means (i) Liens for utilities and Taxes which have not become delinquent or are being contested in good faith and for which adequate provision has been made on the Company’s most recent balance sheet, (ii) Liens reflected or reserved against or otherwise disclosed on the Company’s most recent balance sheet, (iii) mechanics’, carriers’, workers’, repairers’, materialmen’s, warehousemen’s, lessor’s, landlord’s and other similar Liens arising or incurred in the ordinary course of business with respect to obligations that have not become delinquent or are being contested in good faith, (iv) easements and similar encumbrances or impediments against any assets or properties of an entity or any other Lien and which individually or in the aggregate do not materially interfere with the business of such entity or the operation of the property to which they apply and do not materially reduce the value of the property to which they apply, and (v) Liens disclosed on the existing title policies, title commitments and/or surveys which have been previously provided or made available to the Parent.

“Person” means an individual, partnership, joint-stock company, corporation, limited liability company, trust or unincorporated organization or other entity, and a Governmental Authority.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date.

“Regulatory Law” means the Sherman Act, as amended, the Clayton Act, as amended, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, the Federal Trade Commission Act, as amended, the Israeli Restrictive Trade Practices Law, 1988, as amended, and all Israeli, U.S. or other federal, state or local statutes, rules, regulations, orders, decrees, and other Laws, including without limitation any antitrust, competition or trade regulation laws, that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition.

“Release” means any release, spill, emission, discharge, leaking, dumping, injection, pouring, deposit, disposal, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater and surface or subsurface strata), or within any building, structure, facility or fixture.

“share capital” means (i) with respect to any Person that is a corporation, any and all shares, interests, participation or other equivalents (however designated and whether or not voting) of its share capital (capital stock), including the common or ordinary shares of such Person, and (ii) with respect to any Person that is not a corporation, any and all partnership or other equity interests of such Person.

“Subsidiary” of any Person shall mean any corporation, partnership, association, trust or other form of legal entity of which (i) 50% or more of the outstanding voting securities are, at the relevant time, directly or indirectly, owned by such Person, (ii) such Person or any Subsidiary of such Person is a general partner, or (iii) a majority of the ownership interests having the power to govern or elect members of the applicable governing body of such entity is at the time owned or controlled, directly or indirectly, by such Person or any Subsidiary of such Person.

“Tax” means (a) any net income, alternative or add on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, as well as any liabilities under any state abandonment or unclaimed property, escheat or similar laws, together with any interest, penalty, linkage differential, addition to tax or additional amount imposed by any Law or Governmental Authority, whether disputed or not, (b) any liability for the payment of any amounts of any of the foregoing types as a result of being a member of an affiliated, consolidated, combined or unitary group, or being a party to any agreement or arrangement whereby liability for payment of such amounts was determined or taken into account with reference to the liability of any Person, and (c) any liability for the payment of any amounts of the foregoing types as a result of being a transferee or successor under applicable Law, or a party to any agreements or arrangements (whether or not written) or with respect to the payment of any amounts of any of the foregoing types as a result of an obligation to indemnify any other Person.

“Tax Return” means any return, report or similar filing required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes, including all exhibits and schedules thereto.

“Treasury Regulations” means the income Tax regulations issued by the U.S. Internal.

Section 1.2 OTHER DEFINED TERMS. The following terms have the meanings assigned to such terms in the pages of this Agreement set forth below:

Page

102 Grants	A-59
Actions	A-58
Adverse Antitrust Action	A-58
Affiliate	A-2
Agreement	A-1
Alternative Form	A-34
Amended Articles of Association	A-10
Applicable Court	A-53
Book-Entry Shares	A-12
Business Day	A-2
Cashed-Out Option	A-15
Certificates	A-12
Closing	A-10
Closing Date	A-10
Code	A-2
Commercially Reasonable Efforts	A-3
Company	A-1
Company Alternative Proposal	A-53
Company Approvals	A-19

Company Benefit Plan	A-26
Company Change in Recommendation	A-51
Company Disclosure Schedule	A-16
Company Intellectual Property	A-33
Company Material Adverse Effect	A-3
Company Material Contract	A-37
Company Meetings	A-53
Company Permits	A-22
Company Recommendation	A-54
Company SEC Documents	A-20
Company Share Options	A-3
Company Shareholder Approval	A-53
Company Shares	A-11
Company Superior Proposal	A-53
Company’s Expenses	A-66
Contract	A-20
Copyrights	A-32
Costs and Expenses	A-68
Court Approval	A-54
Disinterested Shares	A-53
Domain Names	A-32
Effect	A-3
Effective Time	A-10
Environmental Law	A-3
ERISA	A-26
ERISA Affiliate	A-27
Exchange Act	A-19
Exchange Fund	A-12
FDA	A-22
FDCA	A-22
FIRPTA Certificate	A-59
Foreign Benefit Plan	A-28
FTC	A-3
GAAP	A-20
Governmental Authority	A-4
Hazardous Materials	A-4
Inbound Licensed Intellectual Property	A-33
Indebtedness	A-4
Indemnitee	A-60
Indemnitees	A-60
Information Statement	A-54
Insurance Policies	A-41
Intellectual Property	A-32
Investment Center	A-32
Israeli Companies Law	A-4
Israeli Employees	A-25
Israeli Government	A-32
Israeli Government Grants	A-32
Israeli Options Tax Ruling	A-59
Israeli Tax Code	A-4

Israeli Tax Rulings	A-59
Israeli Withholding Tax Ruling	A-59
Key Employees	A-4
Kibbutz	A-1
Kibbutz Shares	A-11
Knowledge	A-4
Law	A-4
Leased Real Property	A-39
Lien	A-4
Liquidated Damages Amount	A-66
Merger	A-1
Merger Certificate	A-10
Merger Consideration	A-11
Merger Proposal	A-53
Merger Sub	A-1
Option Payment	A-15
Order	A-20
Ordinance
Outbound Licensed Company Intellectual Property	A-34
Owned Real Property	A-39
Parent	A-1
Parent Approvals	A-44
Parent Disclosure Schedule	A-43
Parent Material Adverse Effect	A-43
Parent’s Expenses	A-66
Patents	A-32
Paying Agent	A-12
Permitted Lien	A-5
Permitted SEC Disclosure	A-16
Person	A-5
Pre-Closing Tax Period	A-5
Qualifying Transaction	A-66
Real Property	A-39
Recommendation Change Notice	A-52
Recommendation Change Notice Period	A-52
Registrar	A-10
Regulatory Law	A-5
Release	A-5
Restraint	A-61
Restricted Company Intellectual Property	A-34
Sarbanes-Oxley Act	A-21
Schedule 13E-3	A-54
SEC	A-20
Section 350 Vote	A-53
Share	A-11
share capital	A-5
Share Purchase and Subscription Agreement	A-1
Shareholders Agreement	A-1
Shareholders Meeting	A-53
Shares	A-11

Software	A-32
Subsidiary	A-5
Support Agreements	A-2
Surviving Corporation	A-1, 10
Tail Policy	A-60
Tax	A-6
Tax Return	A-6
Termination Date	A-64
Termination Fee	A-66
Trade Secrets	A-32
Trademarks	A-32
Transactions	A-1
Treasury Regulations	A-6
Unvested Company Options	A-15
Vested Company Option	A-15

Section 1.3 RULES OF CONSTRUCTION.

(a) The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

(b) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(c) As used in this Agreement, (i) the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation” and (ii) the words “hereby,” “herein,” “hereunder” and “hereto” shall be deemed to refer to this Agreement in its entirety and not to any specific section of this Agreement.

(d) Except as otherwise indicated, all references in this Agreement to “Sections,” “Schedules” and “Exhibits” are intended to refer to Sections of this Agreement and Schedules and Exhibits to this Agreement. The section and paragraph headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement. The Schedules and Exhibits are incorporated into, and made a part of, this Agreement.

(e) References to “$” and “dollars” are to U.S. dollars, and references to “NIS” are to New Israeli Shekels.

(f) No summary of this Agreement or summary of any Exhibit attached hereto or Schedule delivered herewith prepared by or on behalf of any party will affect the meaning or interpretation of this Agreement or any such Exhibit or Schedule respectively.

ARTICLE II

THE MERGER

Section 2.1 THE MERGER. At the Effective Time, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of Israeli Companies Law, Merger Sub shall be merged with and into the Company, whereupon the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving company in the Merger (the “Surviving Corporation”).

Section 2.2 CLOSING. Unless this Agreement shall have been terminated in accordance with Section 8.1 and subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place at the offices of Yigal Arnon & Co., One Azrieli Center, Tel Aviv, Israel at 10:00 a.m., local time, on a date to be specified by the parties, which shall be no later than the fifth Business Day after the satisfaction or waiver (by the party entitled to grant such waiver and to the extent permitted by applicable Law) of each of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied by action at the Closing including issuance of the Merger Certificate, but subject to the satisfaction or waiver of such conditions at the Closing), or at such other place, date and time as the Company and the Parent may agree in writing. All actions to be taken and all documents to be executed and delivered by all parties hereto at the Closing shall be deemed to have been taken and executed and delivered simultaneously, and no action shall be deemed taken nor any document executed or delivered until all have been taken, executed and delivered. The date on which the Closing actually occurs is referred to herein as the “Closing Date.”

Section 2.3 EFFECTIVE TIME. On the Closing Date and subject to the terms and conditions hereof, the parties shall cause the Merger to be consummated by obtaining a certificate of merger (the “Merger Certificate”) issued by the Israeli Registrar of Companies (the “Registrar”). The Merger shall become effective at such time as the Merger Certificate is issued and delivered by the Registrar (such date and time as the Merger becomes effective is referred to herein as the “Effective Time”).

Section 2.4 EFFECTS OF THE MERGER. The effects of the Merger shall be as provided in this Agreement and the Merger Certificate and as specified in the applicable provisions of Israeli Companies Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the assets of every description, including choses in actions and the business of each of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, claims, liabilities and obligations of the Company and Merger Sub shall become the debts, claims, liabilities and obligations of the Surviving Corporation, all as provided under the Israeli Companies Law.

Section 2.5 ARTICLES OF ASSOCIATION OF THE SURVIVING CORPORATION. Immediately following the Effective Time, the Articles of Association of the Company shall be amended to reflect the Shareholders Agreement (the “Amended Articles of Association”), until thereafter amended in accordance with the provisions thereof and applicable Law. The Amended Articles of Association shall be submitted to the Registrar at (or promptly following) the Closing.

Section 2.6 DIRECTORS. Effective as of the Effective Time, the directors of the Surviving Corporation shall be replaced, and the individuals listed in the Shareholders Agreement shall be appointed as directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

Section 2.7 OFFICERS. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation as of the Effective Time and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

ARTICLE III

CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES;
TREATMENT OF EQUITY AWARDS

Section 3.1 EFFECT ON SHARES. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, the Parent, Merger Sub or any holder of any securities of the Company or Merger Sub:

(a) CONVERSION OF COMPANY SHARES. Subject to Section 3.1(d), each ordinary share, 0.01 NIS nominal value each, of the Company issued and outstanding immediately prior to the Effective Time (such shares collectively, “Company Shares” or “Shares” and each, a “Share”), other than Shares held directly or indirectly by the Kibbutz (the “Kibbutz Shares”) and any Shares cancelled pursuant to Section 3.1(b) shall, from and after the Effective Time, thereupon be converted into a right to receive $14.50 (fourteen dollars and fifty cents) in cash, without interest thereon and less any applicable withholding Taxes (the “Merger Consideration”); and all Shares that have been thus converted into the right to receive the Merger Consideration as provided in this Section 3.1 shall automatically, without any further action on the part of any party, become the wholly owned and unencumbered Shares of the Parent, and will be registered in its name in the register of shareholders of the Company, and the holders of such Shares shall cease to have any rights with respect to such Shares other than the right to receive the Merger Consideration, without interest thereon, upon surrender of such certificates (or effective affidavits of loss in respect thereof) or Book-Entry Shares, in each case in accordance with this Article III.

(b) PARENT AND MERGER SUB OWNED SHARES; TREASURY SHARES; DORMANT SHARES. Each Share that is owned, directly or indirectly, by the Parent or Merger Sub or any direct or indirect Subsidiary thereof immediately prior to the Effective Time (in each case, other than any such Shares held on behalf of third parties), and each Share that is considered to be a “dormant share” (menayah redumah) under Israeli law shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and retired and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor.

(c) NON-CONVERSION OF KIBBUTZ SHARES. As provided in the foregoing subsection (a) of this Section 3.1, no Company Share that is a Kibbutz Share shall, by virtue of the Merger, be converted into a right to receive Merger Consideration, and all such Shares shall remain, directly or indirectly, the property of the Kibbutz. Additional Kibbutz Shares shall be purchased by the Parent from the Kibbutz pursuant to the terms and conditions of the Share Purchase and Subscription Agreement.

(d) ADJUSTMENTS. If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding Company Shares shall occur as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or combination, exchange or readjustment of shares or any stock dividend or stock distribution with a record date during such period (it being understood that the right of the Company to effect any of the foregoing shall be subject to Section 6.1 hereof), the Merger Consideration shall be equitably adjusted to reflect such change.

Section 3.2 EXCHANGE OF CERTIFICATES.

(a) PAYING AGENT. Prior to the Closing Date, the Parent shall (i) designate the Company’s stock transfer agent (or an Affiliate thereof) or a bank or trust company to act as paying agent hereunder (the “Paying Agent”), in each case reasonably acceptable to the Company, and (ii) enter into a paying agent agreement with such Paying Agent, to serve as Paying Agent. At or prior to the Effective Time, the Parent shall deposit, or shall cause to be deposited, with the Paying Agent, in trust for the benefit of the holders of the Shares, cash in U.S. dollars in an amount sufficient to pay the aggregate Merger Consideration in exchange for all of the Shares outstanding immediately prior to the Effective Time (other than the Shares cancelled pursuant to Section 3.1(b) and the Kibbutz Shares), payable upon due surrender of the certificates that immediately prior to the Effective Time represented Shares (“Certificates”) (or effective affidavits of loss accompanied by any bond required by Section 3.2(g) in lieu thereof) and non-certificated Shares represented by book-entry (“Book-Entry Shares”) pursuant to the provisions of this Article III (such cash, and any proceeds thereon, being hereinafter referred to as the “Exchange Fund”).

(b) PAYMENT PROCEDURES.

(i) As soon as reasonably practicable after the Effective Time (but in no event later than five Business Days following the Effective Time), the Parent will cause the Paying Agent to mail to each holder of record whose Shares were converted into the right to receive the Merger Consideration pursuant to Section 3.1, (A) a letter of transmittal (which shall specify that delivery shall be effected, and that risk of loss and title to Certificates shall pass, only upon delivery of Certificates (or effective affidavits of loss accompanied by any bond required by Section 3.2(g) in lieu thereof) or Book-Entry Shares to the Paying Agent and shall be in such form and have such other provisions as agreed between the Parent and the Company), and (B) instructions for use in effecting the surrender of Certificates (or effective affidavits of loss accompanied by any bond required by Section 3.2(g) in lieu thereof) or Book-Entry Shares in exchange for the Merger Consideration. The Exchange Fund shall not be used for any purpose other than to fund payments in accordance with this Agreement.

(ii) Upon surrender of Certificates (or effective affidavits of loss in lieu thereof) to the Paying Agent together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, or the receipt of an “agent’ s message” by the Paying Agent (or such evidence, if any, of transfer as the Paying Agent may reasonably request) in the case of Book-Entry Shares, and such other documents as may customarily be required by the Paying Agent, including a declaration form in which the holder of record of Certificate Shares states whether the holder is a resident of Israel as defined in the Israeli Tax Code and provides such other information as is required pursuant to the Israeli Tax Code and the Israeli Withholding Tax Ruling, if obtained, the holder of such Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor an amount (subject to any applicable withholding Tax as specified in Section 3.2(b)(iii)) equal to the product of (x) the number of Shares represented by such holder’s properly surrendered Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares multiplied by (y) the Merger Consideration, not later than five (5) Business Day following Payment Agent’s receipt of such Certificates (or affidavit of loss in lieu thereof) or Book-Entry Shares, and such Certificates or Book-Entry Shares shall be cancelled. No interest will be paid or accrued on any amount payable upon the surrender of Certificates or Book-Entry Shares. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, any amounts payable upon due surrender of the Certificate may be paid to such a transferee if the Certificate formerly representing such Shares is presented to the Paying Agent, is properly endorsed or otherwise in proper form for transfer and is accompanied by all documents required to evidence and effect such transfer and to evidence to the Surviving Corporation’s reasonable satisfaction that any applicable Taxes have been paid or are not applicable. Until surrendered as contemplated by this Section 3.2, each Certificate or Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender and in accordance with the terms hereof the Merger Consideration as contemplated by this Article III.

(iii) Notwithstanding anything to the contrary in this Agreement, each of the Paying Agent, Merger Sub, the Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable pursuant to this Agreement to any holder or former holder of Company Shares and Company Share Options (in the case of Company Share Options subject to the provisions of Section 3.3 hereunder), such amounts as may be required to be deducted or withheld therefrom under the Code, the Israeli Tax Code, or under any provision of state, local, Israeli or other applicable Law or any other applicable legal requirement; provided that (i) if the Israeli Withholding Tax Ruling is obtained, deduction and withholding of any amounts under the Israeli Tax Code or any other provision of Israeli law, if any, shall be made only in accordance with the provisions of the Israeli Withholding Tax Ruling, and (ii) if any holder of Company Shares provides the Paying Agent, the Parent or the Surviving Corporation with a valid approval or ruling issued by the applicable Governmental Authority regarding the withholding (or reduction or exemption from withholding) of Israeli Tax from the consideration payable or otherwise deliverable pursuant to this Agreement, which in the reasonable discretion of Israeli counsel to the Parent is sufficient to enable the Parent to conclude that no withholding or a reduced rate of withholding, as applicable, of Israeli Tax is required, then the deduction and withholding of any amounts under the Israeli Tax Code or any other provision of Israeli law, if any, from the consideration payable to such holder shall be made only in accordance with the provisions of such approval or ruling. To the extent such amounts are so deducted or withheld, (i) the Paying Agent, the Parent and/or the Surviving Corporation, as applicable, shall provide the holder of Company Shares from whom an amount was deducted or withheld with a written notice, as may be required by any applicable Law, stating the amount so deducted or withheld, (ii) such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid, and (iii) the Paying Agent and/or the Parent shall cause such amounts to be paid to the proper taxing authorities in accordance with applicable Laws not earlier than three (3) Business Days prior to the last day on which such payment is required, provided, however, that any such withheld or deducted amounts (or such applicable portion thereof) shall be released to any holder of Company Shares when and to the extent that the Paying Agent or the Parent has received, at least four (4) Business Days prior to the last day on which the amounts so withheld or deducted must be paid to the applicable authority (and before such amounts are paid), certificates or forms issued by the applicable tax authority as are sufficient, under applicable Law, to establish that withholding is not required, in whole or in part, with respect to Merger Consideration payable to such holder of Company Shares.

(c) THE COMPANY’S TRANSFER BOOKS CLOSED; NO FURTHER OWNERSHIP RIGHTS IN THE COMPANY SHARES. At the close of business on the day during which the Effective Time occurs: (i) the share transfer books of the Company shall be deemed closed, and no transfer of any Company Shares or any Certificates in respect thereof shall thereafter be made or consummated, other than as contemplated in the Share Purchase and Subscription Agreement, and (ii) all holders of Company Shares (other than the Kibbutz in respect of the Kibbutz Shares) that were outstanding immediately prior to the Effective Time shall cease to have any rights as shareholders of the Company, except the right to receive for each of the Company Shares, upon the surrender of such Certificate or transfer of such Book-Entry Shares in accordance with Article III, the Merger Consideration, in each case as specified herein or by any applicable Law. No further transfer of any such Company Shares that were outstanding immediately prior to the Effective Time shall be made on such share transfer books after the Effective Time, other than as contemplated in the Share Purchase and Subscription Agreement. If, after the Effective Time, a valid Certificate of a Company Share that was outstanding immediately prior to the Effective Time is surrendered for transfer or a valid Book-Entry Share is transferred to the Paying Agent or to the Surviving Corporation or the Parent for transfer, such Certificate or Book-Entry Share shall be canceled and shall be exchanged as provided in this Article III, subject to the terms of applicable Law. The Merger Consideration shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such Company Shares.

(d) TERMINATION OF EXCHANGE FUND. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains undistributed to the former holders of Shares or Company Options for twelve (12) months after the Effective Time shall be delivered to the Parent upon demand, and any former holders of Shares or Company Options who have not theretofore complied with this Article III shall thereafter look only to the Parent (subject to abandoned property, escheat or other similar laws) for payment of their claim for the Merger Consideration, without any interest thereon, upon due surrender of their Shares.

(e) NO LIABILITY. Notwithstanding anything herein to the contrary, none of the Company, the Parent, the Kibbutz, Merger Sub, the Surviving Corporation, the Paying Agent or any other Person shall be liable to any former holder of Shares or Company Options for any amount properly delivered from the Exchange Fund to a public official pursuant to any abandoned property, escheat or similar Law. If any Certificate or Book-Entry Share shall not have been surrendered immediately prior to such date on which the portion of the aggregate Merger Consideration payable to the holder of such Certificate or Book-Entry Share pursuant to this Article III would otherwise escheat to or become the property of any Governmental Authority, any such Merger Consideration in respect of such Certificate or Book-Entry Share shall, to the extent permitted by applicable Law, become the property of the Parent, and any former holder of Shares who has not theretofore complied with this Article III shall thereafter look only to the Parent for payment of his or her claim in respect of the portion of the aggregate Merger Consideration payable with respect to such Certificate or Book-Entry Share.

(f) INVESTMENT OF EXCHANGE FUND. The Paying Agent shall invest all cash included in the Exchange Fund as directed by the Parent or, after the Effective Time, the Surviving Corporation; provided that, (i) no such investment shall relieve the Parent or the Paying Agent from making any payments required by this Article III, (ii) no such investment shall have maturities that could prevent or delay payments to be made pursuant to this Agreement, and (iii) such investment shall be in short-term obligations of the United States of America (or be guaranteed by the United States of America and backed by the full faith and credit of the United States of America) with maturities of no more than thirty (30) days. Any interest and other income resulting from such investments shall be paid to the Parent. If for any reason the cash in the Exchange Fund shall be insufficient to fully satisfy all of the payment obligations to be made by the Paying Agent hereunder, Parent shall promptly deposit cash in the Escrow Fund in an amount of cash required to fully satisfy such payment obligations.

(g) LOST CERTIFICATES. In the case of any Certificate that has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the holder thereof and, if required by the Surviving Corporation, the posting by such holder of a bond in customary or reasonable amount as indemnity against any claim that may be made against the Surviving Corporation or the Parent with respect to such Certificate, the Paying Agent will exchange for such lost, stolen or destroyed Certificate an amount of cash equal to the number of Shares represented by such lost, stolen or destroyed Certificate multiplied by the Merger Consideration.

Section 3.3 TREATMENT OF EQUITY AWARDS.

(a) VESTED COMPANY OPTIONS. Each Company Share Option (a “Vested Company Option”) that is vested and outstanding prior to the Effective Time shall automatically be exercised as of and subject to occurrence of the Closing. Such exercise shall be effected either by appropriate amendment to the Company Benefit Plan which forces the exercise of the Vested Company Options as of the Closing or by voluntary exercise on the part of the holder of Vested Company Options. Such holders of Vested Company Options shall not be required to make payment of the exercise price of such Vested Company Options at the time of exercise, and instead the following shall apply: As soon as practicable after the Effective Time, the Parent shall cause the Paying Agent to transfer to (x) the 102 Trustee (in the case of Vested Company Options held by the 102 Trustee) or (y) the Company (in the case of all other Vested Company Options) the full Merger Consideration payable with respect to the Company Shares obtained upon exercise of such Vested Company Options, and the 102 Trustee or the Company, as the case may be, shall (i) transfer to the Company the full amount of the exercise price for such Company Vested Options, (ii) pay or cause to be paid the balance of the Merger Consideration to each former holder of Vested Company Options, less applicable deductions and withholding at the time of payment, which shall be transferred to the applicable Tax authority. Notwithstanding the foregoing, the proceeds payable with respect to Company Shares obtained upon exercise of Vested Company Options which are held by the Section 102 Trustee shall be held, paid and distributed by the 102 Trustee in accordance with applicable Law, including, without limitation, the provisions of Section 102 of the Israeli Tax Code and the regulations and rules promulgated thereunder and the Israeli Options Tax Ruling, if obtained.

(b) UNVESTED COMPANY OPTIONS. Each Company Share Option that is outstanding and unvested immediately prior to the Effective Time (“Unvested Company Options”) shall be cancelled effective as of the Effective Time, provided however that each Unvested Company Option that has an exercise price per share that is less than the Merger Consideration (such Unvested Company Option, a “Cashed-Out Option”) shall entitle the beneficial owner of such Cashed-Out Option to the right to receive, with respect to each Company Share underlying such Cashed Out Option, an amount in cash equal to the Merger Consideration less the exercise price of such Company Share Option (the “Option Payment”) as set forth in this Section 3.3.

(c) REASONABLE ACTIONS. Prior to the Effective Time, the Company shall take all action that may be reasonably necessary (under the Company Benefit Plans, option grant agreements and otherwise) to effectuate the provisions of this Section 3.3 and to ensure that, from and after the Effective Time, all vested Company Options shall have been exercised effective upon the Closing and the holders of Unvested Company Options shall have no rights with respect thereto other than those specifically provided in this Section 3.3.

(d) PAYMENT TO HOLDERS OF CASHED-OUT OPTIONS. As soon as practicable after the Effective Time, the Parent and the Kibbutz shall transfer or cause the Paying Agent to transfer (i) to the Company, or, as applicable or if required under the Israeli Option Tax Ruling, to the 102 Trustee, a cash payment in an amount equal to the Option Payment which holders of Cashed-Out Options are entitled to receive pursuant to this Section 3.3, to be held and distributed in accordance with applicable Law (including, without limitation, until fulfillment of the latter of: (A) the provisions of Section 102 of the Israeli Tax Code and the regulations and rules promulgated thereunder and the Israeli Options Tax Ruling, if obtained), if applicable, and (B) the holder of such Unvested Company Option’s continued employment or service through the applicable vesting dates, according to the vesting schedule applying to the Company Share Option at the Effective Time. The payments required to be made under this Section 3.3(d) shall be shared equally by the Parent and the Kibbutz.

(e) LONG TERM INCENTIVE PLANS AFTER CLOSING. It is the parties’ intention that the Company, under approval of the Board of Directors, shall implement an initial long term incentive plan following the consummation of the transaction, and may at the Board’s discretion implement subsequent long term incentive plans thereafter. Such plans will be set for the benefit of the Chief Executive Officer and a certain number of key employees proposed by the Chief Executive Officer to the Board. The terms, conditions and execution of each long term incentive plan shall be determined by the Board pursuant to which beneficiaries of such plan shall be entitled to a special payment in the event the Company achieves certain long term targets and also depending on the level of individual execution by each beneficiary. During the term of a given long term incentive plan, the Company will put aside each year a certain percentage of its profits to fully fund the payment of such plan.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as (i) disclosed in the Company’s Form 20-F filed with the SEC on June 28, 2010 (but excluding (w) any amendment to such document filed on or after the date of this Agreement, (x) any disclosures that contain cautionary, predictive or forward-looking statements, (y) any disclosures set forth in any section entitled “risk factors” or constituting “forward-looking statements” or any other similar or comparable sections of such filings, and (z) any disclosures in the financial statements, other than the notes thereto, included in any such document), in each case such that the relevance of such disclosure in qualifying the representations and warranties of the Company is reasonably apparent on the face of such disclosure (collectively, the “Permitted SEC Disclosure”), or (ii) disclosed in the corresponding numbered sections of the Disclosure Schedule delivered by the Company to Parent prior to the execution of this Agreement (the “Company Disclosure Schedule”) (it being agreed that disclosure of any item in any section of the Company Disclosure Schedule or any Permitted SEC Disclosure shall be deemed disclosure with respect to any other section of this Agreement to which the relevance of such item is reasonably apparent on its face), the Company represents and warrants to the Parent and Merger Sub as of the date hereof as follows:

Section 4.1 QUALIFICATION; ORGANIZATION. Each of the Company and its Subsidiaries is a legal entity duly organized and validly existing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Each of the Company and its Subsidiaries is qualified to do business and is in good standing (with respect to jurisdictions that recognize the concept of good standing) in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not have a Company Material Adverse Effect. The Company’s Articles of Association and the Articles of Association (or analogous constitutive and organizational documents) of each of the Company’s Subsidiaries are in full force and effect, except where failure to be in full force and effect would not result in a Company Material Adverse Effect. The Company has made available to the Parent prior to the date of this Agreement a true and complete copy of the Company’s Articles of Association and of the analogous constitutive and organizational documents of the Company’s Subsidiaries, each as amended through the date of this Agreement. Neither the Company nor any of its Subsidiaries is in material violation of the provisions of its organizational documents. Section 4.1 of the Company Disclosure Schedule lists every jurisdiction including each state in the United States in which the Company or any Subsidiary of the Company has facilities or maintains an office. Neither the Company nor its predecessors has conducted any business under, or otherwise used for any purpose in any jurisdiction, any fictitious name, assumed name, “d/b/a”, trade name or other name.

Section 4.2 OWNERSHIP OF SUBSIDIARIES. Section 4.2 of the Company Disclosure Schedule accurately sets forth for each Subsidiary of the Company: its name, place of incorporation or formation and, if not wholly owned directly or indirectly by the Company, the record ownership as of the date of this Agreement of all share capital or other equity interests issued thereby. Except as set forth in Section 4.2 of the Company Disclosure Schedule, all of the outstanding equity interests of each Subsidiary of the Company are duly authorized, validly issued, fully paid and non-assessable and are owned, directly or indirectly, by the Company free and clear of any Liens (other than Permitted Liens), and none of such outstanding equity interests has been issued in violation of or subject to any preemptive or similar rights, purchase option, call right or right of first refusal. Except as set forth in Section 4.2 of the Company Disclosure Schedule, there are no outstanding options, warrants, calls, stock appreciation rights or other rights or commitments or any other agreements of any character relating to the sale, issuance or voting of, or the granting of rights to acquire any equity interests of, any such Subsidiary of the Company, or any securities or other instruments convertible into, exchangeable for or evidencing the right to purchase any equity interests of any such Subsidiary of the Company. Except as set forth in Section 4.2 of the Company Disclosure Schedule, the Company does not own any share capital, membership interests, security or other interest in any other Person.

Section 4.3 SHARE CAPITAL.

(a) The authorized share capital of the Company as of the date of this Agreement consists of 100,000,000 Company Shares. As of the close of business on October 14, 2010 (the “Measurement Date”), there were outstanding (i) 16,781,096 Company Shares and (ii) Company Share Options to purchase an aggregate of 1,465,167 Company Shares. Between the Measurement Date and the date of this Agreement, there have been no changes in the amounts set forth in the preceding sentence except as a result of the exercise of Company Share Options. The authorized share capital of the Company does not consist of any preferred shares.

(b) All the outstanding Company Shares are (i) issued and granted in compliance in all material respects with all applicable securities and other applicable Laws and (ii) duly authorized, validly issued, fully paid and nonassessable and are not subject to or issued in violation of any preemptive or similar rights, purchase option, call right, right of first refusal or similar rights. All Company Share Options have been granted in compliance in all material respects with the terms of the applicable Company Benefit Plans, with applicable Law and with the applicable provisions of the Company’s Articles of Association as in effect at the applicable time, and all such Company Share Options are disclosed as required under applicable Law in the Company SEC Documents, including the financial statements contained therein or attached thereto (if amended or superseded by a filing with the SEC made prior to the date of this Agreement, as so amended or superseded).

(c) The Parent will own, upon the consummation of the Transactions, 50% of the outstanding Company Shares, free and clear of any Liens.

(d) Except as set forth in Section 4.3(d) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is contractually obligated to purchase, redeem or otherwise acquire any of its outstanding shares, or any voting or equity securities or interests of any of its Subsidiaries. No shareholder of the Company, and no shareholder of any of the Company’s Subsidiaries that is not a wholly-owned Subsidiary, is entitled to any preemptive or similar rights to subscribe for shares of the Company’s share capital. Except as set forth in Section 4.3(d) of the Company Disclosure Schedule, there is no outstanding voting trust, proxy, shareholder or other agreement to which the Company or any of its Subsidiaries is a party or is bound with respect to the voting, transfer or registration rights of the Company’s share capital or other voting securities of the Company or any of its Subsidiaries.

(e) Section 4.3(e) of the Company Disclosure Schedule sets forth a complete and correct list of all Persons who, as of the date of this Agreement, are eligible to receive Shares in respect of Company Share Options, indicating, with respect to each Company Share Option then outstanding, as applicable, the number of Company Shares subject to such Company Share Option, the exercise price, if any, date of grant and expiration date thereof, and with respect to Company Share Options granted to Israeli taxpayers, whether each such Company Share Option was granted pursuant to Section 3(i) of the Israeli Tax Code or, Section 102 of the Israeli Tax Code (prior to January 1, 2003) or Section 102 of the Israeli Tax Code (on or after January 1, 2003) and specifying the subsection of Section 102 of the Israeli Tax Code pursuant to which the Company Option was granted. Except as set forth in Section 4.3(e) of the Company Disclosure Schedule, there are no outstanding options, warrants, calls, stock appreciation rights or other rights or commitments or any other agreements of any character to which the Company is a party relating to the sale, issuance or voting of, or the granting of rights to acquire any equity interests of, the Company, or any securities or other instruments convertible into, exchangeable for or evidencing the right to purchase any equity interests of the Company.

Section 4.4 AUTHORITY. The Company has all requisite corporate power and authority to enter into this Agreement and, subject to receipt of approval at the Company Meetings and the Merger Certificate, to consummate the Transactions. The execution and delivery of this Agreement and the consummation of the Transactions have been duly and validly authorized by the Board of Directors of the Company, and to the extent required under applicable Law and the Company’s Articles of Association, the audit and other committees of the Board of Directors of the Company and, except for (i) the required approvals at the Company Meetings and (ii) obtaining the Merger Certificate from the Israeli Registrar of Companies, no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and to consummate the Transactions by the Company or any of its Subsidiaries. The Board of Directors of the Company has unanimously approved this Agreement. This Agreement has been duly and validly executed and delivered by the Company, and the Shareholders Agreement will be at Closing duly and validly executed and delivered by the Company, and assuming each of this Agreement and the Shareholders Agreement constitutes (or will constitute for the Shareholders Agreement) the valid and binding agreement of the Parent, Merger Sub (where applicable) and the Kibbutz (where applicable), this Agreement and the Shareholders Agreement constitutes (or will constitute for the Shareholders Agreement), the valid and binding agreements of each of the Company and the Company’s Subsidiaries (where applicable), enforceable against the Company and each of the Company’s Subsidiaries (where applicable) in accordance with their terms, except that such enforcement may be subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar Laws now or hereafter in effect relating to creditors’ rights and general principles of equity, whether considered in a proceeding at law or in equity.

Section 4.5 CONSENTS AND APPROVALS. Other than in connection with or in compliance with (i) the Court Approval, (ii) the provisions of the Israeli Companies Law, (iii) the Securities Exchange Act of 1934, as amended (including the rules and regulations promulgated thereunder, the “Exchange Act”), (iv) applicable Regulatory Laws in the jurisdictions in which the Company does business, (v) the rules and regulations of The NASDAQ Global Market and Tel Aviv Stock Exchange, and (vi) the approvals set forth on Section 4.5 of the Company Disclosure Schedule (collectively, the “Company Approvals”), no material authorization, consent, clearance or approval of, or filing or notification with, any Governmental Authority is necessary, under any Law applicable to the Company or any of its Subsidiaries (where applicable) or any of their respective properties or assets, for the execution and delivery of this Agreement and the Shareholders Agreement by the Company and its Subsidiaries (where applicable) and the consummation by each of them of the Transactions.

Section 4.6 ABSENCE OF DEFAULTS, CONFLICTS, ETC. Except as set forth in Section 4.6 of the Company Disclosure Schedule, the execution and delivery by the Company of this Agreement and the Shareholders Agreement do not, and the consummation of the Merger and the Transactions and compliance with the provisions hereof and thereof will not, (i) result in any material violation of, or default (with or without notice or lapse of time, or both) under, or any material increased cost or loss of benefit to the Company or any of its Subsidiaries or material increased benefit to another party thereto or any material change in terms thereof under, or give rise to a right of, termination, cancellation or acceleration of any obligation under, any loan, guarantee of Indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right, license, arrangement or other obligation (whether written or oral) (each, a “Contract”) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries, (ii) conflict with or result in any violation in any respect of any provision of the Articles of Association or other equivalent organizational document, in each case as amended, of the Company or any of its Subsidiaries or (iii) assuming all authorizations, consents, approvals or filings contemplated by Section 4.5 have been obtained, and all filings and notifications described in Section 4.5 have been made, conflict with or violate in any material way any Laws applicable to the Company or any of its Subsidiaries or any of their respective properties or assets or any order, injunction, decree or judgment (each, an “Order”) applicable to the Company or any of its Subsidiaries, other than, in the case of clauses (i) and (iii), any such violation, conflict, default, termination, cancellation, acceleration, Lien or other circumstance that would not or would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.7 REPORTS AND FINANCIAL STATEMENTS.

(a) The Company has timely filed or furnished all forms and reports required to be filed or furnished by it with the Securities and Exchange Commission (the “SEC”) between January 1, 2008 and the date of this Agreement (the “Company SEC Documents”). As of their respective dates, or, if amended, as of the date of the last such amendment, the Company SEC Documents complied in all material respects as to form with the applicable requirements of the Securities Act of 1933, as amended (including the rules and regulations promulgated thereunder, the Securities Act and the Exchange Act, as the case may be, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The Company has made available to the Parent true, correct and complete copies of all written correspondence between the SEC, on the one hand, and the Company or any of its Subsidiaries, on the other hand, occurring since January 1, 2008 and until the date of this Agreement. As of the date of this Agreement, there are no outstanding or unresolved comments in the comment letters received from the SEC staff with respect to any Company SEC Documents. Each of the consolidated financial statements (as restated, if applicable, and including all related notes and schedules) of the Company included in the Company SEC Documents or filed after the date of this Agreement (i) were or will be prepared from the books and records of the Company and its Subsidiaries, (ii) as of their respective dates (or if amended prior to the date of this Agreement, as of the date of such amendment) complied in all material respects with all applicable accounting requirements (except, in the case of unaudited statements, for the absence of footnotes) and with the rules and regulations of the SEC with respect thereto, (iii) fairly present or will fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof and the consolidated results of their operations and their consolidated cash flows and changes in shareholders’ equity for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein), and (iv) were or will be prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

(c) Section 4.7(c) of the Company Disclosure Schedule is a true and complete schedule of the Company’s outstanding Indebtedness as of the close of business on September 30, 2010. As of September 30, 2010, the unused commitment under the Company’s credit facility was approximately $11,000,000.

Section 4.8 INTERNAL CONTROLS AND PROCEDURES.

(a) The Company is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”) and (ii) the applicable listing and other rules and regulations of the NASDAQ Global Market and the Tel Aviv Stock Exchange, in each case as applicable to foreign private issuers and dual listed companies. The Company has established and maintains disclosure controls and procedures and internal controls over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company’s disclosure controls and procedures are reasonably designed to provide reasonable assurance that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act.

(b) The Company has disclosed, based on its most recent evaluation prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Board of Directors of the Company (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting, which are reasonably likely to materially adversely affect the Company’s ability to record, process, summarize and report financial data and (ii) any fraud or allegation of fraud, whether or not material, known to the management of the Company that involves management or other employees, in each case who have a significant role in the Company’s internal controls over financial reporting. The Company carried out an evaluation, under the supervision and with the participation of management, including the Company’s Chief Executive Officer and Chief Financial Officer, of the effectiveness of the design and operation of the Company’s disclosure controls and procedures as of December 31, 2009, and such assessment concluded that the Company’s disclosure controls and procedures were effective as of December 31, 2009, at the reasonable assurance level. To the Company’s Knowledge, no executive officer of the Company has provided information to any Governmental Authority regarding the commission of any crime or the violation of any Law applicable to the Company, any of its Subsidiaries or any part of their respective operations.

(c) The Company is in compliance in all material respects with the applicable provisions of the Israeli Companies Law regarding the maintenance of an audit committee and internal auditor.

Section 4.9 NO UNDISCLOSED LIABILITIES. Except (a) as reflected or reserved against in the Company’s consolidated balance sheet as of June 30, 2010 (or the notes thereto) included in the Company SEC Documents, (b) expenses incurred in the ordinary course of business consistent with past practice since June 30, 2010, (c) for the period after June 30, 2010 only, liabilities for performance of obligations of the Company and its Subsidiaries under Contracts to which they are party, to the extent such liabilities are ascertainable (in nature, scope and amount) from copies of such Contracts made available to the Purchaser, (d) liabilities incurred in connection with negotiation, preparation, execution of this Agreement and the Transactions and (e) liabilities described on Section 4.9 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has any material liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected in the consolidated balance sheet of the Company. Except as set forth in Section 4.9 of the Company Disclosure Schedule, none of the Company nor any of its Subsidiaries is a party to any off-balance sheet arrangements or obligations under any agreement or instrument, including any interest rate or currency cap, swap, collar, hedging or similar transaction that could have a current or future material effect upon the Company’s consolidated financial condition or results of operations.

Section 4.10 COMPLIANCE WITH LAW; PERMITS.

(a) The Company and its Subsidiaries are in material compliance with and are not in default under or in violation of any (i) Law or (ii) Order, in each case, applicable to the Company, such Subsidiaries or any of their respective properties or assets (including, without limitation, applicable federal or state criminal or civil health care Laws and the regulations promulgated pursuant to such Laws and Laws relating to unlawful practice of medicine or other professionally licensed activities) and have not received any written notice of any non-compliance, default or violation of such Laws or Orders, except in the case of each of (i) and (ii) above, where such non-compliance, default or violation of Laws and Orders would not have a Company Material Adverse Effect.

(b) The Company and its Subsidiaries are in possession of all material authorizations, licenses, permits, consents, certificates, approvals and orders of any Governmental Authority and have made all necessary filings, applications and registrations with any Governmental Authority (including any authorizations required under the Federal Food, Drug and Cosmetic Act of 1938, as amended (the “FDCA”) and any regulations of the U.S. Food and Drug Administration (the “FDA”) promulgated thereunder), and to the extent applicable to the Company, counterpart laws and regulations in the European Union, Israel and all other countries where compliance is required with such or similar Laws or regulations which in any such case are necessary for the Company and its Subsidiaries to carry on their businesses as they are now being conducted (the “Company Permits”), except for failures to hold any such Company Permits that would not cause a Material Adverse Effect. All Company Permits are in all material respects in full force and effect. The Company and its Subsidiaries are in compliance with the terms and conditions of the Company Permits, except for such violations that would not have individually or in the aggregate a Company Material Adverse Effect, and neither the Company nor any of its Subsidiaries has received notice of any violation of the terms or conditions of the Company Permits, or alleging the failure to hold or obtain any Company Permits required to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted, except as would not result in individually or in the aggregate a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received written notice that any material Company Permit will not be renewed, and there are, to the Knowledge of the Company, no actions, suits, inquiries, investigations or proceedings pending to revoke or withdraw any such material Company Permits.

Section 4.11 FOREIGN CORRUPT PRACTICES AND INTERNATIONAL TRADE SANCTIONS. None of the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any of their respective directors, officers, agents, employees or any other Persons acting on their behalf has, in connection with the operation of their respective businesses, (i) used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials, candidates or members of political parties or organizations, or established or maintained any unlawful or unrecorded funds in violation of Section 104 of the Foreign Corrupt Practices Act of 1977, as amended, the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and related texts, Title 5 of the Israeli Penalty Law (Bribery Transactions), the Israeli Prohibition on Money Laundering Law, 2000 or any other similar applicable Law, (ii) paid, accepted or received any unlawful contributions, payments, expenditures or gifts, or (iii) violated or operated in noncompliance with any export restrictions, anti-boycott regulations, embargo regulations or other applicable Laws and regulations in the United States, Israel or elsewhere, in each case, except as would not have a Company Material Adverse Effect.

Section 4.12 INVESTIGATIONS; LITIGATION. As of the date of this Agreement, (a) the Company has not received written notice of any investigation or review pending (and, to the Knowledge of the Company, no such investigation or review is threatened) by any Governmental Authority with respect to the Company or any of its Subsidiaries that would have a Company Material Adverse Effect, and (b) except as set forth in Section 4.12 of the Company Disclosure Schedule, (A) there are no actions, notices, suits, claims, arbitrations or proceedings (i) pending against (or, to the Knowledge of the Company, threatened against or affecting) the Company or any of its Subsidiaries, or (ii) to the Knowledge of the Company, pending or threatened against or affecting (y) any of their respective properties or, (z) for which the Company or any of its Subsidiaries is required to indemnify a third party at Law or in equity; and (B) there are no orders, judgments or decrees of or before, any Governmental Authority, in each case, which would if adversely determined, have a Company Material Adverse Effect or be reasonably expected to result in any payment by the Company and its Subsidiaries in excess of $150,000 individually.

Section 4.13 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since December 31, 2009 up to the date of this Agreement, except as otherwise specifically contemplated or permitted by this Agreement, the businesses of the Company and its Subsidiaries have been conducted in all material respects in the ordinary course of business consistent with past practice and there has not been any Company Material Adverse Effect. Since December 31, 2009, except as set forth in Section 4.13 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has taken any of the following actions set forth in Section 6.1 except in accordance with such Section, or that, if it had been taken after the date of this Agreement, would have required such consent: 6.1(i) (Dividends; Changes in Stock), 6.1(ii) (Issuance of Securities) (but as to the Company only), 6.1(iii) (Organizational Documents) (but as to the Company only), 6.1(iv) (No Acquisitions), 6.1(v) (No Dispositions; Liens), 6.1(vi) (No Dissolution), 6.1(vii) (Accounting), 6.1(xi) (Related Party Transaction), 6.1(xii) (Indebtedness) (but with reference to $2,000,000 in the aggregate above total Indebtedness outstanding as of December 31, 2009), 6.1(xiii) (Capital Expenditures) (but with reference to expenditures in excess of $8,000,000 in the aggregate only during such time period, and not with reference to expenditures in excess of 15% of its 2010 capital budget), 6.1(xiv) (Settlement of Claims) and 6.1(xv) (Intellectual Property).

Section 4.14 LABOR MATTERS.

(a) Except as set forth in Section 4.14(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement in Israel or the United States (or similar agreement or arrangement in any other jurisdiction) with any labor union, works council or similar labor organization. Except as set forth in Section 4.14(a) of the Company Disclosure Schedule, there are no collective bargaining agreements in Israel or the United States (or similar agreements or arrangements in any other jurisdiction) that pertain to any of the employees of the Company or its Subsidiaries with respect to their employment with the Company or its Subsidiaries. Except as set forth in Section 4.14(a) of the Company Disclosure Schedule, (i) no employees of the Company or its Subsidiaries are represented by any labor union, works council or organization with respect to their employment with the Company or its Subsidiaries and (ii) to the Knowledge of the Company, there are no union organizing activities with respect to any employee of the Company or its Subsidiaries.

(b) No labor union, labor organization, works council, or group of employees of the Company or its Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of the Company, threatened in writing to be brought or filed with the labor courts in Israel, or the National Labor Relations Board in the United States, or any labor relations tribunal or authority in any other jurisdiction.

(c) Since January 1, 2008 up to the date of this Agreement, there have not been any actual, or to the Knowledge of the Company, threatened: (i) strikes, lockouts, slowdowns, or work stoppages, or (ii) material unfair labor practice charges, arbitrations or labor disputes (other than routine individual grievances), in each case, against or materially affecting the Company or its Subsidiaries.

(d) The Company and its Subsidiaries are in material compliance with all applicable Laws respecting employment and employment practices, including, without limitation, all Laws respecting terms and conditions of employment, wages and hours and labor relations, health and safety, child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity, affirmative action, classification of workers as independent contractors, workers’ compensation, plant closings, layoffs, employee leave issues and unemployment insurance except as would not have a Company Material Adverse Effect. The Company and its Subsidiaries are in compliance in all material respects with all notice and other requirements, and do not have any material liabilities, under the Worker Adjustment and Retraining Notification Act and any similar state, local or non-U.S. Law relating to plant closings and layoffs.

(e) Except as set forth in Section 4.14(e) of the Company Disclosure Schedule, from January 1, 2008 to the date of this Agreement, the Company and its Subsidiaries have not received (i) written notice of any charge or complaint with respect to or relating to them pending before the Equal Employment Opportunity Commission or any other Governmental Authority responsible for the prevention of unlawful employment practices, (ii) written notice of any material unfair labor practice charge or complaint pending or threatened before the National Labor Relations Board or any other Governmental Authority against them, or (iii) notice of any material complaints, grievances or arbitrations arising out of any collective bargaining agreement or similar agreement.

(f) The Company and its Subsidiaries have maintained any required compliance program aimed at ensuring that their manufacturers, contractors and subcontractors engaged in the manufacturing of products for the Company and its Subsidiaries do not utilize forced labor, prison labor, convict labor, indentured labor, child labor, corporal punishment or other forms of mental or physical coercion in connection with the manufacture of the products for the Company and its Subsidiaries.

(g) The Company has delivered to the Parent a list of all of the individuals who are currently performing services for the Company or any of its Subsidiaries who are classified as “consultants” or “contract labor” or “freelancers” or “independent contractors” and who either (i) are working to develop, or have developed, any Intellectual Property, or (ii) whose annual compensation is in excess of $100,000, together with copies of the agreements with each such person. Other than the individuals referred to above, neither the Company nor any Subsidiary engages any consultants, contract laborers, freelancers or independent contractors who meet the qualifications set forth above.

(h) Without limiting any other representations and warranties contained in this Section 4.14 with respect to employees of the Company or any of its Subsidiaries who reside or work in Israel (“Israeli Employees”), except as set forth in Section 4.14(h) of the Company Disclosure Schedule: (i) the employment of each Israeli Employee is subject to termination upon up to 30 days prior written notice under the termination notice provisions included in the applicable employment agreement with such Israeli Employee or applicable Law, (ii) all obligations of the Company or any of its Subsidiaries to provide statutory severance pay to all Israeli Employees pursuant to the Severance Pay Law (5723-1963) as of December 31, 2009, are fully funded or accrued on the Company’s financial statements, (iii) no Israeli Employee’s employment by any of the Company or any of its Subsidiaries requires any special license, permit or other approval, including a permit for foreign experts, from any Governmental Authority, (iv) there are no unwritten policies, practices or customs of the Company or any of its Subsidiaries that, by extension, could reasonably be expected to entitle any Israeli Employee to material benefits in addition to what such Israeli Employee is entitled to by applicable Law or under the terms of such Israeli Employee’s employment agreement (including unwritten customs or practices concerning bonuses, the payment of statutory severance pay when it is not required under applicable Law, etc.), (v) all amounts that the Company or any of its Subsidiaries is legally or contractually required either: (A) to deduct from Israeli Employees’ salaries or to transfer to such Israeli Employees’ pension or provident, life insurance, incapacity insurance, continuing education fund or other similar funds, or (B) to withhold from their Israeli Employees’ salaries and benefits and to pay to any Governmental Authority as required by the Israeli Tax Law, the Israeli National Insurance Law or otherwise, have, in each case, been duly deducted, transferred, withheld and paid, and neither the Company nor any of its Subsidiaries has any outstanding obligation to make any such deduction, transfer, withholding or payment, and (vi) the Company and each of its Subsidiaries is in compliance in all material respects with all applicable Law and agreements relating to employment, employment practices, wages, bonuses, pension benefits and other compensation matters and terms and conditions of employment related to Israeli Employees, including The Prior Notice to the Employee Law, 2002, The Notice to Employee (Terms of Employment) Law, 2002, the Prevention of Sexual Harassment Law, 1998, the Hours of Work and Rest Law, 1951, the Annual Leave Law, 1951, The Salary Protection Law, 1958, and The Employment by Human Resource Contractors Law, 1996. Except as set forth in Section 4.15(h) of the Company Disclosure Schedule, none of the Company or any of its Subsidiaries is subject to, and no Company Employee benefits from, any extension order (Tzavei Harchava) or any arrangement or custom with respect to employment or the termination thereof, except for extension orders that apply to all employees in the State of Israel.

(i) The Company has delivered to the Parent: (1) an accurate and complete list of all Israeli Employees, (2) copies of all Contracts with Israeli Employees and Israeli human resource contractors, (3) copies of manuals and written policies relating to the employment of Israeli Employees, (4) a correct and complete list of the employer cost of the Israeli Employees and information with respect to which employees are covered by Section 14 of the Severance Pay Law (5723-1963) and the date that such coverage commenced. The Company does not pay, and is not by Law or regulation required to pay, fees or dues to the Histadrut Labor Organization and/or the Manufacturers’ Association. The Company is a member of the Kibbutz Industries Association.

Section 4.15 COMPANY BENEFIT PLANS

(a) Section 4.15(a) of the Company Disclosure Schedule lists all Company Benefit Plans. “Company Benefit Plan” means each employment, consulting, retirement, welfare (including health, medical, dental, disability, accident or life insurance benefits), severance, incentive or bonus, deferred compensation, profit sharing, fringe, vacation or paid-time-off, stock purchase, stock option or equity incentive plan, program, agreement or arrangement, and any other employee benefit plan, program, or arrangement whether written, unwritten, or otherwise, funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which is sponsored, maintained, contributed to or required to be contributed to by the Company or any of its Subsidiaries or any ERISA Affiliate for the benefit of any current or former employees, directors or consultants of the Company or any of its Subsidiaries or any ERISA Affiliate, or with respect to which the Company or any of its Subsidiaries or any ERISA Affiliate has or may have any liability, other than benefit plans, programs and arrangements mandated by applicable Law.

(b) The Company has made available to the Parent up-to-date and complete copies of: (i) each Company Benefit Plan, or, where oral, written summaries thereof and copies of the current related documentation and all amendments thereto, (ii) each trust or funding arrangement prepared in connection with each such Company Benefit Plan, (iii) the most recently filed annual report on Internal Revenue Service Form 5500 or any other annual report required by applicable Law with respect to each Company Benefit Plan, (iv) the most recently received determination or opinion letter for each such Company Benefit Plan, if any (v) the most recently prepared actuarial report and financial statement in connection with each such Company Benefit Plan, if any, and (vi) any employee handbooks, if any, with respect to each such Company Benefit Plan.

(c) Neither the Company nor any of its Subsidiaries has any commitment to establish any new Company Benefit Plan or to materially modify any Company Benefit Plan (except to the extent required by Law or to conform any such Company Benefit Plan to the requirements of any applicable Law or as required by this Agreement) or to adopt or enter into any Company Benefit Plan.

(d) None of the Company or any of its Subsidiaries or any other Person that, together with the Company or any of its Subsidiaries, is or was treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code (each, together with the Company and any of its Subsidiaries, an “ERISA Affiliate”), has now or at any time within the past six years (and in the case of any such other Person, only during the period within the past six years that such other Person was an ERISA Affiliate) contributed to, was required to contribute to, sponsored, or maintained, with respect to ERISA Affiliates, while being an ERISA Affiliate: (i) a pension plan (within the meaning of Section 3(2) of ERISA) subject to Section 412 of the Code or Title IV of ERISA, (ii) a multiemployer plan (within the meaning of Section 3(37) or 4001 (a) (3) of ERISA), or (iii) a single employer pension plan (within the meaning of Section 4001 (a) (15) of ERISA) for which an ERISA Affiliate would reasonably be expected to incur liability under Section 4063 or 4064 of ERISA.

(e) Each Company Benefit Plan intended to be qualified under Section 401(a) or 401(k) of the Code has received a favorable determination letter from the Internal Revenue Service that the Company Benefit Plan is so qualified, (ii) each trust established in connection with any Company Benefit Plan which is intended to be exempt from federal income taxation under Section 501 (a) of the Code has received a determination letter from the Internal Revenue Service that it is so exempt, and, (iii) to the Knowledge of the Company, no fact or circumstance exists that would reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan or the exempt status of any such trust. There are no audits, inquiries, or proceedings pending or, to the Knowledge of the Company, threatened by any Governmental Authority with respect to any Company Benefit Plan.

(f) No Company Benefit Plan, nor any trustee, or administrator, employee of the Company or any or its Subsidiaries, or “fiduciary” thereof has engaged in any breach of fiduciary responsibility or any “prohibited transaction” (within the meaning of Section 406 of ERISA or Section 4975 of the Code) to which Section 406 of ERISA or Section 4975 of the Code applies and which could subject any such Company Benefit Plan, trustee, administrator, employee or fiduciary thereof, or any party dealing with any such Company Benefit Plan, to a material Tax or material penalty imposed by Section 4975 of the Code or Section 502(l) of ERISA. Neither the Company nor any of its Subsidiaries nor any ERISA Affiliate is subject to any penalty or Tax with respect to any Company Benefit Plan under Section 502(i) of ERISA or Sections 4976 through 4980 of the Code.

(g) Each Company Benefit Plan and each related trust agreement has been established, maintained, funded, and administered in compliance in all material respects with its terms, and in compliance in all material respects with all applicable Laws, including without limitation, ERISA and the Code.

(h) Except as set forth in Section 4.15(h) of the Company Disclosure Schedule, all accrued obligations regarding the Company Benefit Plans have been satisfied or accrued or reserved for, and there are no outstanding defaults or violations by any party thereto and no Taxes, penalties or fees are owing or eligible under any of the Company Benefit Plans. There are no current actions, suits or claims pending or, to the Knowledge of the Company, threatened (other than routine claims for benefits) against any Company Benefit Plan or against the assets of any Company Benefit Plan. With respect to the Company Benefit Plans, all required contributions have been made or properly accrued on the financial statements of the Company.

(i) Except as set forth in Section 4.15(i) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has liability under any Company Benefit Plan, or otherwise, which is not accrued or reserved for, to provide any welfare benefits (including any medical or death benefits) with respect to any employees of the Company or any of its Subsidiaries (or to the beneficiaries or dependents of any such employees) beyond their termination of employment (other than coverage mandated by Law).

(j) With respect to each group health plan benefiting any current or former employee of the Company or any of its Subsidiaries or any ERISA Affiliate that is subject to Section 4980B of the Code, the Company and each of its Subsidiaries and ERISA Affiliates has complied with the continuation coverage requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA.

(k) No Company Benefit Plan provides any employee or independent contractor of the Company or any of its Subsidiaries with a “gross up” or similar payment in respect of any Taxes that may become payable under Section 409A or Section 4999 of the Code. Each “nonqualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code) sponsored or maintained by the Company or any Subsidiary has been operated since January 1, 2009 in good faith compliance with Section 409A of the Code and any IRS guidance issued with respect thereto. No such nonqualified deferred compensation plan that is intended to be grandfathered from complying with Section 409A of the Code has been “materially modified” (within the meaning of IRS Notice 2005-1) at any time after October 3, 2004.

(l) Except as set forth in Section 4.15(l) of the Company Disclosure Schedule, neither the execution or delivery of this Agreement nor the consummation of the Transactions will, either alone or in conjunction with any other event (whether contingent or otherwise), (i) entitle any current or former employee, consultant or officer of the Company or any its Subsidiaries to severance pay, unemployment compensation or any other payment or benefit, except as required by applicable Law, (ii) accelerate the time of payment, vesting, funding or increase the amount of compensation due to any current or former employee, consultant or officer of the Company or any its Subsidiaries, or (iii) result in any amount failing to be deductible by reason of Section 280G of the Code.

(m) Except as would not have a Company Material Adverse Effect, (i) all employer and employee contributions to each Foreign Benefit Plan required by Law or by the terms of such Foreign Benefit Plan have been made or, if applicable, accrued in accordance with GAAP, (ii) the fair market value of the assets of each funded Foreign Benefit Plan, the liability of each insurer for any Foreign Benefit Plan funded through insurance or the book reserve established for any Foreign Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the date of this Agreement, with respect to all current and former participants in such plan according to the actuarial assumptions and valuations most recently used and consistent with applicable Law to determine employer contributions to such Foreign Benefit Plan, (iii) each Foreign Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities, and (iv) each Foreign Benefit Plan is in compliance in all material respects with all applicable Laws. For the purpose of this Agreement, a “Foreign Benefit Plan” shall mean a Company Benefit Plan (x) that is not subject to United States Law or Israeli law and (y) in which Company participation is not mandatory under United States Law or Israeli applicable Law.

(n) Except for benefits accrued and claims incurred but not yet reported, the Company or any of its Subsidiaries or any ERISA Affiliate may unilaterally amend, modify, vary, revise, revoke, terminate or merge, in whole or in part, each Company Benefit Plan, subject only to approvals required by applicable Law.

(o) To the Knowledge of the Company, neither the Company nor any of its Subsidiaries is engaging as an independent contractor any Person who was legally required to have been characterized as an employee in accordance with applicable Laws. To the Knowledge of the Company, none of the current or former employees of the Company or any of its Subsidiaries is in violation of any confidentiality, non-competition, non-solicitation, non-disclosure, non-disparagement or any similar agreement with the Company or any of its Subsidiaries or any third party.

(p) The Company is in compliance with all material requirements under applicable Law, including without limitation, the Israeli Tax Code and any Tax rulings or confirmations issued by the Israeli Tax Authority, in order for Company Share Options to qualify for any preferential tax treatment for which they are intended to qualify as identified in individual agreements or notices of grants issued to employees of the Company and its Subsidiaries.

Section 4.16 TAX MATTERS.

(a) The Company and each of its Subsidiaries have prepared and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them and all such filed Tax Returns (taking into account all amendments thereto) are complete and accurate in all material respects.

(b) The Company and each of its Subsidiaries have paid on a timely basis all material Taxes that are due and payable by them, except for Taxes contested in good faith or for which in accordance with GAAP adequate reserves have been established.

(c) Except as set forth in Section 4.16(c) of the Company Disclosure Schedule, there are not pending or, to the Knowledge of the Company threatened in writing, any audits, examinations, investigations or other proceedings in respect of Taxes.

(d) There are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than Permitted Liens.

(e) Neither the Company nor any of its Subsidiaries has any material Tax liabilities (whether due or to become due) with respect to the income, property and operations of any Company that relate to any Pre-Closing Tax Periods, except for Tax liabilities reflected in the financial statements or that have arisen after the date of the financial statements in the ordinary course of business.

(f) Section 4.16(f) of the Company Disclosure Schedule contains a list of all jurisdictions (whether state, local or foreign) to which any Tax is properly payable by the Company or any of its Subsidiaries.

(g) Except as set forth in Section 4.16(g) of the Company Disclosure Schedule, neither the Company nor any Subsidiary is a party to any Tax sharing, allocation or indemnity agreement or arrangement.

(h) None of the Company or any of its Subsidiaries has, to the Knowledge of the Company, engaged in any transaction that, as of the date hereof, is a “listed transaction” as defined in Section 6707A of the Code or Treasury Regulation Section 1.6011-4 (or any predecessor provision) or any analogous or comparable provision of state, local, or foreign Law and the Company and each such Subsidiary have disclosed in their Tax Returns all information required by the provisions of the Treasury Regulations issued under Section 6011 of the Code with respect to any “reportable transaction” as that term is defined in Section 6707A of the Code.

(i) Except as set forth in Section 4.16(i) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has distributed shares to another Person, or had its shares distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or 361 or any analogous or comparable provision of state, local or foreign Law.

(j) The Company is and has, since its transformation from an Israeli agricultural cooperative into an Israeli company, been treated and taxable as a Israeli company under the Israeli Tax Code and any analogous or comparable provisions of state, local or foreign Tax Laws.

(k) Except as set forth in Section 4.16(k) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated Tax Return, (ii) has any liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise, (iii) is or may be liable for any liability to Tax of any other Person or may otherwise be held liable for or to indemnify any Person in respect of any Tax liability that is primarily or directly chargeable or attributable to any other Person, or (iv) be liable to Tax on any amount of profit of any other company by attribution or otherwise.

(l) No claim has been made by a Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that such member is or may be subject to taxation by that jurisdiction.

(m) None of the Company or any of its Subsidiaries has waived or requested a waiver of any statute of limitations in respect of material Taxes or agreed to or requested any extension of time with respect to a material Tax assessment or deficiency, which waiver or extension is still in effect.

(n) The Company and each of its Subsidiaries have established in their respective books of account, in accordance with GAAP and consistent with past practices, adequate reserves for the payment of any Taxes not yet due and payable.

(o) Except as set forth in Section 4.16(o) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries (a) has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, or (b) has a permanent establishment (within the meaning of an applicable Tax treaty), or has otherwise become subject to income Tax in a country other than the country of its formation.

(p) Except as set forth in Section 4.16(p) of the Company Disclosure Schedule, none of the Company nor any of its Subsidiaries has entered into any private letter rulings or obtained any closing agreements that will have any material effect on the Tax Returns, Tax positions or other filings of the Company or any Subsidiary subsequent to the Closing Date.

(q) To the Knowledge of the Company, the Company and each of its Subsidiaries have timely prepared or caused to be prepared all reports and other documentation necessary to avoid the imposition of any penalty under the provisions of Section 6662(e) of the Code.

(r) Except as set forth in Section 4.16(r) of the Company Disclosure Schedule, (i) no portion of the indebtedness of the Company or any Subsidiary constitutes an “applicable high yield discount obligation” as that term is defined in Section 163(i) of the Code or any analogous or comparable provision of the state, local or foreign Law, and there is and will be no limitation on the deductibility of any original issue discount relating to any of the indebtedness of the Company or any Subsidiary under the provisions of Section 163(e)(5) of the Code or any analogous or comparable provision of state, local or foreign Law, (ii) for purposes of section 163(j) of the Code or any analogues or corporate provision of state, local or foreign Law, no portion of any interest paid or accrued by the Company or any Subsidiary constitutes “disqualified interest” and neither the Company nor any Subsidiary has excess limitation.

(s) All material records that the Company and each of its Subsidiaries is required to keep for Tax have been duly kept and are available for inspection. None of the Company nor any Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a Pre-Closing Tax Period, (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date, (iii) installment sale or open transaction disposition made on or prior to the Closing date, or (iv) prepaid amount received on or prior to the Closing Date.

(t) To the knowledge of the Company, the Company and each of its Subsidiaries have withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholders of the Company, its Subsidiaries or other Person.

(u) Except as set forth in Section 4.16(u) of the Company Disclosure Schedule, since January 1, 2008 and until the date of this Agreement, neither the Company nor any Subsidiary has requested or received a ruling from the Israel Tax Authority or any Israeli Governmental Authority. Neither the Company nor any Subsidiary has undertaken, since January 1, 2008, any transaction that will require special reporting in accordance with the Israeli Income Tax Regulations (Tax Planning Requiring Reporting)(Temporary Provisions), 2006 regarding aggressive tax planning. The Company, its Subsidiaries and its shareholders (with respect to the Shares) are not subject to any restrictions or limitations pursuant to Part E2 of the Israeli Income Tax Ordinance.

(v) Except as set forth in Section 4.16(v) of the Company Disclosure Schedule, as of the date of this Agreement, all intercompany arrangements between the Company and its Subsidiaries are made in accordance with applicable transfer pricing Laws of all relevant jurisdictions, and all material documentation and/or reporting requirements under relevant transfer pricing Laws have been timely prepared, obtained or performed, and if necessary, all relevant documentation has been retained in accordance with the relevant transfer pricing Laws.

Section 4.17 GOVERNMENT GRANTS. Section 4.17 of the Company Disclosure Schedule provides a complete list of all pending and outstanding grants, incentives, qualifications and subsidies (collectively, “Israeli Government Grants”) from the government of the State of Israel or any governmental, regulatory, administrative or quasi-governmental authority, agency or commission, or judicial or arbitral body thereof (“Israeli Government”), granted to the Company or any of its Subsidiaries, including Approved Enterprise Status from the Israeli Investment Center in the Israeli Ministry of Industry, Commerce and Labor (the “Investment Center”). Except as set forth in Section 4.17 of the Company Disclosure Schedule, neither the Company nor any Subsidiary has applied for or received any Israeli Government Grant from the Office of the Chief Scientist of the Israeli Ministry of Industry, Commerce and Labor. The Company has delivered to the Parent accurate and complete copies of all documents evidencing Israeli Government Grants or amendments thereto, all applications for Government Grants from the OCS submitted by the Company or any of its Subsidiaries and of all letters of approval, and supplements thereto, granted to the Company or any of its Subsidiaries. Except as set forth in Section 4.17 of the Company Disclosure Schedule, the Company and its Subsidiaries are in material compliance with all of the terms, conditions and requirements of their respective Israeli Government Grants and have duly fulfilled in all material respects all the undertakings relating thereto. To the Knowledge of the Company, the Investment Center does not have any intention to revoke or materially modify any of the Israeli Government Grants. To the Knowledge of the Company, neither the execution of this Agreement or any of the Transaction Documents could reasonably be expected to give rise to any right by a Government Authority to terminate, cancel or revoke any of the benefits identified in Section 4.17 (it is hereby clarified that there is no assurance that any consent required by a Governmental Authority shall be indeed granted).

Section 4.18 INTELLECTUAL PROPERTY.

(a) For the purposes of this Agreement, “Intellectual Property” shall mean all U.S., Israeli and other non-U.S. (i) trademarks, service marks, trade names, logos, slogans, trade dress, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing (“Trademarks”), (ii) copyrights (registered and unregistered) and copyrightable subject matter (“Copyrights”), (iii) Internet domain names (“Domain Names”), (iv) patents, patent applications, patent disclosures and all related continuations, continuations-in-part, divisionals, reissues, reexaminations, substitutions and extensions thereof (“Patents”), (v) all computer programs, including operating systems, application programs, software tools, firmware and software embedded in equipment, including whether in source code object code, or other form, databases and compilations, including any and all data and collections of data, descriptions, flow-charts and other work product used to design, plan, organize and develop any of the forgoing and all documentation, including user manuals and training materials related to any of the foregoing (“Software”), (vi) trade secrets and all confidential proprietary information, know-how, financial and marketing plans, business and technical information, research and development information, inventions, processes, formulae, techniques, drawings, specifications, proposals, models and methodologies (“Trade Secrets”), (vii) all rights in the foregoing, (viii) all applications, registrations and renewals for the foregoing, and (ix) all rights to bring claims against past and present, infringement, misappropriation or other violations thereof.

(b) Section 4.18(b) of the Company Disclosure Schedule sets forth the Company’ s material U.S., Israeli, and other non-U.S. (i) Trademark registrations and applications, (ii) Domain Names registrations, (iii) Copyright registrations and applications to the extent existing, (iv) issued Patents and published Patent applications, and the reference to a list of unpublished Patent applications provided to the Purchaser separately, and (v) Software other than off-the-shelf or generally commercially available software, in each case that are owned by the Company or any of its Subsidiaries (“Company Intellectual Property”), including, an indication of each jurisdiction in the world in which there is a registration or application for registration thereof and all the respective registration and application numbers and dates of filing and/or issuance, and status. The Company and/or its Subsidiaries own free and clear of all Liens, except for Permitted Liens, the Company Intellectual Property set forth on Section 4.18(b) of the Company Disclosure Schedule. Except as set forth on Section 4.18(b) of the Company Disclosure Schedule, there are no interferences, reissues, reexaminations, oppositions, cancellations, or other proceedings or actions before any court, tribunal or other competent authority, (including the United States Patent and Trademark Office or equivalent Governmental Authority anywhere in the world), relating to the Company Intellectual Property or the scope, validity, enforceability, or inventorship thereof (except for routine office actions by the United States Patent and Trademark Office or equivalent Governmental Authority anywhere in the world). Except as disclosed on Section 4.18(b) of the Company Disclosure Schedule, to the Knowledge of the Company, all documents, instruments, fees and other payments necessary to establish, perfect and maintain the rights of the Company and its Subsidiaries in the Company Intellectual Property have been validly executed, delivered, filed and paid in a timely manner with the appropriate Governmental Authority. All of the Company Intellectual Property is subsisting and, to the Knowledge of the Company, valid and enforceable.

(c) Section 4.18(c) of the Company Disclosure Schedule sets forth a true and complete list of each material Contract pursuant to which the Company and/or its Subsidiaries has licensed or otherwise obtained from any Person any Intellectual Property, other than unmodified versions of generally available off-the-shelf software or Contracts containing the obligation to pay annual fees or a one-time fee of less than $500,000 (“Inbound Licensed Intellectual Property”). The Company or its Subsidiaries hold a valid license with respect to each of the Inbound Licensed Intellectual Property in the manner that it is currently used in the business, free and clear of all Liens, except for Permitted Liens. To the Knowledge of the Company, there are currently no written claims, nor any written claim has been received since January 1, 2007 until the date of this Agreement, which are threatened against the Company or its Subsidiaries by any Person or entity with respect to the Company’ s or its Subsidiaries’ use of any of the Inbound Licensed Intellectual Property, other than written claims that have since been settled or resolved without any material ongoing obligations for the Company or its Subsidiaries. Except as detailed in Section 4.18(c) of the Company Disclosure Schedule and to the Knowledge of the Company, the Company Intellectual Property together with the Inbound Licensed Intellectual Property contains all material Trademarks, Domain Names, Copyrights, Patents and Software applicable to or materially necessary in the conduct of the business of the Company and its Subsidiaries as currently conducted. To the extent that any of the Company or its Subsidiaries has granted, or grants from time to time, sublicenses to any Inbound Licensed Intellectual Property, the Company or the Subsidiary has obtained valid consents for the granting of such sublicenses to the extent known to the Company to be needed.

(d) Section 4.18(d) of the Company Disclosure Schedule sets forth a true and complete list of each material Contract pursuant to which (i) any Person has been granted any license under, or otherwise has received or acquired any material right (whether or not currently exercisable) or interest in any Company Intellectual Property (“Outbound Licensed Company Intellectual Property”), or (ii) Company and/or its Subsidiaries has in any manner materially limited or restricted its rights in any Company Intellectual Property (“Restricted Company Intellectual Property”). Except for the Outbound Licensed Company Intellectual Property and the Restricted Company Intellectual Property identified on Section 4.18(d) of the Company Disclosure Schedule, and nondisclosure agreements entered into in the ordinary course of business, the Company and its Subsidiaries are not bound by, and no Company Intellectual Property is subject to, any contract containing any covenant or other provision that in any way materially limits or restricts the ability of the Company or any of its Subsidiaries to use, exploit, assert or enforce any Company Intellectual Property anywhere in the world and neither the Company nor its Subsidiaries has assigned or otherwise transferred ownership of, or any material rights to, or agreed to assign or otherwise transfer ownership of, or any material rights to, any Company Intellectual Property to any other Person.

(e) The Company has provided to the Parent a complete and accurate copy of each currently used standard form of proprietary information and invention assignment agreement, including each currently used standard form of (i) employee agreement containing any assignment or license of Company Intellectual Property, (ii) consulting or independent contractor agreement containing any Company Intellectual Property assignment or license, and (iii) confidentiality or nondisclosure agreement. Except as set forth on Section 4.18(e) of the Company Disclosure Schedule, each former and current employee, consultant and independent contractor of Company and/or its Subsidiaries who is an inventor named on any Patent listed on Section 4.18(b) of the Company Disclosure Schedule and/or who, to the Knowledge of the Company, has contributed to, or who would otherwise have any rights in or to any Intellectual Property of any kind owned by Company and/or its Subsidiaries has either (i) done so in the course of his or her employment such that, subject to, and in accordance with applicable Law, all rights in or to any Intellectual Property of any kind owned by Company and/or its Subsidiaries became the property of the Company and/or its Subsidiaries, or (ii) executed and is bound by a valid and enforceable written agreement either substantially in such applicable standard form or another agreement that provides Company and/or its Subsidiaries substantially the same rights and benefits as such applicable standard form (an “Alternative Form”); provided that Section 4.18(e) of the Company Disclosure Schedule accurately identifies each agreement (a) that deviates in any material respect from the corresponding standard form agreement provided to Company and/or its Subsidiaries or from an Alternative Form, and (b) in which the signatory expressly reserved or retained rights in any Intellectual Property incorporated into or used in connection with any Company Intellectual Property, any Company product or otherwise related to the business, research, or development of Company or any of its Subsidiaries. All amounts payable by the Company or any of its Subsidiaries to consultants and independent contractors and former consultants and independent contractors involved in the development of any Company Intellectual Property have been paid in full, other than payments outstanding in the ordinary course of business and in light of credit arrangements, and all employees whose employment with the Company commenced after June 30, 2010 have expressly and irrevocably waived the right to receive royalties in connection with “service inventions” under the Israeli Patent Law, 1967.

(f) Except as set forth on Section 4.18(f) of the Company Disclosure Schedule, to the Knowledge of the Company, no Person has infringed, misappropriated, or otherwise violated any Company Intellectual Property since January 1, 2007 until the date of this Agreement, and to the Knowledge of the Company no Person is currently infringing, misappropriating, or otherwise violating any Company Intellectual Property. None of the Company, any of its Subsidiaries or any of their respective representatives has sent or delivered since January 1, 2007 until the date of this Agreement any letter or other written or electronic communication or correspondence to any Person regarding any actual, alleged or suspected infringement or misappropriation of any Company Intellectual Property used in their respective businesses.

(g) To the Knowledge of the Company, but without conducting any patent searches nor obtaining freedom to operate opinions, since January 1, 2007 until the date of this Agreement, (i) none of the Company, any of its Subsidiaries or any Company product, method or process used in the manufacturing of any Company product, has infringed (directly, contributorily, by inducement or otherwise), misappropriated, or otherwise violated or made unlawful use of any valid and enforceable Intellectual Property of any other Person or engaged in unfair competition, (ii) no Company product, and no method or process used in the manufacturing of any Company product, infringes, violates or makes unlawful use of any Intellectual Property of, or contains any Intellectual Property misappropriated from, any other Person, and (iii) there is no legitimate basis for a claim that the Company or any of its Subsidiaries or any Company product has knowingly infringed or misappropriated any Intellectual Property of another Person or engaged in unfair competition or that any Company product, or any method or process used in the manufacturing of any Company product, infringes, violates, or makes unlawful use of any valid and enforceable Intellectual Property of, or contains any valid and enforceable Intellectual Property misappropriated from, any other Person.

(h) Except as set forth in Section 4.18(h) of the Company Disclosure Schedule, to the Knowledge of the Company, no infringement, misappropriation, or similar claim or proceeding is pending and served or, to the Knowledge of Company, pending and not served or threatened in writing against the Company or any of its Subsidiaries that seeks to cancel, limit or challenge the ownership, validity, registration, enforceability or use of any Intellectual Property owned and used by the Company and its Subsidiaries in their respective businesses as currently conducted. To the Knowledge of Company, no infringement, misappropriation, or similar claim or proceeding is pending and served or, to the Knowledge of the Company, pending and not served or threatened in writing against any other Person who is or may be entitled to be indemnified, defended, held harmless, or reimbursed by the Company or any of its Subsidiaries with respect to such claim or proceeding. Except as set forth on Section 4.18(h) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has received since January 1, 2007 until the date of this Agreement any written notice relating to any actual, alleged, or suspected infringement, misappropriation or violation by the Company or any of its Subsidiaries, any of their employees or agents, or any Company product of any Intellectual Property of another Person, including any letter or other written communication suggesting or offering that the Company obtain a license to any Intellectual Property of another Person on the basis of such allegations of infringement, misappropriation, or violation.

(i) Except as set forth in Section 4.18(i) of the Company Disclosure Schedule, no funding, facilities or personnel of any educational or research institution or Governmental Authority were used, directly or indirectly, to develop or create, in whole or in part, any Intellectual Property owned or purported to be owned by the Company or any Subsidiary, including any portion of any Company product. Neither the Company nor any Subsidiary is or has ever been a member or promoter of, or a contributor to, any industry standards body or similar organization that could compel the Company or such Subsidiary to grant or offer to any third party any license or right to such Intellectual Property. Section 4.18(i)(1) of the Company Disclosure Schedule sets forth a true and complete list of (i) any and all grants and similar funding relating to Company Intellectual Property received by the Company or any of its Subsidiaries (including their respective predecessors), including the name of the granting authority and (ii) any standards bodies or similar organizations of which the Company or any of its Subsidiaries (or any of their predecessors) has ever been a member, promoter or contributor that could compel the Company or such Subsidiary to grant or offer to any third party any license or right to such Company Intellectual Property. Except as set forth in Section 4.18(i)(2) of the Company Disclosure Schedule, to the Company’s Knowledge, no current or former employee, consultant or independent contractor of the Company or any Subsidiary who was involved in, or contributed to, the creation or development of any Intellectual Property owned by the Company or any of its Subsidiaries has performed services for any Governmental Authority, for a university, college or other educational institution or research center during a period of time during which such employee, consultant or independent contractor was also performing services for the Company or any Subsidiary or was otherwise subject to restrictions from such institution. Neither the Company nor any Subsidiary has provided Company Intellectual Property to any Governmental Authority, under agreement or otherwise, in any manner that gives such Governmental Authority any additional or different rights than as consistent with the Company’s standard practices for such license agreements. There is no governmental prohibition or restriction on the use of any Intellectual Property owned by the Company or any Subsidiary in any jurisdiction in which the Company or any Subsidiary currently conducts or has conducted business or on the export or import of any of the Company Intellectual Property from or to any such jurisdiction.

(j) The Company and its Subsidiaries have made Commercially Reasonable Efforts to maintain the confidentiality of and otherwise maintain and protect the secrecy and confidentiality of all Trade Secrets owned by the Company or Subsidiary or that are used in the businesses of the Company and its Subsidiaries as currently conducted. Without limiting the generality of the foregoing, no portion of the source code for any Software ever owned or developed by the Company or its Subsidiaries and used in the business, has been disclosed or licensed, or is required to be disclosed or licensed, to any escrow agent or other Person.

(k) Except as set forth on Section 4.18(k) of the Company Disclosure Schedule, neither the execution, delivery, or performance of this Agreement (or the Shareholders Agreement) nor the consummation of any of the Transactions (including the Shareholders Agreement) will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare, (i) a loss of, right of termination of, Lien on or other material impairment of any material Company Intellectual Property, (ii) the release or delivery of any Company Intellectual Property by or to any escrow agent or other Person, (v) the grant, assignment or transfer to any other Person of any material license or other material right or interest under, to, or in any material Company Intellectual Property, or (vi) any material change of terms to a Contract relating in any material respect to Intellectual Property that will take place as a result of the Transactions.

Section 4.19 PRIVACY/DATA PROTECTION.

(a) The Company and its Subsidiaries have complied and do comply, in all material respects, with all applicable Laws and contractual obligations applicable to the collection, use and disclosure of personal data, including Laws relating to maintaining data bases with personal data.

(b) The Company and its Subsidiaries have reasonable security measures in place to protect all personal data under their control and/or protect such personal data from unauthorized access by any third parties. Neither the Company nor any of its Subsidiaries has suffered any breach in security that has permitted any unauthorized access to the personal data under their control in the last three years nor has any claim been asserted or, to the Knowledge of the Company, threatened against the Company or its Subsidiaries since January 1, 2006, alleging a violation of any third party’s privacy or personal information or data rights.

Section 4.20 MATERIAL CONTRACTS.

(a) Except for this Agreement and as set forth in Section 4.20(a) of the Company Disclosure Schedule, as of the date hereof, neither the Company nor any of its Subsidiaries is a party to or bound by any contract of the type described in this Section 4.20(a) (herein as a “Company Material Contract”):

(i) “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC, other than Item 601(b)(10)(iii));

(ii) employment Contract or Contract with an individual for the provision of consulting services in lieu of employment that provides for annual cash base salary compensation as of the date hereof exceeding $150,000 per year;

(iii) any bonus or any other incentive compensation, deferred compensation, severance (excluding severance required to be paid under applicable Law), salary continuation, pension, profit sharing or retirement plan, or any other employee benefit plan or arrangement in any case that is not listed on Section 4.15(a) of the Company Disclosure Schedule;

(iv) any Contract between (x) the Company or any of its Subsidiaries, on the one hand, and (y) any Affiliate of the Company (other than the Company’s Subsidiaries), on the other hand under which the Company and its Subsidiaries are obligated to make annual payments following the date of this Agreement in excess of $500,000;

(v) any lease of personal property (or a series of related leases) having a value in excess of $250,000 per year;

(vi) any Contract containing covenants of the Company or any of its Subsidiaries (x) not to compete in any geographical area, or (y) which grants to any third party any exclusivity with respect to any geographic territory, any customer, or any product or service;

(vii) any Contract that creates a partnership or joint venture or similar agreement with respect to any material business of the Company;

(viii) any material written Contract (other than purchase orders) with the top ten (measured by dollar sales volume during the fiscal year ended December 31, 2009) customers and suppliers of the Company and its Subsidiaries;

(ix) any Contract pursuant to which the Company or any of its Subsidiaries has advanced or loaned any amount in excess of $50,000 to any current director, officer or employee of the Company, other than business expense advances in the ordinary course of business consistent with past practice;

(x) any Contract with annual payments in excess of $500,000 pursuant to which the Company or any of its Subsidiaries has agreed to provide “most favored nation” pricing or other similar terms and conditions to any Person with respect to the Company’s or any of its Subsidiaries’ sale, distribution, license or support of any Company Products or services;

(xi) any Contract with any third party with respect to any services provided to the Company or any of its Subsidiaries which services are necessary for the Company’s or any of its Subsidiaries’ continuity of product development with respect to material Company products;

(xii) any indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage, Contract or other evidence of Indebtedness by the Company (including agreements related to interest rate or currency hedging activities) with any third party in excess of $500,000;

(xiii) any collective bargaining agreement or employee association agreement material to the Company and its Subsidiaries, taken as a whole;

(xiv) any Contract for the sale of assets since December 31, 2009 until the date of this Agreement (other than inventory in the ordinary course of business consistent with past practice) in excess of $500,000;

(xv) any written Contract that contains a put, call, right of first refusal or similar right pursuant to which the Company or any Subsidiary would be required to purchase or sell any securities of any entity for an amount exceeding $500,000;

(xvi) any other Contract under which the Company and its Subsidiaries are obligated to make annual payments in excess of $500,000 (other than leases, subleases or real property license agreements or in the ordinary course of business consistent with past practice);

(xvii) any acquisition agreement or other Contract (other than with respect to inventory in the ordinary course consistent with past practice) pursuant to which the Company or any of its Subsidiaries has continuing “earn-out” obligations; or

(xviii) any Contract with respect to the Company Intellectual Property or Intellectual Property of another Person that is material to the conduct of the business of the Company and its Subsidiaries as currently conducted (other than contracts for generally available off-the-shelf software).

(b) The Company has made available to the Parent copies of each Company Material Contract in effect, together with all material amendments and supplements thereto in effect. Neither the Company nor any Subsidiary of the Company is in breach of or default under the terms of any Company Material Contract that would, individually or in the aggregate, reasonably be expected to result in a loss to (or claim upon) the Company in excess of $500,000. To the Knowledge of the Company, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract that would, individually or in the aggregate, reasonably be expected to result in a loss to (or claim upon) the Company in excess of $500,000. Each Company Material Contract is a valid and binding obligation in all material respects of the Company or the Subsidiary of the Company which is party thereto and, to the Knowledge of the Company, of each other party thereto, and is in full force and effect, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally, and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. Neither the Company nor any Subsidiary of the Company has received any written notice or claim of material default under any Company Material Contract or any written notice of an intention to terminate, not renew or challenge the validity or enforceability of any Company Material Contract (including as a result of the execution and performance of this Agreement or the Transactions), and to the Company’s Knowledge, no event has occurred that, with or without notice or lapse of time or both, would result in a breach or a default under any Company Material Contract that would, individually or in the aggregate, reasonably be expected to result in a loss to (or claim upon) the Company in excess of $500,000.

Section 4.21 PROPERTIES AND LEASES.

(a) Section 4.21(a)(i) of the Company Disclosure Schedule contains a true, correct and complete list of all real property owned by the Company or its Subsidiaries (the “Owned Real Property”). Section 4.21(a)(ii) of the Company Disclosure Schedule contains a true, correct and complete list of all leases, subleases or other occupancy agreements relating to all real property that any of the Company or its Subsidiaries leases or subleases or otherwise has any right, title or interest in or to and sets forth the Company or applicable Subsidiary that leases, subleases or otherwise has an interest in the same (the property demised thereunder herein referred to as the “Leased Real Property”) (the Owned Real Property together with the Leased Real Property, herein referred to collectively, the “Real Property”), regardless of whether the terms thereof have commenced. Except as set forth in Section 4.20(a)(iii) of the Company Disclosure Schedule, neither the Company nor its Subsidiaries has leased, subleased, licensed or otherwise granted any Person the right to use or occupy any of the Real Property.

(b) The Company or one of its Subsidiaries has (A) marketable title to the Owned Real Property and (B) valid leasehold or subleasehold title to the Leased Property, free and clear of all Liens other than Permitted Liens. With respect to each Leased Real Property: (i) such lease or sublease is legal, valid, binding, enforceable and in full force and effect, (ii) there exists no default under any such lease or sublease by the Company or any Subsidiary which has not been cured, and, to the Knowledge of the Company, there has not occurred any event that (with the lapse of time or the giving of notice or both) would constitute a default on the part of the Company or any of its Subsidiaries under any such lease or sublease that in each case would be material to the Company and its Subsidiaries, taken as a whole, and (iii) the Company has made available to the Parent true and correct copies of each such lease, sublease, license or occupancy agreement, together with all amendments and supplements thereto and assignments thereof, in effect, and (iv) the Leased Real Property is (y) in good working condition and repair (subject to normal wear and tear) and (z) sufficient for the operation of the business of the Company and its Subsidiaries as it is currently conducted.

(c) The Owned Real Property is (y) in good working condition and repair (subject to normal wear and tear) and (z) sufficient for the operation of the business of the Company and its Subsidiaries as it is currently conducted.

(d) To the Knowledge of the Company, there is no pending condemnation, expropriation, eminent domain or similar proceeding affecting all or any portion of the Real Property, and neither the Company nor its Subsidiaries has received any notice of any such proceeding, and to the Knowledge of the Company, no such proceeding is threatened or contemplated.

(e) Since January 1, 2009 until the date of this Agreement, there has not been any material recurring interruption in the delivery of adequate service of any utilities required in the operation of the business of the Company or its Subsidiaries currently conducted at the Real Property, and neither the Company nor its Subsidiaries has experienced any material disruptions to its operations currently conducted at the Real Property arising out of any recurring loss of electrical power, flooding, limitations to access to public sewer and water or restrictions on septic service, except as would not have a Company Material Adverse Effect.

(f) The inventory of the Company and its Subsidiaries (other than obsolete and defective items, reflected in the accounts of the Company) is in all material respects of good quality as to be usable and saleable in the ordinary course of business.

(g) Other than as set forth in Section 4.21(g) of the Company Disclosure Schedule, to the Knowledge of the Company, no executive officer or director of the Company (i) has any equity or other financial interest in any Person that has material business dealings with the Company or any Subsidiary of the Company, or (ii) has engaged in any competing or competitive activity with the Company or any Subsidiary of the Company.

Section 4.22 ENVIRONMENTAL MATTERS. Except as would not have a Company Material Adverse Effect: (i) the Company and its Subsidiaries are and have been in material compliance with all Environmental Laws, including possessing all material Company Permits required for its operations under applicable Environmental Laws, (ii) neither the Company nor any of its Subsidiaries has received written notice of, and, to the Knowledge of the +Company, is not the subject of, any actions, claims, investigations, demands, citation, complaint or notices by any Person alleging liability arising under, or non-compliance with any Environmental Law or request for information with respect to any Release of Hazardous Materials, and (iii) with respect to any Owned Real Property or Leased Real Property currently owned or leased, as the case may be, by the Company or its Subsidiaries, there have been no Releases of Hazardous Materials that are reasonably likely to result in a claim against the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has entered into any agreement that may require it to pay to, reimburse, guarantee, pledge, defend, indemnify or hold harmless any Person from or against any liabilities arising out of or related to the generation, manufacture, use, transportation, treatment, storage, disposal or Release of Hazardous Materials, or otherwise arising in connection with or under Environmental Laws.

Section 4.23 TAKEOVER STATUTES. No “fair price,” “moratorium,” “control share acquisition” or other similar antitakeover statute or regulation enacted under state or federal laws in the United States or in Israel are applicable to the Company in connection with the Transactions.

Section 4.24 INSURANCE POLICIES. Subject to expirations and renewals of insurance in the ordinary course of business, all insurance policies maintained by the Company and its Subsidiaries (collectively, the “Insurance Policies”) are listed in Section 4.24 of the Company Disclosure Schedule. All insurance policies are in full force and effect in all material respects and provide insurance in such amounts and against such risks as the management of the Company reasonably has determined to be prudent in accordance with company activities, industry practices or as is required by Law, and all premiums due and payable thereon have been paid. Neither the Company nor any of its Subsidiaries is in material breach of the terms of any Insurance Policy, and neither has received any written notice under any Insurance Policy denying or disputing any material claim (or coverage with respect thereto) made by the Company or any of its Subsidiaries or regarding the termination or cancellation of any Insurance Policy, in each case, at any time since January 1, 2008 until the date of this Agreement. The Company has made available to the Parent a list of each material claim made under an Insurance Policy at any time since January 1, 2008 until the date of this Agreement.

Section 4.25 FDA AND OTHER PRODUCT REGULATORY COMPLIANCE. All products currently being manufactured, processed, labeled, stored or distributed by or on behalf of the Company or any of its Subsidiaries, which are subject to the jurisdiction of the FDA, are being manufactured, processed, labeled, stored, distributed, and marketed in compliance with all applicable Laws, regulations, rules, guidance or orders administered or issued by the FDA, except where any failure to so comply would not have a Company Material Adverse Effect. To the Knowledge of the Company, each product distributed or sold by the Company or any of its Subsidiaries complies in all material respects with all applicable product safety standards of each applicable product safety agency, commission, board or other Governmental Authority. All products currently being manufactured, processed, labeled, stored or distributed outside of the United States by the Company or any of its Subsidiaries are being manufactured, processed, labeled, stored, distributed and marketed in compliance with all applicable Laws administered or issued by the applicable Government Authority, except where any failure to so comply would not have a Company Material Adverse Effect.

Section 4.26 CERTAIN INFORMATION PROVIDED TO FTC AND OTHER REGULATORY AUTHORITIES. All of the documents, statistics, data and other information with respect to the Company’s products and sales, whether provided orally or in writing, by the Company to the FTC or any Governmental Authority in connection with the filings and voluntary notifications referred to in Section 6.7(b) or in connection with any Restraint or Adverse Antitrust Action were, as of the date of their submission, materially true and accurate.

Section 4.27 PRODUCTS.

(a) To the Knowledge of the Company, the Products (other than products subject to material open and current recall, field correction, field notification or safety alert as disclosed in Section 4.27(a) of the Company Disclosure Schedule) licensed, sold and delivered by the Company or any of its Subsidiaries conform in all material respects with all applicable regulations, certification standards and other requirements of any applicable Governmental Authority. To the Knowledge of the Company, there are no material defects in the design or technology embodied in any Products which impair or are likely to impair the safe and effective performance of any such Product for its intended use. There is no pending, or, to the Knowledge of the Company, threatened material civil, criminal or administrative actions, suits, demands, claims, complaints, hearings, notices of violation, governmental investigations, proceedings or demand letters relating to any alleged hazard or alleged defect in design, manufacture, materials or workmanship, including any failure to warn relating to any Product.

(b) To the Knowledge of the Company, neither the Company nor any other Person on behalf of the Company has made materially false or misleading statements in any submissions to any Governmental Authority, institutional review board or similar ethics committee, and as of the date of this Agreement such submissions are materially accurate and complete.

Section 4.28 CUSTOMERS AND SUPPLIERS. Except as set forth in Section 4.28 of the Company Disclosure Schedule, since December 31, 2009 until the date of this Agreement, there has not been any material adverse change in the business relationship of the Company or any of its Subsidiaries with respect to any of its top five customers and suppliers.

Section 4.29 FINDERS OR BROKERS; COMPANY EXPENSES. Except for Oppenheimer & Co. Inc., neither the Company nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the Transactions who is entitled to any fee or any commission in connection with or upon consummation of the Merger. Section 4.29 of the Company Disclosure Schedule contains the Company’s good faith estimate as of the date hereof of all Company Expenses that are or would be payable upon consummation of the Merger.

Section 4.30 OPINION OF FINANCIAL ADVISOR. The audit committee of the Board of Directors of the Company has received the opinion of Oppenheimer & Co. Inc., dated the date of this Agreement, substantially to the effect that, as of such date, subject to the assumptions and limitations set forth therein, the Merger Consideration is fair to the holders of Company Shares (other than the holders of the Kibbutz Shares) from a financial point of view.

Section 4.31 DISCLOSURE. No representation or warranty made by the Company in the Company Disclosure Schedules contains any untrue statement of a material fact or omits to state a material fact necessary in order to make such representation or warranty not misleading in light of the circumstances under which it was made.

Section 4.32 DISCLAIMER OF OTHER REPRESENTATIONS AND WARRANTIES; ACKNOWLEDGEMENT; DISCLOSURE. The Company makes no representations or warranties, express or implied, of any nature whatsoever relating to the Company and its Subsidiaries or the business of the Company and its Subsidiaries or otherwise in connection with the transactions contemplated hereby, other than those representations and warranties expressly set forth in this Article IV. Without limiting the generality of the foregoing, the Company has not made, and shall not be deemed to have made, any representations or warranties in the materials relating to the business of the Company and its Subsidiaries made available to the Parent and its representatives or in any presentation of the business of the Company and its Subsidiaries in connection with the Merger and the other Transactions, and no statement contained in any of such materials or made in any such presentation shall be deemed a representation or warranty hereunder or otherwise. It is understood that any cost estimates, projections or other predictions, any data, any financial information or any presentations made available by the Company and its representatives are not and shall not be deemed to be or to include representations or warranties of the Company. The Company acknowledges that the Parent makes no representations or warranties, express or implied, of any nature, whatsoever with respect to the transactions contemplated hereby, other than the representations and warranties of the Parent specifically set forth in Article V and the Shareholders Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as disclosed in the corresponding numbered sections of the Disclosure Schedule delivered by the Parent to the Company prior to the execution of this Agreement (the “Parent Disclosure Schedule”) (it being agreed that disclosure of any item in any section of the Parent Disclosure Schedule shall be deemed disclosure with respect to any other section of this Agreement to which the relevance of such item is reasonably apparent on its face), the Parent and Merger Sub represent and warrant to the Company as of the date hereof as follows:

Section 5.1 QUALIFICATION; ORGANIZATION. Each of the Parent and Merger Sub is a legal entity duly organized and validly existing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Each of the Parent and Merger is qualified to do business and is in good standing (with respect to jurisdictions that recognize the concept of good standing) in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except as would not reasonably be expected to prevent or materially delay or materially impair the ability of the Parent or Merger Sub to consummate the Merger and the other Transactions (a “Parent Material Adverse Effect”). The Parent has made available to the Company prior to the date of this Agreement a true and complete copy of the Parent’s and Merger Sub’s organizational documents, each as amended through the date of this Agreement. Such organizational documents are in full force and effect. Neither the Parent nor Merger Sub is in violation in any material respect of the provisions of its organizational documents.

Section 5.2 AUTHORITY. Each of the Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the Merger and the Transactions. The execution and delivery of this Agreement and the consummation of the Transactions have been duly and validly authorized by the Boards of Directors of the Parent and Merger Sub and, with respect to Merger Sub, by its sole shareholder, and, except for the obtaining the Merger Certificate from the Registrar, no other corporate proceedings on the part of the Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Transactions. This Agreement has been duly and validly executed and delivered by the Parent and Merger Sub, and the Shareholders Agreement will be at Closing duly and validly executed and delivered by the Parent, and assuming this Agreement and the Shareholders Agreement constitutes (or will constitute for the Shareholders Agreement) the valid and binding agreement of each of the Company, its Subsidiaries (where applicable) and the Kibbutz (where applicable), this Agreement and the Shareholders Agreement constitutes (or will constitute for the Shareholders’ Agreement) the valid and binding agreements of the Parent, each of its Subsidiaries (where applicable) and Merger Sub, enforceable against the Parent, each of its Subsidiaries (where applicable) and Merger Sub in accordance with their terms, except that such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to creditors’ rights and general principles of equity.

Section 5.3 THE MERGER SUB BOARD APPROVAL. The Board of Directors of the Merger Sub has unanimously (i) determined that the Merger is fair to, and in the best interest of, the Merger Sub and its sole shareholder, (ii) validly approved this Agreement and the Merger, and (iii) resolved to recommend that the sole shareholder of the Merger Sub approve this Agreement and the Merger.

Section 5.4 NO VIOLATION.

(a) Other than in connection with or in compliance with (i) the provisions of the Israeli Companies Law, (ii) the Exchange Act, (iii) the applicable Regulatory Laws in the jurisdictions in which the Company or the Parent do business, and (iv) the approvals set forth on Section 5.4 of the Parent Disclosure Schedule (collectively, the “Parent Approvals”), no authorization, consent, clearance or approval of, or filing or notification with, any Governmental Authority is necessary for the execution and delivery of this Agreement and the Shareholders Agreement by the Parent and Merger Sub and the consummation by the Parent or Merger Sub of the Transactions, except for such authorizations, consents, approvals or filings, that, if not obtained or made, would not have a Parent Material Adverse Effect. Neither the Parent nor any of its Subsidiaries beneficially own Company Shares.

(b) The execution and delivery by the Parent and Merger Sub of this Agreement and the Shareholders Agreement (where applicable) do not, and the consummation of the Merger and the Transactions and compliance with the provisions hereof and thereof will not (i) result in any material violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, termination, cancellation or acceleration of any obligation under, any Contract to which Parent or any of its Subsidiaries (where applicable) or Merger Sub is a party or by which the Parent or any of its Subsidiaries (where applicable) or Merger Sub is bound or result in the creation of any Lien upon any of the properties or assets of the Parent or any of its Subsidiaries (where applicable) or Merger Sub, (ii) conflict with or result in any violation of any provision of organizational documents of the Merger Sub, (iii) conflict with or result in any violation of any provision of organizational documents of the Parent, or (iv) conflict with or violate any Laws applicable to the Parent, any of its Subsidiaries (where applicable) or Merger Sub or any of its respective properties or assets or any Order applicable to the Parent or any of its Subsidiaries (where applicable) or Merger Sub in existence as of the date of this Agreement, other than, in the case of clauses (i) and (iii) and (iv), any such violation or conflict that would not have or be reasonably expected to have a Parent Material Adverse Effect.

Section 5.5 CERTAIN INFORMATION PROVIDED TO FTC AND OTHER REGULATORY AUTHORITIES. Section 5.6 All of the documents, statistics, data and other information with respect to the Parent’s products and sales, whether provided orally or in writing, by the Parent to the FTC or any Governmental Authority in connection with the filings and voluntary notifications referred to in Section 6.7(b) or in connection with any Restraint or Adverse Antitrust Action were, as of the date of their submission, materially true and accurate.

Section 5.6 LITIGATION. There are no actions, suits, claims, arbitrations or proceedings pending (or, to the Parent’s Knowledge, threatened) against or affecting the Parent or its Subsidiaries, or any of their respective properties, officers or directors, or, to the Knowledge of the Parent, for which the Parent or any of its Subsidiaries is required to indemnify a third party at Law or in equity, and there are no orders, judgments or decrees of or before any Governmental Authority, in each case, which would have a Parent Material Adverse Effect.

Section 5.7 ADEQUACY OF FUNDS. The Parent will have at the Closing, adequate cash on hand to satisfy its and Merger Sub’s monetary and other obligations under this Agreement without recourse to outside financing.

Section 5.8 CAPITALIZATION OF MERGER SUB. As of the date of this Agreement, the authorized share capital of Merger Sub consists of one ordinary share, nominal value NIS 1.00 per share, which is validly issued and outstanding. All of the issued and outstanding share capital of Merger Sub is, and immediately prior to the Effective Time will be, owned by the Parent or a direct or indirect wholly-owned Subsidiary of the Parent. The Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, and Merger Sub has not conducted any business prior to the date of this Agreement and has no, and prior to and at the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to or in connection with this Agreement and the Merger and the other Transactions. Merger Sub has no interest in any other entity. Any funds provided or to be provided by Parent or its Affiliates to Merger Sub shall be provided as equity and not as a shareholder loan.

Section 5.9 NO VOTE OF PARENT SHAREHOLDERS. No vote of the shareholders of the Parent or the holders of any other securities of the Parent (equity or otherwise), is required by any applicable Law, the organizational documents of the Parent or the applicable rules of the any exchange on which securities of the Parent are traded, in order for the Parent to consummate the Merger.

Section 5.10 FINDERS OR BROKERS. Except for Perella Weinberg Partners, neither the Parent nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the Merger or the Transactions who might be entitled to any fee or any commission in connection with or upon consummation of the Merger.

Section 5.11 DISCLAIMER AND ACKNOWLEDGEMENT. The Parent makes no representations or warranties, express or implied, of any nature whatsoever relating to the Parent and its Subsidiaries or the business of the Parent and its Subsidiaries or otherwise in connection with the transactions contemplated hereby, other than those representations and warranties expressly set forth in this Article V and the Shareholders Agreement. The Parent acknowledges that the Company makes no representations or warranties, express or implied, of any nature, whatsoever with respect to the Company Shares or the business of the Company, other than the representations and warranties of the Company specifically set forth in Article IV.

ARTICLE VI

COVENANTS AND AGREEMENTS

Section 6.1 CONDUCT OF BUSINESS BY THE COMPANY. From and after the date of this Agreement and prior to the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 8.1, and except (i) as may be required by Law, (ii) as may be agreed in writing by the Parent (which shall not be unreasonably withheld or delayed), (iii) as may be expressly permitted pursuant to this Agreement, (iv) as may be required by existing agreements and contractual obligations of the Company or any of its Subsidiaries in effect prior to the execution of this Agreement, or (v) as set forth in Section 6.1 of the Company Disclosure Schedule, (A) the Company undertakes to carry on the business of the Company and its Subsidiaries in all material respects in the ordinary course of business consistent with past practice, and (B) without limiting the generality of the foregoing:

(i) Dividends; Changes in Stock. Except for transactions among the Company and its wholly-owned Subsidiaries or among the Company’s wholly-owned Subsidiaries, the Company shall not, and shall not permit any of its Subsidiaries to: (A) declare, set aside, make, authorize or pay any dividends on or distribution with respect to its share capital (whether in cash, assets, shares or other securities of the Company or its Subsidiaries), other than (w) the declaration and payment of cash dividends by the Company not in excess of $13,500,000 in the aggregate, (x) the declaration and payment of cash dividends by Subsidiaries of the Company not in excess of $500,000 in the aggregate, and (y) dividends paid as part of the Company’s cash management system by any wholly-owned Subsidiary of the Company to the Company or to any wholly-owed Subsidiary of the Company, (B) adjust, subdivide, split, combine or reclassify any of its share capital or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, its share capital, or (C) directly or indirectly purchase, redeem or otherwise acquire any of its share capital or any rights, warrants or options to acquire any such share capital, except in each case in connection with the exercise of outstanding stock options;

(ii) Issuance of Securities. The Company shall not, and shall not permit any of its Subsidiaries to, issue, or authorize the issuance, of any of the share capital of the Company or any of its Subsidiaries or any securities convertible into or exchangeable for any such share capital, or any rights, warrants or options to acquire or with respect to any such share capital or convertible or exchangeable securities, or take any action to cause to be exercisable any otherwise unexercisable Company Share Option (except as otherwise required by the express terms of any unexercisable Company Share Option outstanding on the date of this Agreement), other than issuances of Company Shares in respect of any exercise of Company Share Options outstanding on the date of this Agreement;

(iii) Organizational Documents. Other than in accordance with Section 2.5 at the Effective Time, the Company shall not, and shall not permit any of its Subsidiaries to, adopt any amendments to any of their articles of association or similar applicable charter or organizational documents;

(iv) No Acquisitions. The Company shall not, and shall not permit any of its Subsidiaries to, (A) merge, consolidate, combine or amalgamate with any Person other than another wholly-owned Subsidiary of the Company, (B) acquire or agree to acquire (including by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, licensing, or by any other manner), any business or any corporation, partnership, association or other business organization or division thereof, other than mergers and acquisitions as to which the purchase price (including assumed debt) is not, individually, in excess of $2,000,000, or (C) make any loans, advances or capital contributions to, or investments in, any Person other than loans, advances or capital contributions to, or investments in, (x) any wholly-owned Subsidiary of the Company or any existing joint venture investment of the Company or any of its Subsidiaries, (y) pursuant to and in accordance with the terms of Contracts existing as of the date of this Agreement, or (z) individually not in excess of $2,000,000;

(v) No Dispositions; Liens. The Company shall not, and shall not permit any of its Subsidiaries to, sell, lease, license, transfer, exchange or swap, mortgage or otherwise encumber (including securitizations), or subject to any Lien (other than Permitted Liens), or otherwise dispose of, any of its material properties or assets, including the share capital of Subsidiaries, other than (w) obsolete fixtures and equipment, (x) inventory, in each case in the ordinary course of business consistent with past practice, (y) Liens for Taxes not yet due and payable, or Taxes being contested in good faith by appropriate proceedings and for which adequate reserves have been made, and (z) the sale, lease, license, transfer, exchange or swap, mortgage or otherwise encumbrance of properties or assets, including the share capital of Subsidiaries, with a fair market value less than $1,000,000 individually;

(vi) No Dissolution. The Company shall not, and shall not permit any of its Subsidiaries to, adopt a plan of complete or partial liquidation or dissolution or consummate a recapitalization or other reorganization;

(vii) Accounting. The Company shall not, and shall not permit any of its Subsidiaries to, materially change its financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP, SEC rule or policy or similar principles in non-U.S. jurisdictions, or by applicable Law or by any Governmental Authority (including the Financial Accounting Standards Board or similar organization);

(viii) Insurance. The Company shall, and shall cause its Subsidiaries to, (A) use reasonable best efforts to maintain (with insurance companies substantially as financially responsible as its existing insurers) insurance in at least such amounts and against at least such risks and losses as are consistent in all material respects with such entities’ past practice, and (B) not undertake or permit any compromise or settlement of any claim arising under any of its respective insurance policies where the losses claimed are in excess of $500,000;

(ix) Tax Matters. The Company shall not, and shall not permit any of its Subsidiaries to take any action outside the ordinary course of business if taking such action would materially and adversely affect the Tax of either the Company or any of its Subsidiaries after the Closing Date, or apply for or receive a Tax ruling on its behalf or on behalf of any of the securityholders of the Company other than as contemplated by this Agreement;

(x) Certain Employee Matters. Except as required pursuant to existing Company Benefit Plans in effect as of the date of this Agreement, the Company shall not, and shall not permit any of its Subsidiaries to (A) increase the compensation or other benefits payable or to become payable to its directors or executive officers, except in the ordinary course of business consistent with past practice, (B) authorize general increases in the compensation or other benefits payable or to become payable to the other employees of the Company or any of its Subsidiaries, except in the ordinary course of business (including, for this purpose, the normal salary and bonus compensation review process conducted each year), (C) grant any severance or termination pay (except as required under applicable Law) or retention bonus to, or enter into any severance agreement with, any director, officer or employee of the Company (other than severance pay payable to employees of the Company who are not executive officers in accordance with the Company’s severance policy as of the date of this Agreement), (D) enter into or amend any employment agreement with any executive officer of the Company (except as permitted under clause (A) above), (E) accelerate the payment or vesting of benefits or amounts payable or to become payable under any Company Benefit Plan or Foreign Benefit Plan, (F) adopt or make any commitment to adopt any material new Company Benefit Plan or make any material contribution, other than regularly scheduled contributions, to any Company Benefit Plan, or (G) establish, adopt, enter into or amend in a material way any collective bargaining agreement, plan, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees of the Company of any of its Subsidiaries or any of their beneficiaries;

(xi) Related Party Transaction. The Company shall not, and shall not permit any of its Subsidiaries to, enter into or amend any transaction, agreement, understanding or arrangement between (A) the Company or any of its Subsidiaries, on the one hand, and (B) any affiliate of the Company (other than the Company’s Subsidiaries), on the other hand, that would require approval of the audit committee of the Company under the Israeli Companies Law;

(xii) Indebtedness. The Company shall not, and shall not permit any of its Subsidiaries to, incur any Indebtedness for borrowed money, or guarantee any such Indebtedness, or issue or sell any debt securities or guarantee any debt securities of others, in excess of $2,000,000 in the aggregate above total Indebtedness outstanding as of September 30, 2010, other than (a) purchase money obligations in the ordinary course of business consistent with past practice, (b) working capital borrowings incurred in the ordinary course of business consistent with past practice pursuant to credit agreements or facilities in existence on the date hereof and (c) hedging arrangements;

(xiii) Capital Expenditures. Other than pursuant to its 2010 capital budget set forth in Section 6.1(xiii) of the Company Disclosure Schedule, the Company shall not, and shall not permit any of its Subsidiaries to, authorize any new capital expenditure or expenditures in excess of 15% of its 2010 capital budget;

(xiv) Settlement of Claims. The Company shall not, and shall not permit any of its Subsidiaries to, settle, release or forgive (A) any material claim or litigation or waive any right thereto, other than in the ordinary course of business, but not, in any individual case, in excess of $1.0 million or that involves equitable remedies that would materially prohibit or restrict the Company from operating as it is currently, or that involves granting any material Intellectual Property Right not in the ordinary course of business or (B) any claim or litigation by a shareholder of the Company related to the Transactions, including the Merger;

(xv) Intellectual Property. The Company shall not, and shall not permit any of its Subsidiaries to, dispose of, license, grant, or obtain, or permit to lapse any rights to, any material Intellectual Property, other than in the ordinary course of business, or renew any existing material license agreement of the Company and its Subsidiaries relating to material Company Intellectual Property on terms that are materially less favorable relative to existing terms; or

(xvi) Agreements. The Company shall not, and shall not permit any of its Subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions in sub-paragraphs (i) to (xv).

Section 6.2 NO CONTROL OF OTHER PARTY’S BUSINESS.

Nothing contained in this Agreement is intended to give the Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time, and to give the Company, directly or indirectly, the right to control or direct the Parent’s operations. Prior to the Effective Time, each of the Parent and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations and its respective Subsidiaries’ operations.

Section 6.3 INVESTIGATION AND NOTIFICATION OF DEVELOPMENTS.

(a) The Company shall afford Parent reasonable access during normal business hours and upon reasonably advance notice by Parent, throughout the period prior to the Effective Time, to the Company’s books and records, provided that information to which access is granted may be redacted by the Company (y) as necessary to comply with contractual arrangements, and (z) as necessary to address privilege or confidentiality concerns. The Company may, in addition, as it deems advisable and necessary, reasonably designate any competitively sensitive or any confidential business material access to which is provided to the Parent under this Section as “counsel/expert only.” Such materials and the information contained therein shall be given only to the legal counsel of Parent and shall not be disclosed by such counsel to employees, officers or directors of the Parent or its Affiliates unless express written permission is obtained in advance from the Company or its legal counsel. The Parent hereby agrees that it shall treat any information received under this Section in accordance with the Confidentiality Agreement (the “Confidentiality Agreement”), dated as of December 14, 2009, between the Company and the Parent. In no event shall the Parent or any of its Affiliates contact any employee, director, executive officer, customer or supplier of the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement without the Company’s prior written consent.

(b) Each of the Company and the Parent shall promptly notify the other party of (i) the occurrence, or non-occurrence, of any event that would be likely to cause any condition to the obligations of the other party to effect the Merger and Transactions not to be satisfied, (ii) the receipt of any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, (iii) the receipt of any notice or other communication from any Governmental Authority in connection with the Transactions, and (iv) its learning of any actions, claims, litigations, investigations or proceedings commenced against, or affecting, such party that, if they were pending on the date of this Agreement, would have been required to be disclosed pursuant to this Agreement or that relate to the consummation of the Transactions. In addition, the Company shall keep the Parent informed (i) prior to agreeing to any binding commitment, of any mergers or acquisitions or any value, or any loans, advances or capital contributions in excess, individually, of $500,000, in each case for which the Parent’s prior consent is not required under Section 6.1(iv), and (ii) of any material adverse change in the business relationship of the Company or any of its Subsidiaries with respect to any of its top five customers or suppliers.

(c) The delivery of any notice pursuant to Section 6.3(b) shall not limit or otherwise affect the remedies available hereunder to any of the parties receiving such notice. No investigation by the Parent or its representatives shall affect the representations, warranties, covenants or agreements of the Company set forth herein, or in any other document with respect to the Transactions.

(d) Without limiting the generality of the foregoing, the Company will use Commercially Reasonable Efforts to assist the Parent in identifying any Contract to which the Company or any of its Subsidiaries incorporated in any other tax preference jurisdiction is a party that may result in any adverse Tax consequences under the French controlled foreign company rules.

Section 6.4 NO SOLICITATION OF OFFERS.

(a) From the date hereof until the earlier of (i) the Effective Time and (ii) the termination of this Agreement, and subject to Section 6.4(b), neither the Company nor any of its Subsidiaries shall, and the Company shall use Commercially Reasonable Efforts to cause its and their respective directors, officers, employees, Affiliates, accountants, consultants, legal counsel, financial advisors and investment bankers not to, directly or indirectly: (i) solicit, initiate or knowingly facilitate or knowingly encourage the submission of any Company Alternative Proposal, (ii) participate in any negotiations regarding, or furnish to any Person any nonpublic information (or grant access to any of the properties, assets or nonpublic records of the Company or any of its Subsidiaries) with respect to, or in furtherance of, any Company Alternative Proposal, (iii) engage in discussions with any Person with respect to any Company Alternative Proposal, except to notify such Person as to the existence of the provisions of this Section 6.4, (iv) withhold, withdraw or modify (or publicly propose or announce any intention or desire to withhold, withdraw or modify), in a manner adverse to the Parent, the Company Recommendation, (v) agree to, accept, approve, endorse or recommend (or publicly propose or announce any intention to agree to, accept, approve, endorse or recommend) any Company Alternative Proposal, (vi) enter into any letter of intent or similar document or any agreement or commitment providing for any Company Alternative Proposal (except for confidentiality agreements permitted under Section 6.4(b)), (vii) enter into any agreement or any agreement in principle requiring the Company to materially delay, abandon, terminate or fail to consummate the Transactions, or breach its obligations under this Agreement, or (viii) agree to or publicly announce any intention to do any of the foregoing, provided, however, that it is understood and agreed that any determination or action by the Board of Directors permitted under Sections 6.4(b), Section 6.4(c), Section 6.4(d), Section 6.4(e) or Section 8.1(g) shall not be deemed to be a breach or violation of this Section 6.4(a).

(b) Notwithstanding the limitations set forth in Section 6.4(a), if, prior to the receipt of the Company Shareholder Approval, the Company receives an unsolicited written Company Alternative Proposal (other than as a result of its material breach of Section 6.4(a)) that the Board of Directors of the Company determines in good faith, after consultation with the Company’s outside legal and financial advisors, constitutes or is reasonably likely to result, after the taking of any of the actions referred to below, in a Company Superior Proposal, the Company may, or the Company may direct its representatives to, (i) contact the third party making such Company Alternative Proposal or its Representatives to clarify the terms and conditions of such proposal, (ii) furnish nonpublic information with respect to the Company and its Subsidiaries to the third party (and its representatives) making such Company Alternative Proposal, if, and only if, (A) all such information provided to such third party has previously been made available to Parent or is made available to Parent concurrently with such information being provided to such third party, and (B) prior to so furnishing such information, the Company receives from the third party an executed confidentiality agreement on terms substantially similar to the terms of the Confidentiality Agreement, and (iii) participate in discussions or negotiations with the third party (and its Representatives) with respect to the Company Alternative Proposal.

(c) From and after the execution of this Agreement, the Company shall promptly, and in any event within 48 hours following receipt thereof, advise the Parent orally and in writing of the receipt, directly or indirectly, of any Company Alternative Proposal (including any material modification to such proposal) and any determination by the Board of Directors of the Company under Section 6.4(b), which notification shall identify the offeror and include a copy of any such proposal, if it is in writing, or a written summary of the material terms and conditions of the Company Alternative Proposal. In addition, the Company shall keep Parent reasonably informed on a reasonably current basis, and in any event within 48 hours following receipt thereof, with respect to any material development related to such Company Alternative Proposal, including the entering into discussions or negotiations and the results of such discussions or negotiations and any changes in material terms or conditions based thereon. In the event of any Company Change in Recommendation, the Company shall provide Parent with the Company’s shareholder lists and, following a Company Change in Recommendation, Parent may contact the Company’s shareholders and prospective investors without regard to the limitations set forth in Section 6.8 subject to Parent’s compliance with applicable Law.

(d) Prior to receipt of the Company Shareholder Approval, the Board of Directors of the Company may (A) change, withhold, withdraw (or modify or amend in a manner adverse to Parent) the Company Recommendation, or publicly propose to change, withhold or withdraw (or modify or amend in a manner adverse to Parent) the Company Recommendation, or (B) recommend or approve, or propose publicly to recommend or approve, any Company Alternative Proposal that constitutes a Company Superior Proposal (any such action, a “Company Change in Recommendation”) if:

(i) the Board of Directors of the Company has concluded in good faith, after consultation with the Company’s outside legal and financial advisors, that the failure of the Board of Directors of the Company to effect a Company Change in Recommendation is reasonably likely to be inconsistent with the directors’ exercise of their fiduciary obligations of caution and loyalty and good faith to the Company’s shareholders under applicable Israeli Law;

(ii) the Company has provided Parent seven (7) Business Days’ written notice advising Parent of the material terms and conditions of such Company Superior Proposal and its intention to make a Company Change in Recommendation (a “Recommendation Change Notice”); and

(iii) the Board of Directors of the Company has taken into account any revised proposal made by Parent to the Company within five Business Days of providing Parent with a Recommendation Change Notice (the “Recommendation Change Notice Period”) and again has determined in good faith, after consultation with its legal and financial advisors, that the proposal from the third party that was described in the Recommendation Change Notice remains a Company Superior Proposal; provided that, if the third party whose proposal was described in the Recommendation Change Notice modifies or amends such proposal to increase the consideration to be paid or amends other material terms during or after the Recommendation Change Notice Period, a new seven (7) Business Day period shall begin for purposes of this Section 6.4(d)(iii) prior to the Board of Directors of the Company making a Company Change in Recommendation pursuant to this Section 6.4(d).

(e) Nothing contained in this Section 6.4 of this Agreement shall prohibit the Company or its Board of Directors from (i) taking and disclosing to the Company’s shareholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, it being understood that a “stop, look and listen” communication to the shareholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communication to the shareholders of the Company) shall not be deemed to be or constitute a Company Change in Recommendation; (ii) complying with Item 1012(a) of Regulation M-A under the Exchange Act; (iii) making any disclosure to its shareholders if, in the good faith judgment of the Board of Directors of the Company (after consultation with outside legal counsel), failure to so disclose is reasonably likely to be inconsistent with applicable Law; or (iv) informing any Person of the existence of the provisions contained in this Section 6.4. In addition, it is understood and agreed that, for purposes of this Agreement, a factually accurate public statement by the Company that describes the Company’s receipt of a Company Alternative Proposal and the operation of this Agreement with respect thereto shall not be deemed a withdrawal or modification, or proposal by the Board of Directors of the Company to withdraw or modify, the Company Recommendation, an adoption or recommendation with respect to such Company Alternative Proposal or a Company Change in Recommendation.

(f) The Company shall immediately cease and cause to be terminated any existing negotiations or discussions with any third party conducted heretofore with respect to any Company Alternative Proposal. The Company shall, if it has not already done so, promptly request, to the extent it has a contractual right to do so, that each Person, if any, that has heretofore executed a confidentiality agreement within the 12 months immediately prior to the date of this Agreement in connection with such Person’s consideration of a Company Alternative Proposal return or destroy all confidential information or data heretofore furnished to such Person by or on behalf of the Company or any of its Subsidiaries.

(g) As used in this Agreement, “Company Alternative Proposal” shall mean any unsolicited bona fide proposal or offer made, or any indication of interest in making a proposal or offer, by any Person (other than the Parent) or group prior to the receipt of the Company Shareholder Approval (other than a proposal or offer by the Parent or any of its Subsidiaries) for (i) a merger or business combination or similar transaction, including any single or multi-step transaction or series of related transactions, with the Company, (ii) the direct or indirect acquisition (by purchase, tender offer, exchange offer or otherwise) by any Person of 20% or more of the assets of the Company and its Subsidiaries, taken as a whole, (iii) the acquisition by any Person or group of 20% or more of the issued and outstanding Company Shares or any other class of share capital of the Company (or any securities convertible into any of the foregoing), (iv) the exclusive, long term license of Intellectual Property of the Company and its Subsidiaries to any third party if such license would be material to the Company and its Subsidiaries, taken as a whole, (v) any recapitalization transaction in which the shareholders of the Company receive a payment or distribution in the form of cash, debt securities or securities with a limited life, or (vi) any combination of the foregoing items (i) through (v).

(h) As used in this Agreement, “Company Superior Proposal” shall mean a written Company Alternative Proposal for or in respect of the acquisition of 50% or more of the outstanding Company Shares or 50% or more of the Company’s and its Subsidiaries’ assets, taken as a whole, that, in the good faith determination of the Board of Directors of the Company after consultation with the Company’s financial and legal advisors, and considering such factors as the Board of Directors of the Company considers to be appropriate (including the conditionality and the timing and likelihood of consummation of such proposal and any fees to be paid to Parent pursuant to the terms hereof and thereof): (i) is on terms that are more favorable, from a financial point of view, to the shareholders (other than the Kibbutz) of the Company than the Transactions and (ii) the completion of which is not conditioned on the receipt of financing.

(i) The Company furthermore acknowledges that, as of the date hereof, the provisions regarding exclusivity set forth in the Confidentiality Agreement shall be replaced and superseded by the provisions set forth in this Agreement.

Section 6.5 FILINGS, OTHER ACTIONS.

(a) COURT APPROVAL AND SHAREHOLDERS MEETING. As promptly as practicable after the execution and delivery of this Agreement and in accordance with Sections 350 and 351 of the Israeli Companies Law, the Company shall submit to the district court of Tel Aviv-Jaffa (the “Applicable Court”) a first motion to convene, in the manner set forth in the Israeli Companies Law and the regulations promulgated pursuant to Sections 350 and 351 of the Israeli Companies Law and as shall otherwise be ordered by the Applicable Court, a shareholders meeting (the “Shareholders Meeting”) and, if required by the Applicable Court, a creditors meeting (collectively, the “Company Meetings”) for the approval of the terms and conditions of an arrangement between the Company and its shareholders (the “Company Shareholder Approval”) and/or creditors, including this Agreement, the Merger, and the other Transactions, (the “Merger Proposal”) by a majority in number representing at least 75% of the votes cast in the Company Meetings, provided, that (i) such majority shall include, for the purpose of approving any issues which may be considered to be an interested party transaction in accordance with Section 270(4) of the Israeli Companies Law, the affirmative votes of at least one third of the shares represented at the Company Meetings held by Persons who do not have a personal interest in the Transactions (the “Disinterested Shares”), without taking into account any abstaining participants, or (ii) the total number of Disinterested Shares voted against the Merger Proposal shall not exceed 1% of the aggregate voting rights in the Company (the “Section 350 Vote”).

(b) In furtherance of its obligations under Section 6.5(a), the Company shall take all action necessary to call, give notice of, convene and hold the Shareholders Meeting, which it is intended shall be held as promptly as reasonably practicable under the circumstances. The Company shall furthermore, through its Board of Directors, recommend without reservation to its shareholders the approval of this Agreement, the Merger and the other Transactions (the “Company Recommendation”), and will use Commercially Reasonable Efforts to solicit from its shareholders proxies to be exercised in favor of the approval of this Agreement, the Merger and the other Transactions. As part of the notice of the Company Meetings, the Company will deliver to each of its shareholders and, if required by the Applicable Court, to each of its creditors, a notice of the meetings, the order of the court to convene the meetings, the application for the approval of the proposed Merger Proposal submitted to the court and a proxy card for the vote (collectively, the “Information Statement”). The Information Statement will include a description of the rights of a shareholder or a creditor, as applicable, to object to the Merger Proposal, information on the hearing scheduled before the Applicable Court and the Company Recommendation. Following the approval of the Merger Proposal by the shareholders and, if applicable, the creditors as set forth above, the Company will submit to the Applicable Court a second motion for the approval of the arrangement and the Merger Proposal and the order of all actions to be taken in accordance with the Merger Proposal (these approvals when obtained shall be collectively referred to as the “Court Approval”). Each of the Company and the Parent shall cause their respective Israeli counsel, advisors and accountants to coordinate all activities, and to cooperate with each other, with respect to the preparation and filing of the Information Statement and all documents required to be prepared, filed and published with respect to the Court Approval. The Company shall afford the Parent the opportunity to review and comment on the Information Statement before it is submitted to the Applicable Court or to the SEC, and before any amendments or changes to it are made or announced or otherwise communicated publicly. In addition, each of the Company and the Parent shall at all times comply with all the procedures detailed in the Israeli Companies Law and any other applicable Law and shall make all necessary actions in order to minimize the length of time of such procedures. The Company may adjourn or postpone the Shareholders Meeting (i) if and to the extent necessary to provide any necessary supplement or amendment of the notice to the Company’s shareholders in advance of a vote on this Agreement, the Merger and the other Transactions, or (ii) if, as of the time for which the Shareholders Meeting is scheduled (as set forth in the notice for the Shareholders Meeting), the number of Company Shares present at the Shareholders Meeting either in person or by proxy, is insufficient to constitute the required quorum necessary to conduct the business of the Shareholders Meeting. In the event that the Parent or any of its Affiliates casts any votes in respect of the Merger, the Parent shall disclose to the Company in writing the number of shares and how they were voted.

(c) SCHEDULE 13E-3.

(i) As promptly as reasonably practicable following the date of this Agreement, the Company, the Parent, Merger Sub and the Kibbutz shall prepare and file collectively with the SEC a Schedule 13E-3 (the “Schedule 13E-3”) and shall each use Commercially Reasonable Efforts to respond to any comments by the SEC staff in respect of the Schedule 13E-3. The Company shall afford the Parent the opportunity to review and comment on the Schedule 13E-3 prior to filing it with the SEC, as well as any amendments or supplements thereto. Subject to applicable Law, as promptly as reasonably practicable after the SEC or its staff advises that it has no further comments on the Schedule 13E-3, or that the Company may distribute the Schedule 13E-3, the Company shall use its Commercially Reasonable Efforts to cause the Schedule 13E-3 to be distributed to the shareholders of the Company. The Schedule 13E-3 will comply as to form in all material respects with the provisions of the Exchange Act.

(ii) The Company agrees that none of the information with respect to the Company or its Subsidiaries to be included or incorporated by reference in the Schedule 13E-3 will, at the time of the filing and mailing of the Schedule 13E-3 or any amendments or supplements thereto, and at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no covenant is made by the Company with respect to statements made or incorporated by reference therein with respect to the Parent or Merger Sub to the extent reviewed by, or based on information supplied by, the Parent or Merger Sub or any Representative or Affiliate of the Parent or Merger Sub in connection with the preparation of the Schedule 13E-3 for inclusion or incorporation by reference therein. If at any time prior to the Company Meeting any event or circumstance relating to the Company or any of its Subsidiaries, or their respective officers or directors, should be discovered by the Company that should be set forth in an amendment or supplement to the Schedule 13E-3 so that such documents would not include any misstatement of a material fact or omit any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the Company shall promptly inform the Parent and following of which an amendment or supplement shall be filed with the SEC and, if required by applicable Law, such amendment or supplement shall be mailed to the Company’s shareholders. Any expenses incurred in connection with the printing, filing and mailing of the Schedule 13E-3 (including applicable SEC filing fees) shall be paid by the Company.

(iii) The Parent agrees that none of the information with respect to the Parent or its Subsidiaries provided by or on behalf of the Parent to be included in the Schedule 13E-3 will, at the time of the filing and mailing of the Schedule 13E-3 or any amendments or supplements thereto, and at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no covenant is made by either the Parent or Merger Sub with respect to statements made or incorporated by reference therein to the extent based on information supplied by the Company or any Representative or Affiliate of the Company in connection with the preparation of the Schedule 13E-3 for inclusion or incorporation by reference therein. If at any time prior to the Company Meeting any event or circumstance relating to the Parent or any of its Subsidiaries, or their respective officers or directors, should be discovered by the Parent that should be set forth in an amendment or supplement to the Schedule 13E-3 so that such documents would not include any misstatement of a material fact or omit any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the Parent shall promptly inform the Company following of which an amendment or supplement shall be filed with the SEC, and, if required by applicable Law, shall be mailed to the Company’s shareholders.

(d) ARTICLES OF ASSOCIATION. The Company shall take all necessary action to cause the Articles of Association of the Company to be amended, at the Effective Time, to be the Amended Articles of Association.

Section 6.6 EMPLOYEE MATTERS. The Parent and the Company hereby agree that, notwithstanding the provisions of paragraph 16 of the Confidentiality Agreement, until June 30, 2011, neither of such party nor its Representatives (as defined in the Confidentiality Agreement) will offer to hire or hire any person currently employed by the other party; provided that this provision shall not prohibit either party or its Representatives from employing and person who contacts such party or its Representatives on his or her own initiative or as the result of a general solicitation or broad-based executive search.

Section 6.7 COMMERCIALLY REASONABLE EFFORTS.

(a) Subject to the terms and conditions set forth in this Agreement, each of the parties hereto shall use Commercially Reasonable Efforts (subject to, and in accordance with, applicable Law) to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, and to assist and cooperate with the other parties in doing all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective the Merger and the other Transactions, including (i) the obtaining of all necessary actions, waivers, consents, clearances and approvals from Governmental Authorities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authority in connection with the consummation of the Transactions, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, and (iii) the execution and delivery of any additional instruments necessary to consummate the Transactions.

(b) Subject to the terms and conditions herein provided and without limiting the foregoing, the Company and the Parent shall (i) promptly, but in no event later than 45 days after the date of this Agreement, make their respective filings and thereafter make any other required submissions in the United Kingdom with Office of Fair Trading, in Spain with the Spanish National Competition Committee, and in Portugal with the PCA, (ii) promptly, but in no event later than 10 days after the date of this Agreement, advise the FTC informally (by telephone or in person as may be appropriate in the circumstances) and the ACCC in Australia (by a written correspondence) on the entry into this Agreement, and provide any and all customary information and documents that may be determined by the Company and Parent to be proper and advisable from time to time in connection with such informal notification or inquiry, or required by any investigation that may follow, (iii) use Commercially Reasonable Efforts to cooperate with each other in (x) determining whether any filings are required to be made with, or consents, permits, authorizations, clearances or approvals are required to be obtained from, any third parties or other Governmental Authorities in connection with the execution and delivery of this Agreement and the consummation of the Transactions, and (y) promptly making all such filings and seeking all such consents, permits, authorizations or approvals, and (iv) use Commercially Reasonable Efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the Transactions, including the Merger, including taking all such further action as reasonably may be necessary to resolve such objections, if any, as the FTC, the Antitrust Division of the United States Department of Justice, state antitrust enforcement authorities or competition authorities of any other nation or other jurisdiction or any other Person may assert under any Regulatory Law with respect to the Transactions, and to avoid or eliminate each and every impediment under any applicable Law that may be asserted by any Governmental Authority with respect to the Merger so as to enable the Closing to occur as soon as reasonably possible (and in any event no later than the Termination Date), provided that nothing in this Agreement or this Section 6.7 shall require the Parent or the Company to take or to agree to take (and neither the Company nor the Parent shall take, or shall agree to take, without the other party’s prior written consent) any Adverse Antitrust Action.

(c) The Parent and the Company will cooperate and consult with each other in connection with the making of all registrations, filings, and notifications, both formal and informal, and any other material actions pursuant to this Section 6.7, including, subject to applicable legal limitations and the instructions of any Governmental Authority, by permitting counsel for the other party to review in advance, and consider in good faith the views of the other party in connection with, any proposed written communication to any Governmental Authority and by providing counsel for the other party with copies of all filings and submissions made by such party and reasonably requested by such counsel and all correspondence between such party (and its advisors) and any Governmental Authority and any other information supplied by such party and such party’s Subsidiaries to a Governmental Authority or received from a Governmental Authority in connection with the Transactions and that is reasonably requested by such counsel; provided that to the extent permitted by applicable Law, materials may be redacted (x) to remove references concerning the valuation of the businesses of the Company and its Subsidiaries, (y) as necessary to comply with contractual arrangements, and (z) as necessary to address privilege or confidentiality concerns. The Parent and the Company will (i) furnish to the other party such information and assistance as such party reasonably may request in connection with the preparation of any submissions to, or agency proceedings by, any Governmental Authorities, (ii) promptly inform the other party of any communications with, and inquiries or requests for information from, such Governmental Authorities in connection with the Transactions, and (iii) consult with the other parties in advance of any meeting or conference, whether in-person or by telephone, with any such Governmental Authority or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by such applicable Governmental Authority or other Person, give the other parties the opportunity to attend and participate in such meetings and conferences. The Parent and the Company may, as each deems advisable and necessary, reasonably designate any competitively sensitive or any confidential business material provided to the other under this Section as “outside counsel only”. Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and shall not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials or its legal counsel.

(d) In furtherance and not in limitation of the covenants of the parties contained in this Section 6.7, and to the extent not prohibited by applicable Law or Government Authority instructions, if any administrative, arbitral or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened or recommended to be instituted) challenging or objecting to any Transaction, as violative of any Regulatory Law, each of the Company and the Parent shall (i) consult with the other, and (ii) supply the other with such information as may reasonably be requested (but subject to the same proviso set forth above in sub-paragraph (c) of this Section 6.7, concerning information provided to a company’s counsel), before undertaking any action to contest or resist any such action or proceeding or have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions.

(e) Notwithstanding anything in this Agreement to the contrary, nothing in this Section 6.7 shall obligate any party to engage or participate in any legal or administrative or other proceedings, and Commercially Reasonable Efforts shall not require the Company or the Parent to take any of the following actions: (i) selling or otherwise disposing of, or holding separate and agreeing to sell or otherwise dispose of businesses of the Company or the Parent or their respective Subsidiaries, (ii) terminating existing material relationships, contractual rights or obligations of the Company or the Parent or their respective Subsidiaries, (iii) terminating any material venture or other arrangement, (iv) creating any material relationship, including any licensing relationship, or contractual rights or obligations of the Company or the Parent or their respective Subsidiaries, or (v) effectuating restructuring of the Company or the Parent or their respective Subsidiaries, to the extent that the effect of any such requirements, when taken together, shall be adversely material to (a) the business of the Parent, (b) any significant business line of the Parent, (c) the business of the Company, or (d) any significant business line of the Company (each, an “Adverse Antitrust Action”).

Section 6.8 PRESS RELEASES. The Company and the Parent will consult with and provide each other the opportunity to review in advance the initial press release by either the Company or the Parent concerning this Agreement and the Transactions. Following such initial press release(s), neither party shall issue any press release or public statement concerning this Agreement and the Transactions, without the prior approval of the other party (except with respect to a Company Alternative Proposal, Company Superior Proposal or any action taken pursuant thereto, or with respect to any dispute among the parties regarding this Agreement and the Transactions) (which approval shall not be unreasonably withheld or delayed), except as may be required by Law, court process or by obligations pursuant to any listing agreement with any securities exchange. Each of the Purchaser and the Company may make any public statement in response to specific questions presented by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as such statements are substantially similar to previous press releases, public disclosures or public statements made by the Purchaser or the Company in accordance with this Section 6.8.

Section 6.9 MERGER SUB. The Parent shall cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement. During the period from the date of this Agreement through the Effective Time, except as expressly provided in this Agreement, the Merger Sub shall not, and the Purchaser shall not permit the Merger Sub to, conduct any business or undertake any activities except as required in performing its express obligations hereunder.

Section 6.10 TAX MATTERS.

(a) During the period from the date of this Agreement to the Closing Date, the Company and its Subsidiaries shall prepare and timely file or cause to be prepared and timely filed all Tax Returns that are due on or before the Closing Date in accordance with past practice; pay or cause to be paid all Taxes due and payable in respect of such Tax Returns in accordance with past practice; accrue a reserve in the books and financial statements of any such entity at such times and in such amounts as are in accordance with past practice for all Taxes payable by such entity for which no Tax Return is due prior to the Closing Date; and promptly notify the Parent of any suit, claim, action, investigation, proceeding, or audit with respect to Tax Matters (collectively, “Actions”) that is or becomes pending against or with respect to the Company or any of its Subsidiaries and not settle or compromise any such Action without the Parent’s consent (which will not be unreasonably withheld).

(b) At or prior to the Closing, the Company shall deliver to the Parent a statement with respect to each of its U.S. Subsidiaries, in accordance with the requirements of Treasury Regulation Sections 1.1445 2(c)(3) and 1.897 2(h) (the “FIRPTA Certificate”) that the capital stock of each such U.S. Subsidiary is not a United States Real Property Interest.

(c) As soon as reasonably practicable after the execution of this Agreement, the Company shall cause its Israeli counsel to prepare and file with the Israeli Tax Authority one or more applications:

(i) confirming that (A) the payment of consideration pursuant to Section 3.3 for (x) Company Shares obtained upon the exercise of Vested Company Options and for (y) Unvested Company Options, in each case subject to the statutory holding period under Section 102 of the Israeli Tax Code (“102 Grants”) will not result in a requirement for an immediate Israeli Tax payment and that the Israeli taxation will be deferred until the later of the completion of such statutory holding period and release of the cash consideration, as applicable, or the respective vesting date of such Unvested Company Option; (B) that the statutory holding period under any 102 Grants will continue uninterrupted from the original date of grant and will not recommence as a result of the transactions contemplated herein, provided that the applicable Option Payment paid to holders of securities issued pursuant to Section 102 Grants is deposited with the Section 102 Trustee for the later the duration of the statutory holding period or the respective vesting date of such Unvested Company Options; and (C) such other ruling or relief as the parties may agree is appropriate to request under the circumstances (which ruling may be subject to customary conditions regularly associated with such a ruling) (the “Israeli Options Tax Ruling”); and

(ii) that either: (A) exempts Parent, the Company, the Paying Agent and their respective agents from any obligation to withhold Israeli Tax at source from any consideration payable or otherwise deliverable pursuant to this Agreement, or clarifying that no such obligation exists; or (B) clearly instructs Parent, the Company, the Paying Agent and their respective agents how such withholding at source is to be performed, and in particular, with respect to the classes or categories of holders or former holders of Company Shares from which Tax is to be withheld (if any), and the rate or rates of withholding to be applied (the “Israeli Withholding Tax Ruling” and together with the Israeli Options Ruling, the “Israeli Tax Rulings”).

The Company shall, and shall instruct its representatives and advisors to, cooperate with Parent and its Israeli counsel, representatives and advisors with respect to the preparation and filing of such applications and in the preparation of any written or oral submissions that may be necessary, proper or advisable to obtain the Israeli Tax Rulings. Subject to the terms and conditions hereof, the parties shall use Commercially Reasonable Efforts to promptly take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to obtain the Israeli Tax Rulings, as promptly as practicable. The Company, its representatives and advisors shall not make any application to, or conduct any negotiation with, the Israeli Tax authorities with respect to any matter relating to the subject matter of the Israeli Tax Rulings without prior coordination with Parent or its representatives and advisors, and will enable Parent’s representatives and advisors to participate in all discussions and meetings relating thereto. To the extent that the Parent’s representative and advisors elect not to participate in any meeting or discussion, the Company’s representatives and advisors shall provide a prompt and full report of the discussions held. In any event, the final text of the Israeli Tax Rulings shall in all circumstances be subject to the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed.

Section 6.11 STOCK EXCHANGE DELISTING. Prior to the Effective Time, the Company shall cooperate with the Parent and use Commercially Reasonable Efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NASDAQ Global Market and the Tel Aviv Stock Exchange in respect of the Company Shareholder Approval and the Court Approval and to cause the delisting of the Shares from the NASDAQ Global Market and the Tel Aviv Stock Exchange as promptly as practicable after the Effective Time and deregistration of the Shares under the Exchange Act as promptly as practicable after such delisting.

Section 6.12 SHAREHOLDER LITIGATION. The Company shall consult with the Parent on the defense or settlement (or pursuit, to the extent the Company is acting as plaintiff) of any shareholder litigation against the Company and/or its officers and directors relating to the Transactions, and no such settlement shall be agreed to without the Parent’s prior written consent, which consent shall not be unreasonably withheld.

Section 6.13 DIRECTORS’ AND OFFICERS’ INSURANCE; INDEMNIFICATION AGREEMENTS. From and after the Effective Time, the Surviving Corporation shall fulfill and honor all the obligations of the Company pursuant to the indemnification agreements listed in Section 6.13(a) of the Company Disclosure Schedule, with each individual who at the Effective Time is, or at any time prior to the Effective Time was, a director or officer of the Company or of any current or former Subsidiary of the Company (each, an “Indemnitee” and, collectively, the “Indemnitees”), which agreements shall survive the Transactions and continue in full force and effect in accordance with their respective terms. Without limiting the foregoing, from and after the Effective Time until seven years from the Effective Time, unless otherwise required by Law, the articles of association, certificate of incorporation and by-laws (as applicable) and comparable organizational documents of the Surviving Corporation and each of its Subsidiaries shall contain provisions no less favorable to the Indemnitees with respect to exculpation and limitation of liabilities of directors and officers, insurance and indemnification than are set forth as of the date of this Agreement in the Company’s Articles of Association and comparable organizational documents of the relevant Subsidiaries, which provisions shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the Indemnitees with respect to exculpation and limitation of liabilities or insurance and indemnification.

(b) The Company shall, after reasonable consultation with the Parent in good faith, purchase at the Effective Time, a “tail” policy (the “Tail Policy”), which policy shall be exclusively “A side”, “B side” and “C side” coverage, from an insurer with a Standard & Poor’s rating of at least A or from a licensed insurance company registered in Israel, which (i) has an effective term of seven years from the Effective Time, (ii) covers each Indemnitee, (iii) contains terms that are no less favorable than those of the Company’s directors’ and officers’ insurance policy in effect on the date of this Agreement and on terms comparable to companies similarly situated in the industries in which the Company operates and (iv) is at a cost not in excess of 220% of the current annual premium.

(c) The Indemnitees to whom this Section 6.13 applies shall be intended third party beneficiaries of this Section 6.13. The provisions of this Section 6.13 are intended to be for the benefit of each Indemnitee, his or her successors, heirs or representatives. All reasonable expenses, including reasonable attorneys’ fees, and all other obligations provided in this Section 6.13 that may be incurred by (i) any Indemnitee in enforcing the indemnity, and (ii) the Surviving Corporation or their respective successors and assigns, as the case may be, in defending the indemnity shall be the responsibility of the party who does not prevail in such enforcement action.

(d) This Section 6.13 shall be binding upon the Surviving Corporation and its successors and assigns. In the event that the Surviving Corporation or any of its successors or assigns consolidates with, or merges into, any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger, or transfers or conveys all or a majority of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation, as applicable, shall succeed to the obligations set forth in this Section 6.13.

ARTICLE VII

CONDITIONS TO THE MERGER

Section 7.1 CONDITIONS TO EACH PARTY’S OBLIGATION TO EFFECT THE MERGER. The respective obligations of each party to effect the Merger shall be subject to the fulfillment (or waiver by all parties if permissible under applicable Law, it being specified that sub-paragraph (a) shall not constitute a waivable condition) at or prior to the Effective Time of the following conditions:

(a) Court Approval. The Court Approval shall have been obtained in accordance with the Israeli Companies Law, including after obtaining the Company Shareholder Approval, in accordance with Sections 350 and 351 of the Israeli Companies Law.

(b) No Order or Actions. (i) No Law or Order shall have been enacted, entered, promulgated or enforced by any Governmental Authority and remain in effect (whether temporary, preliminary or permanent) that enjoins, restrains, prohibits or prevents consummation of any of the Transactions (collectively, “Restraint”), (ii) there shall not be instituted or pending by any Governmental Authority and remain in effect any action seeking to effect a Restraint or an Adverse Antitrust Action, and (iii) no representative of the FTC shall have informed counsel for Parent or the Company orally or in writing that the Bureau Director has recommended or intends to recommend such action to the Commissioners (provided that counsel shall, if informed by a representative of the FTC orally that the Bureau Director has recommended or intends to recommend such action to the Commissioners, confirm to the parties in writing that counsel was so informed and the date on which counsel was so informed) and, if a recommendation has already been made, such recommendation shall have not been overturned or otherwise become non applicable.

(c) Antitrust Laws. (i) Any applicable waiting or clearance period under any Regulatory Laws applicable to the Transactions shall have expired or been earlier terminated, (ii) any investigation of the Transactions initiated by the FTC (or by any Governmental Authority), shall have closed, or a decision not to challenge issued by the FTC (or by such Governmental Authority) and (iii) in the case of required approval by any Governmental Authority, as set forth in Schedule 7.1(c) of the Company Disclosure Schedule, such approval shall have been obtained.

Section 7.2 ADDITIONAL CONDITIONS TO OBLIGATION OF THE COMPANY TO EFFECT THE MERGER; CLOSING DELIVERIES.

(a) The obligation of the Company to effect the Merger and to otherwise consummate the Transactions is further subject to the satisfaction at or prior to the Closing of each of the following conditions (it being understood that any one or more of the following conditions may, to the extent permitted by Law, be waived by the Company):

(i) Representations and Warranties. The representations and warranties of the Parent and Merger Sub set forth in this Agreement shall be true and correct in all material respects as of the Closing Date as though made at and as of the Closing Date (or, in the case of those representations and warranties that are made as of a particular date or period, as of such date or period);

(ii) Performance of Covenants. Each of the Parent and Merger Sub shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time, including delivery of all of the documents set forth in sub-paragraph (b) of this Section 7.2; and

(iii) Certificate of Officer. The Parent shall have delivered to the Company a certificate executed by an executive committee member (in the case of the Parent) and a senior officer (in the case of Merger Sub) certifying that the conditions set forth in Section 7.2(a)(i) and Section 7.2(a)(ii) have been satisfied.

(b) Closing Deliveries. On the Closing Date, the Parent shall deliver, or cause to be delivered, to the Company:

(i) The Shareholders Agreement, duly executed and delivered by the Parent, in the form attached hereto as Exhibit A;

(ii) The Governmental and third party consents set forth on Schedule 7.2(b)(ii) of the Parent Disclosure Schedule;

(iii) The Share Purchase and Subscription Agreement, duly executed and delivered by Parent; and

(iv) Such other documents relating to the Merger of the Transactions as the Company or its counsel may reasonably request.

(c) Share Purchase and Subscription Agreement. The Share Purchase and Subscription Agreement shall have been duly executed and delivered by Parent, Parent shall not be in breach of such Share Purchase and Subscription Agreement, and the purchase and sale of the Company Shares described therein shall occur simultaneously with the Merger.

Section 7.3 ADDITIONAL CONDITIONS TO OBLIGATION OF PARENT AND MERGER SUB TO EFFECT THE MERGER; CLOSING DELIVERIES.

(a) The obligation of the Parent and Merger Sub to effect the Merger and to otherwise consummate the Transactions is further subject to the satisfaction at or prior to the Closing of each of the following conditions (it being understood that any one or more of the following conditions may, to the extent permitted by Law, be waived by the Parent):

(i) Representations and Warranties. Except as set forth in the next sentence, the representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects as of the Closing Date as though made at and as of the Closing Date (or, in the case of those representations and warranties that are made as of a particular date or period, as of such date or period). The representations and warranties of the Company set forth in Sections 4.2 (Ownership of Subsidiaries) and 4.3(a) (Share Capital) shall be true and correct in all respects at and as of the Closing Date, except in respect of Section 4.2 (Ownership of Subsidiaries) as otherwise permitted by Section 6.1;

(ii) Performance of Covenants. The Company shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time, including delivery of all of the documents set forth in sub-paragraph (b) of this Section 7.3.

(iii) Certificate of Officer. The Company shall have delivered to the Parent a certificate, executed by the Chief Executive Officer or Chief Financial Officer of the Company, certifying that the conditions set forth in Section 7.3(a)(i) and Section 7.3(a)(ii) have been satisfied.

(b) Closing Deliveries. On the Closing Date, the Company shall deliver, or cause to be delivered, to the Parent:

(i) The Shareholders Agreement, duly executed and delivered by the Kibbutz and the Company, in the form attached hereto as Exhibit A;

(ii) The Share Purchase and Subscription Agreement, duly executed and delivered by Shamir Holding and the Kibbutz.

(iii) The Governmental and third party consents set forth on Schedule 7.3(b)(iii) of the Company Disclosure Schedule; and

(iv) Such other documents relating to the Merger or the Transactions as the Parent or its counsel may reasonably request.

(c) No Company Material Adverse Effect. Since the date of this Agreement, no Company Material Adverse Effect shall have occurred.

(d) Share Purchase and Subscription Agreement. The Share Purchase and Subscription Agreement shall have been duly executed and delivered by Shamir Holding and the Kibbutz, neither of Shamir Holding nor the Kibbutz shall be in breach of such Share Purchase and Subscription Agreement, and the purchase and sale of the Company Shares described therein shall occur simultaneously with the Merger.

ARTICLE VIII

TERMINATION

Section 8.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time by notice from the terminating party to the other party or parties:

(a) by the mutual written consent of the Company and the Parent;

(b) by either the Company or the Parent if the Effective Time shall not have occurred on or before June 30, 2011 (the “Termination Date”); provided that if, as of the Termination Date, all conditions to this Agreement shall have been satisfied or waived (other than those that are satisfied by action taken at the Closing), other than the conditions set forth in Section 7.1(b) or Section 7.1(c), either the Company or the Parent may, by written notice to other party prior to the Termination Date, extend the Termination Date to December 31, 2011 and no party herein shall then have the right to terminate this Agreement as of June 30, 2011; provided that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party who (i) shall not have used Commercially Reasonable Efforts to remove any Restraint as provided in Section 6.7, or (ii) shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement in any manner that shall have proximately caused the Effective Time not to occur on or before the Termination Date;

(c) by either the Company or the Parent if any Restraint prohibiting the Merger shall have become final and non-appealable; provided that the right to terminate this Agreement under this Section 8.1(c) shall not be available to any party who shall not have used Commercially Reasonable Efforts to remove such Restraint as provided in Section 6.7;

(d) by either the Parent or the Company if the Shareholder Meeting (including any adjournments thereof) at which this Agreement shall have been actually voted upon shall have concluded and the Company Shareholder Approval shall not have been obtained;

(e) by the Company if (A) the Parent shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 7.1 or Section 7.2(a), and (ii) is not cured within 20 Business Days after the Company has given the Parent written notice of such breach and its intention to terminate this Agreement pursuant to this Section 8.1(e); provided that no such cure period shall be available or applicable to any such breach that by its nature cannot be cured; provided, further, that the right to terminate this Agreement pursuant to this Section 8.1(e) shall not be available to the Company if the Company is at that time in material breach of this Agreement, or (B) the conditions to closing set forth in Section 7.1 and Section 7.3(a) have been satisfied and the Parent (or Merger Sub) has failed to consummate the Merger within twenty (20) Business Days (or such longer period specified by the Company in a notice to the Parent scheduling the Closing) after the later of (i) the first day that the conditions set forth in Section 7.1 and Section 7.3(a) have been satisfied, and (ii) the date on which the Company provides such notice to the Parent irrevocably undertaking to close the Merger in accordance with this Agreement on the date specified in such notice;

(f) by the Parent if the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 7.1 or Section 7.3(a), and (ii) is not cured within 20 Business Days after the Parent has given the Company written notice of such breach and its intention to terminate this Agreement pursuant to this Section 8.1(f); provided that no such cure period shall be available or applicable to any such breach that by its nature cannot be cured; provided, further, that the right to terminate this Agreement pursuant to this Section 8.1(f) shall not be available to the Parent if the Parent is at that time in material breach of this Agreement;

(g) by the Company if, the Board of Directors of the Company (or any committee thereof) has concluded in good faith, after consultation with the Company’s outside legal and financial advisors, that a Company Alternative Proposal is a Company Superior Proposal and has determined to enter into a definitive agreement with respect to such Company Alternative Proposal following a Company Change in Recommendation, provided that, the Company shall not have materially breached its obligations in Section 6.4 so as to result in material harm to Parent or deprive Parent of a material benefit set forth in Section 6.4; or

(h) by the Parent (i) if the Board of Directors of the Company (or any committee thereof) shall have (A) made a Company Change in Recommendation, (B) determined that a Company Alternative Proposal constitutes a Company Superior Proposal or has determined to enter into a definitive agreement with respect to such Company Alternative Proposal, (C) failed to publicly affirm the Company Recommendation or recommend against any Company Alternative Proposal within ten Business Days of Parent’s request to do so, or (D) resolved or otherwise determined to take, or announced an intention to take, any of the foregoing, or (ii) if the Company shall have materially breached its obligations in Section 6.4 so as to result in material harm to Parent or deprive Parent of a material benefit set forth in Section 6.4.

Section 8.2 EFFECT OF TERMINATION. In the event of termination of this Agreement pursuant to Section 8.1, this Agreement shall terminate (except for the Confidentiality Agreement and the provisions of Section 8.2, Section 8.3, Section 8.4 and Article IX), and there shall be no other liability on the part of the Company, on the one hand, or the Parent or Merger Sub, on the other hand, except liability arising out of an intentional breach of this Agreement or for fraud or as provided for in the Confidentiality Agreement, in which case, the aggrieved party shall be entitled to all rights and remedies available at Law or in equity.

Section 8.3 TERMINATION FEE. Notwithstanding any provision in this Agreement to the contrary:

(a) If this Agreement is terminated by the Parent pursuant to Section 8.1(f) (other than for a termination in respect of the breach of a representation or warranty occurring after (and not as of) the date of this Agreement based on facts, events or circumstances occurring after (and not as of or prior to) the date of this Agreement), then Company shall pay to the Parent an amount equal to the Parent’s Expenses in cash by wire transfer in immediately available funds, such payment to be made within five Business Days following the termination of this Agreement.

(b) If this Agreement is terminated by the Company pursuant to Section 8.1(e)(A) (other than for a termination in respect of the breach of a representation or warranty occurring after (and not as of) the date of this Agreement based on facts, events or circumstances occurring after (and not as of or prior to) the date of this Agreement), the Parent shall pay to the Company an amount equal to the Company’s Expenses in cash by wire transfer in immediately available funds, such payment to be made within five Business Days following the termination of this Agreement.

(c) If this Agreement is terminated by the Company pursuant to Section 8.1(e)(B), the Parent shall pay to the Company an amount equal to $7,000,000 (the “Liquidated Damages Amount”) plus the aggregate amount of the Company’s Expenses not previously paid or reimbursed by the Parent in cash by wire transfer in immediately available funds, such payment to be made within five Business Days after the termination of this Agreement. It is understood and agreed that in no event shall the Parent be required to pay an aggregate amount in excess of the sum of the Liquidated Damages and the Company’s Expenses.

(d) If (i) this Agreement is terminated by the Parent pursuant to Section 8.1(h) or (ii) by the Company pursuant to Section 8.1(g), then the Company shall pay to the Parent a fee of $7,000,000 (the “Termination Fee”) plus the aggregate amount of the Parent’s Expenses not previously paid or reimbursed by the Company in cash by wire transfer in immediately available funds, such payment to be made within five Business Days following the termination of this Agreement. It is understood and agreed that in no event shall the Company be required to pay an aggregate amount in excess of the sum of the Termination Fee and the Parent’s Expenses.

(e) If (i) this Agreement is terminated by the Parent or the Company pursuant to Section 8.1(d) or Section 8.1(f) (whether or not there shall have been previously communicated to the Company at such time a Company Alternative Proposal), and (ii) prior to the expiration of twelve (12) months following the termination of this Agreement, any definitive agreement providing for a Qualifying Transaction shall have been entered into or agreed to, then the Company shall pay to the Parent the Termination Fee plus the aggregate amount of the Parent’s Expenses not previously paid or reimbursed by the Company in cash by wire transfer in immediately available funds, such payment to be made within five (5) Business Days following the execution of any definitive agreement in respect of a Qualifying Transaction. It is understood and agreed that in no event shall the Company be required to pay an aggregate amount in excess of the sum of the Termination Fee and the Parent’s Expenses.

(f) For purposes of this Agreement, (i) “Qualifying Transaction” shall mean any (i) merger or business combination or similar transaction, including any single or multi-step transaction or series of transactions, with the Company (or with any of its Subsidiaries, if involving 20% or more of the assets of the Company and its Subsidiaries taken together), (ii) acquisition by any Person or group of 20% or more of the assets of the Company and its Subsidiaries, taken as a whole, (iii) acquisition by any Person of 20% or more of the issued and outstanding Company Shares or any other class of share capital of the Company (or of its Subsidiaries, if involving 20% or more of the assets of the Company and its Subsidiaires taken together), or any securities convertible into any of the foregoing, or (iv) any combination of the foregoing, (ii) the “Company’s Expenses” shall mean all reasonable out-of-pocket costs and expenses (including, without limitation, all reasonable fees and expenses of counsel, accountants, economists, investment bankers, experts and consultants) incurred by the Company or on its behalf in connection with or related to the Transactions, including the authorization, negotiation, execution and performance of this Agreement and the Transactions, and all fees paid to any Governmental Entity, up to an aggregate maximum amount of $4,000,000, and (iii) the “Parent’s Expenses” shall mean all reasonable out-of-pocket costs and expenses (including, without limitation, all reasonable fees and expenses of counsel, accountants, economists, investment bankers, experts and consultants) incurred by the Parent or on its behalf in connection with or related to the Transactions, including the authorization, negotiation, execution and performance of this Agreement and the Transactions, the Parent’s due diligence and all fees paid to any Governmental Entity, up to an aggregate maximum amount of $4,000,000.

(g) If any party fails to pay the other party any amount required to be paid pursuant to this Section 8.3 when due, such party shall pay the costs and expenses (including reasonable out-of-pocket legal fees and expenses) incurred by the other party in connection with the collection under and enforcement of this Section 8.3, and shall pay interest on any such amount not paid when due at the rate of 7.0% per annum from the applicable date such amount became due and owing through and including the date of payment (calculated on the basis of a 360-day year).

Section 8.4 CERTAIN ACKNOWLEDGEMENTS; PROCEDURE FOR TERMINATION.

(a) Each of the Company, Parent and Merger Sub acknowledge and agree that the agreements contained in Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without such agreements, no party would enter into this Agreement. Parent and the Company agree that payment of any of the Termination Fee, Parent’s Expenses, Company Expenses or the Liquidated Damages Amount does not constitute a penalty, but such payments are liquidated damages in a reasonable amount that will compensate Parent or the Company, as the case may be, in the circumstances in which such amounts are payable, for the efforts and resources expended and the opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision. Notwithstanding anything to the contrary in this Agreement: (i) receipt of payment of the Liquidated Damages Amount and Company Expenses shall be the sole and exclusive remedy of the Company and their respective Affiliates and their respective Representatives for any loss or damage suffered as a result of the failure of the transactions contemplated hereby to be consummated and (ii) receipt of payment of the Termination Fee and Parent’s Expenses shall be the sole and exclusive remedy of Parent, Merger Sub and their respective Affiliates and their respective Representatives for any loss or damage suffered as a result of the failure of the transactions contemplated hereby to be consummated.

(b) A termination of this Agreement pursuant to Section 8.1 shall, in order to be effective, require in the case of each of the Parent and Merger Sub, action by its Board of Directors, or any committee thereof or, to the extent permitted by Law, the duly authorized designee of its Board of Directors, and in the case of the Company, to the extent permitted by Law, action by the Board of Directors of the Company or any committee thereof. Termination of this Agreement prior to the Effective Time shall not require the approval of the shareholders of the Company. A terminating party shall provide written notice of termination to the other parties specifying with reasonable particularity the basis for such termination. If more than one provision in Section 8.1 is available to a terminating party in connection with a termination, a terminating party may rely on any or all available provisions in Section 8.1 for any termination.

ARTICLE IX

MISCELLANEOUS

Section 9.1 NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations and warranties, shall not survive the Effective Time. Each covenant or agreement of the parties in this Agreement, including any rights arising out of any breach of such covenants or agreements, shall not survive the Effective Time, other than any covenant or agreement that by its terms contemplates performance after the Effective Time, which shall survive until so performed.

Section 9.2 EXPENSES. Except as set forth in Section 8.3, all costs and expenses in connection with the Merger and this Agreement and the Transactions, including in connection with the authorization, negotiation, execution and performance of this Agreement and the Transactions, the Parent’s due diligence and all fees paid to any Governmental Entity (including, without limitation, all fees and expenses of counsel, accountants, economists, investment bankers, experts and consultants to a party hereto) (the “Costs and Expenses”) incurred or required to be incurred by any of the Parent, Merger Sub and the Company, shall be paid by the party incurring or required to incur such Costs and Expenses.

Section 9.3 COUNTERPARTS. This Agreement may be executed in two or more counterparts (including by fax or electronic scan, such as .pdf), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (including by fax or electronic scan, such as .pdf) to the other parties.

Section 9.4 GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Israel.

Section 9.5 NOTICES. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission, by reliable express courier service (with signature) or hand delivery, addressed as follows:

(a)	if to the Parent or Merger Sub, to:

Essilor International
147, rue de Paris, 94227 Charenton-le-Pont
France
Attention: The Director for Legal Affairs and Group Development
Facsimile: +33.1.49.77.43.00

with a copy (which shall not constitute notice) to:

Jones Day
2, rue Saint Florentin
75001 Paris
France
Attention: Linda Hesse
Facsimile: +33.1.56.59.39.38

Yigal Arnon & Co.
22 Rivlin Street
94263 Jerusalem
Israel
Attention: Barry Levenfeld
Facsimile: +972.2.623.9236

(b)	if to the Company, to:

Shamir Optical Industry Ltd.
Kibbutz Shamir, Upper Galilee
Israel 12135
Attention: Chief Executive Officer
Facsimile: +972.4.6951302 with a copy (which shall not constitute notice) to:

Gross, Kleinhendler, Hodak,
Halevy, Greenberg & Co.
One Azrieli Center,
Tel-Aviv, 67021
Israel
Attention: Shachar Hadar
Facsimile: +972.3.607.4566

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated or personally delivered (provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day). Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided that such notification shall only be effective on the date specified in such notice or five Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 9.6 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of Law or otherwise), without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void; provided that Merger Sub may assign the rights and obligations of Merger Sub to another direct or indirect wholly-owned newly-formed Subsidiary of the Parent organized under the Laws of Israel (in which case the provisions of Article II shall be deemed modified without further action of the parties) without the consent of any of the parties hereto; provided further that the Parent remains liable for all obligations of Merger Sub and any such assignee under this Agreement.

Section 9.7 SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

Section 9.8 ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARIES. This Agreement (including the exhibits and schedules hereto) and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof and except for (a) the rights of the holders of Company Shares to receive the Merger Consideration at the Effective Time, (b) the right of holders of Company Share Options to receive the consideration provided for in Section 3.3 of this Agreement at the Effective Time and (c) the rights of the Indemnitees under Section 6.13 of this Agreement, this Agreement is not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder.

Section 9.9 REMEDIES CUMULATIVE. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party shall be deemed cumulative with, and not exclusive of, any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party of any one remedy shall not preclude the exercise of any other remedy. Nothing in this Agreement is intended to, or shall, limit any party’s liability for fraud.

Section 9.10 SPECIFIC PERFORMANCE. Each of the parties hereto acknowledges and agrees that irreparable damage would occur and that the parties would not have any adequate remedy at Law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at Law or in equity.

Section 9.11 AMENDMENT; WAIVER; EXTENSION.

(a) This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto; provided that after the receipt of the Company Shareholder Approval, no amendment to this Agreement shall be made except as permitted by applicable Law. Any waiver of any of the terms or conditions of this Agreement must be in writing and must be duly executed by or on behalf of the party to be charged with such waiver. The failure of a party to exercise any of its rights hereunder or to insist upon strict adherence to any term or condition hereof on any one occasion shall not be construed as a waiver or deprive that party of the right thereafter to insist upon strict adherence to the terms and conditions of this Agreement at a later date. Further, no waiver of any of the terms and conditions of this Agreement shall be deemed to, or shall, constitute a waiver of any other term or condition hereof (whether or not similar).

(b) At any time prior to the Effective Time, the Company, on the one hand, and the Parent (on behalf of the Parent and Merger Sub), on the other hand, may (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties contained herein by the other party or in any document, certificate or writing delivered pursuant hereto by the other party, or (iii) subject to the requirements of applicable Law, waive compliance by the other party with any of the agreements or conditions contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 9.12 NO LIMITATION. It is the intention of the parties that, to the extent possible, unless provisions are mutually exclusive and effect cannot be given to both or all such provisions, the representations, warranties, covenants, agreements and closing conditions in this Agreement shall be construed to be cumulative and that each representation, warranty, covenant, agreement and closing condition in this Agreement shall be given full, separate and independent effect and nothing set forth in any provision herein shall in any way be deemed to limit the scope, applicability or effect of any other provision hereof.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

ESSILOR INTERNATIONAL SA

By:	/s/ Carol Xueref
Name: Carol Xueref
Title: Director for Legal Affairs and Group Development

SHAMROCK ACQUISITION SUB LTD.

By:	/s/ Carol Xueref
Name: Carol Xueref
Title: Director

SHAMIR OPTICAL INDUSTRY LTD.

By:	/s/ Amos Netzer
Name: Amos Netzer
Title: President and Chief Executive Officer

By:	/s/ Yagen Moshe
Name: Yagen Moshe
Title: Chief Financial Officer

APPENDIX B – OPINION OF OPPENHEIMER & CO. INC.

Oppenheimer & Co. Inc. 300 Madison Avenue New York, NY 10017

October 14, 2010

The Audit Committee
Shamir Optical Industry Ltd.
Kibbutz Shamir
Upper Galilee 12135
Israel

Members of the Audit Committee:

You have asked Oppenheimer & Co. (“Oppenheimer”) to render a written opinion (“Opinion”) to the Audit Committee of Shamir Optical Industry Ltd. (“Shamir”) as to the fairness, from a financial point of view, to the holders of Shamir ordinary shares (excluding the holders of the Excluded Shares, as defined below), of the Merger Consideration (as defined below) provided for in the Agreement and Plan of Merger, proposed to be entered into, among Essilor International SA, Shamrock Acquisition Sub Ltd. (“Merger Sub”), and Shamir (the “Agreement”).  The Agreement provides for, among other things, the merger of Merger Sub with and into Shamir (the “Merger”) pursuant to which each outstanding ordinary share, 0.01 NIS nominal value per share, of Shamir (“Shamir Ordinary Shares”), other than the Shamir Ordinary Shares held directly or indirectly by Kibbutz Shamir A.C.S., an Israeli agricultural cooperative society (“Kibbutz Shamir”), and shares cancelled pursuant to Section 3.1 of the Agreement, will be converted into the right to receive $14.50 in cash per share (the “Merger Consideration”).  For purposes hereof, “Excluded Shares” means (1) Shamir Ordinary Shares held directly or indirectly by: (i) Kibbutz Shamir, which Kibbutz Shamir Shares shall remain directly or indirectly the property of Kibbutz Shamir, (ii) Essilor International SA, a French société anonyme (“Essilor”) or Merger Sub or any direct or indirect subsidiary thereof, (iii) Shamir Optica Holding A.C.S. Ltd., an Israeli agricultural cooperative society, (iv) Kibbutz Eyal, an Israeli agricultural cooperative society, and (v) Mr. Dan Katzman, and (2) each Shamir Ordinary Share that is considered to be a dormant share under Israeli law.

In arriving at our Opinion, we:

a.           reviewed the unexecuted execution draft of the Agreement dated October 15, 2010;

b.           reviewed Shamir’s Annual Report on Form 20-F for the five fiscal years ended December 31, 2009, and Reports of Foreign Issuer on Form 6-K and press releases of Shamir for such fiscal years and through October 13, 2010;

c.           reviewed publicly available audited financial statements of Shamir for the five fiscal years ended December 2009, and unaudited financial statements of Shamir for the six months ended June 30, 2010;

d.           reviewed financial forecasts, projections and estimates of Shamir prepared by Shamir management;

e.           reviewed the historical market prices and trading volume of Shamir Ordinary Shares on both the TASE and The NASDAQ Global Market;

f.           held discussions with the senior management of Shamir with respect to the business, financial condition, operating results and future prospects of Shamir;

g.           reviewed and analyzed certain publicly available financial data for other companies that we deemed relevant;

h.           reviewed and analyzed certain publicly available financial information for transactions that we deemed relevant in evaluating the Merger;

i.           analyzed the estimated present value of the future cash flows of Shamir based on financial forecasts, projections and estimates prepared by the management of Shamir;

The Audit Committee
Shamir Optical Industry Ltd.
October 14, 2010

j.           reviewed the premiums paid, based on publicly available information, in merger and acquisition transactions we deemed relevant in evaluating the Merger;

k.           reviewed other public information concerning Shamir we deemed relevant; and

l.           performed such other analyses, reviewed such other information and considered such other factors as we deemed appropriate.

In rendering our Opinion, we relied upon and assumed, without independent verification or investigation, the accuracy and completeness of all of the financial and other information provided to or discussed with us by Shamir and its employees, representatives and affiliates or otherwise reviewed by us.  We have further relied upon the assurances of the management of Shamir that they are not aware of any facts or circumstances that would make such information inaccurate or misleading.  With respect to the financial projections, forecasts and estimates relating to Shamir referred to above, we have assumed, at the direction of the management of Shamir and with Shamir’s consent, without independent verification or investigation, that such projections, forecasts and estimates were reasonably prepared on bases reflecting the best available information, estimates and judgments of the management of Shamir as to the future financial condition and operating results of Shamir and the other matters covered thereby.  At the direction of representatives of Shamir, we also assumed that the final terms of the Agreement will not vary materially from those set forth in the draft reviewed by us.  We have assumed the accuracy of the representations and warranties contained in the Agreement and all agreements related thereto.  We have also assumed, upon the consent of Shamir, that all material governmental, regulatory and third party approvals, consents and releases for the Merger will be obtained within the constraints contemplated by the Agreement and Merger and that the Merger will be consummated in accordance with its terms without waiver, modification or amendment of any material term, condition or agreement and in compliance with all applicable laws and other requirements and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Shamir or the Merger.

We have neither made nor obtained any independent evaluations or appraisals of the assets or liabilities, contingent or otherwise, of Shamir.  We are not expressing any opinion as to the underlying valuation, future performance or long-term viability of Shamir, or the price at which Shamir Ordinary Shares will trade at any time.  We express no view as to, and our Opinion does not address, the solvency of Shamir or Essilor under any state, federal or other laws relating to bankruptcy, insolvency or similar matters.  In addition, we express no view as to, and our Opinion does not address, any terms or other aspects or implications of the Merger (other than the Merger Consideration to the extent expressly specified herein) or any aspect or implication of any other agreement, arrangement or understanding entered into or amended in connection with the Merger or otherwise, including, without limitation, the fairness of the Merger to, or any consideration received in connection with the Merger by, beneficial holders of Excluded Shares, Essilor, to the extent it is or becomes a security-holder of Shamir prior to the final consummation of the Merger, holders of any other class of securities, creditors or constituencies of Shamir; nor as to the fairness of the amount or nature of the compensation resulting from the Merger to any individual officers, directors or employees of Shamir, or class of such persons, whether relative to the Merger Consideration or otherwise.  In addition, we express no view as to, and our Opinion does not address, the underlying business decision of Shamir to proceed with or effect the Merger or the likelihood of consummation of the Merger, nor does our Opinion address the relative merits of the Merger as compared to any alternative business strategies or strategic alternatives that might exist for Shamir or the effect of any other transaction in which Shamir might engage.  Our Opinion is necessarily based on the information available to us and economic, financial and stock market conditions and circumstances as they exist and can be evaluated by us on the date hereof.  As you are aware, the credit, financial and stock markets have been experiencing unusual volatility and we express no opinion or view as to the potential effects, if any, of such volatility on Shamir or the proposed Merger.  It should be understood that, although subsequent developments may affect this Opinion, we do not have any obligation to update, revise or reaffirm the Opinion.  This Opinion is for the use of the Audit Committee of Shamir (in its capacity as such) in connection with its evaluation of the Merger and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to any matters relating to the Merger or otherwise.

The Audit Committee
Shamir Optical Industry Ltd.
October 14, 2010

This Opinion addresses only fairness from a financial point of view, as of the date hereof, of the Merger Consideration to be paid to the holders (other than holders of Excluded Shares) of Shamir Ordinary Shares pursuant to the Agreement.  In connection with our engagement, we were not requested to, and we did not, solicit third party indications of interest in the possible acquisition of all or a part of Shamir.

The issuance of this Opinion was approved by an authorized committee of Oppenheimer.  As part of our investment banking business, we are regularly engaged in valuations of businesses and securities in connection with acquisitions and mergers, underwritings, secondary distributions of securities, private placements and valuations for other purposes.

We have acted as financial advisor to Shamir in connection with the Merger and will receive a fee for our services, a portion of which will be payable upon delivery of this Opinion and a significant portion of which is payable at the earlier of (i) 120 days following the earlier to occur of oral or written delivery of the Opinion or (ii) the consummation of the Merger.  In addition, Shamir has agreed to reimburse our expenses and indemnify us for certain liabilities that may arise out of our engagement.  In the ordinary course of our business, we and our affiliates may at any time make or hold long or short positions and investments, as well as actively trade or effect transactions in the equity, debt or other securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of third parties, Shamir, Essilor and any of their respective affiliate or any currency or commodity that may be involved in the Merger and, accordingly, may at any time hold a long or short position in such securities.

Based upon and subject to the foregoing, and such other factors as we deemed relevant, it is our opinion that, as of the date hereof, the Merger Consideration provided for in the Agreement is fair, from a financial point of view, to the holders of Shamir Ordinary Shares (not including the Excluded Shares).

Very truly yours, OPPENHEIMER & CO. INC.

APPENDIX C – IDENTITY AND BACKGROUND OF NATURAL PERSONS

The following tables set forth the names, current principal occupations, material positions held during the past five years, business addresses and countries of citizenship of (i) each executive officer and director of each of Shamir, Essilor, Essilor Israeli Holdings, Merger Sub, Kibbutz Shamir and Shamir Holdings; (ii) each person controlling each of Shamir, Essilor, Essilor Israeli Holdings, Merger Sub, Kibbutz Shamir and Shamir Holdings; and (iii) each executive officer and director of any corporation or other person, if any, ultimately in control of each of Shamir, Essilor, Essilor Israeli Holdings, Merger Sub, Kibbutz Shamir and Shamir Holdings:

Shamir Optical Industry Ltd.

Name	Current Principal Occupation or Employment and Material Positions Held During the Past Five Years	Business Address	Country of Citizenship
Board of Directors of Shamir Optical Industry Ltd.
Uzi Tzur
Uzi Tzur has been the Chairman of the board of directors of Shamir since 2007, Chairman of the economical committee of Kibbutz Shamir since 1995, Chairman of the executive committee of Shamir Holdings and Chairman of the management board of Hamashbir Hamercazi A.C.S. Ltd., an Israeli trading company (located at 6 Ha’Charuts St., Tel Aviv). Mr. Tzur is a member of the board of directors of Shalag Industries Ltd., a public company that manufactures industrial woven fabric (located at Kibbutz Shamir, Upper Galilee, Israel). Between the years 2001-2006, Mr. Tzur served as a board member of N.R. Spuntech Industries Ltd., a public company traded on TASE that develops, manufactures and supplies of spunlace fabric products (located at Kibbutz Shamir, Upper Galilee, Israel). During the years 2005-2010 Mr. Tzur served as Chairman of the board of Mishkai Galil Elion, an umbrella organization of all kibbutzim in Northern Israel (located at Kiryat Shmona, Upper Galilee, Israel). Uzi Tzur served as member of the board of directors of several subsidiaries of Shamir during the last five years.
		Kibbutz Shamir Upper Galilee, 12135, Israel	Israel

Giora Ben-Ze’ev
Giora Ben-Ze’ev was the President and Chief Executive Officer of Shamir from 1994 until April 2, 2008. Mr. Ben-Ze’ev is a member of the economical committee of Kibbutz Shamir, member of the executive committee of Shamir Holdings and member of the board of directors of the Company as of 2004. As of 2010 Mr. Ben-Ze’ev is a member of the board of directors of Silora Ltd., a private company that manufactures modems for television reception (located at Kibbutz Kfar Masarik, Israel). Giora Ben-Ze’ev served as member of the board of directors of several subsidiaries of Shamir during the last five years.
		Kibbutz Shamir Upper Galilee, 12135, Israel	Israel

Efrat Cohen
Ms. Cohen has been a member of the board of directors of Shamir since 2001. Since 1997 she has been the Chief Financial Officer of Kibbutz Shamir. She is a director at Shalag Industries Ltd., a member of the economical committee of Kibbutz Shamir and a member of the executive committee of Shamir Holdings. Ms. Cohen serves as a board member in several subsidiaries of Shamir.
		Kibbutz Shamir Upper Galilee, 12135, Israel	Israel

Name	Current Principal Occupation or Employment and Material Positions Held During the Past Five Years	Business Address	Country of Citizenship
Ami Samuels
Mr. Samuels has been a member of Shamir’s board of directors since March 2005. He is the  Managing Director, Private Equity, at Poalim Capital Markets Ltd., a wholly owned subsidiary of Bank Hapoalim B.M. (located at Alrov Tower , 46 Rothschild Blvd.
66883 Tel Aviv, Israel) From 2004 to 2006, Mr. Samuels was a Partner at Star Ventures, an international venture capital fund (located at 11 Galgaley Haplada St., P.O.Box 12600, Herzelia Pituach 46733, Israel).
		Kibbutz Shamir Upper Galilee, 12135, Israel	Israel, United States

Giora Yanai
Giora Yanai was elected to serve as a member of Shamir’s board of directors in June 2009. As of 1995 Mr. Yanai serves as the managing director of Yanai Information Resources Ltd., a consulting firm providing economic research, strategic and marketing consulting and M&A services (located at Kibbutz Yakum 60972, Israel).
		Kibbutz Shamir Upper Galilee, 12135, Israel	Israel, United States

Israel Oz
Mr. Oz was elected to serve as a member of Shamir’s board of directors in June 2009.  He currently serves as chairman of the board of directors of the Lordan plant which is engaged in manufacturing heat transfer equipment (located at Kfar Sold, Upper Galilee, Israel). As of October 2010, Mr. Oz is the Chairman of Pituach Ha’Galil Ltd., a holding company that provides services to the several companies that are owned by the Kibbutzim that are located in Northern Israel (located at P.O.Box 9000, Rosh Pina Israel). From 1996 until 2006, he served as the chairman of the board of directors of the holding company Neot Mordechai and of the Teva Neot shoe factory and the Palrig Neot plastics factory, all companies that manufacture shoes (located at Kibbutz Neot Mordechai, Israel).
		Kibbutz Shamir Upper Galilee, 12135, Israel	Israel

Executive Officers of Shamir Optical Industry Ltd.
Amos Netzer
Amos Netzer is the President and Chief Executive Officer of Shamir since July 2009.  Mr. Netzer is also currently a director of certain subsidiaries of Shamir.  Mr. Netzer serves as Chief Executive Officer of Spirit Economic Consultants Ltd. (located at 62 Yair St., Ramat-Gan). Since July 2000 and until September 2007, he served as the managing director of Palram Industries Ltd., an international company engaged in the production and distribution of plastic products to world markets (located at Kibbutz Ramat Yohanan, Israel). Mr. Netzer serves as a director of Palram Industries Ltd.
		Kibbutz Shamir Upper Galilee, 12135, Israel	Israel

Name	Current Principal Occupation or Employment and Material Positions Held During the Past Five Years	Business Address	Country of Citizenship
Dan Katzman
Dan Katzman joined Shamir in 1981 as an engineer and serves as Shamir’s Chief Technology Officer and Vice President of R&D as of 1985. Mr. Katzman is also currently a director of certain subsidiaries of Shamir.
		Kibbutz Shamir Upper Galilee, 12135, Israel	Israel

Dagan Avishai
Dagan Avishai serves as Shamir’s Vice President of Sales since 2009 and has served as Shamir’s Vice President of Marketing and Sales from 2003 until 2009.  Mr. Avishai also serves as a board member in several boards of directors of Shamir. Mr. Avishai is a director at Shalag Industries Ltd. Mr. Avishai serves as a member of the economical committee of Kibbutz Shamir.
		Kibbutz Shamir Upper Galilee, 12135, Israel	Israel

Yagen Moshe
Yagen Moshe has been Shamir’s Chief Financial Officer since July 2006. Prior to this position he served as Shamir’s Vice President of Finance, a position he held since March 2005. Mr. Moshe serves as a board member in several subsidiaries of Shamir. He served from 2001 to 2005 as the Chief Financial Officer of Comsec Ltd., an Israeli public company that is listed on the Tel Aviv Stock Exchange, a company that deals with information security (located at 21 Yegia Kapayim, Petach-Tikva).
		Kibbutz Shamir Upper Galilee, 12135, Israel	Israel

Shai Michael
Shai Michael joined Shamir as Shamir’s Vice President of Marketing in November 2009. Mr. Michael serves as a board member in several subsidiaries of Shamir. Mr. Michael served as Vice President of Marketing at Palram Industry Ltd. from 2001 to 2006, and prior to that as its Vice President of Business Development and Palram Israel Business unit Managing Director.
		Kibbutz Shamir Upper Galilee, 12135, Israel	Israel

Hilaire van der Veen
Hilaire Van der Veen serves as Shamir’s vice President of Business Development as of September 2009. He has served as President at Shamir Insight and from 1999 to 2005 he served as the Chief Executive Officer and President of Shamir Insight Inc., a fully owned subsidiary of Shamir (located at 9938 Via Pasar St. # 100, San Diego, California  92126, USA). Mr. van de Veen serves as a board member in several subsidiaries of Shamir
		Kibbutz Shamir Upper Galilee, 12135, Israel	Holland

Name	Current Principal Occupation or Employment and Material Positions Held During the Past Five Years	Business Address	Country of Citizenship
Yaniv Hagai
Yaniv Hagai was appointed as Shamir’s Vice president of Operations as of September 2010. Mr. Hagai joined Shamir as an engineer in Shamir Eyal Ltd. (located at Kibbutz Eyal, D.N. Ha’Sharon, Israel) in April 2003, and served in several positions in that subsidiary until his last position as Plant Manager.
		Kibbutz Shamir Upper Galilee, 12135, Israel	Israel

Ra’anan Naftalovich
Ra’anan Naftalovich has been the Chief Executive Officer of Shamir Insight, Inc. since 2005. Prior to this position he served in various positions in Shamir Insight, Eyal and Shamir, such as Marketing Vice President of Shamir Insight from 1997 until 2005, and Product Manager, Marketing Director, and International Regional Export Manager of Shamir and Eyal from 1994 to 1997. Mr. Naftalovich served as a board member in several subsidiaries of Shamir.
		Kibbutz Shamir Upper Galilee, 12135, Israel	Israel

Michael Latzer
Michael Latzer joined Shamir in 1990 and since than serves as the president and Chief Executive Officer of Shamir USA (located at 29800 Agoura Road, Suite 102, Agoura Hills, California, USA). Mr. Latzer serves as a board member of several subsidiaries of Shamir.
		Kibbutz Shamir Upper Galilee, 12135, Israel	Israel, United States

To the knowledge of Shamir, during the past five years, none of the persons stated above: (i) was convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors); or (ii) was party to any judicial or administrative proceeding (except for matters dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Essilor International SA

Name	Current Principal Occupation or Employment and Material Positions Held During the Past Five Years	Business Address	Country of Citizenship
Board of Directors of Essilor International SA
Xavier Fontanet
Xavier Fontanet is the Chairman of the Board of Directors of Essilor and has served as a director of Essilor since 1992.  Mr. Fontanet is also currently a director of certain subsidiaries of Essilor.  Mr. Fontanet served as Chief Executive Officer of Essilor from 1996 until December 31, 2009.  Mr. Fontanet is a director of L’Oréal (located at 41, rue Martre, 92117 Clichy, France), an international developer and distributor of cosmetics and beauty products, and has served in such position since 2002.  Mr. Fontanet is a director of Crédit Agricole (located at 91-93 Boulevard Pasteur, 75015 Paris, France), a French retail banking group, and has served in such position since 2001.  Mr. Fontanet is a director of the Fonds strategique d’investissment (SA) (located at 56, rue de Lille, 75007 Paris, France), a private equity and venture capital firm specializing in fund of funds and direct investments, and has served in such position since 2009.  Mr. Fontanet was elected to the board of ANSA (the “Association Nationale des Sociétés par Actions”) in June 2010.  ANSA is a non-profit association focused on the development of limited liability companies, located at 39, rue de Prony, 75017 Paris, France.

		Essilor International 147, rue de Paris 94220 Charenton-le-Pont France	France

Name	Current Principal Occupation or Employment and Material Positions Held During the Past Five Years	Business Address	Country of Citizenship
Hubert Sagnières
Hubert Sagnières is the Chief Executive Officer of Essilor and has served in such position since January 1, 2010.  Mr. Sagnières also serves as a director and officer of certain subsidiaries of Essilor.  Mr. Sagnières has served in numerous positions at Essilor and its subsidiaries since 1989, including serving as Essilor’s Chief Operating Officer from August 2008 until January 1, 2010 and as Essilor’s President of North American and Europe Regions from 2006 until 2009
		Essilor International 147, rue de Paris 94220 Charenton-le-Pont France	France

Philippe Alfroid
Philippe Alfroid has been retired since June 30, 2009.  Mr. Alfroid has served in numerous positions at Essilor since 1972 and served as Chief Operating Officer of Essilor from 1996 until June 30, 2009.  Mr. Alfroid was a director of Faiveley Transport, formerly Faiveley SA (located at 143, Boulevard Anatole France, 93285 Saint-Denis, France), a designer and manufacturer of railroad equipment, and served in such position from 2004 until 2009.  Mr. Alfroid currently serves as Chairman of Faiveley Transport’s Supervisory Board, and has served in such position since September 2009.  Mr. Alfroid is also a director of Eurogerm (located at Parc d’activites Bois Guillaume, 2 rue Champ Doré, 21850 Saint-Apollinaire, France), a producer of flour and other grain mill products, and has served in such position since September 2009.  Mr. Alfroid is a director of Gemplus N.V. (located at Barbara Strozzilaan 382, 1083 HN, Amsterdam, the Netherlands), a digital security products and services provider, and has served in such position since May 2010.
		Essilor International 147, rue de Paris 94220 Charenton-le-Pont France	France

Alain Aspect
Alain Aspect is a senior scientist at France’s National Scientific Research Center (CNRS), a government-funded research organization under the administrative authority of France’s Ministry of Research, and is a professor at both Ecole Polytechnique, a French engineering university, and Institut d’Optique, a French graduate school of optics (each located at Campus Polytechnique, RD 128, 91127 Palaiseau Cedex, France), and has served in each position since 1992, 1994 and 1994, respectively.  Mr. Aspect has managed the Atom Optics group in the Labratoire Charles Fabry at the Institut d’Optique since 1993.  Mr. Aspect has been a member of France’s Haut Conseil pour la Science et La Technologie (located at 1, rue Descartes, 75297 Paris Cedex 05, France), a committee which advises the French Government on matters relating to scientific research and innovation, since 2006.
		Institut d’Optique Campus Polytechnique RD 128 91127 Palaiseau Cedex France	France

Name	Current Principal Occupation or Employment and Material Positions Held During the Past Five Years	Business Address	Country of Citizenship
Benoît Bazin
Benoît Bazin has served as senior vice president of Saint-Gobain since January 1, 2010 and as director of its building distribution sector since April 1, 2009.  Mr. Bazin also serves as a director of certain Saint-Gobain group companies.  Mr. Bazin served as Chief Financial Officer of Saint-Gobain from 2005 until 2009.  Saint-Gobain (located at Les Miroirs, 18, avenue d’Alsace 92096 Paris La Défense, Cedex, France) is a developer, manufacturer and distributor of construction, transportation, food storage and industrial products.
		Saint-Gobain Les Miroirs 18, avenue d’Alsace 92096 Paris La Défense Cedex France	France

Yves Chevillotte
Yves Chevillotte has been retired since January 2004.  Mr. Chevillotte serves as Vice Chairman of the Board of Directors of SA Soredic (located at 3E rue de Paris, 35510 Cesson-Sevigné, France), a film distribution company, and has served in such position since 2005.  Mr. Chevillotte currently serves as Vice Chairman of the Supervisory Board of Finaref, (located at 40 allée Vauban, 59110 La Madeleine, France), a financial services company specializing in consumer credit and leasing services, and has served in such position since 2003.  Mr. Chevillotte served as a director and member of the audit committee of Crédit Lyonnais (located at 18 Boulevard des Italiens, 75002 Paris, France), a French retail bank, from 2002 until 2008.  Mr. Chevillotte also served as Executive Vice President of Crédit Agricole SA (located at 91-93 Boulevard Pasteur, 75015 Paris, France), a French retail banking group, from 2002 until 2004.
		Essilor International 147, rue de Paris 94220 Charenton-le-Pont France	France

Antoine Bernard de Saint-Affrique
Antoine Bernard de Saint-Affrique is Executive Vice President of Skin Care and Skin Cleansing Activity at Unilever (located at 100 Victoria Embankment, Blackfriars, EC4P 4BQ London, United Kingdom), a food, beauty and home products manufacturer and distributor, and has served in such position since August 2009.  Mr. Bernard de Saint-Affrique also serves as a director of a subsidiary of Unilever.  Mr. Bernard de Saint-Affrique served as Executive Vice President of Unilever (Central and Eastern Europe and Russia) from March 2005 until August 2009.  Mr. Bernard de Saint-Affrique served as Chairman of the Board of Directors of Eglise Wallone de la Haye (located at Nordeinde 25, 2514 The Hague, Netherlands), a church and charitable institution, from January 2006 until the end of 2007.
		Unilever 100 Victoria Embankment Blackfriars EC4P 4BQ London United Kingdom	France

Name	Current Principal Occupation or Employment and Material Positions Held During the Past Five Years	Business Address	Country of Citizenship
Mireille Faugère
Mireille Faugère is Chief Executive Officer of AP-HP (located at 3, avenue Victoria, 75184 Paris Cedex 04, France), a French public hospital authority, and has served in such position since September 2010.  Ms. Faugère previously served as Chief Operating Officer of the SNCF (France’s national state-owned railroad company, which is located at 34, rue du Commandant Mouchotte, 75014 Paris, France) from 2003 until 2009.  Thereafter, Ms. Faugère held the post of Special Advisor to the President of SNCF until September 2010.  Ms. Faugère also currently serves as a director of EDF (Electricité de France), an electricity provider located at 50, avenue de Wagram, 75008 Paris, France.
		AP-HP 3, avenue Victoria 75184 Paris Cedex 04 France	France

Yves Gillet
Yves Gillet is Chief Executive Officer of Essilor España, SA (located at C/Labastida s/n, 28034 Madrid, Spain), a subsidiary of Essilor, and has served in such position since 2005.  Mr. Gillet is currently a director of Valoptec Association, Essilor’s employee shareholder association, and has served in such position since 2006.  Mr. Gillet also currently serves as a member of the Supervisory Board of FCPE Valoptec International, a mutual fund held by Essilor’s employees, and has served in such position since 2007.
		Essilor España, SA C/Labastida s/n 28034 Madrid Spain	France

Yi He
Yi He is Chairman of Essilor (China) Holding Company Limited and has served in such position since September 1, 2010.  Mr. He is also currently Chief Executive Officer of Shanghaï Essilor Optical Company LTD “Lab and Logistics” (located at Unit D2 20/F, 398 Huaihai Road (M), Shanghai - P.R.C. 200020, China), a subsidiary of Essilor, and has served in such position since 1996.

		Essilor Holding Company Unit D2 20/F, 398 Huaihai Road (M) Shanghai - P.R.C. 200020, China	China

Bernard Hours
Bernard Hours is Co-Chief Operating Officer of Danone (located at 17 Boulevard Haussmann, 75009 Paris, France), a producer of dairy products, packaged water and nutritional baby food, and has served in such position since 2008.  Mr. Hours also serves as a director and a member of the Supervisory Board of certain Danone group companies.  Between 2002 and 2007, Mr. Hours served as the President of Danone’s Dairy Division and as General Manager of Research and Development at Danone.
		Danone 17 Boulevard Haussmann 75009 Paris France	France

Maurice Marchand-Tonel
Maurice Marchand-Tonel is Chairman of the European American Chamber of Commerce in France (located at 37, rue de Liege, 75008 Paris, France), a non-profit association, and has served in such position since 1996.  Mr. Marchand-Tonel also serves as a director of the European American Chamber of Commerce in Cincinnati, Ohio, the European American Chamber of Commerce in New York, New York, and the French American Chamber of Commerce in Chicago, Illinois, and has served in such positions since 2006, 2006 and 2008, respectively.  Mr. Marchand-Tonel also serves as a Member of the Supervisory Board of Faiveley Transport and has served in such position since September 2009.  Mr. Marchand-Tonel served as the Chairman of the Supervisory Board of Du Pareil au Même (located at 18, avenue Ampère, 91320 Wissous, France), a children’s clothing retail distributor, from July 2008 until April 2009, as a director of Groupe Souchier (located at 9, rue Huysmans, 75006 Paris, France), a household equipment manufacturer, from November 1998 until March 2008, as a director of DT 2000 (located at 31, quai du Port Cepoy, 45120 Chalette-sur-Loing, France), a hardware importer, from 1998 until March 2008, as a director of Financière Huysmans (located at 9, rue Huysmans, 75006 Paris, France), a financial holding company, from 1998 until March 2008, and as a director of Laurene (located at 5, rue Richepance, 75008 Paris, France), a financial holding company, from 1993 until May 2007.
		European American Chamber of Commerce 37, rue de Liège, 75008 Paris, France	France

Name	Current Principal Occupation or Employment and Material Positions Held During the Past Five Years	Business Address	Country of Citizenship
Aïcha Mokdahi
Aïcha Mokdahi is President and Chairman of the Board of Directors of Valoptec Association, Essilor’s employee shareholder association, and has held such position since 2006.  Ms. Mokdahi serves the as the Supply Chain Director for Essilor Europe and has held such position since 2008.  Ms. Mokdahi served as the head of development at BBGR, a wholly-owned subsidiary of Essilor, from 2004 until 2008.
		Essilor International 147, rue de Paris 94220 Charenton-le-Pont France	France

Olivier Pécoux
Olivier Pécoux is Chief Executive Officer of Paris-Orleans (a financial holding company), Co-Head of  Investment Banking at the Rothschilds group (an investment bank) and Managing Partner of Rothschild et Cie (all located at 23 bis avenue de Messine, 75008 Paris, France), and has held such positions since 1995.  Mr. Pécoux also currently serves and has previously served as a director of certain other Rothschild entities.
		Rothschild et Cie 23 bis avenue de Messine 75008 Paris France	France

Michel Rose
Michel Rose has been retired since May 2008.  Mr. Rose served as Co-Chief Operating Officer of Lafarge S.A. (located at 61, rue des Belles Feuilles, 75782 Paris Cedex 16, France), a cement producer, from May 2003 until May 2008.  Mr. Rose currently serves and has previously served as a director of certain subsidiaries of Lafarge.  Mr. Rose currently serves as a director of Neopost (located at 113, rue Jean Marin Naudry, 92220 Bagneux, France), a postal franking equipment manufacturer and service provider, and has served in such position since 2005.  Mr. Rose also served as Chairman of the Fondation de l’Ecole des Mines de Nancy (located at Parc de Saurupt, 54042 Nancy, France), a French higher education institution, from 2003 until June 2010.
		Lafarge S.A. 61, rue des Belles Feuilles 75782 Paris Cedex 16 France	France

Executive Officers of Essilor International SA
Jean Carrier-Guillomet
Jean Carrier-Guillomet is President of Essilor of America, Inc., a subsidiary of Essilor, and has served in such position since January 1, 2007.  Mr. Carrier-Guillomet currently serves as a director and officer of certain subsidiaries of Essilor of America, Inc.  Mr. Carrier-Guillomet has served in numerous positions at Essilor and its subsidiaries since 1989.

		Essilor International 147, rue de Paris 94220 Charenton-le-Pont France	France
Patrick Cherrier	Patrick Cherrier is President of the Asia Region of Essilor and has served in such position since 1994. Mr. Cherrier also serves as a director of certain subsidiaries of Essilor.	Essilor International 147, rue de Paris 94220 Charenton-le-Pont France	France
Bertrand Roy
Bertrand Roy is Executive Vice President of Strategic Partnerships of Essilor and has served in such position since July 1, 2010.  Mr. Roy previously served as President of the Europe Region of Essilor from January 2009 until June 2010, and prior to that served as Senior Vice President of Strategic Marketing from July 2005 until December 2008.  Mr. Roy currently serves as a director of certain subsidiaries of Essilor.

		Essilor International 147, rue de Paris 94220 Charenton-le-Pont France	France
Laurent Vacherot
Laurent Vacherot is Co-Chief Operating Officer and Chief Financial Officer of Essilor and has served in such positions since July 1, 2010 and July 1, 2007, respectively.  Mr. Vacherot previously served as President of Essilor of America, Inc. from July 2005 until January 2007.  Mr. Vacherot currently serves as a director of certain subsidiaries of Essilor.

		Essilor International 147, rue de Paris 94220 Charenton-le-Pont France	France
Carol Xueref
Carol Xueref is Corporate Senior Vice President of Legal Affairs and Development of Essilor and has served in such position since 1996.  Ms. Xueref also currently serves as a director of certain subsidiaries of Essilor.

		Essilor International 147, rue de Paris 94220 Charenton-le-Pont France	Great Britain
Paul du Saillant
Paul du Saillant is Co-Chief Operating Officer of Essilor and has served in such position since July 1, 2010.  Mr. du Saillant also serves as Vice-President for Industrial Strategy of Essilor and has served in such position since September 2008.  Mr. du Saillant is also currently a director of Sibelco Group (located Quellinstraat 49, 2018 Antwerp, Belgium), a producer and distributor of minerals for industrial use, and has served in such position since September 2009.  Mr. du Saillant previously served as Chief Operating Officer and a director of Lhoist Group (located rue Charles Dubois, 28, 1342 Limelette, Belgium), a manufacturer of carbonates, lime, dolime and specialty products, from 2005 until October 2007.

		Essilor International 147, rue de Paris 94220 Charenton-le-Pont France	France

To the knowledge of Essilor, during the past five years, none of the persons stated above: (i) was convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors); or (ii) was party to any judicial or administrative proceeding (except for matters dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Shamrock Acquisition Sub Ltd. and Essilor Israeli Holdings Ltd.

Name	Current Principal Occupation or Employment and Material Positions Held During the Past Five Years	Business Address	Country of Citizenship
Board of Directors of Shamrock Acquisition Sub Ltd. and Essilor Israeli Holdings Ltd.
Carol Xueref
Carol Xueref is Corporate Senior Vice President of Legal Affairs and Development of Essilor and has served in such position since 1996.  Ms. Xueref also currently serves as a director of certain subsidiaries of Essilor.

		Essilor International 147, rue de Paris 94220 Charenton-le-Pont France	Great Britain
Executive Officers of Shamrock Acquisition Sub Ltd. and Essilor Israeli Holdings Ltd.
None

To the knowledge of Merger Sub and Essilor Israeli Holdings, during the past five years, none of the persons stated above: (i) was convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors); or (ii) was party to any judicial or administrative proceeding (except for matters dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Kibbutz Shamir A.C.S.

Name	Current Principal Occupation or Employment and Material Positions Held During the Past Five Years	Business Address	Country of Citizenship
Board of Directors of Kibbutz Shamir A.C.S.
Giora Ben-Ze’ev
Giora Ben-Ze’ev was the President and Chief Executive Officer of Shamir from 1994 until April 2, 2008. Mr. Ben-Ze’ev is a member of the economical committee of Kibbutz Shamir, member of the executive committee of Shamir Holdings and member of the board of directors of the Company as of 2004. As of 2010 Mr. Ben-Ze’ev is a member of the board of directors of Silora Ltd. Giora Ben-Ze’ev served as member of the board of directors of several subsidiaries of Shamir during the last five years.
		Kibbutz Shamir Upper Galilee, 12135, Israel	Israel

Rami Ben-Ze’ev
Rami Ben-Ze’ev is an employee of Shamir. Mr. Ben-Zeev served as Shamir’s Vice President of Sourcing from 2009 until January 1, 2011, and served as Shamir’s Vice President of Business Management from 2001 to 2009. Mr. Ben-Zeev is a member of the economical committee of Kibbutz Shamir and serves as a board member of several subsidiaries of Shamir. Mr. Ben-Ze’ev serves as a director at Shalag Industries Ltd. Mr. Ben Ze’ev serves as a board member of Mishkei Galil Elion and Matan Digital Printers Ltd.
		Kibbutz Shamir Upper Galilee, 12135, Israel	Israel

Name	Current Principal Occupation or Employment and Material Positions Held During the Past Five Years	Business Address	Country of Citizenship
Uzi Tzur
Uzi Tzur has been the Chairman of the board of directors of Shamir since 2007, Chairman of the economical committee board of Kibbutz Shamir since 1995, and of Hamashbir Hamercazi A.C.S. Ltd. Mr. Tzur is a member of the board of directors of Shalag Industries Ltd. Between the years 2001-2006 Mr. Tzur served as a board member of N.R. Spuntech Industries Ltd. During the years 2005-2010 Mr. Tzur served as Chairman of the board of Mishkai Galil Elion. Uzi Tzur served as member of the board of directors of several subsidiaries of Shamir during the last five years.
		Kibbutz Shamir Upper Galilee, 12135, Israel	Israel

Ilan Pickman	Chief Executive Officer of Shalag Industries Ltd. since 2007, member of the economical committee of Kibbutz Shamir and member of the executive committee of Shamir Holdings.	Kibbutz Shamir Upper Galilee, 12135, Israel	Israel

Dagan Avishai
Dagan Avishai serves as Shamir’s Vice President of Sales since 2009 and has served as Shamir’s Vice President of Marketing and Sales from 2003 until 2009.  Mr. Avishai also serves as a board member in several boards of directors of Shamir. Mr. Avishai is a director at Shalag Industries Ltd. Mr. Avishai serves as a member of the economical committee of Kibbutz Shamir.
		Kibbutz Shamir Upper Galilee, 12135, Israel	Israel

Efrat Cohen
Ms. Cohen has been a member of the board of directors of Shamir since 2001. Since 1997 she has been the Chief Financial Officer of Kibbutz Shamir. She is a director at Shalag Industries Ltd., a member of the economical committee of Kibbutz Shamir and a member of the executive committee of Shamir Holdings. Ms. Cohen serves as a board member in several subsidiaries of Shamir.
		Kibbutz Shamir Upper Galilee, 12135, Israel	Israel

Geva Aharon	Member of the economical committee of Kibbutz Shamir. Payroll Controller of Kibbutz Shamir since 2006 and Shamir Special Optical Products Ltd. since 2007.	Kibbutz Shamir Upper Galilee, 12135, Israel	Israel

Yitzhak Kahana	Member of the economical committee of Kibbutz Shamir. Community Administration Officer of Kibbutz Shamir since 1999.	Kibbutz Shamir Upper Galilee, 12135, Israel	Israel

Yossi Michaeli	Member of the economical committee of Kibbutz Shamir. Agriculture Administration Officer of Kibbutz Shamir since 1999.	Kibbutz Shamir Upper Galilee, 12135, Israel	Israel

Eyal Meiron	Member of the economical committee of Kibbutz Shamir. Operations Manager of Lordan-Colis since 2010, Chief Financial Officer of MS Dental System from 2008 to 2009, manager at Shamir until 2008.	Kibbutz Shamir Upper Galilee, 12135, Israel	Israel

Name	Current Principal Occupation or Employment and Material Positions Held During the Past Five Years	Business Address	Country of Citizenship
Zeev Markman
Member of the economical committee of Kibbutz Shamir. Chairman of the board of directors of Shalag Industries, Ltd. Chief Executive Officer of Mishkai Galil Elion since 2010. Chief Executive Officer of Modgal Metal Ltd. until 2008.
		Kibbutz Shamir Upper Galilee, 12135, Israel	Israel

Maya Segal	Member of the economical committee of Kibbutz Shamir. Controller of Kibbutz Shamir since 2000.	Kibbutz Shamir Upper Galilee, 12135, Israel	Israel

Edi Kodlash	Member of the economical committee of Kibbutz Shamir. Insurance Consultant since 1999.	Kibbutz Shamir Upper Galilee, 12135, Israel	Israel

Nir Shmuel	Member of the economical committee of Kibbutz Shamir. Chief IT Officer of Shamir since 2007, IT Engineer of Shamir from 2001 until 2007.	Kibbutz Shamir Upper Galilee, 12135, Israel	Israel

Omry Rotem	Member of the economical committee of Kibbutz Shamir. Attorney since 2000.	Kibbutz Shamir Upper Galilee, 12135, Israel	Israel

To the knowledge of Kibbutz Shamir, during the past five years, none of the persons stated above: (i) was convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors); or (ii) was party to any judicial or administrative proceeding (except for matters dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Shamir Optica Holdings A.C.S. Ltd.

Name	Current Principal Occupation or Employment and Material Positions Held During the Past Five Years	Business Address	Country of Citizenship
Board of Directors of Shamir Optica Holdings A.C.S. Ltd.
Giora Ben-Ze’ev
Giora Ben-Ze’ev was the President and Chief Executive Officer of Shamir from 1994 until April 2, 2008. Mr. Ben-Ze’ev is a member of the economical committee of Kibbutz Shamir, member of the executive committee of Shamir Holdings and member of the board of directors of the Company as of 2004. As of 2010 Mr. Ben-Ze’ev is a member of the board of directors of Silora Ltd. Giora Ben-Ze’ev served as member of the board of directors of several subsidiaries of Shamir during the last five years.
		Kibbutz Shamir Upper Galilee, 12135, Israel	Israel

Uzi Tzur
Uzi Tzur has been the Chairman of the board of directors of Shamir since 2007, Chairman of the economical committee of Kibbutz Shamir since 1995, Chairman of the executive committee of Shamir Holdings and Chairman of the management board of Hamashbir Hamercazi A.C.S. Ltd. Mr. Tzur is a member of the board of directors of Shalag Industries Ltd. Between the years 2001-2006 Mr. Tzur served as a board member of N.R. Spuntech Industries Ltd. During the years 2005-2010 Mr. Tzur served as Chairman of the board of Mishkai Galil Elion. Uzi Tzur served as member of the board of directors of several subsidiaries of Shamir during the last five years.
		Kibbutz Shamir Upper Galilee, 12135, Israel	Israel

Name	Current Principal Occupation or Employment and Material Positions Held During the Past Five Years	Business Address	Country of Citizenship
Ilan Pickman	Chief Executive Officer of Shalag Industries Ltd. since 2007, member of the economical committee of Kibbutz Shamir and member of the executive committee of Shamir Holdings.	Kibbutz Shamir Upper Galilee, 12135, Israel	Israel

Efrat Cohen
Ms. Cohen has been a member of the board of directors of Shamir since 2001. Since 1997 she has been the Chief Financial Officer of Kibbutz Shamir. She is a director at Shalag Industries Ltd., a member of the economical committee of Kibbutz Shamir and a member of the executive committee of Shamir Holdings. Ms. Cohen serves as a board member in several subsidiaries of Shamir.
		Kibbutz Shamir Upper Galilee, 12135, Israel	Israel

To the knowledge of Shamir Holdings, during the past five years, none of the persons stated above: (i) was convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors); or (ii) was party to any judicial or administrative proceeding (except for matters dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.